Form 10-K405, Exhibit 13
HPSC INC
filed 1995-03-28
CIK 718909

                                                                EXHIBIT 13

HPSC  INNOVATIVE FINANCIAL
      SERVICES

      1994 ANNUAL REPORT



      "We have made

      substantial

      progress toward our goal:



      becoming the


      financial services


      company serving


      the healthcare


      professional."




Volume 4th Quarter 1994:
$12,480,000

Year:  $32,609,000
Best 4th Quarter Volume since 1988
Stock Repurchase
Stock Price:  (High) 4, (Low) 3 1/4

Volume 3rd Quarter 1994:
$9,185,000


Best Volume in 15 Quarters


Volume 2nd Quarter 1994:
$6,296,000
Stock Price:  (High) 4 1/8, (Low) 3 1/4
Added:  American Commercial Finance Corporation
Added:  Midwest Division


Volume 1st Quarter 1994:
$4,648,000


Volume 4th Quarter 1993:
$3,403,000
$70 million asset securitization
Stock Price:  (High) 4, (Low) 3 1/4


*Volume 3rd Quarter 1993:
$3,031,000
Strategic Planning begins


June 1993:
Healthco International Bankruptcy
Stock Price:  (High) 4, (Low) 2


                       * Transactions activated - at cost

MARK TWAIN


Life on the Mississippi:


"Two things seemed pretty apparent to me. One was, that in order to be a pilot a man had got to learn more than any one man ought to be allowed to know; and the other was, that he must learn it, all over again in a different way every twenty-four hours."


JOHN W. EVERETS


Chairman, Chief Executive Officer, HPSC, Inc.:


"...not unlike the financial services business."

                               TO OUR STOCKHOLDERS


1994 was a year of transition for your company as we sought to rebuild our portfolio and improve operations and customer service in the wake of the bankruptcy of our sole vendor, Healthco International, Inc. The challenge was significant; but our people have met it head on, and I am proud to report that we have closed the year having made significant progress on all fronts. In last year's annual report, I listed seven key goals for this transition period. Let me report on them here:

[Photograph]
HPSC EXHIBITS AT MAJOR HEALTHCARE CONVENTIONS.

1. ACHIEVE A HIGHLY COMPETITIVE RETURN ON STOCKHOLDERS' EQUITY - Your company was profitable in every quarter during this transition year.

2. CREATE A HIGH QUALITY, DIVERSIFIED PORTFOLIO OF LEASES AND NOTES SECURED BY EQUIPMENT AND MERCHANDISE WITH PRIMARY EMPHASIS ON THE HEALTHCARE PROFESSIONS, INCLUDING BUT NOT LIMITED TO THE DENTAL PROFESSION - The HPSC portfolio has expanded to include six medical specialties as well as asset-based lending.

3. INCREASE SUBSTANTIALLY THE SIZE OF THE PORTFOLIO THROUGH NEW BOOKINGS AND PORTFOLIO ACQUISITIONS - By the fourth quarter of 1994, our backlog had grown substantially as compared to the same period in 1993. Fourth quarter volume of more than $12,000,000 was the largest since 1989.

[Photograph]
PODIATRY EXAMINING CHAIR

4. BUILD INVESTOR CONFIDENCE SO HPSC STOCK IS PRICED AT AN APPROPRIATE PREMIUM-TO-BOOK VALUE - In 1994, our increased bank credit line, growing backlog, portfolio securitizations and stock repurchase have contributed to increased investor confidence.

5. OFFER HPSC CUSTOMERS AND VENDORS EXCELLENT SERVICE - Our focus on customer service last year contributed greatly to strong repeat business from existing customers, as well as to a growing backlog.

6. INCREASE SIGNIFICANTLY THE NUMBER OF VENDORS WE NOW SERVE - In 1993 we had one vendor relationship; at the end of last year we had 100 vendor relationships.

[Photograph]
DENTAL OPERATORY WITH INTRA-ORAL CAMERA

7. MAINTAIN STRONG CONTROLS ON OVERHEAD EXPENSES WHILE MANAGING OPERATIONS THROUGH STATE-OF-THE-ART DATA PROCESSING - During the year, we expanded our services nationwide and still maintained profitability. Furthermore, we began development and testing of an enterprise-wide data processing system that is expected to be fully operational this summer, enabling us to provide greater levels of customer service with highly competitive rates.

[Photograph]
PANORAMIC X-RAY

Several developments in 1994 had an impact on the medical leasing market generally and on HPSC specifically. An important emerging influence was the rapid technological advancement in imaging, computer and diagnostic equipment. As these technologies lead to new and better medical products, companies that are focused on understanding and serving the equipment financing needs of the medical community at competitive rates should continue to find new opportunities.

[Photograph]
HOSPITAL NEONATAL INTENSIVE CARE UNIT

Technology is also having a strategic impact on our own business because it contributes to our goal of providing unparalleled service to our customers. When fully operational, HPSC's new data processing technology will allow us to automate labor-intensive processes, providing faster responses to customer requests, more complete and accurate reporting and significant time savings for both the Company and its customers.

[Photograph]
QUARTERLY NEWSLETTER

Another development was the failure of Congress to enact national healthcare legislation, which may have led to a greater willingness of doctors to consider purchasing new equipment. In addition, the prospects for reduced or stable lending rates and a healthier economy should continue to contribute to a feeling of greater security in the national medical equipment market.

We also established sales locations in northern California, southern California, Georgia, Missouri and Illinois. We currently have customers in all fifty states, and our ongoing strategy is to establish sales offices in strategic markets that have a critical mass of customers and represent a healthy environment for medical equipment purchases. Our regional growth strategy, coupled with our focus on broadening the medical specialties we serve, is expected to help insulate the Company against the periodic regional economic downturns. In addition, in 1994 we formed American Commercial Finance Corporation (ACFC), a wholly-owned subsidiary, to provide asset-based lending, which immediately began building its portfolio.







OB/GYN MONITOR

[Photograph]
PHYSICIAN'S EXAMINING ROOM

As we progress through 1995, we will continue to work to meet our goals of increased volume, portfolio growth, and profitability during this time of transition. We intend to accomplish these goals by becoming the finance company of choice for the medical profession through relationships with our customers that reflect the same level of commitment and attention they bring to their own professions, through ongoing efforts to add value via increased support and innovative, highly competitive financing programs.

[Photograph]
OPEN-PLAN DENTAL OFFICE

As always, our employees have been, and will continue to be, critical to any progress we make. Now, through their own direct investment and our employee stock plans, most are shareholders.

[Photograph]
OPHTHALMIC EXAMINING LANE

We began the difficult transition effort in the last quarter of 1993. Along with our dedicated board of directors, committed senior management, and employees at all levels, we have made substantial progress. Now, as we go through 1995 and beyond, we are optimistic about the future.


/S/ John W. Everets

John W. Everets
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER


HEALTHCARE MARKETS
SERVED BY HPSC

               ACTIVE PRACTITIONERS
                  OFFICE BASED*

Dentistry           120,000
Chiropractic         53,000
OB/GYN               33,000
Ophthalmology        16,000
Optometry            36,000
Podiatry             12,500
Veterinary           51,000
-----------------------------------
TOTAL               321,500

*Estimates from trade sources.

CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,    DECEMBER 25,
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                                                1994            1993

ASSETS

CASH AND CASH EQUIVALENTS                                                        $     419      $  16,600

RESTRICTED CASH                                                                      7,936             --

INVESTMENT IN LEASES AND NOTES:

     Lease contracts receivable and notes receivable due in installments           103,531        126,369

     Estimated residual value of equipment at end of lease term                      9,321         12,325

     Less unearned income                                                          (16,924)       (21,803)

     Less allowance for losses                                                      (4,595)        (6,897)

     Less security deposits                                                         (2,639)        (2,860)

     Deferred origination costs                                                      2,499          2,618
----------------------------------------------------------------------------------------------------------
          Net investment in leases and notes                                        91,193        109,752
----------------------------------------------------------------------------------------------------------
OTHER ASSETS:

     Other assets                                                                    2,154          1,812

     Refundable income taxes                                                         1,446          2,273
----------------------------------------------------------------------------------------------------------
          TOTAL ASSETS                                                           $ 103,148      $ 130,437
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE TO BANKS                                                           $  16,500      $   7,130

NOTES PAYABLE - TREASURY STOCK PURCHASE                                              4,500             --

ACCOUNTS PAYABLE                                                                     2,450          5,348

ACCRUED INTEREST                                                                       293          3,434

INCOME TAXES:

     Currently payable                                                                  20            310

     Deferred                                                                        5,539          6,632

SENIOR NOTES                                                                        41,024         50,000

SUBORDINATED DEBT (net of unamortized discount of $38)                                  --         19,962
----------------------------------------------------------------------------------------------------------
          Total Liabilities                                                         70,326         92,816
----------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:

     Preferred Stock, $1.00 par value; authorized 5,000,000 shares; Issued - None       --             --

     Common Stock, $.01 par value; 15,000,000 shares authorized;
     and issued 5,574,395 in 1994 and 4,923,571 shares in 1993                          56             49

     Treasury Stock (at cost) 1,225,182 shares                                      (5,023)            --

     Additional paid-in capital                                                     15,916         13,645

     Retained earnings                                                              24,601         24,151

     Cumulative foreign currency translation adjustments                              (552)          (224)
----------------------------------------------------------------------------------------------------------
                                                                                    34,998         37,621

     Less deferred ESOP and SESOP compensation                                      (2,176)            --
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
          Total Stockholders' Equity                                                32,822         37,621
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
          Total Liabilities and Stockholders' Equity                             $ 103,148      $ 130,437
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
STATEMENTS.                             4

CONSOLIDATED STATEMENTS OF INCOME


                                                                EACH OF THE YEARS ENDED
                                                       -------------------------------------------

                                                       DECEMBER 31,    DECEMBER 25,    DECEMBER 26,
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)        1994            1993            1992

REVENUES

Earned income on leases and notes                     $  12,319       $  17,095       $  21,734

Provision for losses                                       (754)        (15,104)         (4,307)
--------------------------------------------------------------------------------------------------
     Net Revenues                                        11,565           1,991          17,427
--------------------------------------------------------------------------------------------------

EXPENSES

Selling, general and administrative                       6,970           5,160           3,574

Interest, net                                             3,845           8,979          10,609
--------------------------------------------------------------------------------------------------
     Total Expenses                                      10,815          14,139          14,183
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Income (Loss) before Income Taxes                           750         (12,148)          3,244
--------------------------------------------------------------------------------------------------
Provision (Benefit) for Income Taxes                        300          (4,870)          1,260

--------------------------------------------------------------------------------------------------
Net Income (Loss)                                     $     450       $  (7,278)      $   1,984
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Net Income (Loss) per Share                           $     .09       $   (1.48)      $     .40
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Shares Used to Compute Net Income (Loss) per Share    4,989,391       4,923,233       4,922,473










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
STATEMENTS.                             5

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY


                                                                                    DEFERRED      CUMULATIVE
                                    COMMON STOCK     ADDITIONAL                      ESOP &    FOREIGN CURRENCY
(IN THOUSANDS, EXCEPT           --------------------  PAID-IN   RETAINED  TREASURY    SESOP       TRANSLATION
 SHARE AMOUNTS)                  SHARES      AMOUNT   CAPITAL   EARNINGS    STOCK  COMPENSATION   ADJUSTMENTS   TOTAL
----------------------------------------------------------------------------------------------------------------------
Balance at

     December 28, 1991           4,921,427   $  49   $ 13,640   $ 29,445   $   --    $   --       $   251      $43,385

Issuance of Common Stock             1,250      --          3         --       --        --            --            3

Net income                              --      --         --      1,984       --        --            --        1,984

Foreign currency translation
     adjustments                        --      --         --         --       --        --          (331)        (331)
----------------------------------------------------------------------------------------------------------------------
Balance at

     December 26, 1992           4,922,677      49     13,643     31,429       --        --           (80)      45,041

Issuance of Common Stock               894      --          2         --       --        --            --            2

Net loss                                --      --         --     (7,278)      --        --            --       (7,278)

Foreign currency translation
     adjustments                        --      --         --         --       --        --          (144)        (144)
----------------------------------------------------------------------------------------------------------------------
Balance at

     December 25, 1993           4,923,571      49     13,645     24,151       --        --          (224)      37,621

Issuance of Common Stock               824      --          3         --       --        --            --            3

Net income                              --      --         --        450       --        --            --          450

Purchase of Treasury Stock              --      --         --         --   (5,023)       --            --       (5,023)

Issuance of Common Stock
     to ESOP & SESOP               650,000       7      2,268         --       --    (2,275)           --           --

ESOP Compensation                       --      --         --         --       --        99            --           99

Foreign currency translation
     adjustments                        --      --         --         --       --        --          (328)        (328)
-----------------------------------------------------------------------------------------------------------------------
Balance at

     DECEMBER 31, 1994           5,574,395     $56    $15,916    $24,601  $(5,023)  $(2,176)        $(552)     $32,822
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------









THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
STATEMENTS.                             6

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         FOR EACH OF THE YEARS ENDED
                                                                   -----------------------------------------
                                                                   DECEMBER 31,  DECEMBER 25,    DECEMBER 26,
(IN THOUSANDS)                                                         1994          1993           1992

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                      $450        $(7,278)        $1,984

Adjustments to reconcile net income
     to net cash provided by operating activities:

Depreciation and amortization                                           450          1,088            982

Deferred income taxes                                                (1,093)        (4,333)        (1,483)

Provision for losses on lease contracts and notes receivable            754         15,104          4,307

(Decrease) in accrued interest                                       (3,141)           (79)          (392)

(Decrease) increase in accounts payable                              (2,898)           882           (893)

(Decrease) increase in accrued income taxes                            (290)          (880)         1,035

Decrease (increase) in refundable income taxes                          827         (1,968)           214

Decrease (increase) in other assets                                     837           (953)          (225)
----------------------------------------------------------------------------------------------------------
     Cash (used in) provided by operating activities                 (4,104)         1,583          5,529
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES


Capital expenditures                                                   (625)          (214)          (114)

Proceeds from sale of receivables                                     6,958             --             --

Lease contracts receivable and notes receivable                      11,957         41,136         26,269

Estimated residual value of equipment                                 2,339          2,734          1,599

Unearned income                                                      (3,346)       (11,988)        (9,782)

Security deposits                                                      (221)          (603)          (131)

Deferred origination costs                                              119            923            269
----------------------------------------------------------------------------------------------------------
     Cash provided by investing activities                           17,181         31,988         18,110
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of senior notes                                           (78,976)            --        (18,000)

Repayment of subordinated debt                                      (20,000)            --             --

Repayment of notes payable to banks                                      --        (14,000)       (24,400)

Proceeds from issuance of senior notes                               70,000             --             --

Increase in notes payable treasury stock purchase                     4,500             --             --

Net (decrease) increase in demand notes payable to banks             (7,130)        (3,454)           991

Proceeds from revolving notes payable to banks                       16,500             --         14,400

Purchase of treasury stock                                           (5,023)            --             --

Debt issuance costs                                                    (967)            --             --

Increase in restricted cash                                          (7,936)            --             --

Proceeds from issuance of common stock                                    3              2              3

Contribution to employee stock ownership plan                            99             --             --

Other                                                                  (328)          (144)          (331)
----------------------------------------------------------------------------------------------------------
     Cash used in financing activities                              (29,258)       (17,596)       (27,337)
----------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                (16,181)        15,975         (3,698)

Cash and cash equivalents at beginning of year                       16,600            625          4,323
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                               $419        $16,600           $625
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:

     Interest paid                                                   $7,105         $8,103        $10,170

     Income taxes paid                                                2,018          2,587          1,719


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
STATEMENTS.                             7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A

-------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL - Until Healthco International, Inc. ("Healthco") filed for bankruptcy on June 9, 1993, Healthco referred to the Company substantially all of the Company's financing business. Healthco was a leading distributor of merchandise, equipment and services to dentists and institutional providers of dental care, including dental schools and dental laboratories. Healthco also provided certain sales and related services to the Company as well as certain management, data processing and administrative services to the Company.

Healthco also owned 1,949,182 shares of the Company's Common Stock, which it had pledged to certain of its secured creditors (the "Secured Creditors") and, as a result of the bankruptcy of Healthco, the Secured Creditors and the Company made certain claims against each other for moneys due.

During 1994, HPSC replaced substantially all of the business that was previously referred to it by Healthco with business from other vendors and now provides for itself the sales, management, data processing and administrative services previously provided by Healthco.

As of November 1, 1994, the Company entered into a Purchase and Sale Agreement with the Secured Creditors pursuant to which the Company and certain individual investors agreed to acquire the shares of the Company's stock pledged to the Secured Creditors and to resolve all claims, which may arise out of the Healthco bankruptcy, between the Company and the Secured Creditors. The total consideration to be paid under the Purchase and Sale Agreement was $9 million, $4.5 million to be paid at closing and $4.5 million to be paid in the form of a six-month promissory note, collateralized by the shares of HPSC Common Stock purchased by the Company. On December 30, 1994, the Company and the Secured Creditors closed the transaction provided for in the Purchase and Sale Agreement. The Company acquired 1,225,182 shares of its Common Stock, subject to the pledge of those shares to the Secured Creditors. Individual investors acquired the remaining 724,000 shares. Mutual releases of claims were exchanged at the closing; provided, that the release of the Secured Creditors' claims against HPSC, if any, is contingent upon the Company's repayment in full of the note.

The Company entered into an agreement to sell substantially all the finance assets of Credident Inc. ("Credident"), the Company's Canadian subsidiary, effective June 30, 1994, to Newcourt Credit Group, Inc. ("Newcourt") for approximately (US) $7 million cash. The Company also entered into a service agreement whereby Newcourt will manage certain accounts over the next two years for a fee related to collections. The sale did not have a material effect on the Company's operations. Subsequent to the sale, all of Credident's Canadian bank debt was retired. The sale of substantially all of Credident's finance assets is consistent with the Company's strategic plan to focus on its business in the United States. As of December 31, 1994, in light of the fact that the Company had discontinued its Canadian operations, the Company wrote off all assets deemed uncollectible at that time. Credident's total assets at December 31, 1994, were approximately 1.5% of the Company's total consolidated assets and Credident's earned revenues represented 4.0% of total consolidated earned revenues.

CONSOLIDATION - The accompanying consolidated financial statements include the following wholly-owned subsidiaries: HPSC Funding Corp. I ("HPSCF"), a special-purpose corporation formed in connection with a securitization transaction; Credident, and American Commercial Finance Corporation ("ACFC"), an asset-based lender focused primarily on accounts receivable and inventory financing at variable rates. All intercompany transactions have been eliminated.

REVENUE RECOGNITION - At the inception of a transaction, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. The difference between the sum of the payments due plus residual less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method in substantially all cases. Recognition of revenue on these assets is suspended no later than when a transaction becomes 145 days delinquent in scheduled payments.

CASH AND EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

FINANCING OPERATIONS - The Company provides credit to healthcare professionals. The Company finances dental, ophthalmic, chiropractic, veterinary, podiatry and other medical equipment utilized in the healthcare professions, as well as leasehold improvements, office furniture and equipment and certain other costs involved in opening or maintaining a healthcare provider's office. The Company also finances the acquisition of healthcare practices by healthcare professionals and, through its wholly-owned subsidiary, ACFC, engages in asset-based lending.

The Company finances equipment only after a customer's credit has been approved and a financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling price to other customers.

ALLOWANCE FOR LOSSES - In connection with the Company's financing transactions, it records an allowance for losses in its portfolio. The extent of the allowance is based on a specific analysis of potential loss accounts, delinquencies and historical loss experiences. An account is reserved for or written off when deemed uncollectible.

The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. The amount of such equipment held for sale at December 31, 1994 was $0 compared to $7,800 at December 25, 1993.

Substantially all of the Company's financing agreements with its customers are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of three to seven years. All leases are classified as direct financing leases.

Delinquent installments on the Company's financing agreements amounted to $3,496,000 at December 31, 1994 compared to $4,805,000 at December 25, 1993. An account is considered delinquent when not paid within thirty days of the billing due date. Total balances on accounts in non-accrual status at December 31, 1994, and December 25, 1993, were $6,181,000 and $7,395,000, respectively.

INCOME TAXES - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes. The cumulative effect of the adoption of SFAS 109 was not material for fiscal year 1993. Under the provisions of SFAS 109, the Company elected not to restate prior years' financial statements. Investment and similar credits are applied as a reduction of US income taxes using the flow-through method.

TRANSLATION OF FOREIGN CURRENCIES - The assets and liabilities of Credident are translated at the exchange rate in effect at each year-end and the related translation adjustments are deferred as a separate component of stockholders' equity. Income statement accounts are translated at the average rate of exchange prevailing during the year.

INCOME (LOSS) PER SHARE - Income per share computations for the years ended December 31, 1994, and December 26, 1992, are based on the weighted average number of common and common share equivalents outstanding. At December 31, 1994, the calculation included only allocated shares under the Company's ESOP and SESOP plans. Fully diluted and primary income per share are the same for each of the periods presented. For the year ended December 25, 1993, the weighted average number of common shares outstanding was used to calculate (loss) per share.

DEFERRED ORIGINATION COSTS - The Company capitalizes initial direct costs that directly relate to the origination of leases and notes receivable. These initial direct costs are comprised of certain specific activities related to processing requests for financing. Deferred origination costs are amortized over the life of the receivable as an adjustment of yield.

NOTE B

-------------------------------------------------------------------------------
NOTES PAYABLE TO BANKS AND OTHER DEBTS

The Company retired its outstanding $50,000,000 10.125% Senior Notes with the proceeds of the Securitization described below (principal and interest of $52,527,000) on December 27, 1993. The Company's $20,000,000 10% Subordinated
Notes were retired at par value plus accrued interest of $1,000,000 on January 15, 1994.

The Company raised $70,000,000 in a receivable-backed securitization transaction ("Securitization") on December 27, 1993. Under the terms of the Securitization, the Company formed a wholly-owned, special-purpose subsidiary, HPSC Funding Corp. I ("HPSCF") to which the Company sold or contributed certain of its equipment lease contracts, conditional sales agreements, leasehold improvement loans, equipment residual rights and rights to underlying equipment ("Collateral"). HPSCF subsequently issued $70,000,000 of secured notes ("Notes"), bearing interest at 5.01%, secured by the Collateral. The Notes are rated "AAA" by Standard & Poor's. Monthly payments of interest and principal on the Notes are made through the application of regularly scheduled monthly receivable payments on the Collateral. The Company is the servicer of the Collateral portfolio, subject to its meeting certain covenants. The required monthly payments of interest and principal to holders of the Notes are unconditionally guaranteed by Municipal Bond Investor Assurance Corporation pursuant to the terms of a Note guarantee insurance policy.

In connection with the Securitization, the Company made an investment in HPSCF. Some or all of the Company's investment in HPSCF may be required to fund payments to holders of the Notes if certain default and delinquency ratios applicable to the Collateral are not met. As of December 31, 1994, HPSCF had approximately $53,903,000 of gross receivables as collateral to the Notes. The Agreement also provides for restrictions on cash balances under certain conditions; at December 31, 1994, this restricted cash amounted to $7,936,000.

Note payments to investors, based on projected cash flows from the Collateral, for the years 1995 through 1999 are expected to be as follows: $19,263,000, $13,419,000, $6,270,000, $1,744,000 and $328,000, respectively.

On June 23, 1994, the Company executed a $20,000,000 revolving credit agreement with the First National Bank of Boston as Agent Bank ("Revolving Loan Agreement"). Under this agreement, the Company may acquire US dollar loans at variable rates of prime plus 1/4% to 1/2% or Eurodollar loans at LIBOR plus 1.75% to 2.0%, depending on certain performance covenants and borrowing base as defined in the agreements. At December 31, 1994, the Company had $3,500,000 available under this agreement. This agreement expires at December 31, 1995. In February, 1995, the Revolving Loan Agreement was amended to increase availability under the Agreement to $25,000,000 through April 30, 1995.

As of November 30, 1994, the Company executed a Purchase and Sale Agreement with the Healthco Secured Creditors (as described in Note A) to purchase 1,225,182 shares for $6,285,000, payable $1,785,000 at closing (December 30, 1994) and $4,500,000 pursuant to a Promissory Note which provides for six equal monthly payments of $750,000 beginning February 1, 1995.

As of January 31, 1995, the Company, along with its newly-formed, wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") completed a $50,000,000 revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company has sold and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's transactions. Additional sales to Bravo from HPSC may be made subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations.

The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the agreement.

Amortization of debt discount of $38,000, $872,000, and $763,000 in 1994, 1993, and 1992, respectively, is included in interest expense. Deferred underwriting expense of $975,000 (included in other assets) was amortized over a ten-year term of the Subordinated Notes.

The Company's long-term debt, as shown on the accompanying balance sheet, reflects its approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

Certain debt/securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1994, the Company was in compliance with the provisions of its debt covenants.

Debt of the Company as of December 31, 1994, and December 25, 1993 is summarized below.


                                 DEC. 31,       DEC. 25,
(IN THOUSANDS)                     1994           1993
----------------------------------------------------------
Senior Notes
     Due Dec. 28, 1993                --       $ 50,000

Senior Notes (HPSCF)
     Due Dec., 1999             $ 41,024


Notes Payable - treasury
     stock purchase
     Due July 1, 1995              4,500

Subordinated Notes, less
     unamortized discount,
     Due Jan. 15, 1994                --         19,962

Bank Borrowings:
     Bank of Montreal
     credit line with
     interest at prime
     (5 1/2% at Dec. 25,
     1993) due on demand              --          7,130

Revolving credit arrangement
     Due Dec. 31, 1995            16,500
----------------------------------------------------------
Total                           $ 62,024       $ 77,092
----------------------------------------------------------
----------------------------------------------------------


Interest expense is net of interest income of $358,000, $78,000 and $54,000 in 1994, 1993, and 1992, respectively.

NOTE C

-------------------------------------------------------------------------------
LEASE COMMITMENTS

The Company leases various office locations under non-cancelable lease arrangements that have terms of from three to five years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $198,000, $92,000 and $163,000 for 1994, 1993 and 1992, respectively.

Future minimum lease payments for commitments exceeding twelve months under non-cancelable operating leases as of December 31, 1994, are as follows (in thousands):


1995 . . . . . . . . . . . . . . . . . . . . . .$ 264
1996 . . . . . . . . . . . . . . . . . . . . . .  267
1997 . . . . . . . . . . . . . . . . . . . . . .  260
1998 . . . . . . . . . . . . . . . . . . . . . .  245
1999 and thereafter. . . . . . . . . . . . . . .  147


NOTE D

-------------------------------------------------------------------------------
INCOME TAXES

Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.


The components of income (loss) before income taxes are as follows:


FOR EACH OF THE YEARS ENDED    DEC. 31,     DEC. 25,      DEC. 26,
(IN THOUSANDS)                   1994         1993          1992
-----------------------------------------------------------------
Domestic                       $   891      $(11,661)   $   2,835

Foreign                           (141)         (487)         409
-----------------------------------------------------------------
Income (loss) before
   income taxes                $   750      $(12,148)   $   3,244
-----------------------------------------------------------------
-----------------------------------------------------------------


Income taxes consist of the following:


FOR EACH OF THE YEARS ENDED    DEC. 31,     DEC. 25,      DEC. 26,
(IN THOUSANDS)                   1994         1993          1992
-----------------------------------------------------------------
Federal

   Current                     $   808     $  (1,079)   $   1,743

   Deferred                       (530)       (2,663)      (1,024)

State

   Current                         635            --          954

   Deferred                       (563)         (957)        (569)

Foreign

   Current                         (50)          542           46

   Deferred                         --          (713)         110
-----------------------------------------------------------------
Provision (credit)
   for income taxes            $   300     $  (4,870)   $   1,260
-----------------------------------------------------------------
-----------------------------------------------------------------


Deferred income taxes arise from the following:


FOR EACH OF THE YEARS ENDED    DEC. 31,      DEC. 25,     DEC. 26,
(IN THOUSANDS)                   1994          1993         1992
-----------------------------------------------------------------

Operating method               $(3,498)     $ (4,277)    $ (2,537)

Alternative minimum
   tax credit                    2,147            --        1,179

Other                              258           (56)        (125)
-----------------------------------------------------------------
                               $(1,093)     $ (4,333)    $ (1,483)
-----------------------------------------------------------------
-----------------------------------------------------------------


A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pre tax income for each year is as follows:


                                 1994          1993         1992
-----------------------------------------------------------------
Statutory rate                    34.0%         34.0%        34.0%

State and franchise
   taxes net of US federal
   income tax benefit              5.2           5.2          8.0

Income not subject
   to income tax                    --            --         (4.9)

Other                               .8            .8          1.7
-----------------------------------------------------------------
                                  40.0%         40.0%        38.8%
-----------------------------------------------------------------
-----------------------------------------------------------------


The items which comprise a significant portion of deferred tax asset and liabilities as of December 31, 1994, and December 25, 1993, are as follows:


                                1994                1993
                              DEF. TAX      DEF. TAX     DEF. TAX
(IN THOUSANDS)               LIABILITIES      ASSET     LIABILITIES
-------------------------------------------------------------------
Operating methodd             $  6,122     $   1,211     $   8,726

State income tax accrual         1,273            --         1,836

Alt. minimum tax credit           (609)           --        (2,710)

Other                           (1,247)         (453)       (1,220)
-------------------------------------------------------------------
Deferred income taxes         $  5,539     $     758     $   6,632
-------------------------------------------------------------------
-------------------------------------------------------------------



At December 31, 1994, the Company had available alternative minimum tax credit carry forward of $609,000. At December 31, 1994, consolidated retained earnings included $387,000 of unremitted earnings net of cumulative foreign currency translation adjustments from the Company's foreign subsidiary. In the event of repatriation, the Company does not anticipate any significant additional income taxes.

NOTE E

-------------------------------------------------------------------------------
SCHEDULED FUTURE RECEIPTS ON LEASES AND NOTES

Scheduled future receipts on leases and notes, excluding the residual value of the equipment, are as follows (in thousands):


1995 . . . . . . . . . . . . . . . . . . . .$ 38,445
1996 . . . . . . . . . . . . . . . . . . . .  29,883
1997 . . . . . . . . . . . . . . . . . . . .  18,527
1998 . . . . . . . . . . . . . . . . . . . .  10,204
1999 and thereafter. . . . . . . . . . . . .   6,472


NOTE F

-------------------------------------------------------------------------------
STOCK OPTIONS AND STOCK PURCHASE PLANS

The Company has outstanding options under three stock option plans: its Key Employee Stock Option Plan, dated March 23, 1983, as amended April 26, 1984 (the "1983 Plan") pursuant to which 220,000 shares are reserved; its Stock Option Plan, dated March 5, 1986 (the "1986 Plan") pursuant to which 500,000 shares are reserved; and its 1994 stock plan dated March 23, 1994 (the "1994 Plan") pursuant to which 200,000 shares are reserved. The 1983 Plan expired on March 23, 1993.

All Plans provide that the option price, the option term and the terms and conditions upon which the options may be exercised, including the dates on which they may be exercised, will be determined by the Company's Board of Directors with respect to each option at the time it is granted. Options granted under the 1983 Plan are either incentive stock options or non-qualified options and were granted at no less than 85% of the fair market value of the Common Stock on the date of grant. Options outstanding under the 1983 Plan to purchase 69,750 shares were exercisable as of December 31, 1994. Officers and directors of the Company and its subsidiaries are eligible to participate under the 1986 Plan. Only non-qualified stock options may be granted under the 1986 Plan. Options outstanding under the 1986 Plan to purchase 178,000 shares of Common Stock are exercisable. A total of 155,000 shares of Common Stock were available for the grant of options under the 1986 Plan at December 31, 1994. Key employees and directors of, and consultants to, the Company are eligible to participate in the 1994 Plan. Only non-qualified options may be granted under the 1994 Plan, and the option exercise price may not be less than 50% of the fair market value of the Common Stock on the date of grant. Options outstanding under the 1994 Plan to purchase 21,000 shares of Common Stock are currently exercisable, and a total of 10,000 shares remained available for grant under the plan at December 31, 1994.

An aggregate of 182,500 shares of Common Stock were originally reserved for issuance pursuant to the Company's 1986 Employee Stock Purchase Plan, dated September 11, 1986 and effective as of January 5, 1987 (the "Stock Purchase Plan"). Available shares are reduced by options granted under the 1983 Plan after the effective date of the Stock Purchase Plan.

Under the Stock Purchase Plan, eligible employees have the right to acquire, through authorized payroll deductions, shares of common stock. The Stock Purchase Plan provides that an employee may elect to acquire stock twice each year, on the first day of a six-month payment period, with the actual purchase to take place on the last business day of each such payment period at a purchase price of the lesser of 85% of the fair market value of the shares on the election date or on the purchase date. The maximum number of shares that an eligible participant will be allowed to purchase in any given period will be equal to the number of whole shares equal in value to ten percent (10%) of the employee's compensation divided by the purchase price. The Plan will remain in effect until the earlier of the date that all or substantially all of the unissued shares of common stock reserved under the Plan have been purchased or the date that the Plan is terminated by the Board of Directors.

At December 31, 1994, employees had elected to acquire 317 shares of Common Stock which were subsequently purchased on January 1, 1995. During 1994 and 1993, 824 and 894 shares, respectively, were issued under the Stock Purchase Plan.

The following table summarizes 1994 and 1993 activity under the Stock Option Plans and the Stock Purchase Plan:


                               1983    STOCK     1986       1994
                              OPTION  PURCHASE  OPTION     OPTION
                               PLAN     PLAN     PLAN       PLAN
-----------------------------------------------------------------
Shares available
  at Dec. 26, 1992               --    70,448   500,000        --

Options granted in 1993:
  Price $2.625                   --        --   240,000        --
  Price $3.25                21,875        --   135,000        --
  Price $3.75                    --        --    30,000        --

Shares purchased in 1993         --       894        --        --

Options canceled in 1993         --        --   (60,000)       --

1983 Plan expired
  Mar. 23, 1993,
  remaining options         (48,259)       --        --        --

1994 Stock Plan Shares
  available Mar. 29, 1994        --        --        --   200,000

Options granted in 1994
  Price $3.375                   --        --        --    10,000
  Price $3.5625                  --        --        --    80,000
  Price $3.625                   --        --        --    10,000
  Price $3.75                    --        --        --    50,000
  Price $4.00                    --        --        --    55,000

Shares purchased in 1994         --       824        --        --

Options canceled
  in 1994                   (25,000)       --        --   (15,000)

Options outstanding
  at Dec. 31, 1994          101,875        --   345,000   190,000


Shares available
  at Dec. 31, 1994               --    71,855   155,000    10,000
-----------------------------------------------------------------
-----------------------------------------------------------------


NOTE G

-------------------------------------------------------------------------------
TRANSACTIONS BETWEEN AFFILIATED COMPANIES

Until Healthco filed for bankruptcy on June 9, 1993, Healthco provided certain sales and related services to the Company. The cost to the Company of such services was approximately $267,000 and $843,000 in 1993 and 1992, respectively. In addition, Healthco provided certain management, data processing, and administrative services to the Company. The cost of these services was $129,000 and $239,000 in 1993 and 1992, respectively.

The Company leased its office space from Healthco until August 9, 1993. Rental expense, including real estate taxes, in connection with this lease was $48,000 and $156,000 in 1993 and 1992, respectively.

The Company leased certain equipment to Healthco, which is also accounted for as direct financing leases. The amount due from Healthco was $1,051,000 at December 25, 1993. Payments received in connection with these leases were $680,000 in 1993.

Until mid-1993, the Company purchased from Healthco substantially all of the dental equipment which it leased to its customers. Such purchases were $6,603,000 and $20,657,000 in 1993 and 1992, respectively. The Company also financed Healthco's customers through conditional sale agreements in the amount of $2,890,000 and $4,887,000 in 1993 and 1992, respectively. The amount payable to Healthco was $1,925,000 at year-end 1993. In addition, Healthco from time to time purchased repossessed dental equipment from the Company.

Healthco is currently being liquidated pursuant to a proceeding under Chapter 7 of the United States Bankruptcy Code. Healthco is no longer providing services, leasing equipment or office space or selling equipment to the Company under the arrangements describe above.

As described in Note A, certain Healthco Secured Creditors and the Company have entered into releases covering claims which may arise out of the Healthco bankruptcy. Accordingly, there are no balances in payables or receivables between the Company and Healthco as of December 31, 1994.

The Company provided an elective employee saving plan for all eligible employees through its participation in the Healthco Retirement Savings Plan, which qualified as a thrift plan under Section 401(k) of the Internal Revenue Code. The Company's participation in this Plan was terminated July 1, 1993. The costs to the Company relating to the Plan were $6,059 in 1993. As described under "Employee Benefit Plans" the Company has established a Savings Plan for its employees.

NOTE H

-------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

In December 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. The Company made contributions of $99,000 in 1994 for the 1993 allocation to the ESOP.

Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants on a rational basis. The Company has issued 300,000 shares of Common Stock to this plan in consideration of a Promissory Note in the principal amount of $1,050,000; 28,280 shares of Common Stock were allocated to participant accounts for 1993 under the ESOP. No allocation has yet been made for 1994.

In July 1994, the Company adopted a Supplemental Employee Stock Ownership Plan ("SESOP") for the benefit of all eligible employees. Eligibility requirements are similar to the ESOP discussed above except that any amounts allocated under the SESOP would first be allocated to the accounts of certain highly compensated employees to make up for certain limitations on Company contributions under the ESOP required by the 1993 Tax Act and next to all eligible employees on a non-discriminatory basis. The Company has issued 350,000 shares of Common Stock to this plan in consideration for a Promissory Note in the principal amount of $1,225,000. No allocations have yet been made to participant accounts for 1994.

In July 1993, the Company established a Savings Plan for its employees, which allows participants to make contributions by salary deductions pursuant to
Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $ 37,975 in 1994, and $5,263 in 1993.

NOTE I

-------------------------------------------------------------------------------
PREFERRED STOCK PURCHASE RIGHTS PLAN

Pursuant to a rights agreement between the Company and the First National Bank of Boston, as rights agent, dated August 3, 1993, the Board of Directors declared a dividend on August 3, 1993 of one preferred stock purchase right ("Right") for each share of the Company's common stock (the "Shares") outstanding on or after August 13, 1993. The Right entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock, which fractional share is substantially equivalent to one share of Common Stock, at an exercise price of $20.00. The Rights will not be exercisable or transferable apart from the Common Stock until the earlier to occur of (i) 10 days following a public announcement that a person or affiliated group has acquired 15 percent or more of the outstanding Common Stock (such person or group, an "Acquiring Person"), or (ii) 10 business days after an announcement or commencement of a tender offer which would result in a person or group's becoming an Acquiring Person, subject to certain exceptions. The Rights beneficially owned by the Acquiring Person and its affiliates become null and void upon the Rights becoming exercisable.

If a person becomes an Acquiring Person or certain other events occur, each Right entitles the holder, other than the Acquiring Person, to purchase common stock (or one one-hundredths of a share of Preferred Stock, in the discretion of the Board of Directors) having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination, each exercisable Right entitles the holder, other than the Acquiring Person, to purchase Common Stock of the acquiring company having a market value of two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may direct the Company to exchange the Rights held by any person other than an Acquiring Person at an exchange ratio of one share of Common Stock per Right. The Rights may be redeemed by the Company, subject to approval of the Board of Directors, for one cent per Right in accordance with the provisions of the Rights Plan. The Rights have no voting or dividend privileges.

REPORT OF INDEPENDENT ACCOUNTANTS



-------------------------------------------------------------------------------
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF HPSC, INC.:


We have audited the accompanying consolidated balance sheets of HPSC, Inc. as of December 31, 1994 and December 25, 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HPSC, Inc. as of December 31, 1994 and December 25, 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand, L.L.P.

Boston, Massachusetts
March 15, 1995

MARKET INFORMATION



The table below sets forth the representative high and low bid prices for shares of the Common Stock in the over the counter market as reported by NASDAQ National Market System (Symbol: "HPSC") for the fiscal years 1994 and 1993:



1994 Fiscal Year       High          Low        1993 Fiscal Year         High             Low
---------------------------------------------------------------------------------------------------

First Quarter. . . . . .$ 3 3/4    $ 3 1/4        First Quarter. . . . . $ 4            $ 3 1/8

Second Quarter . . . . .4 1/8        3 1/4        Second Quarter . . . . . 4              2

Third Quarter. . . . . .3 7/8        3 1/16       Third Quarter. . . . . . 3 1/2          2 5/8

Fourth Quarter . . . . .4            3 1/4        Fourth Quarter . . . . . 4              3 1/4



The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.



HOLDERS

                                        Approximate Number of Record Holders
          Title of Class                     (as of February 28, 1995)
-------------------------------------------------------------------------------

 Common Stock, par value $.01 per share                110 (1)


(1) Excluded from the number of stockholders of record are approximately 1,000 "nominee" or "street name" holders.



DIVIDENDS

The Company has never paid any dividends and anticipates that for the foreseeable future its earnings will be retained for use in its business.

SELECTED FINANCIAL DATA


                                                                   FOR EACH OF THE YEARS ENDED
                                              ----------------------------------------------------------------------
                                               DECEMBER 31, DECEMBER 25,   DECEMBER 26,   DECEMBER 28,   DECEMBER 29,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)   1994         1993           1992           1991           1990

INCOME STATEMENT DATA

Revenues:

  Earned Income on
  Leases and Notes                            $   12,319    $   17,095     $   21,734     $   25,565     $   27,677
  Provision for Losses                              (754)      (15,104)        (4,307)        (4,403)        (4,400)
                                              ----------------------------------------------------------------------
Net Revenues                                  $   11,565    $    1,991         17,427     $   21,162     $   23,277
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                             $      450        (7,278)    $    1,984     $    3,182     $    4,327
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Income (Loss) per Share                       $      .09         (1.48)    $      .40     $      .65     $      .88
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Shares Used to Compute
  Earnings per Share                           4,989,391     4,923,233      4,922,473      4,921,145      4,922,936
--------------------------------------------------------------------------------------------------------------------





                                                                             AS AT
                                             -----------------------------------------------------------------------
                                             DECEMBER 31,    DECEMBER 25,  DECEMBER 26,  DECEMBER 28,   DECEMBER 29,
                                                 1994           1993          1992          1991           1990

BALANCE SHEET DATA

Cash and Cash Equivalents                      $     419        16,600      $     625     $    4,323     $    2,610

Restricted Cash                                    7,936            --             --             --             --

Lease Contracts Receivable
  and Notes Receivable                           103,531       126,369        184,928        217,304        235,842

Unearned Income                                   16,924        21,803         33,791         43,573         51,648

Total Assets                                     103,148       130,437        158,857        185,168        195,476

Bank Debt                                         16,500         7,130         24,584         33,593         27,345

Senior Debt                                       41,024        50,000         50,000         68,000         92,000

Subordinated Debt                                     --        19,962         19,090         18,326         17,679

Stockholders' Equity                              32,822        37,621         45,041         43,385         40,216


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

RESULTS OF OPERATIONS

-------------------------------------------------------------------------------
FISCAL 1994 COMPARED TO 1993

The Company's net income of $450,000 or $0.09 per share in 1994 compared with a loss of $7,278,000 or $1.48 per share in 1993. This increase was due principally to a decrease in the provision for losses and interest expense, offset by a decline in earned income on portfolio assets as well as a continuing increase in selling, general and administrative costs as part of the Company's continuing transition into an independent, "open-market" financial services company.

Revenue from leases and notes for 1994 was $12,319,000 compared to $17,095,000 in 1993. This decline of 28% resulted primarily from a reduction of average portfolio assets from 1993 to 1994 of 26%. However, as the Company made the transition to an independent, open-market financial services company in 1994, it financed portfolio assets at a cost of $32,609,000 in 1994 compared to $16,402,000 in 1993, an approximately 99% increase in the amount of assets financed. At December 31, 1994, the Company had a $25,000,000 backlog, consisting of customer applications which have been approved but have not yet resulted in a completed transaction, compared to $6,400,000 at the end of 1993. Not all approved applications will result in financing transactions for the Company. The Company has reduced its cost of capital as a result of securitization and revolving line of credit transactions (see Note B to Financial Statements and Liquidity and Capital Resources). By reducing its cost of capital, the Company has been able to maintain competitive rates which it charges to its customers.

Selling, general and administrative expenses were $6,970,000 in 1994 compared to $5,160,000 in 1993. As a result of the Healthco bankruptcy, the Company now maintains services which were formerly provided by Healthco under intercompany agreements between the two companies, including computer, tax compliance, human resources and certain advertising services. After the Healthco bankruptcy the Company hired additional senior management and sales and support personnel to assist the Company in its transition to a financial services organization no longer affiliated with a single vendor. In addition, as discussed above, the Company's level of activity in financing portfolio assets increased approximately 99% in 1994 over 1993. The Company has also incurred substantial legal fees in connection with the Healthco bankruptcy and the transition of the Company to an open market financial services organization.

The provision for losses was $754,000 in 1994 compared to $15,104,000 in 1993. The allowance for losses of $4,595,000 for 1994 was approximately 5.0% of net investment in leases and notes compared to $6,897,000 or 6.3% in 1993. Net write-offs were $3,056,000 in 1994 compared to $17,423,000 in 1993. This 1994 amount includes approximately $1,166,000 of write-offs taken against the portfolio of Credident Inc., the Company's wholly-owned Canadian subsidiary. In June 1994, the Company entered into an agreement to sell substantially all the finance assets of Credident to Newcourt Credit Group, Inc. ("Newcourt") for approximately (US) $7,000,000 in cash. The Company entered into a service agreement whereby Newcourt will manage certain accounts over the next two years. Since the Company no longer generates new business in Canada, these managed accounts were written down to estimated net realizable value.

The decrease in the provision for losses in 1994 is due in part to the decline in portfolio size, the increase in the allowance for losses in 1993 (see Management's Discussion and Analysis of Financial Condition Results of Operations for 1993 regarding the Healthco bankruptcy), and management's continuing analysis of the risks and diversification in its current portfolio of assets. The exposure to certain accounts generated in the mid to late 1980's has decreased significantly in the Company's portfolio to 7.7% at December 31, 1994. This category of accounts represented a substantial portion of the 1993 provision for losses.

Net interest expense for 1994 was $3,845,000 compared to $8,979,000 in 1993. This 57% decrease resulted from a reduced level of average borrowings (30%) as well as reduced overall interest rates on outstanding debt. The Company funded its business in 1994 in part with fixed rate and revolving credit arrangements.

The Company had income before income taxes in 1994 of $750,000 compared to a loss of $12,148,000 in 1993. The provision for income taxes was $300,000 in 1994 compared to a credit in 1993 of $4,870,000.

Despite the adverse developments arising out of the Healthco bankruptcy in 1993, the Company replaced the business previously supplied by Healthco with referrals from other equipment vendors. The Company has established relationships with dental, medical, and other healthcare equipment distributors representing diversified sources of new business. All of the new financings entered into by the Company in 1994 involved equipment vendors other than Healthco.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1994, the Company had $419,000 in cash and cash equivalents compared with $16,600,000 at the end of 1993. As discussed in Note B to the Company's consolidated financial statements $7,936,000 of cash was restricted as of December 31, 1994, pursuant to the Securitization agreement with HPSCF discussed below. Cash used in operating activities was $4,104,000 for the year ended December 31, 1994 compared to cash provided by operating activities of $1,583,000 in 1993. Cash provided by investing activities was $17,181,000 for the 1994 year compared to $31,988,000 in 1993.

On December 27, 1993, the Company raised $70,000,000 through an asset Securitization transaction in which a wholly-owned subsidiary, HPSC Funding Corp. I ("HPSCF"), issued senior secured notes at a rate of 5.01%. The notes were secured by a portion of the Company's portfolio which it sold in part and contributed in part to HPSCF. Proceeds of this financing were used to retire $50,000,000, 10.125% senior notes due December 28, 1993, and $20,000,000, 10%
subordinated notes due January 15, 1994.

On June 23, 1994, the Company executed a $20,000,000 revolving credit agreement with the First National Bank of Boston as Agent Bank ("Revolving Loan Agreement"). Under this Agreement, the Company may acquire US dollar loans at variable rates of prime plus 1/4% to 1/2% or Eurodollar loans at LIBOR plus 1.75% to 2.0%, dependent on certain performance covenants. At December 31, 1994, the Company had $3,500,000 available under the Revolving Loan Agreement. This Agreement expires at December 31, 1995. In February, 1995, this Agreement was amended to increase availability to $25,000,000 until April 30, 1995.

Also, as of November 1, 1994, the Company entered into a Purchase and Sale Agreement with the Healthco Secured Creditors pursuant to which the Company and certain individual investors agreed to acquire the shares of the Company's stock pledged to the Secured Creditors and to resolve all claims, which may arise out of the Healthco bankruptcy, between the Company and the Secured Creditors. The total consideration to be paid under the Purchase and Sale Agreement was $9 million, $4.5 million to be paid at closing and $4.5 million to be paid in the form of a six-month promissory note, collateralized by the shares of HPSC Common Stock purchased by the Company. On December 30, 1994, the Company and the Secured Creditors closed the transaction provided for in the Purchase and Sale Agreement. The Company acquired 1,225,182 shares of its Common Stock, subject to the pledge of those shares to the Secured Creditors. Individual investors acquired the remaining 724,000 shares. Mutual releases of claims were exchanged at the closing; provided, that the release of the Secured Creditors' claims against HPSC, if any, is contingent upon the Company's repayment in full of the note.

As of January 31, 1995, the Company, along with its newly-formed, wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") completed a $50,000,000 revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company has sold and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's transactions. Additional sales to Bravo from HPSC may be made subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations.

The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the agreement.

Amortization of debt discount of $ 38,000, $872,000, and $763,000 in 1994, 1993, and 1992, respectively, is included in interest expense. Deferred underwriting expense of $975,000 (included in other assets) was amortized over a ten-year term of the Subordinated Notes.

The Company's long-term debt, as shown on the accompanying balance sheet, reflects its approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

In order to finance adequately its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources in 1995. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

Inflation in the form of rising interest rates could have an adverse impact on the interest rate margins of the Company and its ability to maintain timely and adequate earning spreads on its portfolio assets.

RESULTS OF OPERATIONS

-------------------------------------------------------------------------------
FISCAL 1993 COMPARED TO 1992

The Company experienced a net loss of $7,278,000 or $1.48 per share in 1993 compared with net income of $1,984,000 or $.40 per share in 1992. In 1993 the Company experienced a substantial decrease in new business, increased selling, general and administrative costs and a substantial adjustment to its loan loss reserves, in each case largely as a result of the bankruptcy of Healthco, which previously had referred to the Company substantially all of the Company's business. Healthco filed for bankruptcy on June 9, 1993 and subsequently liquidated under Chapter 7 of the US Bankruptcy Code.

Revenue from leases and notes for 1993 was $17,095,000 compared to $21,734,000 in 1992. This decline resulted from the effects of the Healthco bankruptcy and lower margins caused by declining interest rates. The 18% decline in revenue in 1993 resulted primarily from a reduction of average portfolio assets from 1992 to 1993 of 15%. The Company financed assets at a cost of $16,402,000 in 1993 compared to $30,625,000 in 1992. By reducing its cost of capital, the Company was able to lower the rates which it charged to its customers, thereby becoming more competitive while at the same time maintaining its margins on its financings.

Selling, general and administrative expenses were $5,160,000 in 1993 compared to $3,574,000 in 1992. As a result of the Healthco bankruptcy, the Company had to replace services which were formerly provided by Healthco under intercompany agreements between the two companies, including computer, tax compliance, human resources and certain advertising services. After the Healthco bankruptcy the Company hired additional senior management and sales and support personnel to assist the Company in its transition to a financial services organization no longer affiliated with a single vendor. The Company also incurred substantial legal fees in connection with the Healthco bankruptcy and the transition of the Company to an open market financial services organization.

The provision for losses was $15,104,000 in 1993 compared to $4,307,000 in 1992. The allowance for losses of $6,897,000 for 1993 was approximately 6.3% of net investment in leases and notes compared to $9,216,000 or 5.9% in 1992. Net write-offs were $17,423,000 in 1993 compared to $6,124,000 in 1992. Delinquent installments amounted to $4,805,000 at December 25, 1993, compared to $9,917,000 at December 26, 1992. The Company continued to review credit guidelines in 1993 to adjust them as necessary to reflect current market and economic conditions.

After the Healthco bankruptcy the Company carefully reviewed its existing loan loss reserves to ascertain the effects on its portfolio of the Healthco bankruptcy, a prolonged recession and recent tax increases. Based upon this review, management decided to increase substantially the Company's loan loss reserves from previous levels. This increase did not result from existing credit policies or collection procedures. A substantial portion of the additional loan loss reserves was taken on accounts generated in the mid to late 1980s. These accounts were previously reserved for in part but required additional reserves because the underlying value of Healthco equipment collateral had diminished substantially. Despite the Company's efforts to collect many of these accounts through aggressive and persistent collection litigation, the combination of reduced equipment value and the obligors' diminished ability to pay resulting from the prolonged recession made additional reserves necessary.

Net interest expense for 1993 was $8,979,000 compared to $10,609,000 in 1992. This decrease resulted from a reduced level of borrowings as well as reduced interest rates on outstanding debt. The overall debt level was reduced by approximately $17,000,000 compared to the prior year. The decline in interest expense of 15% resulted primarily from a reduction in average debt from 1992 to 1993 of 20%. The Company funded its business in 1993 in part with a revolving credit arrangement, thereby taking advantage of more favorable finance rates of approximately 4.75% in 1993 compared to 5.0% in 1992.

The Company had a loss before income taxes in 1993 of $12,148,000 compared to income of $3,244,000 in 1992. The provision for income taxes was a credit in 1993 of $4,870,000 compared to a provision of $1,260,000 in 1992.

Despite the adverse developments arising out of the Healthco bankruptcy, the Company began in 1993 to replace the business previously supplied by Healthco with referrals from other equipment vendors. The Company established relationships with several dental, healthcare and other equipment distributors representing diversified sources of new business. Substantially all of the new financings entered into by the Company in the last half of 1993 involved equipment vendors other than Healthco.

OFFICERS

JOHN W. EVERETS
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY
President
Chief Operating Officer

RENE LEFEBVRE
Vice President
Treasurer
Chief Financial Officer


DIRECTORS
John W. Everets
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY
President
Chief Operating Officer

LOUIS J.P. CALISTI, DDS MPH
Senior Vice President

JOSEPH A. BIERNAT (2)
Retired
Former Senior Vice President
United Technologies Corp.

J. KERMIT BIRCHFIELD, JR. (1)
Independent Consultant

DOLLIE COLE (1) (2)
Chairperson
Dollie Cole Corporation
Dallas, Texas

SAMUEL P. COOLEY (1) (2)
Retired
Former Executive Vice President
Shawmut National Corp.

THOMAS M. MCDOUGAL, DDS (2)
Practicing Dentist



AUDITORS

Coopers & Lybrand, L.L.P.
One International Place
Boston, Massachusetts  02110


TRANSFER AGENT

First National Bank of Boston
100 Federal Street
Boston, Massachusetts  02110

10-K

HPSC's Annual Report on Form 10-K is available to stockholders without charge by writing to:

Investor Relations Department
HPSC, Inc.
Sixty State Street, Suite 3520
Boston, Massachusetts  02109






(1) Member, Compensation Committee

(2) Member, Audit Committee

                                      HPSC

                               Sixty State Street
                          Boston, Massachusetts  02109

                Tel  800-225-2488       |      Fax  800-526-0259