Form 10-K405, Exhibit 13
period 1995-12-31
HPSC INC
filed 1996-04-01
CIK 718909

HPSC ANNUAL REPORT

TO OUR STOCKHOLDERS

During 1995 the Company achieved an operating profit of $680,000; however, due to a non-cash, non-operating foreign currency translation charge relating to the liquidation of its Canadian subsidiary, the Company experienced a net loss of $125,000 for the year. This charge, which in prior years had been recorded as a reduction of retained earnings, had a positive effect on the Company's stockholders' equity for 1995, which increased by $537,000 from 1994.

The primary challenge for HPSC management has been to invest the Company's resources for long term portfolio growth with a commitment to control expenses, while at the same time striving to achieve competitive returns on stockholders' equity. In 1995 we made strong advances toward many of our goals by executing our strategic plan to make the Company a leader in its key markets over the next five years. The Company made investments for its future such as its repurchase of 1,225,182 shares of its stock, which it completed in 1995, and is committed to continuing to build investor confidence so that HPSC stock will be priced at an appropriate premium to book value in the future.

During 1995 we expanded our sales force and increased the number of our sales offices from six to thirteen. This drove record increases in the Company's volume of originations and resulted in corresponding portfolio growth. Originations totaled $68,554,000, an increase of 110% over 1994. Our fourth quarter volume of $22,524,000 was the largest in the Company's history. Earning assets increased by 31% from $91,193,000 to $119,886,000 in 1995. At year end 1995 our bank lines were $60,000,000, a $40,000,000 increase over 1994.

These increased bookings and portfolio growth were supported by the Company's investments in state-of-the-art data processing systems. These automated systems enable the Company to provide timely responses to requests for credit approval and improve its handling of customer service inquiries.

As our portfolio has grown, we have also improved its quality. Our primary market in 1995 continued to be the healthcare professions, particularly the dental profession; but the Company's expanded portfolio now includes financing for a variety of medical specialties as well as asset-based lending. We now provide financing for more than 500 vendors. HPSC has established relationships with some of America's finest companies by providing excellent service and competitive rates.

During 1995 the Company significantly achieved its geographic and asset diversification strategies. Today the Company has a national presence.

As the healthcare industry continues to react to profound structural and economic pressures, HPSC is well positioned to respond to the changing needs of its customers. The Company will strive to achieve continued growth by aggressively seeking to become the finance company of choice in the markets we serve, including medical, dental and asset-based lending.

Our successes in 1995, including 31% portfolio growth and 110% volume growth, would not have been possible without the professionalism and commitment of our employee shareholders, who are so vital to our future success. The continued support of our dedicated Board of Directors, senior management and employees gives us reason to face the considerable challenges of 1996 with enthusiasm. Our priorities will be to achieve profitability through service, portfolio growth and portfolio quality.

                                                 JOHN W. EVERETS
                                                 Chairman of the Board and
                                                 Chief Executive Officer

CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,     December 31,
(in thousands, except share amounts)                                                1995              1994
- -------------------------------------------------------------------------------------------------------------
ASSETS
- -------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS                                                        $       861       $      419
RESTRICTED CASH                                                                        5,610            7,936
INVESTMENT IN LEASES AND NOTES:
   Lease contracts receivable due in installments                                    115,364           95,408
   Notes receivable due in installments                                               25,325            8,123
   Estimated residual value of equipment at end of lease term                          9,206            9,321
   Less unearned income                                                              (25,875)         (16,924)
   Less allowance for losses                                                          (4,512)          (4,595)
   Less security deposits                                                             (3,427)          (2,639)
   Deferred origination costs                                                          3,805            2,499
- -------------------------------------------------------------------------------------------------------------
         Net investment in leases and notes                                          119,886           91,193
- -------------------------------------------------------------------------------------------------------------
OTHER ASSETS:
   Other assets                                                                        3,294            2,154
   Refundable income taxes                                                             1,088            1,446
- -------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                            $   130,739       $  103,148
=============================================================================================================


=============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------------
NOTES PAYABLE TO BANKS                                                           $    42,070       $   16,500
NOTES PAYABLE - TREASURY STOCK PURCHASE                                                  ---            4,500
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                               3,537            2,450
ACCRUED INTEREST                                                                         339              293
INCOME TAXES:
   Currently payable                                                                     368               20
   Deferred                                                                            4,613            5,539
SENIOR NOTES                                                                          46,453           41,024
- -------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                            97,380           70,326
- -------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
   Preferred Stock, $1.00 par value;
   authorized 5,000,000 shares; Issued - None                                           ---               ---

   Common Stock, $.01 par value; 15,000,000 shares authorized;
   and issued 4,786,530 in 1995 and 5,574,395 shares in 1994                              48               56
   Treasury Stock (at cost) 100,000 shares in 1995 and 1,225,182 shares in 1994         (410)          (5,023)
   Additional paid-in capital                                                         11,311           15,916
   Retained earnings                                                                  24,476           24,601
   Cumulative foreign currency translation adjustments                                   ---             (552)
- -------------------------------------------------------------------------------------------------------------
                                                                                      35,425           34,998
    Less deferred ESOP and  SESOP compensation                                        (2,066)          (2,176)
- -------------------------------------------------------------------------------------------------------------
         Total Stockholders' Equity                                                   33,359           32,822
- -------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $   130,739       $  103,148
=============================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                              Each of the years ended
                                                                 ---------------------------------------------
                                                                  DECEMBER 31,   December 31,     December 25,
(in thousands, except per share and share amounts)                   1995            1994            1993
- --------------------------------------------------------------------------------------------------------------
REVENUES
- --------------------------------------------------------------------------------------------------------------
Earned income on leases and notes                                $   12,924       $   11,630     $    17,095
Provision for losses                                                 (1,296)            (754)        (15,104)
- --------------------------------------------------------------------------------------------------------------
         Net Revenues                                                11,628           10,876           1,991
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
- --------------------------------------------------------------------------------------------------------------
Selling, general and administrative                                   5,984            6,970           5,160
Interest, net                                                         4,964            3,156           8,979
- --------------------------------------------------------------------------------------------------------------
         Total Operating Expenses                                    10,948           10,126          14,139
- --------------------------------------------------------------------------------------------------------------

OPERATING PROFIT (LOSS)                                                 680              750         (12,148)
- --------------------------------------------------------------------------------------------------------------
(LOSS) ON WRITE-OFF
         OF FOREIGN CURRENCY TRANSLATION ADJUSTMENT                    (601)             ---             ---
- --------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                                        79              750         (12,148)
- --------------------------------------------------------------------------------------------------------------
PROVISION (BENEFIT) FOR INCOME TAXES                                    204              300          (4,870)
- --------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                $     (125)      $      450      $   (7,278)
==============================================================================================================
NET INCOME (LOSS) PER SHARE                                      $     (.03)      $      .09      $    (1.48)
==============================================================================================================
Shares Used to Compute Net Income (Loss) per Share                3,881,361        4,989,391       4,923,233




The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                               Cumulative
                                                                                                Deferred         Foreign
                                        Common Stock      Additional                            ESOP &          Currency
(in thousands except share              ------------       Paid-In     Retained   Treasury      SESOP          Translation
        amounts)                      Shares     Amount    Capital     Earnings     Stock     Compensation      Adjustment    TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at
     December 26, 1992               4,922,677    $  49    $13,643     $31,429         --           --          $  (80)     $45,041
Issuance of Common Stock                   894      --           2        --           --           --             --             2
Net  loss                                 --        --        --        (7,278)        --           --             --        (7,278)
Foreign currency translation
        adjustments                       --        --        --          --           --           --            (144)        (144)
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at
     December 25, 1993               4,923,571       49     13,645      24,151         --           --            (224)      37,621
Issuance of Common Stock                   824      --           3        --           --           --             --             3
Net income                                --        --        --           450         --           --             --           450
Purchase of Treasury Stock                --        --        --          --        (5,023)         --             --        (5,023)
Issuance of Common Stock
      to ESOP & SESOP                  650,000        7      2,268        --           --        (2,275)           --           --
ESOP Compensation                         --        --        --          --           --            99            --            99
Foreign currency translation
        adjustments                       --        --        --          --           --           --            (328)        (328)
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at
     December 31, 1994               5,574,395       56     15,916      24,601      (5,023)      (2,176)          (552)      32,822
Issuance of Common Stock                   317      --        --          --           --           --             --           --
Net loss                                  --        --        --          (125)        --           --             --          (125)
Retirement of Treasury Stock        (1,125,182)     (12)    (4,601)       --         4,613          --             --           --
Restricted Stock Awards                337,000        4         (4)       --           --           --             --           --
ESOP Compensation                         --        --        --          --           --           110            --           110
Foreign currency translation
        adjustments                       --        --        --          --           --           --             (49)         (49)
Recognized in current period
   upon liquidation of  foreign
   subsidiary                             --        --        --          --           --           --             601          601
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at
     December 31, 1995               4,786,530    $  48    $11,311     $24,476     $  (410)     $(2,066)       $   --       $33,359
===================================================================================================================================






The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH
FLOWS                                                                      For Each of The Years Ended
                                                                      ------------------------------------------
                                                                      DECEMBER 31,   December 31,   December 25,
(in thousands)                                                           1995            1994          1993
- ----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
- ----------------------------------------------------------------------------------------------------------------
   Net income (loss)                                                    $   (125)     $    450        $ (7,278)
   Adjustments to reconcile net income
       to net cash provided by operating activities:
   Foreign currency translation adjustments                                  601          --              --
   Depreciation and amortization                                           2,340         1,872           2,695
   Deferred income taxes                                                    (926)       (1,093)         (4,333)
   Gain on sale of receivables                                               (53)         --              --
   Provision for losses on lease
       contracts and notes receivable                                      1,296           754          15,104
   Increase (decrease) in accrued interest                                    46        (3,141)            (79)
   Increase (decrease) in accounts payable and accrued liabilities         1,087        (2,898)            882
    Increase (decrease) in accrued income taxes                              348          (290)           (880)
   Decrease (increase) in refundable income taxes                            358           827          (1,968)
   (Increase) decrease in other assets                                      (458)          921            (940)
- ----------------------------------------------------------------------------------------------------------------
   Cash provided by (used in) operating activities                         4,514        (2,598)          3,203
- ----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments on capital leases                                                (81)          (27)            (60)
   Proceeds from sales of receivables                                      1,630         6,958            --
   Lease contracts receivable and notes receivable                       (40,494)       11,957          41,136
   Estimated residual value of equipment                                     115         2,339           2,734
   Unearned income                                                         9,391        (3,346)        (11,988)
   Security deposits                                                         788          (221)           (603)
   Purchase of furniture and equipment                                      (463)         (598)           (154)
   Initial direct costs incurred                                          (3,003)       (1,303)           (684)
   Investments                                                              (300)          (75)           --
- ----------------------------------------------------------------------------------------------------------------
   Cash (used in) provided by investing activities                       (32,417)       15,684          30,381
- ----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of senior notes                                             (23,385)      (78,976)           --
   Repayment of subordinated debt                                           --         (20,000)           --
   Repayment of notes payable to banks                                      --            --           (14,000)
   Proceeds from issuance of senior notes                                 28,813        70,000            --
   (Decrease) increase in notes payable treasury stock purchase           (4,500)        4,500            --
   Net (decrease) in demand notes payable to banks                          --          (7,130)         (3,454)
   Proceeds from revolving notes payable to banks                         25,570        16,500            --
   Purchase of treasury stock                                               --          (5,023)           --
   Debt issuance costs                                                      (391)         (967)           --
   Increase (decrease) in restricted cash                                  2,326        (7,936)           --
   Proceeds from issuance of common stock                                   --               3               2
   Contribution to employee stock ownership plan                             110            99            --
   Loans to employees                                                       (198)           (9)            (13)
   Other                                                                    --            (328)           (144)
- ----------------------------------------------------------------------------------------------------------------
   Cash provided by (used in) financing activities                        28,345       (29,267)        (17,609)
- ----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                         442       (16,181)         15,975
Cash and cash equivalents at beginning of year                               419        16,600             625
- ----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $    861      $    419        $ 16,600
================================================================================================================
Supplemental disclosures of cash flow information:
   Interest paid                                                        $  4,510      $  6,630        $  8,103
   Income taxes paid                                                       1,423         2,018           2,587

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A.
SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

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

         During 1994 and 1995, HPSC replaced the business that previously had been referred to it by Healthco with business from other vendors. Now HPSC provides for itself the sales, management, data processing and administrative services formerly provided by Healthco.

         In July 1995, the Company completed payment for 1,225,182 shares of its Common Stock which it repurchased from certain secured creditors of Healthco, pursuant to a Purchase and Sale Agreement between the Company and the Healthco secured creditors, dated as of November 1, 1994. Healthco had pledged the shares of the Company's Common Stock to secure its obligations to the secured creditors. The shares were released from the pledge agreement upon the Company's completion of the payment. The secured creditors also released the Company from any claims that may arise out of the bankruptcy of Healthco, effective upon payment by the Company for the shares. The Company has retired 1,125,182 of these shares and holds 100,000 of these shares in its treasury.

         The Company entered into an agreement to sell substantially all the finance assets of Credident Inc. ("Credident"), the Company's Canadian subsidiary, effective June 30, 1994, to Newcourt Credit Group, Inc. (Newcourt) for approximately (US) $7,000,000 in cash. The Company also entered into a service agreement whereby Newcourt will manage certain accounts for the two years ended June 30, 1996 for a fee related to collections. The sale did not have a material effect on the Company's operations in 1994. Subsequent to the sale, all of Credident's Canadian bank debt was retired. The sale of substantially all of Credident's finance assets was consistent with the Company's strategic plan to focus on its business in the United States. As of December 31, 1994, in light of the fact that the Company had discontinued its Canadian operations, the Company wrote off all assets deemed uncollectable at that time. Credident's total assets at December 31, 1994, were approximately 1.5% of the Company's total consolidated assets and Credident's earned revenues represented 4.0% of total consolidated earned revenues.

         In 1995, the Company reduced its investment in Credident through asset liquidation, repatriation of funds from Canada and adjustments, to approximately $800,000. At December 31, 1995, Credident's total assets were less than 1% of consolidated assets.

         CONSOLIDATION - The accompanying consolidated financial statements include the following wholly-owned subsidiaries: HPSC Funding Corp. I ("HPSCF"), a special purpose corporation formed in connection with a securitization transaction; Credident; American Commercial Finance Corporation ("ACFC"), an asset-based lender focused primarily on accounts receivable and inventory financing at variable rates; and HPSC Bravo Funding Corp. ("Bravo"), a special purpose corporation formed in connection with a securitization in 1995. All intercompany transactions have been eliminated.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION - When a transaction is initially activated, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. The difference between the sum of the payments due plus residual less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method in essentially all cases. Recognition of revenue on these assets is suspended no later than when a transaction becomes 145 days delinquent in scheduled payments. Also included in earned income are fee income from service charges on portfolio accounts, gains and losses on residual transactions plus miscellaneous income items net of initial direct cost amortization.

         CASH AND EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         FINANCING OPERATIONS - The Company provides credit primarily to healthcare professionals throughout the United States. The Company finances dental, ophthalmic, chiropractic, veterinary, podiatry and other medical equipment utilized in the healthcare professions, as well as leasehold improvements, office furniture and equipment and certain other costs involved in opening or maintaining a healthcare provider's office. The Company also finances the acquisition of healthcare practices by healthcare professionals and, through its wholly-owned subsidiary, ACFC, engages in asset-based lending.

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

         The Company sells lease and notes receivable to other parties. Income is recorded at the time of the sale approximately equal to the present value of the anticipated future cash flow, partially offset by initial direct costs, expenses and estimated credit losses under certain recourse provisions of the related sale agreements. Also included in net income is the difference between the net sales proceeds and the carrying amount of the lease receivables sold. Generally, the Company retains the servicing of lease receivables sold. Income equal to the estimated future costs of servicing these lease receivables is deferred and recognized in proportion to the estimated periodic servicing costs.

         ALLOWANCE FOR LOSSES - In connection with the Company's financing transactions, it records an allowance for losses in its portfolio. The extent of the allowance is based on a specific analysis of potential loss accounts, delinquencies and historical loss experiences. An account is reserved for or written off when deemed uncollectable.

         The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. There was no such equipment held for sale at December 31, 1995, or December 31, 1994.

         Except for approximately $12,000,000 of ACFC receivables, substantially all of the Company's agreements with its customers are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of three to seven years. All leases are classified as direct financing leases.

         Delinquent installments on the Company's financing agreements amounted to $2,618,000 at December 31, 1995 compared to $3,496,000 at December 31, 1994.
An account is considered delinquent when not paid within thirty days of the billing due date. Total balances on accounts in non-accrual status at December 31, 1995, and December 31, 1994, were $4,709,000 and $6,181,000, respectively.

         Effective January 1, 1995, the Company adopted prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards apply to the Company's practice acquisition loans and asset-based lending. The standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Company will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms.

         Impaired loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses.

         The adoption of these new standards did not have a material impact on the Company's allowance for losses.

         INCOME TAXES - The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

         FOREIGN CURRENCY TRANSLATION - The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" (FAS 52). Over a number of years, the accounts of the Company's Canadian subsidiary, Credident, when translated into US dollars lost value as a result of the decline in the Canadian dollar in relation to the US dollar. In accordance with FAS 52, the cumulative amount of such translation losses had been presented as a reduction of stockholders' equity. As reported last year, the Company discontinued its Canadian operations in 1994. During 1995, the Company substantially liquidated its investment in Credident. In accordance with FAS 52, upon substantial liquidation, cumulative exchange losses are reflected in the income statement in the current period and eliminated as a separate component of stockholders' equity.

         NET INCOME (LOSS) PER SHARE - Earnings-per-share computations for the years ended December 31, 1995 and December 31, 1994 are based on the weighted average number of common and common share equivalents outstanding. At December 31, 1995 and 1994, the calculation included only allocated shares under the Company's ESOP and SESOP plans and excluded unvested restricted stock grants. Fully diluted and primary income per share are the same for each of the periods presented. For the year ended December 25, 1993, the weighted average number of common shares outstanding was used to calculate the loss per share.

         DEFERRED ORIGINATION COSTS - The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable. These initial direct costs are comprised of certain specific activities related to processing requests for financing. Deferred origination costs are amortized over the life of the receivable as an adjustment of yield.

         INTEREST RATE CONTRACTS - The Company utilizes interest rate contracts to reduce interest rate risk. The Company has established a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes. The differentials to be received or paid under contracts designated as hedges are recognized in income over the life of the contracts as adjustments to interest expense.

         PROPERTY AND EQUIPMENT - Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leaseholds are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income. Net property, plant and equipment is included in other assets and was not material at December 31, 1995 and 1994.

         RECLASSIFICATIONS - Certain amounts in the 1994 financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on earnings.

NOTE B.
NOTES PAYABLE TO BANKS AND OTHER DEBT

         In 1994, the Company retired its outstanding $50,000,000 10.125% Senior Notes (principal and interest of $52,527,000) with the proceeds of the Securitization described below. The Company's $20,000,000 10% Subordinated Notes were retired at par value plus accrued interest of $1,000,000 on January 15, 1994.

         The Company raised $70,000,000 in a receivable backed securitization transaction ("Securitization") on December 27, 1993. Under the terms of the Securitization, the Company formed a wholly-owned, special-purpose subsidiary, HPSC Funding Corp. I ("HPSCF") to which the Company sold or contributed certain of its equipment lease contracts, conditional sales agreements, leasehold improvement loans, equipment residual rights and rights to underlying equipment ("Collateral"). HPSCF subsequently issued $70,000,000 of secured notes ("Notes"), bearing interest at 5.01%, secured by the Collateral. The Notes are rated "AAA" by Standard & Poor's. Monthly payments of interest and principal on the Notes are made through the application of regularly scheduled monthly receivable payments on the Collateral. The Company is the servicer of the Collateral portfolio, subject to its meeting certain covenants. The required monthly payments of interest and principal to holders of the Notes are unconditionally guaranteed by Municipal Bond Investor Assurance Corporation pursuant to the terms of a Note guarantee insurance policy.

         In connection with the Securitization, the Company made an investment in HPSCF. Some or all of the Company's investment in HPSCF may be required to fund payments to holders of the Notes if certain default and delinquency ratios applicable to the Collateral are not met. As of December 31, 1995 HPSCF had approximately $26,984,000 of gross receivables as collateral for the Notes. The Agreement also provides for restrictions on cash balances under certain conditions; at December 31, 1995, this restricted cash amounted to $4,693,000. The Notes had an outstanding balance of $20,150,000 at December 31,1995.

         Note payments to investors, based on projected cash flows from the Collateral, for the years 1996 through 2000 are expected to be as follows:
$11,868,000, $ 6,218,000, $1,734,000, $275,000 and $55,000, respectively.

         In May, 1995, the Company executed an Amended and Restated Revolving Loan agreement with the First National Bank of Boston as Agent Bank ("Revolving Loan Agreement") increasing availability under this arrangement to $50,000,000. This agreement was amended in December, 1995, to increase availability to $60,000,000 and extend the term to December 31, 1996. Under this agreement, the Company may acquire US dollar loans at variable rates of prime plus 1/4% to 1/2% in Eurodollar loans at LIBOR plus 1.75% to 2.00%, dependent on certain performance covenants. At December 31, 1995, the Company had $39,000,000 outstanding under this facility. This revolving loan agreement is not currently hedged and is, therefore, exposed to upward movements in interest rates. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings and carry on normal operations. The Company will continue to seek to raise additional capital from bank and non-bank sources and selective use of asset-sale transactions in 1996. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

         As of November 30, 1994, the Company executed a Purchase Agreement with the Healthco Secured Creditors (as described in Note A) to purchase 1,225,182 shares for $6,285,000, payable $1,785,000 at closing (December 30, 1994) and $4,500,000 pursuant to a promissory note which provided for six equal monthly payments of $750,000 beginning February 1, 1995. All scheduled payments were made in 1995, and the note was paid in full in July 1995.

         As of January 31, 1995, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") completed a $50,000,000 revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company sells and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

         Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's transactions. Additional sales to Bravo from HPSC may be made subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations.

         The Company is the servicer of the Bravo portfolio, subject to its meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the agreement.

         The Company had $26,303,000 outstanding under this facility at December 31, 1995, and, in connection with this transaction, had six separate interest rate swap agreements with the Bank of Boston with a total notional value of approximately $27,500,000.

         In April, 1995, the Company entered into a fixed rate, fixed term loan agreement with Springfield Institution for Savings ("SIS") under which the Company borrowed $3,500,000 at 9.5% subject to certain recourse and performance covenants. The Company had $3,070,000 outstanding under this agreement at December 31, 1995. In November, 1995, the Company sold approximately $1,500,000 in assets to SIS subject to certain covenants that may require (i) the Company to repurchase assets from SIS and/or make payments under certain circumstances, including the delinquencies of the underlying debtor and (ii) servicing of these assets by the Company. Related to this agreement, the Company carries a recourse reserve of $30,000 in its allowance for losses. A gain of approximately $53,000 was recognized in connection with this transaction and is included in earned income from leases and notes for 1995. The Company may enter into additional asset sale agreements in the future in order to manage its liquidity.

         Amortization of debt discount of $ 0, $38,000, and $872,000 in 1995, 1994, and 1993, respectively, is included in interest expense.

         Certain debt/securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1995, the Company was in compliance with the provisions of its debt covenants.

         Debt of the Company as of December 31, 1995, and December 31, 1994 is summarized below.

- -----------------------------------------------------
                              DEC. 31,       Dec. 31,
(in thousands)                    1995           1994
- -----------------------------------------------------

Senior Notes (HPSCF)
   Due Dec., 1999              $ 20,150      $ 41,024
Senior Notes (Bravo)
   Due Nov., 2000
   through Aug., 2001            26,303           ---
Senior Notes (SIS)
   Due Mar., 2001                3,070           ---
Notes Payable - treasury
   stock purchase
   Due July 1, 1995                ---         4,500

Revolving credit arrangement
   Due Dec. 31, 1996             39,000        16,500

- -----------------------------------------------------
       Total                   $ 88,523      $ 62,024
=====================================================

         Interest expense is net of interest income of $375,000, $358,000 and $78,000 in 1995, 1994, and 1993, respectively.

NOTE C.
LEASE COMMITMENTS

         The Company leases various office locations under noncancelable lease arrangements that have terms of from three to five years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $318,000, $198,000 and $92,000 for 1995, 1994 and 1993, respectively.

         Future minimum lease payments for commitments exceeding twelve months under non-cancelable operating leases as of December 31, 1995, are as follows
(in thousands):

         1996                        $  290
         1997                           324
         1998                           324
         1999                           146
         2000 & thereafter             -0-

NOTE D.
INCOME TAXES

         Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

         The components of income (loss) before income taxes are as follows:
- -----------------------------------------------------------
                             For Each of The Years Ended
- -----------------------------------------------------------
                           DEC. 31,    Dec. 31,    Dec. 25,
(in thousands)               1995       1994        1993
- -----------------------------------------------------------
Domestic                    $ 154       $ 891     $(11,661)
Foreign                       (75)       (141)        (487)
- -----------------------------------------------------------
Income (loss) before
   income taxes             $  79       $ 750     $(12,148)
==========================================================

Income taxes consist of the following:
- -----------------------------------------------------------
                             For Each of The Years Ended
- -----------------------------------------------------------
                           DEC. 31,    Dec. 31,    Dec. 25,
(in thousands)               1995       1994        1993
- -----------------------------------------------------------

Federal:
   Current                  $  1,050    $ 808     $(1,079)
   Deferred                     (787)    (530)     (2,663)

State
   Current                       426      635         ---
   Deferred                     (357)    (563)       (957)

Foreign
   Current                      (128)     (50)        542
    Deferred                     ---      ---        (713)
- -----------------------------------------------------------
Provision (credit)  for
   income taxes             $    204    $ 300     $(4,870)
===========================================================

Deferred income taxes arise from the following:
- -----------------------------------------------------------
                             For Each of The Years Ended
- -----------------------------------------------------------
                           DEC. 31,    Dec. 31,    Dec. 25,
(in thousands)               1995       1994        1993
- -----------------------------------------------------------
Operating method            $(2,501)    $(3,498)    (4,277)
Alternative minimum
   tax credit                   609       2,147        ---
   Other                        748         258        (56)
- -----------------------------------------------------------
                            $(1,144)    $(1,093)   $(4,333)
===========================================================

      A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pre-tax income for each year is as follows:
                                   1995       1994      1993
- ------------------------------------------------------------
Statutory rate                     34.0%      34.0%     34.0%
State taxes net of US
   federal income tax
   benefit                         55.7        5.2       5.2
Effect of prior year foreign
   tax recovery                  (162.0)        --        --
Foreign loss not
   benefited                       22.7         --        --
Non-deductible write-off
   of foreign currency
   translation adjustment         258.5         --        --
Other                              49.4         .8        .8
- ------------------------------------------------------------
                                  258.2%      40.0%     40.0%
============================================================

         The items which comprise a significant portion of deferred tax liabilities as of December 31, 1995, and December 31, 1994, are as follows:
- --------------------------------------------------------------
                                  1995                1994
                                DEF. TAX            Def. Tax
(in thousands)                LIABILITIES          Liabilities
- --------------------------------------------------------------
Operating method                $ 4,089              $ 6,122

State income tax
    accrual                            915              1,273

Alternative minimum
tax
    credit                             ---               (609)

Other                                 (391)            (1,247)
- --------------------------------------------------------------
Deferred income
    taxes                          $ 4,613            $ 5,539
- --------------------------------------------------------------

         At December 31, 1995, consolidated retained earnings included $381,000 of unremitted earnings from the Company's foreign subsidiary. In the event of repatriation, the Company does not anticipate any significant additional income taxes.

NOTE E.
SCHEDULED FUTURE RECEIPTS ON LEASES
AND NOTES

         Scheduled future receipts on leases and notes, excluding the residual value of the equipment and ACFC receivables, are as follows (in thousands):

         1996                                 $  40,439
         1997                                    33,466
         1998                                    24,454
         1999                                    17,802
         2000 and thereafter                     12,104



NOTE F.
STOCK OPTION AND STOCK INCENTIVE PLANS

         The Company has outstanding options under three stock option plans which were terminated in May, 1995 upon approval of the 1995 Stock Incentive Plan described below. The Company has 101,875 shares outstanding under its Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), 345,000 shares outstanding under its Stock Option Plan dated March 5, 1986 (the "1986 Plan") and 150,000 shares under its 1994 Stock Plan dated March 23, 1994 (the "1994 Plan").

         Options exercisable under the 1983, 1986 and 1994 Plans at December 31, 1995, were 90,125, 267,000 and 32,000, respectively.

         Options granted under the 1983 Plan are either incentive stock options or non-qualified options and were granted at no less than 85% of the fair market value of the Common Stock on the date of grant. Officers and directors of the Company and its subsidiaries were eligible to participate under the 1986 Plan and only non-qualified stock options were granted under the 1986 Plan. Key employees, directors of and consultants to the Company were eligible to participate in the 1994 Plan. Only non-qualified options were granted under the 1994 Plan and the option exercise price was in each case not less than 50% of the fair market value of the Common Stock on the date of grant.

         The Stock Purchase Plan was terminated upon the approval of the Stock Incentive Plan in May, 1995. During 1995 and 1994, 317 and 824 shares, respectively, were issued under the Stock Purchase Plan.

1995 STOCK INCENTIVE PLAN
         The Company has outstanding stock options and awards of restricted stock under its 1995 Stock Incentive Plan dated March 8, 1995, as amended March 14, 1996, (the "1995 Stock Plan") pursuant to which 550,000 shares of Common Stock are reserved.

         The 1995 Stock Plan provides that restricted shares of Common Stock awarded under the plan will remain unvested until certain performance and service conditions are both met. The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant ("the Performance Period") the closing price of the Company's Common Stock, as reported on the Nasdaq National Market System for a consecutive ten-day period, equals at least 134.175% of the closing price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's Common Stock, as reported on the Nasdaq National Market System for a consecutive ten-day period, equals at least 168.35% of the closing price on the grant date (the "Full Performance Condition"). The service condition is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service for the Company throughout the Performance Period provided that such holder shall also have completed five (5) years of continued service with the Company from the date of grant. When either the partial or full performance condition is met, the value of the shares awarded related to the period earned would be charged to expense and the remainder would be recorded as deferred compensation to be amortized over the recipient's remaining required service period. Upon a change of control of the Company (as defined in the 1995 Stock Plan), all restricted stock awards granted prior to such change of control become fully vested. Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.

         Awards of 337,000 restricted shares of the Company's Common Stock were made in May 1995. The Partial Performance Condition of these shares is $5.90 per share with respect to 332,000 shares and $6.04 with respect to 5,000 shares, and the Full Performance Condition is $7.37 per share with respect to 332,000 shares and $7.58 with respect to 5,000 shares.

         The 1995 Stock Plan provides that with respect to options made to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted (except so delegated to the chief executive officer for non-executive officer grants). Options granted to key employees of the Company may be either incentive stock options (within the meaning of

Section 422 of the Internal Revenue Code of 1986 and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee.

         With respect to automatic options to non-employee directors of the Company (which must be non-qualified options), the 1995 Stock Plan specifies the option term and the terms and conditions upon which the options may be exercised. Each non-employee director who is such at the conclusion of any regular annual meeting of the Company's stockholders while the 1995 Stock Plan is in effect and who will continue to serve on the Board of Directors is granted such automatic options to purchase 1,000 shares of the Company's Common Stock at a price equal to the closing price of the Common Stock, as reported on the Nasdaq National Market System, on the date of grant of the option. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for ten years after the date of grant, unless terminated earlier (as provided in the Plan) upon or following termination of the holder's service as a director.

         At December 31, 1995, there were options exercisable for an aggregate of 2,000 shares of Common Stock outstanding to key employees and automatic options exercisable for an aggregate of 5,000 shares of Common Stock outstanding to non-employee directors of the Company, granted under the 1995 Stock Plan. The Company also granted a non-qualified stock option to Lowell P Weicker, Jr. effective December 7, 1995, in connection with his becoming a director of the Company. The option is exercisable for 4,000 shares of Common Stock at $4.75 per share, the fair market value of Common Stock on the date of grant. The option grant is not pursuant to any of the stock plans referred to above.

         A total of 198,000 shares of the Company's Common Stock remained available for grants of options or awards of restricted stock under the 1995 Stock Plan at December 31, 1995.

         In November 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued, and is effective January 1, 1996. This new standard requires either the recording of compensation expense for all stock awards and stock option grants or significantly increased disclosures for such awards and grants made after December 31, 1994. The Company intends to disclose the information required by the standard.

         The following table summarizes 1995 and 1994 activity under the Stock
Option Plans and the Stock Purchase Plan:
                               1983        Stock         1986        1994         1995
                             OPTION     Purchase       Option      Option        Stock
                               PLAN         Plan         Plan        Plan         Plan
- ----------------------------------------------------------------------------------------

Shares available at

   Dec. 31, 1993                ---       70,448      155,000         ---          ---

1994 Stock Plan
Shares available
   Mar. 23, 1994                ---          ---          ---     200,000          ---

Options granted in
     1994:
Price $3.375                    ---          ---          ---      10,000          ---
Price $3.5625                   ---          ---          ---      80,000          ---
Price $3.625                    ---          ---          ---      10,000          ---
Price $3.75                     ---          ---          ---      50,000          ---
Price $4.00                     ---          ---          ---      40,000          ---

Shares purchased in
     1994                       ---          824          ---         ---          ---

Options canceled in
     1994                   (25,000)         ---          ---         ---          ---

1995 Stock Plan
Shares available
    Mar. 8, 1995               ---          ---          ---         ---      550,000

Options granted in
     1995
Price $3.75                     ---          ---          ---       5,000          ---
Price $3.625                    ---          ---          ---       5,000          ---
Price $4.75                     ---          ---          ---         ---       15,000
Restricted Stock  Awards
      in 1995
Price $4.375                    ---          ---          ---         ---      332,000
Price $4.50                     ---          ---          ---         ---        5,000

Shares purchased in
    1995                        ---          317          ---         ---          ---

Options canceled in
     1995                       ---          ---          ---     (50,000)         ---

Plan terminations:
     Mar. 8, 1995
Stock Purchase Plan;
1986 Option Plan;
1994 Option Plan;
Remaining Options
     on shares                  ---       69,307      155,000      50,000          ---

Options outstanding at
    Dec. 31, 1995           101,875          ---      345,000     150,000      352,000

Shares available  at
    Dec. 31, 1995               ---          ---          ---      ---         198,000

NOTE G.
FOURTH QUARTER ADJUSTMENTS

         In the fourth quarter of 1995, the Company recognized a loss on foreign currency translation of $601,000 as a result of the substantial liquidation of its Canadian subsidiary (see Note A). Also in the fourth quarter, the Company reversed accruals of $290,000, which had previously been included in general reserves to reflect the uncertainty created by the bankruptcy of Healthco in 1993 on the Company's portfolio and operations. The aggregate effect of these adjustments on fourth quarter results was a decrease in income before tax of $311,000 ($435,000 after tax).

NOTE H.
EMPLOYEE BENEFIT PLANS

         In December 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. The Company made contributions of $110,000 in 1995 for the 1994 allocation to the ESOP and $99,000 in 1994 for the 1993 allocation to the ESOP.

         Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants. The Company has issued 300,000 shares of Common Stock to this plan in consideration of a Promissory Note in the principal amount of $1,050,000; 31,372 shares of Common Stock were allocated to participant accounts for 1994 under the ESOP. No allocation has yet been made for 1995.

         In July, 1994, the Company adopted a Supplemental Employee Stock Ownership Plan ("SESOP") for the benefit of all eligible employees. Eligibility requirements are similar to the ESOP discussed above except that any amounts allocated under the SESOP would first be allocated to the accounts of certain highly compensated employees to make up for certain limitations on Company contributions under the ESOP required by the 1993 Tax Act and next to all eligible employees on a non- discriminatory basis. The Company has issued 350,000 shares of Common Stock to this plan in consideration for a Promissory
Note in the principal amount of $1,225,000. No allocations have yet been made to participant accounts.

         The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $49,419 in 1995, and $37,975 in 1994.

NOTE I.
PREFERRED STOCK PURCHASE RIGHTS
PLAN

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

NOTE J.
DISCLOSURES ABOUT FAIR VALUE OF
FINANCIAL INSTRUMENTS

         The FASB Statement 107, Disclosures about Fair Value of Financial Instruments ("SFAS No. 107"), requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in SFAS No. 107.

         Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

         Quoted market prices are used when available; otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair values presented would not necessarily be realized in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. Additionally, SFAS No. 107 allows companies to use a wide range of valuation techniques; therefore, it may be difficult to compare the Company's fair value information to other companies' fair value information.

         The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1995

- --------------------------------------------------------------
                                       CARRYING     ESTIMATED
                                       VALUE        FAIR VALUE
                                       --------     ----------
                                            In thousands
- --------------------------------------------------------------
Financial assets:
   Cash and cash equivalents           $    861       $    861
   Restricted cash                     $  5,610       $  5,610

   Net investment in
       leases and notes                $119,886       $119,886

Financial liabilities:
   Notes payable                       $ 88,523       $ 88,523

- --------------------------------------------------------------

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

         Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Net investment in leases and notes: The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit rating and for the same remaining maturities. For nonaccrual loans, fair value is estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

         Notes payable: The Company's senior notes, as shown on the accompanying balance sheet, reflect their approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

         Interest rate contracts: The fair values of interest rate contracts is estimated based on the estimated amount necessary to terminate the agreements, which is not material.

NOTE K.
OFF-BALANCE-SHEET FINANCIAL
INSTRUMENTS

         Off-balance-sheet financial instruments represent various degrees and types of risk to the Company, including credit, interest rate and liquidity risk.

         In the normal course of its business the Company enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate notes payable. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.

         Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties based on a common notional principal amount and maturity date. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts.

         At December 31, 1995, the Company has six interest rate swap agreements with a notional value of approximately $27,500,000. The agreements mature from 2000 to 2001.

NOTE L.
CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of lease and note receivables and temporary cash balances. To reduce the risk to the Company, stringent underwriting policies in approving leases and notes and lease pools are closely monitored by management. In addition, the cash is maintained with several high quality financial institutions.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HPSC, Inc.:

         We have audited the accompanying consolidated balance sheets of HPSC, Inc. as of December 31, 1995 and December 31, 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HPSC, Inc. as of December 31, 1995 and December 31, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

         As discussed in Note A to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," effective January 1, 1995.





Boston, Massachusetts
March 26, 1996

MARKET INFORMATION

         The table below sets forth the representative high and low bid prices for shares of the Common Stock in the over the counter market as reported by the Nasdaq National Market System (Symbol: "HPSC") for the fiscal years 1995 and
1994:

1995 Fiscal Year               High      Low         1994 Fiscal Year                     High        Low
- ------------------------------------------------------------------------------------------------------------

First Quarter...............  $5 1/2     $3 5/8      First Quarter  ..................   $3 3/4      $3 1/4
Second Quarter..............   5          4 3/8      Second Quarter   ................    4 1/8       3 1/4
Third Quarter...............   5 1/8      4 1/2      Third Quarter   .................    3 7/8       3 1/16
Fourth Quarter..............   5 1/4      4 1/2      Fourth Quarter   ................    4           3 1/4

         The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

HOLDERS

                                                        Approximate Number of Record
                Title of Class                        Holders (as of February 29, 1996)
- -----------------------------------------------------------------------------------------

    Common Stock, par value $.01 per share                        110  (1)





(1) Excluded from the number of stockholders of record are approximately 1,000 "nominee" or "street name" holders

DIVIDENDS

         The Company has never paid any dividends and anticipates that for the foreseeable future its earnings will be retained for use in its business.

SELECTED FINANCIAL DATA

- ----------------------------------------------------------------------------------------------------
                                                   For Each of The Years Ended
                             -----------------------------------------------------------------------
(in thousands, except             DEC. 31,      Dec. 31,      Dec. 25,       Dec. 26,       Dec. 28,
share and per share data)           1995          1994          1993           1992           1991
- ----------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
   Earned Income on Leases
   and Notes                 $    12,924    $    11,630    $    17,095    $    21,734    $    25,565
   Provision for Losses           (1,296)          (754)       (15,104)        (4,307)        (4,403)
- ----------------------------------------------------------------------------------------------------
Net Revenues                 $    11,628    $    10,876    $     1,991    $    17,427    $    21,162
====================================================================================================
Net Income (Loss)            $      (125)   $       450    $    (7,278)   $     1,984    $     3,182
====================================================================================================
Income (Loss) per Share      $      (.03)   $       .09    $     (1.48)   $       .40    $       .65

====================================================================================================
Shares Used to Compute
   Earnings per Share          3,881,361      4,989,391      4,923,233      4,922,473      4,921,145

- ----------------------------------------------------------------------------------------------------



                                                      As at
                             -----------------------------------------------------
                              DEC. 31,   Dec. 31,   Dec. 25,   Dec. 26,   Dec. 28,
                                1995       1994       1993       1992       1991
- ----------------------------------------------------------------------------------
BALANCE SHEET DATA
Cash and Cash Equivalents    $    861   $    419   $ 16,600   $    625   $  4,323
Restricted Cash                 5,610      7,936       --         --         --
Lease Contracts Receivable
   and Notes Receivable       140,689    103,531    126,369    184,928    217,304
Unearned Income                25,875     16,924     21,803     33,791     43,573
Total Assets                  130,739    103,148    130,437    158,857    185,168
Bank Debt                      42,070     16,500      7,130     24,584     33,593
Senior Debt                    46,453     41,024     50,000     50,000     68,000
Subordinated Debt                --         --       19,962     19,090     18,326
Stockholder's Equity           33,359     32,822     37,621     45,041     43,385

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION

RESULTS OF OPERATIONS
Fiscal 1995 compared to 1994:

         The Company's net loss was $ 125,000 or $ 0.03 per share in 1995 compared to net income of $450,000 or $0.09 per share in 1994. The decrease in 1995 was primarily caused by the recognition of a write-off of a foreign currency translation adjustment of $601,000. The Company had operating income in 1995 of $680,000 compared to $750,000 in 1994. This decrease in operating income was due to a higher provision for losses due to a higher volume of originations and an increase in interest expense offset by an increase in earned income and a decrease in selling, general and administrative expenses.

         In 1994, the Company discontinued its Canadian operations as part of its strategic plan to focus on its business in the United States. Consistent with this strategy, and in an effort to begin to liquidate its Canadian operations, the Company in 1994 sold a large portion of its Canadian portfolio to Newcourt Credit Group, Inc. and used most of the proceeds to repay third party debt. Some of the proceeds were repatriated to the Company. As a result of this transaction the Company's total investment in Canada decreased from $3,800,000 to $2,100,000 at December 31, 1994. In 1995, the Company continued to liquidate its Canadian assets and repatriated another $700,000 to the United States. At December 31, 1995, after currency adjustments, the Company's investment in Canada was less than $800,000. Accordingly, the Company was deemed to have substantially liquidated its Canadian investment. Therefore, in accordance with FAS 52, the Company recognized in earnings the cumulative translation losses incurred in prior years that had been deferred as a separate component of equity.

         Earned income from leases and notes for 1995 was $12,924,000 compared to $11,630,000 in 1994 after reclassification of certain amounts in 1995. This increase of 11% resulted primarily from an increase of 6% in average portfolio of earning assets from 1994 to 1995. The Company financed new portfolio assets at a cost of $68,554,000 in 1995 compared to $32,609,000 in 1994, a 110%
increase in the value of assets financed. At December 31, 1995, the Company had a $35,000,000 backlog of customer applications that had been approved but had not yet resulted in a completed transaction, compared to $25,000,000 at the end of 1994. Not all approved transactions will result in financing transactions for the Company. The Company's interest costs increased in 1995 by 57% due to higher levels of average debt required to support this increase in new portfolio assets and a higher cost of capital than in 1994. (See Note B to Financial Statements and Liquidity and Capital Resources.)

         Selling, general and administrative expenses were $5,984,000 in 1995 compared to $6,970,000 in 1994, a 14% decrease. This decrease was due to a reduction in expenses related to the Company's Canadian operations in 1995 and the reversal of certain accruals which had previously been included in general reserves to reflect the uncertainty created by the bankruptcy of Healthco in 1993 on the Company's portfolio and operations.

         The provision for losses was $1,296,000 in 1995 as compared to $754,000 in 1994. The allowance for losses in 1995 was $4,512,000, approximately 3.8% of net investment in leases and notes compared to $4,595,000 or 5.0% in 1994. Net write-offs were $1,379,000 in 1995 compared to $3,056,000 in 1994. The increase in the provision for losses is due to the higher level of new financings added to the portfolio and management's continuing analysis of the risks and diversification in its portfolio.

         Net interest expense for 1995 was $4,964,000 compared to $3,156,000 in 1994 after reclassification to conform to 1995 presentation. This 57% increase was due primarily to higher levels of debt (43%) and higher average interest rates in 1995. The Company funded its business in 1995 in part with fixed rate and revolving credit arrangements (see Liquidity and Capital Resources).

         The Company had income before income taxes in 1995 of $79,000 compared to $750,000 in 1994. The provision for income taxes was $204,000 (258%) in 1995 compared to $300,000 (40%) in 1994. This increase is due to the fact that the $601,000 foreign currency translation adjustment is not deductible. In addition, the Company has a $128,000 reduction in its tax provision for a 1995 Canadian provincial refund of taxes from prior years.

         The Company has relationships with a diverse mix of equipment distributors and industry contacts in a variety of licensed practitioner professions. No single source of new financing represented more than 8% of 1995 total volume of financings.

         The earnings per share impact from the Company's repurchase and retirement of treasury shares in 1995 was less than $.01. Earnings per share have been unfavorably impacted by $.16 per share due to the 1995 write-off of its cumulative translation adjustment from the substantial liquidation of Credident.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1995, the Company had $861,000 in cash and cash equivalents compared with $419,000 at the end of 1994. As discussed in Note B to the Company's Consolidated Financial Statements, $5,610,000 of cash was restricted as of December 31, 1995, pursuant to a securitization agreement with HPSCF discussed below. Cash provided by operating activities was $4,514,000 for the year ended December 31, 1995, compared to cash used in operating activities of $2,598,000 for 1994. Cash used in investing activities was $32,417,000 for the year ended December 31, 1995, compared to cash provided by investing activities of $15,684,000 in 1994. Cash provided by financing activities was $28,345,000 for 1995 compared to cash used in financing activities of $29,267,000 in 1994.

         On December 27, 1993, the Company raised $70,000,000 through an asset Securitization transaction in which a wholly-owned subsidiary, HPSC Funding Corp. I ("HPSCF") issued senior secured notes (the "Notes") at a rate of 5.01%. The Notes were secured by a portion of the Company's portfolio which it sold in part and contributed in part to HPSCF. Proceeds of this financing were used to retire $50,000,000 10.125% senior notes due December 28, 1993, and $20,000,000,
10% subordinated notes due January 15, 1994. The Notes had an outstanding balance of $20,150,000 at December 31, 1995.

         In May, 1995, the Company executed an Amended and Restated Revolving Loan agreement with the First National Bank of Boston as Agent Bank ("Revolving Loan Agreement") increasing availability under this arrangement to $50,000,000. This agreement was amended in December, 1995, to increase availability to $60,000,000and extend the term to December 31, 1996. Under this agreement, the Company may acquire US dollar loans at variable rates of prime plus 1/4% to 1/2% in Eurodollar loans at LIBOR plus 1.75% to 2.00%, dependent on certain performance covenants. At December 31, 1995, the Company had $39,000,000 outstanding under this facility. This revolving loan agreement is currently not hedged and is, therefore, exposed to upward movements in interest rates.

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

         The Company had $26,303,000 outstanding under this facility at December 31, 1995, and, in connection with this facility, had six separate interest rate swap agreements with the Bank of Boston with a total notional value of approximately $27,500,000.

         In April, 1995, the Company entered into a fixed rate, fixed term loan agreement with Springfield Institution for Savings ("SIS") under which the Company borrowed $3,500,000 at 9.5% subject to certain recourse and performance covenants. The Company had $3,070,000 outstanding under this agreement at December 31, 1995. This revolving loan agreement is not currently hedged and is, therefore, exposed to upward movements in interest rates. In November, 1995, the Company entered into a sale agreement with SIS under which it transferred $1.5 million in assets to SIS subject to certain recourse covenants and servicing of these assets by the Company. A net gain of approximately $53,000 was recognized in connection with this transaction and is included in earned income from leases and notes for 1995.

         Amortization of debt discount of $0, $38,000, and $872,000 in 1995, 1994 and 1993 respectively is included in interest expense.

         The Company's senior notes as shown on the accompanying balance sheet reflect its approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

         Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings and carry on normal operations. In order to finance adequately its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources and make selective use of asset-sale transactions in 1996 as well as use additional availability under its current facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

         Inflation in the form of rising interest rates could have an adverse impact on the interest rate margins of the Company and its ability to maintain timely and adequate earning spreads on its portfolio assets.


RECENT ACCOUNTING PRONOUNCEMENTS

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard was effective January 1, 1996. The standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements and would supersede the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." An entity may continue to apply APB No. 25 provided the entity discloses its pro forma net income and earnings per share as if the fair value- based method had been applied in measuring compensation cost. The Company intends to continue applying APB No. 25 and to disclose the pro forma information required by SFAS No. 123.


RESULTS OF OPERATIONS
FISCAL 1994 COMPARED TO 1993

         The Company's net income of $450,000 or $0.09 per share in 1994 compared with a loss of $7,278,000 or $1.48 per share in 1993. This increase was due principally to a decrease in the provision for losses and interest expense, offset by a decline in earned income on portfolio assets as well as a continuing increase in selling general and administrative costs as part of the Company's continuing transition into an independent, "open-market" financial services company.

         Revenue from leases and notes for 1994 was $11,630,000 after reclassification to conform to 1995 presentation compared to $17,095,000 in 1993. This decline of 33% resulted primarily from a reduction of average portfolio assets from 1993 to 1994 of 26%. However, as the Company made the transition to an independent, open-market financial services company in 1994, it financed portfolio assets at a cost of $32,609,000 in 1994 compared to $16,402,000 in 1993, an approximately 99% increase in the amount of assets financed. At December 31, 1994, the Company had a $25,000,000 backlog consisting of customer applications which have been approved but have not yet resulted in a completed transaction, compared to $6,400,000 at the end of 1993. Not all approved applications result in financing transactions for the Company. The Company reduced its cost of capital as a result of securitization and revolving line of credit transactions (see Note B to Financial Statements and Liquidity and Capital Resources). By reducing its cost of capital, the Company was able to maintain competitive rates which it charges to its customers.

         Selling, general and administrative expenses were $6,970,000 in 1994 compared to $5,160,000 in 1993. As a result of the Healthco bankruptcy, the Company provided services which were formerly provided by Healthco under intercompany agreements between the two companies, including computer, tax compliance, human resources and certain advertising services. After the Healthco bankruptcy the Company hired additional senior management and sales and support personnel to assist the Company in its transition to a financial services organization no longer affiliated with a single vendor. In addition, as discussed above, the Company's level of activity in financing portfolio assets increased approximately 99% in 1994 over 1993. The Company has also incurred substantial legal fees in connection with the Healthco bankruptcy and the transition of the Company to an open market financial services organization.

         The provision for losses was $754,000 in 1994 compared to $15,104,000 in 1993. The allowance for losses of $4,595,000 for 1994 was approximately 5.0% of net investment in leases and notes compared to $6,897,000 or 6.3% in 1993. Net write-offs were $3,056,000 in 1994 compared to $17,423,000 in 1993. This amount includes approximately $1,166,000 of write-offs taken against the portfolio of Credident, the Company's wholly-owned Canadian subsidiary. In June, 1994, the Company entered into an agreement to sell substantially all the finance assets of Credident to Newcourt Credit Group, Inc. ("Newcourt") for approximately (US) $7,000,000 in cash. The Company entered into a service agreement whereby Newcourt agreed to manage certain accounts over the next two-year period ending June 30, 1996. Since the Company no longer generates new business in

Canada, these managed accounts were written down to estimated net realizable value.

         The decrease in the provision for losses in 1994 was due in part to the decline in portfolio size, the increase in the allowance for losses in 1993, and management's continuing analysis of the risks and diversification in its current portfolio of assets. The exposure to certain accounts generated in the mid to late 1980s decreased significantly in the Company's portfolio to 7.7% at December 31, 1994. This category of accounts represented a substantial portion of the 1993 provision for losses.

         Net interest expense for 1994 was $3,156,000 after reclassification to conform to 1995 presentation compared to $8,979,000 in 1993. This 65% decrease resulted from a reduced level of average borrowings (30%) as well as reduced overall interest rates on outstanding debt. The Company funded its business in 1994 in part with fixed rate and revolving credit arrangements.

         The Company had income before income taxes in 1994 of $750,000 compared to a loss of $12,148,000 in 1993. The provision for income taxes was $300,000 in 1994 compared to a credit in 1993 of $4,870,000.

         Despite the adverse developments arising out of the Healthco bankruptcy in 1993, the Company replaced the business previously supplied by Healthco with referrals from other equipment vendors. The Company established relationships with dental, medical, and other healthcare equipment distributors representing diversified sources of new business. All of the new financings entered into by the Company in 1994 involved equipment vendors other than Healthco.

OFFICERS

JOHN W. EVERETS
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY
President
Chief Operating Officer

RENE LEFEBVRE
Vice President
Treasurer
Chief Financial Officer



DIRECTORS

JOHN W. EVERETS (3)
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY (3)
President
Chief Operating Officer

LOUIS J.P. CALISTI, DDS, MPH
Director Emeritus

JOSEPH A. BIERNAT (2)
Retired
Former Senior Vice President,
United Technologies Corp.

J. KERMIT BIRCHFIELD, JR. (1)(3)
Independent Consultant.

DOLLIE COLE (1)(2)
Chairperson
Dollie Cole Corporation
Dallas, Texas

SAMUEL P. COOLEY (1)(2)(3)
Retired
Former Executive Vice President,
Shawmut National Corp.

THOMAS M. MCDOUGAL, DDS (2)
Practicing Dentist

LOWELL P. WEICKER, JR.
Chairman
DresingoLiermanoWeicker

(1)  Member, Compensation
         Committee

(2)  Member, Audit Committee

(3)  Executive Committee



AUDITORS

Coopers & Lybrand, L.L.P.
One International Place
Boston, Massachusetts  02110



TRANSFER AGENT

First National Bank of Boston
100 Federal Street
Boston, Massachusetts  02110



10-K

HPSC's Annual Report on Form
10-K is available to stockholders
without charge by writing to:

Investor Relations Department
HPSC, Inc.
60 State Street, Suite 3520
Boston, Massachusetts  02109