Form 10-K, Exhibit 13
period 1997-12-31
HPSC INC
filed 1998-03-30
CIK 718909

                                                                    EXHIBIT 13

TO OUR SHAREHOLDERS

For HPSC, 1997 was a year that required management to preserve our growth pattern while investing in and strengthening the Company's foundation for long-term success. In short, our goal was to maintain momentum as we fortified our position in a changing and challenging marketplace.

Specialty finance, and particularly healthcare finance, has become fiercely competitive as the healthcare industry seeks to find its future while reacting to unprecedented change. Despite these challenges, our net investment in finance contracts grew by 45% and our volume of lease contracts and notes receivable originations grew by 47%.

Our basic net income per share of $0.30 ($0.26 diluted) for 1997 (1996 $0.23 basic, $0.20 diluted) reflects the Company's continued adherence to its strategic plan as we continue to invest in training, information systems and increased support for our sales and marketing efforts. We believe that careful attention to these critical areas today will hone HPSC's competitive edge to meet the challenges of tomorrow.

HPSC continues to build on its leadership position in the dental profession while expanding its efforts to diversify sales and marketing to include numerous other healthcare professions. Today, HPSC provides financing for equipment used by healthcare providers in 50 states distributed by almost 1,000 vendors and offers practice acquisition financing nationwide. Customers, new and old, regularly tell us how much they value our services. The quotations on the inside front and back covers of this annual report are just samples of recent letters from satisfied customers; however, we must continue our efforts to improve.


American Commercial Finance Corporation ("ACFC"), our asset-based lending subsidiary, provides financing to manufacturing and distribution companies whose borrowing requirements are generally less than $5,000,000. We believe that asset-based lending provides valuable diversification to our Company and represents an attractive potential growth business opportunity for HPSC.

Today HPSC serves its customer base of over 13,000 accounts in fifty states from its 16 offices nationwide. We are proud of our record of providing financing to healthcare professionals over the last twenty-four years. As we strive to be "The finance company of choice in the markets we serve," we will continue to draw on the experience of our board of directors, our management and our employee/shareholders to grow and improve HPSC.



/s/ John W. Everets
-----------------------------
John W. Everets
Chairman of the Board and
Chief Executive Officer

CONSOLIDATED BALANCE SHEETS
    HPSC, INC. AND SUBSIDIARIES

                                                                                            December 31
                                                                                    ---------------------------
(in thousands, except per share and share amounts)                                     1997             1996

  ASSETS
  Cash and Cash Equivalents                                                          $  2,137      $  2,176
  Restricted Cash                                                                       7,000         6,769
  Investment in Leases and Notes:
       Lease contracts and notes receivable due in installments                       219,147       155,771
       Notes receivable                                                                33,245        18,688
       Retained interest in leases and notes sold                                      11,895         4,278
       Estimated residual value of equipment at end of lease term                      11,342         9,259
       Less unearned income                                                           (53,868)      (34,482)
       Less allowance for losses                                                       (5,541)       (4,562)
       Less security deposits                                                          (5,801)       (4,522)
       Deferred origination costs                                                       5,300         4,312
                                                                                     ----------------------
          Net investment in leases and notes                                          215,719       148,742
                                                                                     ----------------------
  Other assets:
       Other assets                                                                     5,502         3,847
       Refundable income taxes                                                          2,770         1,203
                                                                                     ----------------------
  Total Assets                                                                       $233,128      $162,737
                                                                                     ======================
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Revolving Credit Borrowings                                                        $ 39,000      $ 40,000
  Senior Notes                                                                        123,952        76,737
  Subordinated Debt                                                                    20,000           --
  Accounts Payable and Accrued Liabilities                                              6,254         5,916
  Accrued Interest                                                                      1,129           450
  Income Taxes:
       Currently payable                                                                   66           300
       Deferred                                                                         7,553         5,002
                                                                                    -----------------------
       Total Liabilities                                                              197,954       128,405
                                                                                    -----------------------
  Stockholders' Equity:
       Preferred Stock, $1.00 par value; authorized 5,000,000 shares; issued
          none                                                                             --            --
       Common Stock, $.01 par value; 15,000,000 shares authorized;
          and issued 4,912,530 shares in 1997 and 4,786,530 shares in 1996                 49            48
       Additional paid-in capital                                                      12,304        12,305
       Retained earnings                                                               26,472        25,351
       Less:  Treasury Stock, at cost (236,900 shares in 1997 and 128,600 in
              1996)                                                                    (1,210)         (587)
              Deferred compensation                                                    (2,286)       (2,590)
              Notes receivable from officers and employees                               (155)         (195)
                                                                                   ------------------------
       Total Stockholders' Equity                                                      35,174        34,332
                                                                                   ------------------------
  Total Liabilities and Stockholders' Equity                                         $233,128      $162,737
                                                                                   ========================

      The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
    HPSC, INC. AND SUBSIDIARIES

                                                                             Year Ended December 31
                                                                ---------------------------------------------

(in thousands, except per share and share amounts)                   1997                1996            1995
--------------------------------------------------------------- ---------------------------------------------

  REVENUES
  Earned income on leases and notes                               $   23,691       $    17,515    $    12,871
  Gain on sales of leases and notes                                    3,123             1,572             53
  Provision for losses                                                (2,194)           (1,564)        (1,296)
                                                                  -------------------------------------------
      Net Revenues                                                    24,620            17,523         11,628
                                                                  -------------------------------------------
  OPERATING AND OTHER (INCOME) EXPENSES
  Selling, general and administrative                                 12,330             8,059          5,984
  Interest expense                                                    10,649             8,146          5,339
  Interest income on cash balances                                      (361)             (261)          (375)
  Loss on write-off of foreign currency translation adjustment           --                --             601
                                                                  -------------------------------------------
  Income before Income Taxes                                           2,002             1,579             79
  Provision for Income Taxes                                             881               704            204
                                                                  -------------------------------------------
  Net Income (Loss)                                               $    1,121       $       875    $      (125)
                                                                  -------------------------------------------
  Basic Net Income (Loss) per Share                               $      .30       $       .23           (.03)
                                                                  -------------------------------------------
  Shares Used to Compute Basic Net Income (Loss) per Share         3,732,576         3,786,799      4,575,970
                                                                  ===========================================
  Diluted Net Income (Loss) per Share                             $      .26       $       .20    $      (.03)
                                                                  -------------------------------------------
  Shares Used to Compute Diluted Net Income (Loss) per Share       4,315,370         4,326,604      4,575,970
                                                                  ===========================================

      The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
    HPSC, INC. AND SUBSIDIARIES

                                                                                                          Notes
                                                                                                          Receivable
                                                                                                          from
                                    Common Stock        Additional                                        Officers
(in thousands,                ----------------------    Paid-in   Retained      Treasury     Deferred     and
 except share amounts)           Shares       Amount    Capital   Earnings       Stock       Compensation Employees
-------------------------------------------------------------------------------------------------------------------
 BALANCE AT JANUARY 1, 1995    5,574,395      $  56    $15,916    $24,601      $(5,023)     $(2,176)     $  --
 Issuance of Common Stock            317        --          --        --           --            --         --
 Net Income                          --         --          --      (125)          --            --         --
 Retirement of Treasury Stock (1,125,182)      (12)     (4,601)       --        4,163            --         --
 Restricted Stock Awards         337,000         4          (4)       --           --            --         --
 ESOP Compensation                    --        --          --        --           --           110         --
 Foreign currency translation
  adjustments                         --        --          --        --           --            --         --
 Recognized in current period
   upon liquidation of foreign
   subsidiary                         --        --          --        --           --            --         --
 Notes Receivable from
   Officers and Employees             --        --          --        --           --            --       (198)
-------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995   4,786,530        48      11,311    24,476         (410)       (2,066)      (198)
Net Income                            --        --          --       875           --            --         --
Restricted Stock Awards               --        --         994        --           --          (994)        --
Purchase of  Treasury Stock           --        --          --        --         (177)           --         --
Restricted Stock Compensation         --        --          --        --           --           365         --
ESOP Compensation                     --        --          --        --           --           105         --
Notes Receivable from Officers
 and Employees                        --        --          --        --           --            --          3
-------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996   4,786,530        48      12,305    25,351         (587)       (2,590)      (195)
Net Income                            --        --          --     1,121           --            --         --
Restricted Stock Awards          126,000         1          (1)       --           --            --         --
Purchase of  Treasury StockN          --        --          --        --         (623)           --         --
Restricted Stock Compensation         --        --          --        --           --           199         --
ESOP Compensation                     --        --          --        --           --           105         --
Notes Receivable from Officers
  and Employees                       --        --          --        --           --            --         40
-------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997   4,912,530      $ 49     $12,304    $26,472      $(1,210)     $(2,286)     $(155)
===================================================================================================================


                                                 Foreign
                                                 Currency
(in thousands,                                   Translation
 except share amounts)                           Adjustment      Total
-----------------------------------------------------------------------
 BALANCE AT JANUARY 1, 1995                     $(552)          $32,822
 Issuance of Common Stock                          --                --
 Net Income                                        --              (125)
 Retirement of Treasury Stock                      --                --
 Restricted Stock Awards                           --                --
 ESOP Compensation                                 --               110
 Foreign currency translation
  adjustments                                     (49)              (49)
 Recognized in current period
   upon liquidation of foreign
   subsidiary                                     601               601
 Notes Receivable from
   Officers and Employees                          --              (198)
------------------------------                  -----------------------
BALANCE AT DECEMBER 31, 1995                       --            33,161
Net Income                                         --               875
Restricted Stock Awards                            --                --
Purchase of  Treasury Stock                        --              (177)
Restricted Stock Compensation                      --               365
ESOP Compensation                                  --               105
Notes Receivable from Officers
 and Employees                                     --                 3
------------------------------                  -----------------------
BALANCE AT DECEMBER 31, 1996                       --            34,332
Net Income                                         --             1,121
Restricted Stock Awards                            --                --
Purchase of  Treasury StockN                       --              (623)
Restricted Stock Compensation                      --               199
ESOP Compensation                                  --               105
Notes Receivable from Officers
  and Employees                                    --                40
-----------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                    $  --           $35,174
=======================================================================

     The accompanying notes are an interal part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
    HPSC, INC. AND SUBSIDIARIES

                                                                                        Year Ended December 31
                                                                         ---------------------------------------------
(in thousands)                                                              1997             1996                1995
----------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                       $   1,121       $     875          $    (125)
 Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
 Foreign currency translation adjustment                                        --              --                601
 Depreciation and amortization                                               3,558           2,862              2,340
 Deferred income taxes                                                       2,551             389               (926)
 Restricted stock compensation                                                 199             365                 --
 Gain on sales of leases and notes                                          (3,123)         (1,572)               (53)
 Provision for losses                                                        2,194           1,564              1,296
 Increase in accrued interest                                                  679             111                 46
 Increase in accounts payable and accrued liabilities                          346           2,379              1,087
 Increase (decrease) in accrued income taxes                                  (234)            (68)               348
 (Increase) decrease in refundable income taxes                             (1,567)           (115)               358
 (Increase) decrease in other assets                                          (446)           (110)              (458)
                                                                         ---------------------------------------------
 Cash provided by operating activities                                       5,278           6,680              4,514
                                                                         ---------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
 Origination of lease contracts and notes receivable due in installments  (135,625)        (90,729)           (63,945)
 Portfolio receipts, net of amounts included in income                      46,594          38,445             37,524
 Proceeds from sales of lease contracts and notes
    receivable due in installments                                          33,039          24,344              1,630
 Net increase in notes receivable                                          (14,434)         (6,730)            (7,570)
 Net increase in security deposits                                           1,279           1,095                788
 Net increase in other assets                                                 (191)           (834)              (844)
 Loans to employees                                                             40               3               (198)
                                                                         ---------------------------------------------
 Cash used in investing activities                                         (69,298)        (34,406)           (32,615)
                                                                         ---------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of senior subordinated notes,
    net of debt issue costs                                                 18,306              --                 --
 Repayment of senior notes                                                 (53,125)        (26,019)           (23,385)
 Proceeds from issuance of senior notes, net of debt issue costs           100,087          52,973             28,422
 Net proceeds (repayments) from demand and
    revolving notes payable to banks                                        (1,000)          1,000             25,570
 Repayment of notes payable-treasury stock purchase                             --              --             (4,500)
 Purchase of treasury stock                                                   (623)           (177)                --
 Increase in restricted cash                                                   231           1,159              2,326
 Repayment of employee stock ownership plan promissory note                    105             105                110
                                                                         --------------------------------------------
 Cash provided by financing activities                                       63,981         29,041             28,543
                                                                         --------------------------------------------
 Net increase (decrease) in cash and cash equivalents                           (39)         1,315                442
 Cash and cash equivalents at beginning of year                               2,176            861                419
                                                                         --------------------------------------------
 Cash and cash equivalents at end of year                                $    2,137       $  2,176         $      861
                                                                         ============================================
 Supplemental disclosures of cash flow information:
      Interest paid                                                      $    9,835       $  7,719          $   4,510
      Income taxes paid                                                         616            765              1,423

      The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    HPSC, INC. AND SUBSIDIARIES

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
HPSC, Inc. ("HPSC") and its consolidated subsidiaries (the "Company") provide financing to healthcare professionals and small and medium-sized manufacturing and distribution companies throughout the United States.

The Company leases dental, ophthalmic, chiropractic, veterinary and other medical equipment utilized in the healthcare professions. The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling price to other customers. All leases are classified as direct financing leases.

The Company also finances the acquisition of healthcare practices by healthcare professionals and provides financing on leasehold improvements, office furniture and equipment and certain other costs involved in opening or maintaining a healthcare provider's office.

Through its wholly-owned subsidiary, American Commercial Finance Corporation ("ACFC"), the Company also provides asset-based financing to manufacturing and distribution companies whose borrowing requirements are generally less than $5,000,000.

CONSOLIDATION
The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: Credident, Inc. ("Credident"), the Company's Canadian subsidiary; ACFC, an asset-based lender focused primarily on accounts receivable and inventory financing at variable rates; HPSC Funding Corp. I ("Funding I"), HPSC Bravo Funding Corp. ("Bravo") and HPSC Capital Funding Inc. ("Capital"), special purpose corporations formed in connection with securitizations. All intercompany transactions have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant area requiring the use of management estimates is the allowance for losses on leases and notes receivable. Actual results could differ from those estimates.

REVENUE RECOGNITION
The Company finances equipment only after a customer's credit has been approved and a financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. When a transaction is initially activated, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. An amount equal to the sum of the payments due plus residual less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method. Recognition of revenue on these assets is suspended no later than when a transaction enters the legal collection phase. Also included in earned income are fee income from service charges on portfolio accounts, gains and losses on residual transactions plus miscellaneous income items, net of initial direct cost amortization.

SALES OF LEASES AND NOTES RECEIVABLE
The Company sells leases and notes receivable to third parties. Gains on sales of leases and notes are recognized at the time of the sale in an amount equal to the present value of the anticipated future cash flows, net of initial direct costs, expenses and estimated credit losses. Generally, the Company retains the servicing of lease receivables sold. Servicing fees specified in the sale agreements, which approximate market-rate servicing fees, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs. Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for recording the net gains and

    HPSC, INC. AND SUBSIDIARIES

retained interests from such sales. The adoption of SFAS No. 125, which superseded SFAS No. 77, "Reporting by Transferors for Transfers of Financial Assets and Extinguishments of Liabilities," did not have a material effect on the Company's consolidated financial position or results of operations.

DEFERRED ORIGINATION COSTS
The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." These initial direct costs are comprised of certain specific activities related to processing requests for financing. Deferred origination costs are amortized on the interest method over the life of the receivable as an adjustment of yield.

ALLOWANCE FOR LOSSES
The Company records an allowance for losses in its portfolio. The extent of the allowance is based on historical loss experiences, delinquencies and a specific analysis of potential loss accounts. An account is specifically reserved for or written off when deemed uncollectible.

The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. There was no such equipment held for resale at December 31, 1997 or December 31, 1996.

Effective January 1, 1995, the Company adopted prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards, which do not apply to the Company's lease contracts, apply to the Company's practice acquisition and asset-based loans, the Company's two major risk classifications used to aggregate loans for purposes of SFAS No. 114. The standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Company will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms.

Impaired practice acquisition and asset-based loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses. The Company had no impaired loans at December 31, 1997 or 1996.

ACCOUNTING FOR STOCK-BASED COMPENSATION
Effective January 1, 1996, the Company elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Company continues to apply the intrinsic value method under APB No. 25, and has disclosed the pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation."

INCOME TAXES
Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

    HPSC, INC. AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION
The Company accounts for translation of foreign currency in accordance with SFAS No. 52, "Foreign Currency Translation." Over a number of years, the accounts of the Company's Canadian subsidiary, Credident, when translated into U.S. dollars, lost value as a result of the decline in the Canadian dollar in relation to the U.S. dollar. In accordance with SFAS No. 52, the cumulative amount of such translation losses had been presented as a reduction of stockholders' equity. The Company discontinued its Canadian operations in 1994, and during 1995, the Company substantially liquidated its investment in Credident. In accordance with SFAS No. 52, upon substantial liquidation in 1995, the cumulative exchange losses were reflected in the income statement and eliminated as a separate component of stockholders' equity.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

RESTRICTED CASH
As part of its servicing obligation under its securitization and sales agreements (Note D), the Company collects certain cash receipts on the leases pledged or sold. These collections are segregated in separate accounts for the benefit of the third parties to whom the related lease contracts and notes receivable were pledged or sold, and are remitted to the third parties on a monthly basis.

INTEREST RATE SWAP CONTRACTS
Pursuant to the terms of its securitization agreements (Notes C and D), the Company is required to enter into interest rate swap contracts. These interest rate swaps are matched swaps, and as such, are accounted for using settlement accounting. In the case where the notional value of the interest rate swap agreements significantly exceeds the outstanding underlying debt, the excess swap agreements would be marked-to-market. All interest rate swap agreements entered into by the Company are for other than trading purposes. The Company has established a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

PROPERTY AND EQUIPMENT
Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income. Net property, plant and equipment is included in other assets and was not material at December 31, 1997 and 1996.

DEFERRED COMPENSATION
Deferred compensation includes notes receivable from the Company's Employee Stock Ownership Plan ("ESOP") and Supplemental Employee Stock Ownership Plan ("SESOP"), and deferred compensation related to restricted stock awards. Deferred compensation consists of the following:

                                                                                            December 31,
                                                              -----------------------------------------------------
(in thousands)                                                           1997                1996              1995
-------------------------------------------------------------------------------------------------------------------
ESOP                                                                $      631            $    736         $    841
SESOP                                                                    1,225               1,225            1,225
Restricted Stock                                                           430                 629               --
                                                              -----------------------------------------------------
Total                                                               $    2,286            $  2,590         $  2,066
                                                              =====================================================

    HPSC, INC. AND SUBSIDIARIES

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
SFAS No. 130, "Reporting Comprehensive Income" establishes standards for presenting comprehensive income. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" provides new standards for public companies to report information about business segments, products and services, geographic concentrations, and major customers. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits" provides new standards for disclosures related to pension plans and other post retirement benefits. SFAS Nos. 130, 131 and 132 will be effective for the Company for the year ending December 31, 1998. It is not expected that the adoption of these standards will have a material impact on the Company's consolidated operating results or financial condition.

RECLASSIFICATIONS
Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B.  LEASES AND NOTES RECEIVABLE
The Company considers its finance portfolio assets to consist of two general categories of assets based on such assets' relative risk.

The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 85% of the Company's net investment in leases and notes at December 31, 1997 (87% at December 31, 1996). Substantially all of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogeneous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, all of the Company's historical provision for losses, charge offs, recoveries and allowance for losses have related to its lease contracts and notes receivable due in installments.

The second category of assets consists of the Company's notes receivable, which comprise approximately 15% of the Company's net investment in leases and notes at December 31, 1997 (13% at December 31, 1996). These notes are commercial, asset-based, revolving lines of credit to small and medium size manufacturers and distributors, at variable interest rates, and typically have terms of two years. The Company began commercial lending activities in mid-1994. Through December 31, 1997, the Company has not had any charge offs of commercial notes receivable. The provision for losses related to the commercial notes receivable was $236,000, $146,000, and $95,000 in 1997, 1996, and 1995, respectively. The amount of the allowance for losses related to the commercial notes receivable was $520,000 and $284,000 at December 31, 1997 and 1996, respectively.

A summary of activity in the Company's allowance for losses for each of the years in the three-year period ended December 31, 1997 is as follows:

(in thousands)                                    1997          1996         1995
----------------------------------------------------------------------------------
Beginning balance                              $(4,562)      $(4,512)      $(4,595)
Provision for losses                            (2,194)       (1,564)       (1,296)
Charge offs                                      1,304         1,609         1,504
Recoveries                                         (89)          (95)         (125)
                                               -----------------------------------
Balance, end of year                           $(5,541)      $(4,562)      $(4,512)
                                               ===================================

The Company's receivables are subject to credit risk. To reduce this risk, the Company has adopted stringent underwriting policies in approving leases and notes that are closely monitored by management. Additionally, certain of the Company's leases and not es receivable, which have been sold under certain sales agreements (Note D), are subject to recourse and estimated losses are provided for by the Company.

    HPSC, INC. AND SUBSIDIARIES

The total contractual balances of delinquent lease contracts and notes receivable due in installments, both owned by the Company and owned by others and managed by the Company, over 90 days past due amounted to $6,806,000 at December 31, 1997 compared to $5,763,000 at December 31, 1996. An account is considered delinquent when not paid within thirty days of the billing due date.

The Company's agreements with its customers, except for ACFC notes receivable of approximately $33,245,000 in 1997 and $18,688,000 in 1996, are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of one to seven years. Scheduled future receipts on lease contracts and notes receivable due in installments, plus retained interest on leases and notes sold, including interest and excluding the residual value of the equipment and ACFC receivables, at December 31, 1997 are as follows:

(in thousands):
-------------------------------------------------------
1998                                       $     62,658
1999                                             56,160
2000                                             46,454
2001                                             34,115
2002                                             22,308
2003 and thereafter                               9,347


NOTE C. REVOLVING CREDIT BORROWINGS AND OTHER DEBT
Debt of the Company as of December 31, 1997 and December 31, 1996 is summarized below.

(in thousands)                                                            1997             1996
-------------------------------------------------------------------------------------------------
Revolving Credit Arrangement, due March 31, 1998                      $   39,000        $  40,000
Senior Notes:
    Senior Notes (Funding I)                                                  --            6,861
    Senior Notes (Bravo), due November, 2000 through August, 2001         57,295           67,524
    Senior Notes (Capital), due September, 2000 through January 2004      61,744               --
    Senior Notes (SIS), due March, 2001                                    4,913            2,352
Total Senior Notes                                                       123,952           76,737
Unsecured Senior Subordinated Notes, due 2007                             20,000               --
                                                                      ---------------------------
Total                                                                 $  182,952        $ 116,737
                                                                      ===========================

REVOLVING CREDIT ARRANGEMENT
In December, 1996, the Company executed an Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent (the "Revolving Loan Agreement," or "Revolver"), providing availability up to $95,000,000. On December 10, 1997 this agreement was extended on the same terms and conditions until March 31, 1998 providing availability of $60,000,000. Subsequent to December 31, 1997, the Company has received written commitments to further amend its Revolving Loan Agreement to provide availability of up to $100,000,000 through March 1999. Under the Revolving Loan Agreement, the Company may borrow at variable rates of prime or in Eurodollar loans at LIBOR plus 1.25% to 1.75%, dependent upon certain performance covenants. The weighted average rates on the outstanding borrowings were 7.4% and 7.5% at December 31, 1997 and 1996, respectively. In connection with the arrangement, all HPSC and ACFC assets, including ACFC stock, but excluding assets collateralized under the senior notes, have been pledged as collateral. The Revolving Loan Agreement has historically not been hedged, and is not hedged at December 31, 1997, and is, therefore, exposed to upward movements in interest rates. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings, and to carry on normal operations. The Company will continue to seek to raise additional capital from bank and non-bank sources, and from selective use of asset-sale transactions in the future. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance that it will be able to do so.

    HPSC, INC. AND SUBSIDIARIES


SENIOR NOTES (FUNDING I)
The Company borrowed $70,000,000 in a receivable-backed securitization transaction ("Securitization") on December 27, 1993. Under the terms of the Securitization, the Company formed a wholly-owned, special-purpose subsidiary, Funding I, to which the Company sold or contributed certain of its equipment lease contracts, conditional sales agreements, leasehold improvement loans, equipment residual rights and rights to underlying equipment ("Collateral"). Funding I subsequently issued $70,000,000 of secured notes ("Notes"), bearing interest at a fixed rate of 5.01%, secured by the Collateral.

At December 31, 1996, Funding I had gross receivables of approximately $9,758,000, which were pledged as Collateral. The agreement governing the Funding I securitization provided for restrictions on the Company's use of cash balances under certain conditions relating to default and delinquency ratios applicable to the Collateral. At December 31, 1996, restricted cash amounted to approximately $4,014,000. The agreement also contained a provision that required early termination of the securitization and payment to noteholders when there was restricted cash equal to noteholders balances. This event occurred during 1997, at which time the remaining outstanding debt obligation was paid in its entirety.

SENIOR NOTES (BRAVO)
As of January 31, 1995, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") established a $50,000,000 revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC", subsequently acquired by MBIA in February, 1998). Under the terms of the facility, Bravo, to which the Company sells and may continue to sell or contribute certain of its portfolio assets subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. In November 1996, the facility was amended to increase available borrowings to $100,000,000 and to allow up to $30,000,000 of the facility to be used to finance sales of financing contracts.

Monthly settlements of principal and interest payments are made from payments on portfolio assets held by Bravo. The terms of the Bravo securitization facility restrict the use of certain collected cash. This restricted cash amounted to approximately $5,359,000 and $2,755,000 at December 31, 1997 and 1996,
respectively. The required monthly payments of principal and interest to purchasers of commercial paper issued pursuant to the facility are guaranteed by CapMAC.

In the normal course of securitization transactions, Bravo enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate obligation to the commercial paper conduit. Under such interest rate swap contracts, Bravo pays a fixed rate of interest and receives a variable rate from the counterparty. At the time of entering into the interest rate swap contract, Bravo may assign its right, title, and interest in such contracts to the assignee or purchaser of the assets. There is credit risk to the extent a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.

At December 31, 1997, the Company had approximately $57,295,000 outstanding under the loan portion of this facility and, in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of approximately $60,432,000 at an effective interest rate of 6.24%. At December 31, 1996, the Company had approximately $67,524,000 outstanding under the loan portion of this facility and, in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of approximately $65,231,000 at an effective interest rate of 6.29%.

SENIOR NOTES (CAPITAL)
In June 1997, the Company, along with its wholly-owned, special purpose subsidiary, HPSC Capital Funding, Inc. ("Capital"), established a $100,000,000 Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). Under the terms of the facility (the "Capital Facility"), Capital, to which the Company

    HPSC, INC. AND SUBSIDIARIES

may sell certain of its portfolio assets from time to time, subject to certain covenants regarding Capital's portfolio performance and borrowing base calculations, pledges or sells its interests in these assets to a commercial paper conduit entity. Capital incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

Monthly settlements of the borrowing base and any applicable principal and interest payments are made from collections of Capital's portfolio. The terms of the facility restrict the use of certain collected cash. This restricted cash equaled approximately $1,641,000 at December 31, 1997. The required monthly payments of principal and interest to the purchasers of the commercial paper are guaranteed by BankBoston pursuant to the terms of the facility.

In the normal course of securitization transactions, Capital enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate obligation to the commercial paper conduit. Under such interest rate swap contracts, Capital pays a fixed rate of interest and receives a variable rate from the counterparty. At the time of entering into the interest rate swap contract, Capital may assign its right, title, and interest in such contracts to the assignee or purchaser of the assets. There is credit risk to the extent a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.

At December 31, 1997, the Company had approximately $61,744,000 of indebtedness outstanding under this facility, and in connection with this facility had swap contracts with BankBoston with a total notional value of $59,373,000 at an effective interest rate of 6.12%.

The total amount of loans outstanding under both the Bravo and Capital facilities, the notional amount of swaps outstanding related to such loans and the effective interest rate under the swaps, assuming payments are made as scheduled will be as follows:

(in thousands except for %)        Borrowings          Swaps              Rate
-------------------------------------------------------------------------------
December 31, 1998                 $ 84,974          $ 84,893             6.16%
December 31, 1999                   52,894            52,561             6.13%
December 31, 2000                   27,485            26,883             6.12%
December 31, 2001                   11,745            11,360             6.11%
December 31, 2002                    2,425             2,320             6.07%

SENIOR NOTES (SIS)
In April 1995, the Company entered into a secured, fixed rate, fixed term loan agreement with Springfield Institution for Savings under which the Company borrowed $3,500,000 at 9.5% subject to certain recourse and performance covenants. In July, 1997, the Company entered into an additional secured, fixed term loan agreement borrowing $4,000,000 at a fixed rate of 8.0%. Both loans are subject to certain recourse and performance covenants.

SENIOR SUBORDINATED NOTES
In March 1997, the Company issued $20,000,000 of unsecured senior subordinated notes (the "Notes") due in 2007. The notes bear interest at a fixed rate of 11%, payable semi-annually on April 1 and October 1, beginning October 1, 1997. The Notes are redeemable at the option of the Company, in whole or in part, other than through the operation of a sinking fund, after April 1, 2002 at established redemption prices, plus accrued but unpaid interest to the date of repurchase. Beginning July 1, 2002, the Company is required to redeem through sinking fund payments, on January 1, April 1, July 1, and October 1 of each year, a portion of the aggregate principal amount of the Notes at a redemption price equal to $1,000,000 plus accrued but unpaid interest to the redemption date.

Certain debt/securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1997, the Company was in compliance with the provisions of its debt covenants.

    HPSC, INC. AND SUBSIDIARIES

The scheduled maturities of the Company's revolving credit borrowings and all other debt at December 31, 1997 are as follows:

(in thousands)
--------------------------------------------
1998                               $ 74,081
1999                                 33,230
2000                                 26,275
2001                                 16,474
2002                                 11,952
Thereafter                           20,940

NOTE D.  SALES OF LEASES AND NOTES RECEIVABLE
The Company sells lease contracts and notes receivable due in installments under certain sales and securitization agreements. In 1997, 1996 and 1995, the Company received cash proceeds of approximately $33,039,000, $24,344,000, and $1,630,000, respectively, and recognized gains of approximately $3,123,000, $1,572,000, and $53,000, respectively, in connection with these sales.

In conjunction with the Company's two securitization facilities, the Company may sell certain of its portfolio assets to one of its two wholly-owned, special purpose subsidiaries, Bravo and Capital (Note C). Under the terms of the agreements for these facilities, the special purpose entities in turn sell the assets to a commercial paper conduit. Sales by the Company to either of its subsidiaries are subject to certain asset performance and asset base calculations. Proceeds from sales consist of cash, representing a portion of the net present value of the future scheduled payments for the assets sold, and a non-certificated, undivided interest in the assets sold. In recording the net gain on the sale of the assets and the fair value of the net receivables due, the Company assumes a loss rate on its retained interest approximating its historical loss rates, and present values its receivable stream at discount rates defined in the agreements at the time of the sale. At December 31, 1997 and 1996, the Company had approximately $33,610,000 and $8,123,000, respectively, outstanding under such securitization agreements. As a hedge against fluctuations in interest rates associated with commercial paper markets, both Bravo and Capital enter into interest rate swap agreements. At December 31, 1997 and 1996, interest rate swap agreements, with a total notional value of approximately $33,129,000 and $6,713,000, respectively, were in place in connection with such sales.

Certain sales agreements from 1996 and 1995 are subject to covenants that, among other matters, may require the Company to repurchase the assets sold and/or make payments under certain circumstances, primarily on the failure of the underlying debtors to make payments when due. The total outstanding balances of lease contracts and notes due in installments which are subject to repurchase obligations by the Company were approximately $13,105,000 at December 31, 1997 and $16,696,000 at December 31, 1996.

Under the sales and securitization agreements, the Company may continue to service the assets sold, subject to the maintenance of certain covenants. The Company deferred approximately $522,000, $395,000 and $20,000 in service fee income from sale transactions in 1997, 1996 and 1995, respectively, which will be recognized as revenue in proportion to the estimated future periodic servicing costs. The Company recognized approximately $171,000 and $15,000 of such revenue in 1997 and 1996, respectively.

NOTE E. LEASE COMMITMENTS
The Company leases various office locations under noncancelable lease arrangements that have initial terms of from three to five years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $448,000, $391,000, and $318,000, for 1997, 1996, and 1995,
respectively.

    HPSC, INC. AND SUBSIDIARIES


Future minimum lease payments for commitments exceeding twelve months under non-cancelable operating leases as of December 31, 1997 are as follows:

(in thousands)
-----------------------------------------------------
1998                                           $  354
1999                                              176
2000                                               17
2001                                               --
2002 and thereafter                                --

NOTE F.  INCOME TAXES
Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of income (loss) before income taxes are as follows:

                                                       Year Ended December 31,
                                        ----------------------------------------------------
(in thousands)                                   1997                 1996             1995
--------------------------------------------------------------------------------------------
Domestic                                      $  2,072             $  1,699            $ 154
Foreign                                            (70)                (120)             (75)
                                        ----------------------------------------------------
Income before income taxes                    $  2,002             $  1,579            $  79
                                        ====================================================

Income taxes consist of the following:

                                                       Year Ended December 31,
                                        ----------------------------------------------------
(in thousands)                                   1997                 1996             1995
--------------------------------------------------------------------------------------------
Federal  Current                            $ (1,347)              $  251           $   832
         Deferred                              2,050                  310              (569)
State    Current                                (346)                  64               426
         Deferred                                524                   79              (357)
Foreign  Current                                  --                   --              (128)
         Deferred                                 --                   --                --
                                        ----------------------------------------------------
Provision for income taxes                  $    881               $  704           $   204
                                        ====================================================

Deferred income taxes arise from the following:

                                                       Year Ended December 31,
                                        ----------------------------------------------------
(in thousands)                                  1997                  1996             1995
--------------------------------------------------------------------------------------------
Operating method                           $   2,785              $   142        $   (2,501)
Alternative minimum tax credit                    --                   --               609
Other                                           (211)                 247               966
                                        ----------------------------------------------------
                                           $   2,574              $   389        $     (926)
                                        ====================================================

    HPSC, INC. AND SUBSIDIARIES

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for each year is as follows:

                                                            Year Ended December 31,
                                        -------------------------------------------------------
                                                    1997                  1996            1995
-----------------------------------------------------------------------------------------------
Statutory rate                                      34.0%               34.0%             34.0%
State taxes net of US federal income tax benefit     5.9                 6.0              55.7
Effect of prior year foreign tax recovery             --                  --            (162.0)
Foreign loss not benefited                           1.2                 2.6              22.7
Non-deductible write-off of foreign currency
    translation adjustment                            --                  --             258.5
Other                                                2.9                 2.0              49.3
                                        -------------------------------------------------------
                                                    44.0%               44.6%            258.2%
                                        =======================================================

The items which comprise a significant portion of deferred tax liabilities are as follows at December 31:

(in thousands)                                                 1997               1996
-----------------------------------------------------------------------------------------
Operating method                                          $   7,906           $  5,146
Other                                                          (354)              (144)
                                                        ---------------------------------
Deferred income taxes                                     $   7,552           $  5,002
                                                        =================================

At December 31, 1997 consolidated retained earnings included $191,000 of unremitted earnings from the Company's foreign subsidiary (Credident). In the event of repatriation, the Company does not anticipate any significant additional income taxes.

NOTE G. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

COMMON STOCK
The Company has 15,000,000 shares authorized and 4,912,530 shares outstanding at December 31, 1997. Of the outstanding shares, 650,000 shares have been issued to the Company's ESOP and SESOP (Note I), 463,000 shares have been issued to certain employees under the Restricted Stock Plan (Note H), and 236,900 shares are held in treasury.

PREFERRED STOCK
The Company has 5,000,000 shares of $1.00 par value preferred stock authorized with no shares outstanding at December 31, 1997. (Note J. Preferred Stock Purchase Rights Plan.)

EARNINGS PER SHARE
In February 1997, SFAS No. 128, "Earnings per Share" was issued and became effective for the Company for the year ended December 31, 1997. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," b y establishing new requirements for calculating and reporting earnings per share. Net income per share data for 1996 and 1995 has been restated to conform to the provisions of SFAS No. 128. The Company's basic net income per share calculation is based on the weighted average number of common shares outstanding, which does not include unallocated shares under the Company's ESOP and SESOP (Note I), shares issued under the Restricted Stock Plan (Note H), treasury stock, or any shares issuable upon the exercise of outstanding stock options. Diluted net income per share includes the weighted average number of stock options and contingently issuable common shares under the Restricted Stock Plan outstanding as calculated under the treasury stock method, but not unallocated shares under the Company's ESOP and SESOP.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share. For the year ended December 31, 1995, stock option and restricted stock plan shares of 279,909 were excluded from the diluted net income per share calculation due to their antidilutive effect.

    HPSC, INC. AND SUBSIDIARIES

                                                                            Year Ended December 31,
                                                         --------------------------------------------------
(in thousands, except per share and share amounts)               1997                  1996            1995
-----------------------------------------------------------------------------------------------------------
Basic Net Income/(Loss) per Share:
    Net income                                            $    1,121            $      875       $     (125)
    Weighted average common shares outstanding             3,732,576             3,786,799        4,575,970
                                                         --------------------------------------------------
    Basic net income/(loss) per share                     $     0.30            $     0.23       $    (0.03)
                                                         ==================================================
Diluted Net Income/(Loss) per Share:
    Net income                                            $    1,121            $      875       $     (125)
    Denominator:
    Weighted average common shares outstanding             3,732,576             3,786,799        4,575,970
    Stock options and restricted shares                      582,794               539,805               --
                                                         --------------------------------------------------
                                                           4,315,370             4,326,604        4,575,970
                                                         --------------------------------------------------
    Diluted net income/(loss) per share                   $     0.26            $     0.20       $    (0.03)
                                                         ==================================================


NOTE H.  STOCK OPTION AND STOCK INCENTIVE PLANS

STOCK OPTION PLANS
The Company had three stock option plans in place which provided for the granting of options to purchase up to 801,875 shares of common stock: the Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), the Stock Option Plan dated March 5, 1986 (the "1986 Plan") and the 1994 Stock Plan dated March 23, 1994 (the "1994 Plan"). These three plans were terminated in May 1995 upon the approval of the 1995 Stock Incentive Plan discussed below.

Options granted under the 1983 Plan are either incentive stock options or non-qualified options and were granted at no less than 85% of the fair market value of the Common Stock on the date of grant. Officers and directors of the Company and its subsidiaries were eligible to participate under the 1986 Plan and only non-qualified stock options were granted under the 1986 Plan. Options under the Plan were granted at an exercise price equal to the market price on the date of grant. Key employees, directors of and consultants to the Company were eligible to participate in the 1994 Plan. Only non-qualified options were granted under the 1994 Plan and the option exercise price was in each case at fair market value of the Common Stock on the date of grant. Options generally vest over five years of service.

1995 STOCK INCENTIVE PLAN
The Company has outstanding stock options and awards of restricted stock under its 1995 Stock Incentive Plan dated March 8, 1995, as amended March 14, 1996, (the "1995 Stock Plan") pursuant to which 550,000 shares of Common Stock are reserved.

1995 STOCK PLAN - RESTRICTED STOCK
The 1995 Stock Plan provides that restricted shares of Common Stock awarded under the plan will remain unvested until certain performance and service conditions are both met.

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

    HPSC, INC. AND SUBSIDIARIES


The service condition is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service to the Company throughout the Performance Period provided that such holder shall also have completed five (5) years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1995 Stock Plan), all restricted stock awards granted prior to such change of control become fully vested.

Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.

Awards of 337,000 restricted shares of the Company's Common Stock were made in May 1995. The Partial Performance Condition of these shares is $5.90 per share with respect to 332,000 shares and $6.04 with respect to 5,000 shares, and the Full Performance Condition is $7.37 per share with respect to 332,000 shares and $7.58 with respect to 5,000 shares. Additional paid in capital and deferred compensation of $994,000 was recorded when the partial performance criteria was achieved with respect to 50% of the restricted shares in June 1996. In May 1997, an additional 126,000 restricted shares were awarded. As of December 31, 1997, neither of the performance conditions had been met for the May 1997 awards. In 1997, 1996, and 1995, the Company recognized approximately $199,000, $365,000 and $0, respectively, in compensation expense related to restricted stock awards under its 1995 Stock Incentive Plan.

1995 STOCK PLAN - STOCK OPTIONS
The 1995 Stock Plan provides that with respect to options made to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted (except as delegated to the Chief Executive Officer for non-executive officer grants). Options granted to key employees of the Company may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee.

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

OTHER OPTION GRANTS
At December 31, 1997, there were options exercisable for an aggregate of 4,000 shares of Common Stock outstanding to a consultant and options exercisable for an aggregate of 4,000 shares of Common Stock outstanding to a non-employee director of the Company.

    HPSC, INC. AND SUBSIDIARIES


The following table summarizes stock option and restricted stock activity:


                                                                              Options
                                                                  -------------------------------
                                                                   Number of    Weighted Average     Restricted
                                                                   Options        Exercise Price       Stock
--------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1995                                      636,875          $3.17                 --
    Granted                                                          25,000           4.33            337,000
    Forfeited                                                       (50,000)          3.56                 --
                                                                   ------------------------------------------
Outstanding at December 31, 1995                                    611,875           3.19            337,000
    Granted                                                          60,000           5.15                 --
    Forfeited                                                       (30,000)          3.31                 --
                                                                   ------------------------------------------
Outstanding at December 31, 1996                                    641,875           3.36            337,000
    Granted                                                          16,000           6.08            126,000
    Forfeited                                                        (5,000)          4.75                 --
                                                                   ------------------------------------------
Outstanding at December 31, 1997                                    652,875          $3.43            463,000
                                                                   ==========================================

The following table sets forth information regarding options outstanding at December 31, 1997:

                                             Options Outstanding                           Options Exercisable
                               ------------------------------------------------------- --------------------------------------
                                              Weighted Average        Weighted Average                  Weighted Average
Range of                        Number of     Remaining Contractual   Exercise            Number         Exercise
Exercise Prices                  Options         Life (Years)         Price             of Options        Price
-----------------------------------------------------------------------------------------------------------------------------

$2.63 - 3.25                     391,875             2.04              $2.87             391,875          $2.87
$3.38 - 4.00                     170,000             2.89               3.75             126,834           3.77
$4.50 - 4.88                      59,000             7.76               4.70              23,000           4.71
$6.13 - 6.75                      32,000             8.93               6.24              15,000           6.14
-----------------------------------------------------------------------------------------------------------------------------
$2.63 - 6.75                     652,875             3.08              $3.43             556,709          $3.24
=============================================================================================================================

The weighted average grant date fair values of options granted for the years ending December 31, 1997, 1996, and 1995 were $3.29, $3.07, and $ 4.24, respectively.

STOCK PURCHASE PLAN
Under the Stock Purchase Plan, eligible employees were granted options to acquire, through authorized payroll deductions, shares of common stock. The Stock Purchase Plan was terminated upon the approval of the Stock Incentive Plan in May, 1995. During 1995, 317 shares were issued under the Stock Purchase Plan.

NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES (STOCK LOAN PROGRAM)
On January 5, 1995 (as amended July 28, 1997), the Compensation Committee approved a Stock Loan Program whereby eligible executive officers and other senior personnel of the Company may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter or $500,000 in the aggregate at any time during the term of the loan program for all employees. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five years after the date of the loan. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans, with periodic principal prepayments equal to between 20% and 30% of the participant's after-tax bonus.

    HPSC, INC. AND SUBSIDIARIES

PRO FORMA DISCLOSURE
As described in Note A, the Company uses the intrinsic value method to measure compensation expense associated with the grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation, reported net income and basic and diluted earnings per share would have been as follows:

(in thousands, except per share amounts)           1997        1996           1995
-----------------------------------------------------------------------------------
Income (loss) before income taxes               $ 1,981     $ 1,598          $ (64)
Provision for income taxes                          898         735            204
                                                -----------------------------------
Net income (loss)                               $ 1,083     $   863          $(140)
                                                ===================================
Basic net income (loss) per share               $   .29     $   .23          $(.03)
Diluted net income (loss) per share             $   .25     $   .20          $(.03)
                                                ==================================

For purposes of determining the above disclosure required by SFAS No. 123, the fair value of options on their grant date was measured using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

                                                 1997          1996           1995
-----------------------------------------------------------------------------------
Risk-free interest rate                          5.7%          6.0%           6.7%
Expected life of option grants             5-10 years    5-10 years     5-10 years
Expected volatility of underlying stock         29.7%         36.4%          46.6%

The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995. The pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

NOTE I.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN
In December 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. However, it is the Company's present intention to make contributions sufficient to repay the ESOP's Promissory Note on a level funding basis over a 10-year period. The Company measures the expense related to such contributions based on the original cost of the stock which was originally issued to the ESOP. Shares of stock which were issued to the ESOP are allocated to the participants based on a calculation of the ratio of the annual contribution amount to the original principal of the Promissory Note. The Company made contributions of $105,000 in 1997 and 1996, and $110,000 in 1995.

Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants. The Company has issued 300,000 shares of Common Stock to this plan in consideration of a Promissory Note in the principal amount of $1,050,000. As of December 31, 1997, 119,654 shares of Common Stock have been allocated to participant accounts under the ESOP and 180,346 shares remain unallocated. The market value of unallocated shares at December 31, 1997 was $946,817.

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN
In July, 1994, the Company adopted a Supplemental Employee Stock Ownership Plan ("SESOP") for the benefit of all eligible employees. Eligibility requirements are similar to the ESOP discussed above except that any amounts allocated under the SESOP would first be allocated to the accounts of certain highly compensated employees to make up for certain limitations on Company contributions under the ESOP required by the 1993 Tax Act and next

    HPSC, INC. AND SUBSIDIARIES

to all eligible employees on a non-discriminatory basis. The Company has issued 350,000 shares of Common Stock to this plan in consideration for a Promissory
Note in the principal amount of $1,225,000. SESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. No contributions have been made nor have any allocations yet been made to participant accounts.

SAVINGS PLAN
The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $71,772 in 1997, $62,841 in 1996, and $49,419 in 1995.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
In 1997, the Company introduced an unfunded Supplemental Executive Retirement Plan ("SERP") effective January 1, 1997. The SERP provides certain executives retirement income benefits in addition to certain other retirement programs received by the executives. Benefits under the plan, based on an actuarial equivalent of a life annuity, are based on age, length of service and average earnings and vest over 15 years, assuming five years of service.

Benefits are payable upon separation of service. The expense under this plan was approximately $147,000 for the year ended December 31, 1997. The related liability of approximately $147,000 at December 31, 1997, is included in accrued liabilities.

NOTE J. PREFERRED STOCK PURCHASE RIGHTS PLAN
Pursuant to a rights agreement between the Company and BankBoston, as rights agent, dated August 3, 1993, the Board of Directors declared a dividend on August 3, 1993 of one preferred stock purchase right ("Right") for each share of the Company's common stock (the "Shares") outstanding on or after August 13, 1993. The Right entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock, which fractional share is substantially equivalent to one share of Common Stock, at an exercise price of $20. The Rights will not be exercisable or transferable apart from the Common Stock until the earlier to occur of 10 days following a public announcement that a person or affiliated group has acquired 15 percent or more of the outstanding Common Stock (such person or group, an "Acquiring Person"), or 10 business days after an announcement or commencement of a tender offer which would result in a person or group's becoming an Acquiring Person, subject to certain exceptions. The Rights beneficially owned by the Acquiring Person and its affiliates become null and void upon the Rights becoming exercisable.

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

NOTE K. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in SFAS No. 107.

    HPSC, INC. AND SUBSIDIARIES

Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Quoted market prices are used when available; otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair values presented would not necessarily be realized in an immediate sale, nor are there plans to settle liabilities prior to contractual maturity. Additionally, SFAS No. 107 allows companies to use a wide range of valuation techniques; therefore, it may be difficult to compare the Company's fair value information to other companies' fair value information.

The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1997:

                                         Carrying              Estimated
(in thousands)                            Value                Fair Value
---------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents             $   2,137             $   2,137
  Restricted cash                           7,000                 7,000
  Net investment in leases and notes      215,719               215,719
Financial liabilities:
  Notes payable and subordinated debt   $ 182,952             $ 182,952
  Interest rate swap contracts                 --                 1,060

The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996:

                                         Carrying              Estimated
(in thousands)                            Value                Fair Value
---------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents          $   2,176                $  2,176
  Restricted cash                        6,769                   6,769
  Net investment in leases and notes   148,742                 148,742
Financial liabilities:
  Notes payable                      $ 116,737                $116,737
  Interest rate swap contracts              --                     336


The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Net investment in leases and notes: The estimated fair value of net investment in leases and notes approximates carrying value. Loans at rates similar to those in the current portfolio could be made to borrowers with similar credit ratings and for similar remaining maturities. For nonaccrual practice acquisition and asset-based loans, fair value is estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Notes payable and subordinated debt: The fair market value of the Company's senior and subordinated notes is estimated based on the quoted market prices for similar issues or on the current rates offered to the Company for debt of the same maturity.

Interest rate swap contracts: The fair value of interest rate swap contracts is estimated based on the estimated amount necessary to terminate the agreements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of HPSC, Inc.:

We have audited the accompanying consolidated balance sheets of HPSC, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of HPSC, Inc. and subsidiaries for the year ended December 31, 1995 were audited by other auditors whose report, dated March 25, 1996, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the Company's adoption of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," effective January 1, 1995.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of HPSC, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 6, 1998

MARKET INFORMATION


The table below sets forth the representative high and low close prices for shares of the Common Stock in the over-the-counter market as reported by the NASDAQ National Market System (Symbol: "HPSC") for the fiscal years 1997 and 1996:

1997 Fiscal Year            High                   Low          1996 Fiscal Year       High               Low
---------------------------------------------------------------------------------------------------------------
First Quarter             $ 6 3/8               $  5 3/4        First Quarter       $  5 3/4        $     4 5/8
Second Quarter              6 1/8                  5 1/8        Second Quarter         7 3/8              4 5/8
Third Quarter               6 7/8                  5 1/4        Third Quarter          7                  5 3/4
Fourth Quarter              7                      5 1/4        Fourth Quarter         6 5/8              5 7/8

The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

HOLDERS

                                                  Approximate Number of Record
             Title of Class                   Holders (as of February 27, 1998)
-------------------------------------------------------------------------------
 Common Stock, par value $.01 per share                       88(1)

DIVIDENDS

The Company has never paid any dividends and anticipates that for the foreseeable future its earnings will be retained for use in its business.


(1) This number does not reflect beneficial ownership of shares held in "nominee" or "street name."

SELECTED FINANCIAL DATA


                                                                  Year Ended
                                    -------------------------------------------------------------------------------
(in thousands, except                 Dec. 31,        Dec. 31,      Dec. 31,         Dec. 25,             Dec. 26,
share and per share data)              1997             1996         1995(3)           1994(2)             1993(1)
-------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Revenues:
    Earned income on
      leases and notes                 23,691          17,515         12,871            11,630               17,095
    Gains on sales of
      leases and notes                  3,123           1,572             53                --                   --
    Provision for losses               (2,194)         (1,564)        (1,296)             (754)             (15,104)
-------------------------------------------------------------------------------------------------------------------
Net Revenues                           24,620          17,523         11,628            10,876                1,991
===================================================================================================================
Net Income (Loss)                       1,121             875           (125)              450               (7,278)
===================================================================================================================
Income (Loss) per Share:
    Basic(4)                             0.30            0.23          (0.03)             0.09                (1.48)
    Diluted(4)                           0.26            0.20          (0.03)             0.09                (1.48)
===================================================================================================================
Shares Used to Compute
Earnings per Share:
    Basic                           3,732,576       3,786,799      4,575,970         4,952,532            4,923,281
    Diluted                         4,315,370       4,326,604      4,575,970         5,044,754            4,923,281
===================================================================================================================


                                      Dec. 31,         Dec. 31,        Dec. 31,        Dec. 25,         Dec. 26,
                                       1997             1996            1995             1994             1993
-----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Cash and Cash Equivalents         $    2,137       $    2,176       $    861         $    419         $   16,600
Restricted Cash                   $    7,000            6,769          5,610            7,936                 --
Lease Contracts Receivable
    and Notes Receivable          $  264,287          178,737        140,689          103,531            126,369
Unearned Income                   $   53,868           34,482         25,875           16,924             21,803
Total Assets                      $  233,128          162,737        130,571          103,148            130,437
Revolving Credit Borrowings       $   39,000           40,000         39,000           16,500              7,130
Senior Notes                      $  123,952           76,737         46,523           41,024             50,000
Subordinated Debt                 $   20,000               --             --               --             19,962
Stockholders' Equity              $   35,174           34,332         33,161           32,822             37,621



(1) In 1993, the Company experienced a substantial decrease in new business, increased selling, general and administrative costs and a substantial adjustment to its loan loss reserves, in each case largely as a result of the bankruptcy of Healthco International, Inc. which previously had referred to the Company all of the Company's business.

(2) For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53 week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year end to December 31.

(3) Net loss reflects a one-time, non-cash loss on write-off of cumulative foreign currency translation adjustment of $601,000 related to the Company's discontinued Canadian operations.

(4) Net income (loss) per share for periods prior to December 31, 1997 have been restated to conform to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

Management's Discussion and Analysis of Financial Condition


RESULTS OF OPERATIONS

FISCAL YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
Earned income from leases and notes for 1997 was $23,691,000 (including $4,036,000 from ACFC) as compared to $17,515,000 (including $2,643,000 for ACFC) for 1996. This increase of approximately 35.3% was due primarily to the increase in the net investment in leases and notes from 1996 to 1997. The increase in net investment in leases and notes resulted from an increase of approximately 47.4% in the Company's financing contract originations for fiscal 1997 to approximately $143,000,000 (including approximately $14,000,000 in ACFC originations, and excluding approximately $4,500,000 of initial direct costs) from approximately $97,000,000 (including approximately $10,000,000 in ACFC originations, and excluding approximately $3,800,000 of initial direct costs) for 1996. Gains on sales of leases and notes increased to $3,123,000 in 1997 compared to $1,572,000 in 1996. This increase was caused by higher levels of sales activity in 1997. Earned income on leases and notes is a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income is recognized over the life of the net investment in leases and notes, using the interest method.

Interest expense net of interest income on cash balances for 1997 was $10,288,000 (43.4% of earned income) compared to $7,885,000 (45.0% of earned income) for 1996, an increase in amount of 30.5%. The increase in net interest expense was due primarily to a 56.7% increase in debt levels from 1996 to 1997, which resulted primarily from increased borrowings to finance the company's financing contract originations. The decrease as a percentage of earned income was due to lower interest rates on debt in 1997 as compared to 1996.

Net financing margin (earned income less net interest expense) for fiscal 1997 was $13,403,000 (56.6% of earned income) as compared to $9,630,000 (55.0% of earned income) for 1996. The increase in amount was due to higher earnings on a higher balance of earning assets. The increase in percentage of earned income was due to higher debt during 1997 at lower rates as compared to 1996.

The provision for losses for fiscal 1997 was $2,194,000 (9.3% of earned income) compared to $1,564,000 (8.9% of earned income) for 1996. This increase in amount resulted from higher levels of new financings in 1997 and the Company's continuing evaluation of its allowance for losses. The allowance for losses at December 31, 1997 was $5,541,000 (2.6% of net investment in leases and notes) as compared to $4,562,000 (3.0% of net investment in leases and notes) at December 31, 1996. Net charge-offs were approximately $1,200,000 in 1997 compared to $1,500,000 in 1996.

Selling, general and administrative expenses for fiscal 1997 were $12,330,000 (52.0% of earned income) as compared to $8,059,000 (46.0% of earned income) for 1996. This increase resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1997 and to permit anticipated near-term growth in financing activity.

The Company's income before income taxes for fiscal 1997 was $2,002,000 compared to $1,579,000 for 1996. The provision for income taxes was $881,000 (44.0% of income before tax) in 1997 compared to $704,000 (44.6%) in 1996.

The Company's net income for fiscal 1997 was $1,121,000 or $0.30 per basic share and $0.26 per diluted share, compared to $875,000 or $0.23 per basic share and $0.20 per diluted share for 1996. The increase in 1997 over 1996 was due to higher earned income from leases and notes and gains on sales offset by increases in the provision for losses, higher selling, general and administrative expenses, and higher average debt levels in 1997.

At December 31, 1997, the Company had approximately $59,000,000 of customer applications which had been approved but had not yet resulted in a completed transaction, compared to approximately $47,500,000 of such customer applications at December 31, 1996. Not all approved applications will result in completed financing transactions with the Company.

The Company has reviewed all significant areas within its operations, including the application, underwriting and accounting management systems, for date sensitive issues after December 31, 1999 ("Year 2000 Issues"). The Company is also monitoring the progress of its major service providers. Based on this review, the Company does not anticipate any material adverse impact from Year 2000 Issues.

FISCAL YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995
Earned income from leases and notes for 1996 was $17,515,000 (including $2,643,000 from ACFC) as compared to $12,871,000 (including $1,316,000 for ACFC) for 1995. This increase of approximately 36.1% was due primarily to the increase in the net investment in leases and notes from 1995 to 1996. The increase in net investment in leases and notes resulted from an increase of approximately 41.4% in the Company's financing contract originations for fiscal 1996 to approximately $97,000,000 (including approximately $10,000,000 in ACFC originations, and excluding approximately $3,800,000 of initial direct costs) from approximately $68,600,000 (including approximately $7,600,000 in ACFC originations, and excluding approximately $3,000,000 of initial direct costs) for 1995. Gains on sales of leases and notes increased to $1,572,000 in 1996 compared to $53,000 in 1995. This increase was caused by higher levels of sales activity in 1996. Earned income on leases and notes is a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income is recognized over the life of the net investment in leases and notes, using the interest method.

Interest expense net of interest income on cash balances for 1996 was $7,885,000 (45.0% of earned income) compared to $4,964,000 (38.6% of earned income) for 1995, an increase of 58.8%. The increase in net interest expense was due primarily to a 31.9% increase in debt levels from 1995 to 1996, which resulted from borrowings to finance the company's financing contract originations. The increase as a percentage of earned income was due to higher interest rates on debt in 1996 as compared to 1995.

Net financing margin (earned income less net interest expense) for fiscal 1996 was $9,630,000 (55.0% of earned income) as compared to $7,907,000 (61.4% of earned income) for 1995. The increase in amount was due to higher earnings on a higher balance of earning assets. The decline in percentage of earned income was due to higher debt during 1996 as compared to 1995.

The provision for losses for fiscal 1996 was $1,564,000 (8.9% of earned income) compared to $1,296,000 (10.1% of earned income) for 1995. This increase in amount resulted from higher levels of new financings in 1996 and the Company's continuing evaluation of its allowance for losses. The allowance for losses at December 31, 1996 was $4,562,000 (3.0% of net investment in leases and notes) as compared to $4,512,000 (3.6% of net investment in leases and notes) at December 31, 1995. Net charge-offs were approximately $1,500,000 in 1996 compared to $1,400,000 in 1995.

Selling, general and administrative expenses for fiscal 1996 were $8,059,000 (46.0% of earned income) as compared to $5,984,000 (46.5% of earned income) for 1995. This increase resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1996 and anticipated near-term growth.

In 1995, the Company incurred a loss on write-off of foreign currency translation adjustment of approximately $601,000 in connection with substantial liquidation of the Company's investment in its Canadian subsidiary. The Company incurred no such loss in 1996.

The Company's income before income taxes for fiscal 1996 was $1,579,000 compared to $79,000 for 1995. The provision for income taxes was $704,000 (44.6% of income before tax) in 1996 compared to $204,000 (258.2%) in 1995. The 1995 provision was affected by a $601,000 foreign currency translation adjustment related to the Company's Canadian operations that was not deductible.

The Company's net income for fiscal 1996 was $875,000 or $0.23 per basic share and $0.20 per diluted share, compared to ($125,000) or $(0.03) per basic and diluted share for 1995. The increase in 1996 over 1995 was due to higher earned income from leases and notes and gains on sales offset by increases in the provision for losses, higher selling, general and administrative expenses, higher average debt levels and higher average rates of interest on debt and a foreign currency translation adjustment in 1995.

At December 31, 1996, approximately $47,500,000 of customer applications which had been approved but had not yet resulted in a completed transaction were outstanding, compared to approximately $39,900,000 of such customer applications at December 31, 1995. Not all approved applications will result in completed financing transactions with the Company.

LIQUIDITY AND CAPITAL RESOURCES

The Company's financing activities require substantial amounts of capital, and its ability to originate new financing transactions is dependent on the availability of cash and credit. The Company currently has access to credit under the Revolver, its securitization transactions with Bravo and Capital, and loans secured by financing contracts. The Company obtains cash from sales of its financing contracts under its securitization facilities and from lease and note payments received. Substantially all of the assets of HPSC and ACFC and the stock of ACFC have been pledged to HPSC's lenders as security under HPSC's various short- and long-term credit arrangements. Borrowings under the securitizations are secured by financing contracts, including the amounts receivable thereunder and the assets securing the financing contracts. The securitizations are limited recourse obligations of the Company, structured so that the cash flow from the securitized financing contracts services the debt. In these limited recourse transactions, the Company retains some risk of loss because it shares in any losses incurred and it may forfeit the residual interest, if any, that it has in the securitized financing contracts should a default occur. The Company's borrowings under the Revolver are full recourse obligations of HPSC. Most of the Company's borrowings under the Revolver are used to temporarily fund new financing contracts entered into by the Company and are repaid with the proceeds obtained from other full or limit ed recourse financings and cash flow from the Company's financing transactions.

At December 31, 1997, the Company had $9,137,000 in cash, cash equivalents and restricted cash as compared to $8,945,000 at the end of 1996. As described in Note C to the Company's Consolidated Financial Statements, $7,000,000 of such cash was restricted pursuant to financing agreements as of December 31, 1997, compared to $6,769,000 at December 31, 1996.

Cash provided by operating activities was $5,278,000 for the year ended December 31, 1997 compared to $6,680,000 in 1996 and $4,514,000 in 1995. The significant components of cash provided for 1997 as compared to 1996 were an increase in net income in 1997 to $1,121,000 from $875,000 in 1996; an increase in the gain on sales of leases and notes to $3,123,000 in 1997 from $1,572,000 in 1996, which was caused by a higher level of sales activity in 1997; and an increase in accounts payable and accrued expenses, including accrued interest, of $1,025,000 as compared to 1996, which was caused primarily by the issuance of subordinated debt and higher senior note balances in 1997.

Cash used in investing activities was $69,298,000 for the year ended December 31, 1997, compared to $34,406,000 in 1996 and $32,615,000 in 1995. The primary components of cash used in investing activity for 1997 as compared to 1996 were an increase in originations of lease contracts and notes receivable to $135,625,000 in 1997 from $90,729,000 in 1996, offset by an increase in proceeds from sales of lease contracts and notes receivable to $33,039,000 in 1997 from $24,344,000 in 1996.

Cash provided by financing activities was $63,981,000 for the year ended December 31, 1997 compared to cash provided by financing activities of $29,041,000 for December 31, 1996 and $28,543,000 in 1995. The significant components of cash provided by financing activity in 1997 as compared to 1996 were proceeds from the issuance of subordinated debt of $18,306,000 in 1997 and an increase in the proceeds from senior notes in 1997 to $100,087,000 from $52,973,000 in 1996, offset by repayments of senior notes in 1997 of $53,125,000 compared to $26,019,000 in 1996.

On December 27, 1993, the Company raised $70,000,000 through an asset securitization transaction in which its wholly-owned subsidiary, Funding I, issued senior secured notes (the "Funding I Notes") at a rate of 5.01%. The Funding I Notes were secured by a portion of the Company's portfolio which it sold in part and contributed in part to Funding I. Proceeds of this financing were used to retire $50,000,000 of 10.125% senior notes due December 28, 1993, and $20,000,000 of 10% subordinated notes due January 15,1994. The Funding I Notes had an outstanding balance of $6,861,000 at December 31, 1996 and were fully paid out in June of 1997.

The Revolving Loan Agreement was extended on December 10, 1997 until March 31, 1998 with availability of $60,000,000. The Company has received commitments from a group of banks to amend and restate the Revolver increasing the availability to $100,000,000, expiring in March 1999. Under the Revolver, the Company may borrow at variable rates of prime and at LIBOR plus 1.25% to 1.75%, dependent on certain performance covenants. At December 31, 1997, the Company had $39,000,000 outstanding under this facility and $21,000,000 available for borrowing, subject to borrowing base limitations. The Revolver Agreement is not currently hedged and is, therefore, exposed to upward movements in interest rates.

As of January 31, 1995, the Company, along with its newly-formed, wholly-owned, special-purpose subsidiary Bravo, established a $50,000,000 revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company has sold and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's portfolio. HPSC may make additional sales to Bravo subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations. The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the facility. The Company had $57,295,000 outstanding under the Bravo facility at December 31, 1997, and in connection with this facility, had 16 separate interest rate swap agreements with BankBoston with a total notional value of $60,432,000. Effective November 5, 1996, the Bravo facility was increased to $100,000,000 and amended to provide up to $30,000,000 of such facility to be used as sales of receivables from Bravo for accounting purposes. The Company had $29,162,000 outstanding from sales of receivables under this portion of the facility, and in connection with this portion of the facility, had six separate interest rate swap agreements with BankBoston with a total notional value of $30,129,000 at December 31, 1997.

In April, 1995, the Company entered into a fixed rate, fixed term loan agreement with Springfield Institution for Savings ("SIS") under which the Company borrowed approximately $3,500,000 at 9.5% subject to certain recourse and performance covenants. In July 1997, the Company entered into another fixed rate, fixed term loan agreement with SIS under which the Company borrowed an additional $3,984,000 at 8% subject to the same conditions as the first loan. The Company had $4,913,000 outstanding under these agreements at December 31, 1997.

The Company's existing senior secured debt, issued in connection with certain securitization transactions as shown on the balance sheet contained in the Company's Consolidated Financial Statements appearing elsewhere, reflect its approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

In March 1997, the Company issued $20,000,000 of unsecured senior subordinated notes due 2007 ("Senior Subordinated Note") bearing interest at a fixed rate of 11% (the "Note Offering"). The Company received approximately $18,300,000 in net proceeds from the Note Offering and used such proceeds to repay amounts outstanding under the Revolver Agreement.

In June 1997, the Company, along with its wholly-owned, special purpose subsidiary, HPSC Capital Funding, Inc. ("Capital"), established a $100,000,000 Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). Under the terms of the facility (the "Capital Facility"), Capital, to which the Company may sell certain of its portfolio assets from time to time, pledges or sells its interests in these assets to Eagle, a commercial paper conduit entity. Capital may borrow at variable rates in the commercial paper market and may enter into interest rate swap agreements to assure fixed rate funding. Monthly settlements of the borrowing base and any applicable principal and interest payments will be made from collections of Capital's portfolio. The Company will be the servicer of the Capital portfolio subject to certain covenants. The agreement originally expired in September 2000. Effective January 1, 1998 the agreement was amended to extend the expiration date to September 2002. The Company had $61,744,000 of indebtedness outstanding under this facility at December 31, 1997, and in connection with this facility had six separate swap agreements with a total national value of $59,373,000.

In 1997, the Company repurchased an aggregate of 108,300 shares of its Common Stock for approximately $623,000. The Company may repurchase its Common Stock from time to time at prices favorable to the Company, although it has no specific repurchase plan in place at this time.

Management believes that the Company's liquidity, resulting from the availability of credit under the Revolver Agreement, the Bravo facility, the Capital facility and loans from savings banks, along with cash obtained from the sales of its financing contracts and from internally generated revenues is adequate to meet current obligations and future projected levels of financings and to carry on normal operations. In order to finance adequately its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources, make selective use of asset sale transactions in 1998 and use its current credit facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

Inflation in the form of rising interest rates could have an adverse impact on the interest rate margins of the Company and its ability to maintain adequate earning spreads on its portfolio assets.

FORWARD-LOOKING STATEMENTS
This Annual Report contains forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within the Annual Report generally. When used in this Annual Report, the words "believes," "anticipates," "expects," "plans," "intends," "estimates," "continue," "may," or "will" (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties, including but not limited to the following: the Company's dependence on funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital costs of the Company's competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value on financed equipment at the end of its lease term; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; and fluctuations in quarterly operating results. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1997 to be filed on or before March 31, 1998, contain additional information concerning such risk factors. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above, the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 1997, and the matters set forth in this Annual Report generally. HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


30