Form 10-K405, Exhibit 13
period 1998-12-31
HPSC INC
filed 1999-03-30
CIK 718909

                                                                    EXHIBIT 13.1

                              TO OUR STOCKHOLDERS

1998 was another year of significant progress for HPSC. Net income increased 81% to $0.47 per diluted share. Unearned income increased to $73,019,000, a 36% increase over $53,868,000 at the end of the prior year. Owned and managed leases and notes receivable increased to $423,331,000 at December 31, 1998, a 34% increase over $315,170,000 at December 31, 1997. Originations increased to $182,000,000 from $153,000,000 in 1997, a 19% increase. These results reflect five years of continual growth.

Five years ago, our 1993 Annual Report listed seven strategic goals for the Company. Those goals are restated below with an update on our progress.

1.   Achieve a highly competitive return on stockholder equity.

     o Net income (loss) per share has increased from a net loss of $1.48 per diluted share in 1993 to net income of $0.47 per diluted share in 1998. Unearned income has increased from $21,800,000 to $73,000,000, a 235% increase.

2. Create a high quality diversified portfolio of leases and notes secured by equipment and merchandise, with primary emphasis on the healthcare professions, including but not limited to the dental profession.

     o Our portfolio now includes receivables from more than twelve medical specialties located in fifty states.

3. Increase significantly the size of the HPSC portfolio through new bookings and portfolio acquisitions.

     o Volume of new leases and loans exceeded $182,000,000 in 1998, an increase of $168,000,000 over 1993 or 1,200% in five years. The portfolio of owned and managed receivables at year end 1998 was $423,331,000.

4. Build investor confidence so that HPSC stock is priced at an appropriate premium to book value.

     o At year end 1998, our stock price was $9.75, an increase of 188% from the $3.38 closing price at year end 1993.
2

5.   Offer HPSC customers and vendors excellent service.

     o HPSC has developed an enviable nationwide reputation for its service to customers and vendors.

6.   Increase significantly the number of vendors we now serve.

     o From a one-vendor relationship in 1993, HPSC has grown to service over 1,000 vendors in 1998.

7. Maintain strong controls on overhead expenses, while managing operations through state-of-the-art data processing.

     o Our data processing systems now serve a rapidly growing enterprise with reliability while enabling our Company to monitor and control information vital to our growth and profitability.

While our progress over the last five years has been significant, our goals for the future are equally high...We are encouraged by the continued support of our stockholders, lenders and our employee shareholders. Future gains and increased profitability remain our focus.


/s/ John W. Everets
-------------------------
John W. Everets
Chairman of the Board and
Chief Executive Officer

                          CONSOLIDATED BALANCE SHEETS

                          HPSC, Inc. and Subsidiaries

                                                                                               December 31
                                                                                         ----------------------
(in thousands, except per share and share amounts)                                            1998         1997
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents                                                                $   4,583    $   2,137
Restricted Cash                                                                              9,588        7,000
Investment in Leases and Notes:
     Lease contracts and notes receivable due in installments                              293,211      216,852
     Notes receivable                                                                       35,863       35,540
     Retained interest in leases and notes sold                                             14,500       11,190
     Estimated residual value of equipment at end of lease term                             14,830       11,342
     Less unearned income                                                                  (73,019)     (53,868)
     Less allowance for losses                                                              (7,350)      (5,541)
     Less security deposits                                                                 (6,756)      (5,801)
     Deferred origination costs                                                              6,696        5,300
                                                                                         ---------    ---------
          Net investment in leases and notes                                               277,975      215,014
                                                                                         ---------    ---------
Other Assets:
     Other assets                                                                            5,682        5,705
     Refundable income taxes                                                                   774        2,770
                                                                                         ---------    ---------
Total Assets                                                                             $ 298,602    $ 232,626
                                                                                         =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving Credit Borrowings                                                              $  49,000    $  39,000
Senior Notes                                                                               174,541      123,952
Subordinated Debt                                                                           20,000       20,000
Accounts Payable and Accrued Liabilities                                                     7,030        5,752
Accrued Interest                                                                             1,285        1,129
Income Taxes:
     Currently payable                                                                          84           66
     Deferred                                                                                9,096        7,553
                                                                                         ---------    ---------
Total Liabilities                                                                          261,036      197,452
                                                                                         ---------    ---------

Stockholders' Equity:
     Preferred stock, $1.00 par value; authorized, 5,000,000 shares; issued, none               --           --
     Common stock, $.01 par value; 15,000,000 shares authorized;
        issued, 4,618,530 shares in 1998 and 4,912,530 shares in 1997                           46           49
     Additional paid-in capital                                                             12,941       12,304
     Retained earnings                                                                      28,448       26,472
     Less: Treasury stock, at cost (368,000 shares in 1998 and 236,900 shares in 1997)      (2,230)      (1,210)
           Deferred compensation                                                            (1,141)      (2,286)
           Notes receivable from officers and employees                                       (498)        (155)
                                                                                         ---------    ---------
Total Stockholders' Equity                                                                  37,566       35,174
                                                                                         ---------    ---------
Total Liabilities and Stockholders' Equity                                               $ 298,602    $ 232,626
                                                                                         =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                 ---------------------------------------------
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 ---------------------------------------------

                          HPSC, Inc. and Subsidiaries

                                                                               Year Ended December 31
                                                                  -----------------------------------------
(in thousands, except per share and share amounts)                       1998           1997           1996
--------------------------------------------------                -----------    -----------    -----------

REVENUES:
     Earned income on leases and notes                            $    32,961    $    23,691    $    17,515
     Gain on sales of leases and notes                                  4,906          3,123          1,572
     Provision for losses                                              (4,201)        (2,194)        (1,564)
                                                                  -----------    -----------    -----------
          Net Revenues                                                 33,666         24,620         17,523
                                                                  -----------    -----------    -----------

OPERATING AND OTHER (INCOME) EXPENSES:
     Selling, general and administrative                               15,021         11,599          8,059
     Interest expense                                                  15,463         11,380          8,146
     Interest income on cash balances                                    (337)          (361)          (261)
                                                                  -----------    -----------    -----------
Income before Income Taxes                                              3,519          2,002          1,579
Provision for Income Taxes                                              1,543            881            704
                                                                  -----------    -----------    -----------
Net Income                                                        $     1,976    $     1,121    $       875
                                                                  ===========    ===========    ===========
Basic Net Income per Share                                        $      0.53    $      0.30    $      0.23
                                                                  -----------    -----------    -----------
Shares Used to Compute Basic Net Income per Share                   3,719,026      3,732,576      3,786,799
                                                                  -----------    -----------    -----------
Diluted Net Income per Share                                      $      0.47    $      0.26    $      0.20
                                                                  -----------    -----------    -----------
Shares Used to Compute Diluted Net Income per Share                 4,194,556      4,315,370      4,326,604
                                                                  -----------    -----------    -----------

The accompanying notes are an integral part of the consolidated financial statements.

       -----------------------------------------------------------------
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
       -----------------------------------------------------------------

                          HPSC, INC. AND SUBSIDIARIES

                                                                                                                  Notes
                                                                                                             Receivable
                                         Common Stock    Additional                                                from
                                     -----------------    Paid-in      Retained   Treasury      Deferred   Officers and
(in thousands, except share amounts)    Shares  Amount    Capital      Earnings      Stock  Compensation      Employees       Total
------------------------------------ ---------  ------   ----------    --------    -------  ------------   ------------    --------

BALANCE AT JANUARY 1, 1996           4,786,530    $ 48     $ 11,311    $ 24,476    $  (410)      $(2,066)        $ (198)   $ 33,161
Net Income                                  --      --           --         875         --            --             --         875
Restricted Stock Awards                     --      --          994          --         --          (994)            --          --
Purchase of Treasury Stock                  --      --           --          --       (177)           --             --        (177)
Restricted Stock Compensation               --      --           --          --         --           365             --         365
ESOP Compensation                           --      --           --          --         --           105             --         105
Notes Receivable from
     Officers and Employees                 --      --           --          --         --            --              3           3

------------------------------------ ---------  ------   ----------    --------    -------  ------------   ------------    --------
BALANCE AT DECEMBER 31, 1996         4,786,530      48       12,305      25,351       (587)       (2,590)          (195)     34,332
Net Income                                  --      --           --       1,121         --            --             --       1,121
Restricted Stock Awards                126,000       1           (1)         --         --            --             --          --
Purchase of Treasury Stock                  --      --           --          --       (623)           --             --        (623)
Restricted Stock Compensation               --      --           --          --         --           199             --         199
ESOP Compensation                           --      --           --          --         --           105             --         105
Notes Receivable from
     Officers and Employees                 --      --           --          --         --            --             40          40

------------------------------------ ---------  ------   ----------    --------    -------  ------------   ------------    --------
BALANCE AT DECEMBER 31, 1997         4,912,530      49       12,304      26,472     (1,210)       (2,286)          (155)     35,174
Net Income                                  --      --           --       1,976         --            --             --       1,976
Restricted Stock Awards                     --      --          643          --         --          (643)            --          --
Purchase of Treasury Stock                  --      --           --          --     (1,020)           --             --      (1,020)
Restricted Stock Compensation               --      --           --          --         --           458             --         458
ESOP Compensation                           --      --           --          --         --           105             --         105
Notes Receivable from
     Officers and Employees                 --      --           --          --         --            --           (343)       (343)
Cancellation of SESOP                 (350,000)     (4)      (1,221)         --         --         1,225             --          --
Stock Bonus Awards                       6,000      --           31          --         --            --             --          31
Exercise of Stock Options              200,000       2          883          --         --            --             --         885
Conversion of Restricted
     Stock to Stock Options           (150,000)     (1)           1          --         --            --             --          --
Extension of Stock Options
     Scheduled to Expire                    --      --          300          --         --            --             --         300

------------------------------------ ---------  ------   ----------    --------    -------  ------------   ------------    --------
BALANCE AT DECEMBER 31, 1998         4,618,530    $ 46     $ 12,941    $ 28,448    $(2,230)      $(1,141)        $ (498)   $ 37,566
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           HPSC, Inc and Subsidiaries

                                                                                Year Ended December 31
                                                                          -----------------------------------
(in thousands)                                                                 1998         1997         1996
-----------------------------------------------------------------------   ---------    ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                $   1,976    $   1,121    $     875
Adjustments to reconcile net income to cash
     provided by operating activities:
Depreciation and amortization                                                 4,275        3,558        2,862
Increase in deferred income taxes                                             1,543        2,551          389
Restricted stock compensation                                                   458          199          365
Gain on sale of lease contracts and notes receivable                         (4,906)      (3,123)      (1,572)
Provision for losses on lease contracts and notes receivable                  4,201        2,194        1,564
Increase in accrued interest                                                    156          679          111
Increase (decrease) in accounts payable and accrued liabilities                (920)         346        2,379
Increase (decrease) in accrued income taxes                                      18         (234)         (68)
(Increase) decrease in refundable income taxes                                1,996       (1,567)        (115)
(Increase) decrease in other assets                                              14         (446)        (110)
                                                                          ---------    ---------    ---------
Cash provided by operating activities                                         8,811        5,278        6,680
                                                                          ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Origination of lease contracts and notes receivable due in installments    (166,672)    (135,625)     (90,729)
Portfolio receipts, net of amounts included in income                        59,365       48,889       38,445
Proceeds from sales of lease contracts and notes
     receivable due in installments                                          38,696       33,039       24,344
Net increase in notes receivable                                               (289)     (16,729)      (6,730)
Net increase in security deposits                                               955        1,279        1,095
Net increase in other assets                                                   (621)        (191)        (834)
Net (increase) decrease in loans to employees                                  (343)          40            3
                                                                          ---------    ---------    ---------
Cash used in investing activities                                           (68,909)     (69,298)     (34,406)
                                                                          ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior subordinated notes,
     net of debt issue costs                                                     --       18,306           --
Repayment of senior notes                                                   (61,030)     (53,125)     (26,019)
Proceeds from issuance of senior notes, net of debt issue costs             111,474      100,087       52,973
Net proceeds (repayments) from demand and
     revolving notes payable to banks                                        10,000       (1,000)       1,000
Purchase of treasury stock                                                   (1,020)        (623)        (177)
Increase in restricted cash                                                   2,588          231        1,159
Exercise of employee stock options                                              427           --           --
Repayment of employee stock ownership plan promissory note                      105          105          105
                                                                          ---------    ---------    ---------
Cash provided by financing activities                                        62,544       63,981       29,041
                                                                          ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents                          2,446          (39)       1,315
Cash and cash equivalents at beginning of year                                2,137        2,176          861
                                                                          ---------    ---------    ---------
Cash and cash equivalents at end of year                                  $   4,583    $   2,137    $   2,176
                                                                          =========    =========    =========
Supplemental disclosures of cash flow information:
    Interest paid                                                         $  14,775    $   9,835    $   7,719
    Income taxes paid                                                            52          616          765

The accompanying notes are an integral part of the consolidated financial statements.

                ------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                ------------------------------------------------

                          HPSC, Inc. and Subsidiaries

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

HPSC, Inc. ("HPSC") and its consolidated subsidiaries (the "Company") provide financing to licensed professionals, principally healthcare providers, through leases and notes due in installments. The Company also provides asset-based financing to small and medium-sized manufacturing and distribution companies throughout the United States.

The Company finances dental, ophthalmic, chiropractic, veterinary and other medical equipment utilized in the healthcare professions. The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling prices to other customers. All leases are classified as direct financing leases. The Company also finances the acquisition of healthcare practices by healthcare professionals and provides financing on leasehold improvements, office furniture and equipment, and certain other costs involved in opening or maintaining a healthcare provider's office.

Through its wholly-owned subsidiary, American Commercial Finance Corporation ("ACFC"), the Company also provides asset-based financing to manufacturing and distribution companies whose borrowing requirements are generally less than $5,000,000.

CONSOLIDATION

The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: ACFC, an asset-based lender focused primarily on providing accounts receivable and inventory financing at variable rates; HPSC Funding Corp. I ("Funding I"), HPSC Bravo Funding Corp. ("Bravo") and HPSC Capital Funding Inc. ("Capital"), special-purpose corporations formed in connection with securitizations; and Credident, Inc. ("Credident") the Company's inactive Canadian subsidiary. All intercompany transactions have been eliminated in consolidation.

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

REVENUE RECOGNITION

The Company finances equipment only after a customer's credit has been approved and a lease or financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. When a transaction is initially activated, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. An amount equal to the sum of the payments due plus residual value less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method. Recognition of revenue on these assets is suspended no later than when a transaction enters the legal collection phase. Also included in earned income are fee income from service charges on portfolio accounts, gains and losses on residual transactions, and miscellaneous income items, net of initial direct cost amortization.

SALES OF LEASES AND NOTES RECEIVABLE

The Company sells a portion of its leases and notes receivable to third parties. Gains on sales of leases and notes are recognized at the time of the sale in an amount equal to the present value of the anticipated future cash flows, net of initial direct costs, expenses and estimated credit losses. Generally, the Company retains the servicing of financing contracts sold. Servicing fees specified in the sale agreements, which approximate market-rate servicing fees, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs. Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for recording the net gains and retained interests from such sales. The adoption of SFAS No. 125, which superseded SFAS No. 77, "Reporting by Transferors for Transfers of Financial Assets and Extinguishments of Liabilities," did not have a material effect on the Company's consolidated financial position or results of operations.

DEFERRED ORIGINATION COSTS

The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". These initial direct costs comprise certain specific activities related to processing requests for financing. Deferred origination costs are amortized on the interest method over the life of the receivable as an adjustment of yield.

ALLOWANCE FOR LOSSES

The Company records an allowance for losses in its portfolio. The extent of the allowance is based on historical loss experiences, delinquencies, and a specific analysis of potential loss accounts. An account is specifically reserved for or written off when deemed uncollectible.

The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. There was no such equipment held for resale at December 31, 1998 or 1997.

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118,

                   Notes to Consolidated Financial Statements

                          HPSC, Inc. and Subsidiaries


"Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards, which do not apply to the Company's lease contracts, apply to the Company's practice acquisition and asset-based loans, the Company's two major risk classifications used to aggregate loans for purposes of SFAS No. 114. The standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Company will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms.

Impaired practice acquisition and asset-based loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses. The Company had no impaired loans at December 31, 1998 or 1997.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Effective January 1, 1996, the Company elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." The Company continues to apply the intrinsic value method under APB No. 25, and has disclosed the pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation".

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

RESTRICTED CASH

As part of its servicing obligation under its securitization and sales agreements (Notes C and D), the Company collects certain cash receipts on financing contracts pledged or sold. These collections are segregated in separate accounts for the benefit of the third parties to whom the related lease contracts and notes receivable were pledged or sold and are remitted to the third parties on a monthly basis.

INTEREST RATE SWAP CONTRACTS

Pursuant to the terms of its securitization agreements (Notes C and D), the Company is required to enter into interest rate swap contracts. These interest rate swaps are matched swaps and, as such, are accounted for using settlement accounting. In the case where the notional value of the interest rate swap agreements significantly exceeds the outstanding underlying debt, the excess swap agreements would be marked-to-market. All interest rate swap agreements entered into by the Company are for other than trading purposes. The Company has established a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

PROPERTY AND EQUIPMENT

Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income. Net property, plant and equipment is included in other assets and was not material at December 31, 1998 or 1997.


DEFERRED COMPENSATION

Deferred compensation includes notes receivable from the Company's Employee Stock Ownership Plan ("ESOP") and Supplemental Employee Stock Ownership Plan ("SESOP"), and deferred compensation related to restricted stock awards. In April 1998, the Company canceled its SESOP. The Company had originally issued 350,000 shares of common stock to this plan in July 1994 in consideration of a promissory note. The shares issued to the SESOP were retired and the promissory note in the principal amount of $1,225,000 was canceled. Deferred compensation consists of the following:

                               ------     ------     ------
(in thousands)                   1998       1997       1996
                               ------     ------     ------
ESOP                           $  526     $  631     $  736
SESOP                              --      1,225      1,225
Restricted stock                  615        430        629
                               ------     ------     ------
Total                          $1,141     $2,286     $2,590
                               ======     ======     ======

                   Notes to Consolidated Financial Statements

                          HPSC, Inc. and Subsidiaries


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement established standards for reporting and presenting comprehensive income and its components. Comprehensive income equals net income for the years ended December 31, 1998, 1997, and 1996.

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosure about Pensions and Other Post Retirement Benefits". The Company has provided the required disclosures of these pronouncements in Notes L and I, respectively.

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes new accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement will be effective for the first quarter of the Company's year ended December 31, 2000. The Company is evaluating the impact of the adoption of this statement on its consolidated financial statements.

RECLASSIFICATIONS

Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B. LEASES AND NOTES RECEIVABLE

The Company considers its finance portfolio assets to consist of two general categories of assets based on such assets' relative risk.

The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 87% of the Company's net investment in leases and notes at December 31, 1998 (85% at December 31, 1997). Substantially all of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogeneous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, all of the Company's historical provision for losses, charge-offs, recoveries and allowance for losses have related to its lease contracts and notes receivable due in installments.

The second category of assets consists of the Company's notes receivable, which comprise approximately 13% of the Company's net investment in leases and notes at December 31, 1998 (15% at December 31, 1997). These notes primarily relate to commercial, asset-based, revolving lines of credit to small and medium sized manufacturers and distributors, at variable interest rates, and typically have terms of two years. The provision for losses related to the commercial notes receivable were $147,000, $236,000, and $146,000 in 1998, 1997, and 1996,
respectively. Charge-offs of commercial notes receivable were $75,000, $0, and $0 in 1998, 1997, and 1996, respectively. The amount of the allowance for losses related to the commercial notes receivable were $592,000 and $520,000 at December 31, 1998 and 1997, respectively.

A summary of activity in the Company's allowance for losses for each of the years in the three-year period ended December 31, 1998 is as follows:

                                   -------       -------       -------
(in thousands)                        1998          1997          1996
                                   -------       -------       -------
Balance, beginning of year         $(5,541)      $(4,562)      $(4,512)
Provision for losses                (4,201)       (2,194)       (1,564)
Charge-offs                          2,498         1,304         1,609
Recoveries                            (106)          (89)          (95)
                                   -------       -------       -------
Balance, end of year               $(7,350)      $(5,541)      $(4,562)
                                   =======       =======       =======

The Company's receivables are subject to credit risk. To reduce this risk, the Company has adopted underwriting policies in approving leases and notes that are closely monitored by management. Additionally, certain of the Company's leases and notes receivable, which have been sold under certain sales agreements (Note
D), are subject to recourse and estimated losses are provided for by the Company.

The total contractual balances of delinquent lease contracts and notes receivable due in installments, both owned by the Company and owned by others and managed by the Company, which were over 90 days past due amounted to $9,967,000 at December 31, 1998 compared to $6,806,000 at December 31, 1997. An account is considered delinquent when not paid within thirty days of the billing due date.

The Company's agreements with its customers, except for commercial notes receivable of approximately $35,863,000 in 1998 and $35,540,000 in 1997, are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of one to seven years. Scheduled future receipts on lease contracts and notes receivable due in installments, plus retained interest on leases and notes sold, including interest and excluding the residual value of the equipment and ACFC receivables, at December 31, 1998 are as follows:

-----------------------------------------------------
(in thousands):
-----------------------------------------------------
1999                                    $85,210
2000                                     75,445
2001                                     61,335
2002                                     45,771
2003                                     26,457
2004 and thereafter                      13,493

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries

NOTE C. REVOLVING CREDIT BORROWINGS AND OTHER DEBT

Debt of the Company as of December 31, 1998 and 1997 is summarized below.

-------------------------------------------------------------------------
(in thousands)                                     1998              1997
-------------------------------------------------------------------------
Revolving credit arrangement,
  due March 16, 1999                           $ 49,000          $ 39,000
-------------------------------------------------------------------------
Senior Notes:
Senior Notes (Bravo), due June 2003              61,506            57,295
Senior Notes (Capital), due April 2001          110,254            61,744
Senior Notes (SIS), due June 2004                 2,781             4,913
-------------------------------------------------------------------------
Total Senior Notes                              174,541           123,952
-------------------------------------------------------------------------
Unsecured Senior Subordinated Notes,
  due March 2007                                 20,000            20,000
-------------------------------------------------------------------------
Total                                          $243,541          $182,952
=========================================================================

REVOLVING CREDIT ARRANGEMENT
In December, 1996, the Company executed a Second Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent (the "Revolving Loan Agreement" or "Revolver"), providing availability of up to $95,000,000. In December 1997, this agreement was extended on the same terms and conditions until March 1998, providing availability of $60,000,000. In March 1998, the Company executed a Third Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent, providing availability of up to $100,000,000 through March 16, 1999. In March 1999, this agreement was extended on the same terms and conditions through May 14, 1999, providing availability up to $86,000,000. It is anticipated the Company will execute a Fourth Amended and Restated Revolving Loan Agreement by May 1999 which will provide the Company with availability up to $100,000,000 through May 2000. Under the Revolving Loan Agreement, the Company may borrow at variable interest rates of prime and at LIBOR plus 1.35% to 1.50%, depending upon certain performance covenants. The weighted average interest rates on the outstanding borrowings were 7.1% and 7.4% at December 31, 1998 and 1997, respectively. In connection with the arrangement, all HPSC and ACFC assets, including ACFC stock, but excluding assets collateralizing the senior notes, have been pledged as collateral. The Revolver has not been hedged and was not hedged at December 31, 1998 and is therefore exposed to upward movements in interest rates. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings, and to carry on normal operations. The Company will continue to seek to raise additional capital from bank and non-bank sources, and from selective use of asset-sale transactions in the future. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance that it will be able to do so.

SENIOR NOTES (BRAVO)
In January 1995, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") established a $50,000,000 revolving credit facility (the "Bravo Facility") structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC", subsequently acquired by MBIA in February, 1998). Under the terms of the facility, Bravo, to which the Company sells and may continue to sell or contribute certain of its portfolio assets, subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. In November 1996, the Bravo Facility was amended to increase available borrowings to $100,000,000 and to allow up to $30,000,000 of the Bravo Facility to be used to finance sales of financing contracts. In June 1998, the Bravo Facility was further amended by increasing the available borrowings to $225,000,000 with $67,500,000 of the Bravo Facility available to be used for sales of financing contracts.

Monthly settlements of principal and interest payments are made from payments on portfolio assets held by Bravo. The terms of the Bravo Facility restrict the use of certain collected cash. This restricted cash amounted to approximately $5,114,000 and $5,359,000 at December 31, 1998 and 1997, respectively. The required monthly payments of principal and interest to purchasers of commercial paper issued pursuant to the Bravo Facility are guaranteed by MBIA.

Bravo enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate obligation to the commercial paper conduit. Under such interest rate swap contracts, Bravo pays a fixed rate of interest and receives a variable rate from the counterparty. At the time of entering into the interest rate swap contract, Bravo may assign its right, title, and interest in such contracts to the assignee or purchaser of the assets. There is credit risk to the extent that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.

At December 31, 1998, the Company had approximately $61,506,000 outstanding under the loan portion of the Bravo Facility and, in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of approximately $57,120,000 at an effective interest rate of 6.10%. At December 31, 1997, the Company had approximately $57,295,000 outstanding under the loan portion of

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries



the Bravo Facility and, in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of approximately $60,432,000 at an effective interest rate of 6.24%.

SENIOR NOTES (CAPITAL)
In June 1997, the Company, along with its wholly-owned, special purpose subsidiary, HPSC Capital Funding, Inc. ("Capital"), established a $100,000,000 Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). In April 1998, the Lease Receivable Purchase Agreement was amended to increase availability to $150,000,000. Under the terms of the facility (the "Capital Facility"), Capital, to which the Company may sell certain of its portfolio assets from time to time, subject to certain covenants regarding Capital's portfolio performance and borrowing base calculations, pledges or sells its interests in these assets to a commercial paper conduit entity. Capital incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

Monthly settlements of the borrowing base and any applicable principal and interest payments are made from collections of Capital's portfolio. The terms of the Capital Facility restrict the use of certain collected cash. This restricted cash equaled approximately $4,474,000 and $1,641,000 at December 31, 1998 and 1997, respectively. The required monthly payments of principal and interest to the purchasers of the commercial paper are guaranteed by BankBoston pursuant to the terms of the Capital Facility.

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

At December 31, 1998, the Company had approximately $110,254,000 of indebtedness outstanding under the Capital Facility, and in connection with these borrowings, had swap contracts with BankBoston with a total notional value of $105,241,000 at an effective interest rate of 5.76%. At December 31, 1997, the Company had approximately $61,744,000 outstanding under the loan portion of the Capital Facility and, in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of approximately $59,373,000 at an effective interest rate of 6.12%.

The total amount of loans outstanding under both the Bravo and Capital Facilities, the notional amount of swaps outstanding related to such loans, and the effective interest rate under the swaps, assuming payments are made as scheduled, will be as follows:

------------------------------------------------------------------------------
(in thousands except for %)        Borrowings           Swaps            Rate
------------------------------------------------------------------------------
December 31, 1999                   $122,083          $113,318           5.83%
December 31, 2000                     79,753            70,674           5.77%
December 31, 2001                     45,374            39,294           5.71%
December 31, 2002                     18,856            15,821           5.60%
December 31, 2003                      5,432             4,457           5.52%

SENIOR NOTES (SIS)
In April 1995, the Company entered into a secured, fixed rate, fixed term loan agreement with Springfield Institution for Savings under which the Company borrowed $3,500,000 at 9.5%. In July 1997, the Company entered into an additional secured, fixed term loan agreement borrowing $4,000,000 at a fixed rate of 8.0%. Both loans are subject to certain recourse and performance covenants. At December 31, 1998 and 1997, the Company had outstanding approximately $2,781,000 and $4,913,000, respectively, under these loan agreements.

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

Certain debt/securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1998, the Company was in compliance with the provisions of its debt covenants.

The scheduled maturities of the Company's revolving credit borrowings and all other debt at December 31, 1998 are as follows:

---------------------------------------------------
(in thousands)
---------------------------------------------------
1999                                        $99,559
2000                                         42,993
2001                                         34,897
2002                                         28,921
2003                                         17,674
Thereafter                                   19,497

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


NOTE D. SALES OF LEASES AND NOTES RECEIVABLE

The Company sells lease contracts and notes receivable due in installments under certain sales and securitization agreements. In 1998, 1997 and 1996, the Company received cash proceeds of approximately $38,696,000, $33,039,000, and $24,344,000, respectively, and recognized pre-tax net gains of approximately $4,906,000, $3,123,000, and $1,572,000, respectively, in connection with these sales.

In conjunction with the Company's two securitization facilities, the Company may sell certain of its portfolio assets to one of its two wholly-owned, special purpose, bankruptcy-remote subsidiaries, Bravo and Capital (Note C). Under the terms of the agreements for these facilities, the special purpose entities in turn sell the assets to a commercial paper conduit. Sales by the Company to either of its subsidiaries are subject to certain asset performance and asset base calculations. Proceeds from sales consist of cash, representing a portion of the net present value of the future scheduled payments for the assets sold, and a non-certificated, undivided interest in the assets sold. In recording the net gain on the sale of the assets and the fair value of the net receivables due, the Company assumes a loss rate on its retained interest approximating its historical loss rates, and present values its receivable stream at the implicit rate of the underlying sold assets. At December 31, 1998 and 1997, the Company had approximately $60,623,000 and $33,610,000 outstanding, respectively, under the Bravo and Capital agreements. As a hedge against fluctuations in interest rates associated with commercial paper markets, both Bravo and Capital enter into interest rate swap agreements. At December 31, 1998 and 1997, interest rate swap agreements, with a total notional value of approximately $60,517,000 and $33,129,000, respectively, were in place in connection with such sales.

Certain sales agreements from 1996 and 1995 are subject to covenants that, among other matters, may require the Company to repurchase the assets sold and/or make payments under certain circumstances, primarily on the failure of the underlying debtors to make payments when due. The total outstanding balances of lease contracts and notes due in installments which are subject to repurchase obligations by the Company were approximately $8,093,000 at December 31, 1998 and $13,105,000 at December 31, 1997.

Under the sales and securitization agreements, the Company may continue to service the assets sold, subject to the maintenance of certain covenants. The Company believes that its servicing fee approximates its estimated servicing costs, but does not have a market to assess the fair value of its servicing asset. Accordingly, the Company has valued its servicing asset and liability as zero. The Company will recognize servicing fee revenue as earned over the servicing period. The Company recognized approximately $208,000, $171,000 and $15,000 of such revenue in 1998, 1997 and 1996, respectively.

NOTE E. LEASE COMMITMENTS

The Company leases various office locations under noncancelable lease arrangements that have initial terms of from three to six years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $628,000, $448,000, and $391,000 for 1998, 1997, and 1996,
respectively.

Future minimum lease payments for commitments exceeding twelve months under non-cancelable operating leases as of December 31, 1998 are as follows:

-------------------------------------------------
(in thousands)
-------------------------------------------------
1999                                         $514
2000                                          494
2001                                          451
2002                                          402
2003 and thereafter                           604

NOTE F. INCOME TAXES

Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The components of income (loss) before income taxes are as follows:

                                            Year Ended December 31,
-----------------------------------------------------------------------------
(in thousands)                       1998              1997              1996
-----------------------------------------------------------------------------
Domestic                           $3,729            $2,072            $1,699
Foreign                              (210)              (70)             (120)
-----------------------------------------------------------------------------
Income before income taxes         $3,519            $2,002            $1,579
=============================================================================

Income taxes consist of the following:

                                            Year Ended December 31,
-----------------------------------------------------------------------------
(in thousands)                       1998              1997              1996
-----------------------------------------------------------------------------
Federal:
  Current                          $ (511)          $(1,347)             $251
  Deferred                          1,525             2,050               310
  Additional paid in capital
    from exercise of
    non-qualified stock
    options                           215                --                --

State:
  Current                             240              (346)               64
  Deferred                             19               524                79
  Additional paid in capital
    from exercise of
    non-qualified stock
    options                            55                --                --
-----------------------------------------------------------------------------
Provision for income taxes         $1,543           $    881             $704
=============================================================================

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


Deferred income taxes arise from the following:

                                      Year Ended December 31,
-----------------------------------------------------------------------
(in thousands)                  1998             1997              1996
-----------------------------------------------------------------------
Operating method             $ 3,509           $2,785              $142
Alternative minimum
  tax credit                  (1,425)              --                --
Other                           (540)            (211)              247
-----------------------------------------------------------------------
                             $ 1,544           $2,574              $389
=======================================================================

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pre-tax income for each year is as follows:

                                      Year Ended December 31,
-----------------------------------------------------------------------
                               1998             1997              1996
-----------------------------------------------------------------------
Statutory rate                 34.0%            34.0%             34.0%

State taxes net of U.S.
  federal income tax benefit    5.9              5.9               6.0

Foreign loss not benefited      2.1              1.2               2.6

Non-deductible write-off
  of foreign currency
  translation adjustment        0.2               --                --

Other                           1.6              2.9               2.0
-----------------------------------------------------------------------
                               43.8%            44.0%             44.6%
=======================================================================

The items which comprise a significant portion of deferred tax liabilities are as follows at December 31:

-----------------------------------------------------------------------
(in thousands)                                  1998              1997
-----------------------------------------------------------------------
Operating method                              $11,416            $7,906
Alternative minimum tax credit                 (1,425)               --
Other                                            (895)             (353)
-----------------------------------------------------------------------
Deferred income taxes                         $ 9,096            $7,553
=======================================================================

The Company has approximately $6,100,000 of state net operating loss carryforwards scheduled to expire beginning in 2000.

NOTE G. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

COMMON STOCK
The Company has 15,000,000 shares authorized and 4,618,530 shares outstanding at December 31, 1998. Of the outstanding shares, 300,000 shares have been issued to the Company's ESOP (Note I), 313,000 shares have been issued to certain employees under the 1995 Stock Incentive Plan (Note H), and 368,000 shares are held in treasury.

PREFERRED STOCK
The Company has 5,000,000 shares of $1.00 par value preferred stock authorized with no shares outstanding at December 31, 1998. (Note J., Preferred Stock Purchase Rights Plan.)

TREASURY STOCK
In September 1998, the Company initiated a stock repurchase program pursuant to which up to 175,000 shares of the Company's common stock may be repurchased from a pool of up to $1,700,000, subject to market conditions, in open market or negotiated transactions on the NASDAQ National Market. Based on year end market prices, the shares subject to repurchase represent approximately 3.7% of the outstanding common stock. No minimum number or value of shares to be repurchased has been fixed, nor has a time limit been established for the duration of the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans.

EARNINGS PER SHARE
SFAS No. 128, "Earnings per Share" became effective for the Company for the year ended December 31, 1997. SFAS No. 128 superseded APB Opinion No. 15, "Earnings per Share," by establishing new requirements for calculating and reporting earnings per share. Net income per share data for 1996 has been restated to conform to the provisions of SFAS No. 128. The Company's basic net income per share calculation is based on the weighted average number of common shares outstanding, which does not include unallocated shares under the Company's ESOP and SESOP (Note I), restricted shares issued under the Stock Plan (Note H), treasury stock, or any shares issuable upon the exercise of outstanding stock options. Diluted net income per share includes the weighted average number of common shares related to stock options and contingently issuable common shares under the Restricted Stock Plan outstanding as calculated under the treasury stock method but not unallocated shares under the Company's ESOP and SESOP.

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share:

                                                                          Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(in thousands, except per share and share amounts)                   1998              1997             1996
------------------------------------------------------------------------------------------------------------
Basic Net Income per Share:
        Net income                                             $    1,976        $    1,121       $      875
        Weighted average common shares outstanding              3,719,026         3,732,576        3,786,799
                                                               ---------------------------------------------
        Basic net income per share                             $     0.53        $     0.30       $     0.23
                                                               =============================================
Diluted Net Income per Share:
        Net income                                             $    1,976        $    1,121       $      875
        Denominator:
        Weighted average common shares outstanding              3,719,026         3,732,576        3,786,799
        Stock options and restricted shares                       475,530           582,794          539,805
                                                               ---------------------------------------------
        Total diluted shares                                    4,194,556         4,315,370        4,326,604
                                                               ---------------------------------------------
        Diluted net income per share                           $     0.47        $     0.26       $     0.20
                                                               =============================================

NOTE H. STOCK OPTION AND STOCK INCENTIVE PLANS

STOCK OPTION PLANS
The Company had three initial stock option plans in place which provided for the granting of options to purchase up to 355,375 shares of common stock of the
Company: the Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), the Stock Option Plan dated March 5, 1986 (the "1986 Plan") and the 1994 Stock Plan dated March 23, 1994 (the "1994 Plan"). These three plans were terminated in May 1995 upon the approval of the 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan was subsequently terminated in February 1998 upon the approval of the 1998 Stock Incentive Plan (the "1998 Plan").

Options granted under the 1983 Plan are non-qualified options granted at an exercise price not less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1986 Plan are non-qualified stock options granted at an exercise price equal to the market price on the date of grant. Options granted under the 1994 Plan are non-qualified options granted at an exercise price equal to the fair market value of the common stock on the date of grant.

In April 1998, 120,000 five year options issued under the 1986 Plan which were scheduled to expire in 1998 were extended for 5 years. Upon the extension of the options, the Company recorded compensation expense of $300,000, representing the difference between the original option exercise price on the date of grant and the market price of the Company's stock (the intrinsic value) on the date the extension was granted.

1995 PLAN
The Company has outstanding stock options and awards of restricted stock under its 1995 Plan. The options are incentive stock options and non-qualified options and were granted at an exercise price equal to the market price on the date of the grant. Restricted shares of common stock awarded under the 1995 Plan will remain unvested until certain performance and service conditions are both met.

The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the "Performance Period") the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals at least 134.175% of the closing price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals at least 168.35% of the closing price on the grant date (the "Full Performance Condition").

The service condition is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service to the Company throughout the Performance Period provided that such holder shall also have completed five (5)years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1995 Plan), all restricted stock awards granted prior to such change of control become fully vested.

Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.

Awards of 337,000 restricted shares of the Company's common stock were made in May 1995. The Partial Performance Condition of these shares is $5.90 per share with respect to 332,000 shares and $6.04 with respect to 5,000 shares, and the Full Performance Condition is $7.37 per share with respect to 332,000 shares and $7.58 with

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


respect to 5,000 shares. Additional paid in capital and deferred compensation of $994,000 was recorded when the partial performance criteria was achieved with respect to 50% of the restricted shares in June 1996. In April 1998, 150,000 of the outstanding restricted shares were forfeited in exchange for stock options granted pursuant to the 1995 Plan. Additional paid in capital and deferred compensation of $136,345 was recorded when the Full Performance Condition was met with respect to the remaining restricted shares outstanding.

In May 1997, an additional 126,000 restricted shares were awarded under the 1995 Plan. The Partial Performance Condition of these shares is $8.05 per share and the Full Performance Condition is $10.10 per share. Additional paid in capital and deferred compensation of $507,150 was recorded in May 1998 when the Partial Performance Condition was met with respect to 50% of the restricted shares.

In 1998, 1997, and 1996, the Company recognized approximately $458,000, $199,000, and $365,000, respectively, in compensation expense related to restricted stock awards under its 1995 Plan. The compensation expense is recognized by the Company on a straight line basis over the 5 year service period which begins on the date of grant. A cumulative adjustment is recorded by the Company on the date the performance conditions are met to retroactively recognize compensation expense from the date of grant to the date the performance condition was met.

1998 PLAN
In February 1998, the Company's Board of Directors approved the 1998 Plan pursuant to which 550,000 shares of common stock are reserved. In addition, any shares subject to options or stock awards under the 1995 Plan that expire or are terminated unexercised will be available for issuance pursuant to stock options or restricted stock awards under the 1998 Plan.

1998 PLAN - STOCK OPTIONS
The 1998 Plan provided that with respect to options granted to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised shall be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted. Options granted to key employees of the Company are either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee. In the case of incentive stock options, the exercise price may not be less than the average of the closing prices of the common stock on each of the days on which the stock was traded during the thirty calendar day period ending on the day before the date of the option grant. The exercise price for non-qualified options may not be less than 85% of the market price on the date of the grant.

With respect to automatic options to non-employee directors of the Company (which must be non-qualified options), the 1998 Plan specifies the option term and the terms and conditions upon which the options may be exercised. Each non-employee director who was such at the conclusion of any regular annual meeting of the Company's stockholders while the 1998 Plan is in effect and who continues to serve on the Board of Directors is granted such automatic options to purchase 1,000 shares of the Company's common stock at an exercise price not less than the average of the closing prices of the common stock on each of the days on which the stock was traded during the thirty calendar day period ending on the day before the date of the option grant. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for ten years after the date of grant, unless terminated earlier (as provided in the 1998 Plan) upon or following termination of the holder's service as a director.

1998 PLAN - RESTRICTED STOCK
The 1998 Plan provides that restricted shares of common stock awarded under the 1998 Plan will remain unvested until certain performance and service conditions are both met.

The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the "Performance Period") the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals at least 137.1% of the average of the closing prices on the thirty calendar day period ending immediately prior to the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive ten-day period, equals at least 174.2% of the average of the closing prices on the thirty calendar day period ending immediately prior to the grant date (the "Full Performance Condition").

The service condition is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service to the Company throughout the Performance Period provided that such holder shall also have completed five (5)years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1998 Plan), all restricted stock awards granted prior to such change of control become fully vested.

Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested. As of December 31, 1998, no restricted shares had been awarded under the 1998 Plan.

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


1998 OUTSIDE DIRECTORS STOCK BONUS PLAN
The Company's Board of Directors approved the 1998 Outside Directors Stock Bonus Plan in April 1998, pursuant to which 25,000 shares of the Company's common stock were reserved for issuance. Under the terms of the agreement, 1,000 bonus shares of common stock will be awarded to each non-employee director who is such at the beginning of any regular annual meeting of the Company's stockholders while the 1998 Outside Directors Stock Bonus Plan is in effect and who will continue to serve on the Board of Directors. Bonus shares are issued in consideration of services previously rendered to the Company. The Outside Directors Stock Bonus Plan will terminate 5 years from the effective date, unless terminated earlier (as provided in the plan). In 1998, 6,000 shares of common stock were issued pursuant to the 1998 Outside Directors Stock Bonus Plan.

The following table summarizes stock option and restricted stock activity:

                                                                Options
                                                      ---------------------------------
                                                      Number of        Weighted Average   Restricted
                                                       Options          Exercise Price       Stock
----------------------------------------------------------------------------------------------------
Outstanding at January 1, 1996                         611,875              $3.19           337,000
Granted                                                 60,000               5.15                --
Forfeited                                              (30,000)              3.31                --
                                                      ---------------------------------------------
Outstanding at December 31, 1996                       641,875               3.36           337,000
Granted                                                 16,000               6.08           126,000
Forfeited                                               (5,000)              4.75                --
                                                      ---------------------------------------------
Outstanding at December 31, 1997                       652,875               3.43           463,000
Granted                                                419,000               5.37                --
Exercised                                             (200,000)              3.08                --
Forfeited                                              (28,000)              5.51                --
Restricted stock converted to stock options            150,000               5.13          (150,000)
                                                      ---------------------------------------------
Outstanding at December 31, 1998                       993,875              $4.52           313,000
                                                      =============================================

The following table sets forth information regarding options outstanding at December 31, 1998:

                                  Options Outstanding                            Options Exercisable
                     ----------------------------------------------------   ------------------------------
                                   Weighted Average       Weighted Average                Weighted Average
Range of             Number of   Remaining Contractual        Exercise         Number         Exercise
Exercise Prices       Options        Life (Years)              Price        of Options         Price
----------------------------------------------------------------------------------------------------------
$2.63-3.25            268,875            3.98                  $2.97          268,875          $2.97
$3.37-4.00             90,000            0.96                   3.75           86,500           3.76
$4.50-4.88             49,000            6.82                   4.70           35,500           4.71
$5.12-5.37            564,000            9.25                   5.30          141,758           5.27
$6.00-6.75             22,000            7.89                   6.35           16,000           6.21
----------------------------------------------------------------------------------------------------------
$2.63-6.75            993,875            6.92                  $4.52          548,633          $3.90
==========================================================================================================

The weighted average grant date fair values of options granted for the years ended December 31, 1998, 1997, and 1996 were $3.50, $3.29, and $3.07, respectively.

NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES ("STOCK LOAN PROGRAM")
The Company maintains a Stock Loan Program (as most recently amended on July 28,
1997) whereby executive officers and other senior personnel of the Company may borrow from the Company for the purpose of acquiring common stock of the Company. Such borrowings may not exceed $200,000 in any fiscal quarter or $500,000 in the aggregate at any time during the term of the Stock Loan Program for all employees. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, are payable monthly in arrears, and are payable as to principal no later than five years after the date of the loan. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans, with periodic principal prepayments equal to between 20% and 30% of the participant's after-tax bonus.

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries



PRO FORMA DISCLOSURE
As described in Note A, the Company uses the intrinsic value method to measure compensation expense associated with the grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation, reported net income and basic and diluted earnings per share would have been as follows:

----------------------------------------------------------------------
(in thousands, except
per share amounts)                      1998         1997         1996
----------------------------------------------------------------------
Income before income taxes            $3,315       $1,985       $1,591
Provision for income taxes             1,594          898          731
----------------------------------------------------------------------
Net income                            $1,721       $1,087       $  860
----------------------------------------------------------------------
Basic net income per share            $ 0.46       $ 0.29       $ 0.23
----------------------------------------------------------------------
Diluted net income per share          $ 0.41       $ 0.25       $ 0.20
======================================================================

For purposes of determining the above disclosure required by SFAS No. 123, the fair value of options on their grant date was measured using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

----------------------------------------------------------------------
                                        1998         1997         1996
----------------------------------------------------------------------
Risk-free interest rate                 6.0%         5.7%         6.0%
Expected life of
  option grants                   5-10 years   5-10 years   5-10 years
Expected volatility
  of underlying stock                  45.9%        29.7%        36.4%

The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995. The pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

NOTE I. EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN
In December 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. However, it is the Company's present intention to make contributions sufficient to repay the ESOP's promissory note on a level funding basis over a 10-year period. The Company measures the expense related to such contributions based on the original cost of the stock which was originally issued to the ESOP. Shares of stock which were issued to the ESOP are allocated to the participants based on a calculation of the ratio of the annual contribution amount to the original principal of the promissory note. The Company made contributions of $105,000 in 1998, 1997, and 1996.

Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants. The Company has issued 300,000 shares of common stock to this plan in consideration of a promissory note in the principal amount of $1,050,000. As of December 31, 1998, 149,654 shares of common stock have been allocated to participant accounts under the ESOP and 150,346 shares remain unallocated. The market value of unallocated shares at December 31, 1998 was $1,465,873.

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN
In April 1998, the Company canceled its Supplemental Employee Stock Ownership Plan ("SESOP"). The Company had originally issued 350,000 shares of common stock to this plan in July 1994 in consideration of a promissory note in the principal amount of $1,225,000. No contributions or allocations had been made to any participant accounts. The shares issued to the SESOP were retired and the promissory note was canceled.

SAVINGS PLAN
The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $90,410 in 1998, $71,772 in 1997, and $62,841 in 1996.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
In 1997, the Company adopted an unfunded
Supplemental Executive Retirement Plan ("SERP") effective January 1, 1997. The SERP provides certain executives retirement income benefits in addition to certain other retirement programs received by the executives. Benefits under the plan, based on an actuarial equivalent of a life annuity, are based on age, length of service and average earnings and vest over 15 years, assuming five years of service. Benefits are payable upon separation of service.

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries



Details of the SERP for the years ended December 31, 1998 and 1997 are as follows:

---------------------------------------------------------------------------------------------------------------
(in thousands)                                                            December 31, 1998   December 31, 1997
---------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year                                                 $ 630               $  --
  Benefit obligation, at plan inception                                                  --                 401
  Service cost                                                                          137                 118
  Interest cost                                                                          44                  28
  Actuarial loss (gain)                                                                 (82)                 83
                                                                                      -------------------------
Benefit obligation, end of year                                                         729                 630
                                                                                      -------------------------
FUNDED STATUS AND STATEMENT OF FINANCIAL POSITION:
  Fair value of assets, end of year                                                      --                  --
  Benefit obligation, end of year                                                       729                 630
Funded status                                                                          (729)               (630)
  Unrecognized actuarial loss                                                            20                 110
  Unrecognized prior service cost                                                       345                 373
                                                                                      -------------------------
Net accrued benefit cost                                                               (364)               (147)
                                                                                      -------------------------
Amount recognized in the statement of financial position consist of:
  Accrued benefit liability included in accrued liabilities                            (453)               (350)
  Intangible assets included in other assets                                             89                 203
                                                                                      -------------------------
Net accrued benefit cost                                                               (364)               (147)
                                                                                      -------------------------
COMPONENTS OF NET PERIODIC BENEFIT COSTS:
  Service cost                                                                          137                 118
  Interest cost                                                                          44                  28
  Amortization of prior service cost                                                     28                  28
  Recognized actuarial loss (gain)                                                        8                 (27)
                                                                                      -------------------------
Net periodic benefit cost                                                             $ 217               $ 147
                                                                                      -------------------------

---------------------------------------------------------------------------------------------------------------
                                                                          December 31, 1998   December 31, 1997
---------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
For pension cost and year end benefit obligation
  Discount rate                                                                       7.00%               7.00%
  Compensation increase                                                               4.00%               4.00%
  Assumed retirement age                                                           65 years            65 years

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


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

If a person becomes an Acquiring Person or certain other events occur, each Right entitles the holder, other than the Acquiring Person, to purchase common stock (or one one-hundredth of a share of preferred stock, at the discretion of the Board of Directors) having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination, each exercisable Right entitles the holder, other than the Acquiring Person, to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right.

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

NOTE K. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in SFAS No. 107.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

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

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1998:

                                                         Carrying      Estimated
(in thousands)                                             Value      Fair Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                              $  4,583      $  4,583
  Restricted cash                                           9,588         9,588
  Net investment in leases and notes                      277,975       277,975
Financial liabilities:
  Notes payable and
  subordinated debt                                       243,541       246,082
  Interest rate swap contracts                                 --         2,958

The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1997:


                                                         Carrying      Estimated
(in thousands)                                             Value      Fair Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                              $  2,137      $  2,137
  Restricted cash                                           7,000         7,000
  Net investment in leases and notes                      215,014       215,014
Financial liabilities:
  Notes payable and
  subordinated debt                                       182,952       183,013
  Interest rate swap contracts                                 --         1,060

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Net investment in leases and notes: The estimated fair value of net investment in leases and notes approximates carrying value. Loans at rates similar to those in the current portfolio could be made to borrowers with similar credit ratings and for similar remaining maturities. If the Company had nonaccrual practice acquisition loans, or impaired asset based loans, the fair value would be estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

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

NOTE L. OPERATING SEGMENTS

GENERAL
The Company has two reportable segments: (i) financing to licensed professionals, and (ii) asset-based financing to commercial and industrial companies. The Company's financing to licensed professionals is structured as non-cancelable, full-payout lease contracts or notes receivable due in installments. Asset-based financing includes revolving lines of credit to commercial and industrial companies in the form of notes receivable collateralized by accounts receivable, inventory and/or fixed assets. These two segments employ separate sales forces and market their products to different types of customers. The licensed professional financing segment derives its revenues primarily from earnings generated by the fixed-rate lease and loan contracts, whereas the revenues from the commercial and industrial financing segment are derived primarily from the variable interest rates on the usage of the lines of credit plus miscellaneous commitment and performance-based fees.

FINANCIAL STATEMENT INFORMATION
In the monthly internal management reports, the Company allocates resources and assesses performance of the operating segments by monitoring the profit contribution of each segment before interest expense, interest income on cash balances, and income tax provision. The Company does not allocate corporate overhead to its asset-based financing segment since the majority of all such overhead is related to the licensed professional financing segment.

                   Notes to Consolidated Financial Statements
                          HPSC. Inc. and Subsidiaries


A summary of information about the Company's operations by segment for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                        Licensed         Commercial and
                                                      Professional          Industrial
(in thousands)                                          Financing           Financing             Total
---------------------------------------------------------------------------------------------------------
1998
Earned income on leases and notes                       $ 28,045             $ 4,916             $ 32,961
Gain on sales of leases and notes                          4,906                  --                4,906
Provision for losses                                      (4,054)               (147)              (4,201)
Selling, general and administrative expenses             (13,393)             (1,628)             (15,021)
                                                        -------------------------------------------------
Net profit contribution                                   15,504               3,141               18,645
Total assets                                             264,419              34,183              298,602

1997
Earned income on leases and notes                         19,712               3,979               23,691
Gain on sales of leases and notes                          3,123                  --                3,123
Provision for losses                                      (1,958)               (236)              (2,194)
Selling, general and administrative expenses             (10,270)             (1,329)             (11,599)
                                                        -------------------------------------------------
Net profit contribution                                   10,607               2,414               13,021
Total assets                                             198,200              34,426              232,626

1996
Earned income on leases and notes                         14,899               2,616               17,515
Gain on sales of leases and notes                          1,572                  --                1,572
Provision for losses                                      (1,381)               (183)              (1,564)
Selling, general and administrative expenses              (7,147)               (912)              (8,059)
                                                        -------------------------------------------------
Net profit contribution                                    7,943               1,521                9,464
Total assets                                             141,889              20,494              162,383

The following reconciles net segment profit contribution as reported above to total consolidated income before income taxes:

---------------------------------------------------------------------------------------------------------
(in thousands)                                              1998                1997                 1996
---------------------------------------------------------------------------------------------------------
Net segment profit contribution                         $ 18,645            $ 13,021              $ 9,464
Interest expense                                         (15,463)            (11,380)              (8,146)
Interest income on cash balances                             337                 361                  261
                                                        -------------------------------------------------
Income before income taxes                              $  3,519            $  2,002              $ 1,579

OTHER SEGMENT INFORMATION
The Company derives substantially all of its revenues from domestic customers. As of December 31, 1998, no single customer within the licensed professional financing segment accounted for greater than 1% of the total owned and serviced portfolio of that segment. Within the commercial and industrial financing segment, no single customer accounted for greater than 8.5% of the total portfolio of that segment. The licensed professional financing segment does rely on certain vendors to provide referrals to the Company, but for the year ended December 31, 1998, no one vendor accounted for greater than 14% of the Company's lease originations.

                  --------------------------------------------
                          Independent Auditors Report
                  --------------------------------------------


To the Board of Directors and Stockholders of HPSC, Inc.:

We have audited the accompanying consolidated balance sheets of HPSC, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of HPSC, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 26, 1999

                  --------------------------------------------
                               Market Information
                  --------------------------------------------

The table below sets forth the representative high and low closing prices for shares of the common stock of the Company in the over-the-counter market as reported by the NASDAQ National Market System (Symbol: "HPSC") for the fiscal years 1998 and 1997:

1998 Fiscal Year       High       Low    1997 Fiscal Year   High       Low
----------------------------------------------------------------------------
First Quarter        $ 5 5/8    $5        First Quarter     $6 3/8    $5 3/4
Second Quarter         8 3/4     5 1/8    Second Quarter     6 1/8     5 1/8
Third Quarter         12         7 5/8    Third Quarter      6 7/8     5 1/4
Fourth Quarter         9 15/16   7 7/8    Fourth Quarter     7         5 1/4

The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

HOLDERS
                                               Approximate Number of Record
              Title of Class                 Holders (as of February 26, 1999)
--------------------------------------------------------------------------------
  Common Stock, par value $.01 per share                   96(1)


DIVIDENDS
The Company has never paid any dividends and anticipates that, for the foreseeable future, its earnings will be retained for use in its business.

(1) This number does not reflect beneficial ownership of shares held in "nominee" or "street name".

                  --------------------------------------------
                             Selected Financial Data
                  --------------------------------------------





                                                                            Year Ended
                                               ----------------------------------------------------------------------
(in thousands, except                            Dec. 31,       Dec. 31,       Dec. 31,      Dec. 31,        Dec. 25,
share and per share data)                          1998           1997           1996        1995(2)         1994(1)
---------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA

Revenues:
  Earned income on leases and notes            $   32,961     $   23,691     $   17,515     $   12,871     $   11,630
  Gain on sales of leases and notes                 4,906          3,123          1,572             53             --
  Provision for losses                             (4,201)        (2,194)        (1,564)        (1,296)          (754)
---------------------------------------------------------------------------------------------------------------------
Net Revenues                                   $   33,666     $   24,620     $   17,523     $   11,628     $   10,876
---------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                              $    1,976     $    1,121     $      875     $     (125)    $      450
---------------------------------------------------------------------------------------------------------------------
Net Income (Loss) per Share:  Basic(3)         $     0.53     $     0.30     $     0.23     $    (0.03)    $     0.09
                              Diluted(3)       $     0.47     $     0.26     $     0.20     $    (0.03)    $     0.09
---------------------------------------------------------------------------------------------------------------------
Shares Used to Compute        Basic(3)          3,719,026      3,732,576      3,786,799      4,575,970      4,952,532
  Net Income (Loss) per Share Diluted(3)        4,194,556      4,315,370      4,326,604      4,575,970      5,044,754
---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
                                                 Dec. 31,       Dec. 31,        Dec.31,       Dec. 31,       Dec. 25,
(in thousands)                                     1998           1997           1996           1995          1994(1)
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

Cash and Cash Equivalents                        $  4,583       $  2,137       $  2,176       $    861       $    419
Restricted Cash                                     9,588          7,000          6,769          5,610          7,936
Lease Contracts Receivable and Notes
  Receivable(4)                                   343,574        263,582        178,383        140,689        103,531
Unearned Income                                    73,019         53,868         34,482         25,875         16,924
Total Assets                                      298,602        232,626        162,383        130,571        103,148
Revolving Credit Borrowings                        49,000         39,000         40,000         39,000         16,500
Senior Notes                                      174,541        123,952         76,737         46,523         41,024
Subordinated Debt                                  20,000         20,000             --             --             --
Stockholders' Equity                               37,566         35,174         34,332         33,161         32,822

(1) For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53 week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year end to December 31.

(2) Net loss reflects a one-time, non-cash loss on write-off of cumulative foreign currency translation adjustment of $601,000 related to the Company's discontinued Canadian operations.

(3) Net income (loss) per share for all periods presented conform to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

(4) Lease contracts receivable and notes receivable include the Company's retained interest in leases and notes receivable sold under certain sales and securitization agreements.

       ------------------------------------------------------------------
          Management's Discussion and Analysis of Financial Condition
       ------------------------------------------------------------------


RESULTS OF OPERATIONS

FISCAL YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997
Earned income from leases and notes for 1998 was $32,961,000 (including $4,916,000 from ACFC) as compared to $23,691,000 (including $4,036,000 for ACFC) for 1997. This increase of approximately 39.1% was due primarily to the increase in the net investment in leases and notes from 1997 to 1998. The increase in net investment in leases and notes resulted primarily from an increase of approximately 19.0% in the Company's financing contract originations for fiscal 1998 to approximately $182,000,000 (including approximately $23,000,000 in ACFC line of credit originations, and excluding approximately $6,000,000 of initial direct costs) from approximately $153,000,000 (including approximately $24,000,000 in ACFC line of credit originations, and excluding approximately $4,500,000 of initial direct costs) for 1997. Pre-tax net gains on sales of leases and notes increased to $4,906,000 in 1998 compared to $3,123,000 in 1997. This increase was caused by improved margins associated with current year asset sales activity. Earned income on leases and notes is a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income is recognized using the interest method over the life of the net investment in leases and notes.

Interest expense net of interest income on cash balances for 1998 was $15,126,000 (45.9% of earned income) compared to $11,019,000 (46.5% of earned income) for 1997, an increase of 37.3%. The increase in net interest expense was due primarily to a 33.1% increase in debt levels from 1997 to 1998, which resulted primarily from increased borrowings to finance the Company's financing contract originations. The decrease as a percentage of earned income was due to lower interest rates on debt in 1998 as compared to 1997.

Net financing margin (earned income less net interest expense) for fiscal 1998 was $17,835,000 (54.1% of earned income) as compared to $12,672,000 (53.5% of earned income) for 1997. The increase in amount was due to higher earnings on a higher balance of earning assets. The increase in percentage of earned income was due to a higher percentage of the portfolio being matched to lower interest rate debt during 1998 as compared to 1997.

The provision for losses for fiscal 1998 was $4,201,000 (12.8% of earned income) compared to $2,194,000 (9.3% of earned income) for 1997. The increase in amount resulted from higher levels of new financings in 1998 and the Company's continuing evaluation of its portfolio quality, loss history and allowance for losses. The allowance for losses at December 31, 1998 was $7,350,000 (2.6% of net investment in leases and notes) as compared to $5,541,000 (2.6% of net investment in leases and notes) at December 31, 1997. Net charge-offs were approximately $2,400,000 in 1998 compared to $1,200,000 in 1997.

Selling, general and administrative expenses for fiscal 1998 were $15,021,000 (45.6% of earned income) as compared to $11,599,000 (49.0% of earned income) for 1997. The increase in amount resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1998 and costs incurred to permit anticipated near-term growth in financing activity. The increase in amount was also caused by increased compensation and related costs associated with the Company's 1995 Stock Incentive Plan as certain performance benchmarks in such plans related to the price of HPSC common stock were met and by the extension of certain five-year options which were scheduled to expire. The decrease as a percentage of earned income was the result of improved per unit costs on higher levels of originations and higher levels of owned portfolio assets.

The Company's income before income taxes for fiscal 1998 was $3,519,000 compared to $2,002,000 for 1997. The provision for income taxes was $1,543,000 (43.9% of income before tax) in 1998 compared to $881,000 (44.0%) in 1997.

The Company's net income for fiscal 1998 was $1,976,000 or $0.53 per basic share and $0.47 per diluted share, compared to $1,121,000 or $0.30 per basic share and $0.26 per diluted share for 1997. The increase in 1998 over 1997 was due to higher earned income from leases and notes, higher gains on sales of assets, and lower cost of funds, offset by increases in the provision for losses, higher selling, general and administrative expenses, and higher average debt levels.

Net profit contribution, representing income before interest and taxes (see Note L to Notes to Consolidated Financial Statements) from the licensed professional financing segment was $15,504,000 for the year ended December 31, 1998 compared to $10,607,000 for the comparable period in 1997, a 46% increase. The increase was due to an increase in earned income on leases and notes to $28,045,000 in 1998 compared to $19,712,000 in 1997, higher gain on sales of leases and notes of $4,906,000 in 1998 from $3,123,000 in 1997, offset by an increase in the provision for losses in 1998 to $4,054,000 from $1,958,000 in the prior year, as well as an increase in selling, general and administrative expenses to $13,393,000 in 1998 compared to $10,270,000 in 1997.

Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $3,141,000 for the year ended December 31, 1998 compared to $2,414,000 for the comparable period in 1997, a 30% increase. The increase was due to an increase in earned interest and fee income on notes to $4,916,000 in 1998 compared to $3,979,000 in 1997; as well as a decrease in the provision for losses in 1998 to $147,000 from $236,000 in the prior year, offset by an increase in selling, general and administrative expenses to $1,628,000 in 1998 compared to $1,329,000 in 1997.

          Management's Discussion and Analysis of Financial Condition


At December 31, 1998, the Company had approximately $81,000,000 of customer applications which had been approved but had not yet resulted in a completed transaction, compared to approximately $59,000,000 of such customer applications at December 31, 1997. Not all approved applications will result in completed financing transactions with the Company.

FISCAL YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
Earned income from leases and notes for 1997 was $23,691,000 (including $4,036,000 from ACFC) as compared to $17,515,000 (including $2,643,000 for ACFC) for 1996. This increase of approximately 35.3% was due primarily to the increase in the net investment in leases and notes from 1996 to 1997. The increase in net investment in leases and notes resulted from an increase of approximately 45.7% in the Company's financing contract originations for fiscal 1997 to approximately $153,000,000 (including approximately $24,000,000 in ACFC line of credit originations, and excluding approximately $4,500,000 of initial direct costs) from approximately $105,000,000 (including approximately $18,000,000 in ACFC line of credit originations, and excluding approximately $3,800,000 of initial direct costs) for 1996. Gains on sales of leases and notes increased to $3,123,000 in 1997 compared to $1,572,000 in 1996. This increase was caused by higher levels of sales activity in 1997. Earned income on leases and notes is a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income is recognized using the interest method over the life of the net investment in leases and notes.

Interest expense net of interest income on cash balances for 1997 was $11,019,000 (46.5% of earned income) compared to $7,885,000 (45.0% of earned income) for 1996, an increase in amount of 39.7%. The increase in net interest expense was due primarily to a 56.7% increase in debt levels from 1996 to 1997, which resulted primarily from increased borrowings to finance the company's financing contract originations.

Net financing margin (earned income less net interest expense) for fiscal 1997 was $12,672,000 (53.5% of earned income) as compared to $9,630,000 (55.0% of earned income) for 1996. The increase in amount was due to higher earnings on a higher balance of earning assets.

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

Selling, general and administrative expenses for fiscal 1997 were $11,599,000 (49.0% of earned income) as compared to $8,059,000 (46.0% of earned income) for 1996. This increase resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1997 and to permit anticipated near-term growth in financing activity.

The Company's income before income taxes for fiscal 1997 was $2,002,000 compared to $1,579,000 for 1996. The provision for income taxes was $881,000 (44.0% of income before tax) in 1997 compared to $704,000 (44.6%) in 1996.

The Company's net income for fiscal 1997 was $1,121,000 or $0.30 per basic share and $0.26 per diluted share, compared to $875,000 or $0.23 per basic share and $0.20 per diluted share for 1996. The increase in 1997 over 1996 was due to higher earned income from leases and notes and gains on sales, offset by increases in the provision for losses, higher selling, general and administrative expenses, and higher average debt levels in 1997.

Net profit contribution, representing income before interest and taxes (see Note L to Notes to Consolidated Financial Statements) from the licensed professional financing segment was $10,607,000 for the year ended December 31, 1997 compared to $7,943,000 for the comparable period in 1996, a 34% increase. The increase was due to an increase in earned income on leases and notes to $19,712,000 in 1998 compared to $14,899,000 in 1997, higher gain on sales of leases and notes of $3,123,000 in 1997 from $1,572,000 in 1996, offset by an increase in the provision for losses in 1998 to $1,958,000 from $1,381,000 in the prior year, as well as an increase in selling, general and administrative expenses to $10,270,000 in 1997 compared to $7,147,000 in 1996.

Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $2,414,000 for the year ended December 31, 1997 compared to $1,521,000 for the comparable period in 1996, a 59% increase. The increase was due to an increase in earned interest and fee income on notes to $3,979,000 in 1997 compared to $2,616,000 in 1996, offset by an increase in the provision for losses in 1997 to $236,000 from $183,000 in the prior year, as well as an increase in selling, general and administrative expenses to $1,329,000 in 1997 compared to $912,000 in 1996.

At December 31, 1997, the Company had approximately $59,000,000 of customer applications which had been approved but had not yet resulted in a completed transaction, compared to approximately $47,500,000 of such customer applications at December 31, 1996. Not all approved applications will result in completed financing transactions with the Company.

          Management's Discussion and Analysis of Financial Condition


LIQUIDITY AND CAPITAL RESOURCES

The Company's financing activities require substantial amounts of capital, and its ability to originate new financing transactions is dependent on the availability of cash and credit. The Company currently has access to credit under the Revolver, its securitization transactions with Bravo and Capital, and loans secured by financing contracts. The Company obtains cash from sales of its financing contracts under its securitization facilities and from lease and note payments received. Substantially all of the assets of HPSC and ACFC and the stock of ACFC have been pledged to HPSC's lenders as security under HPSC's various short- and long-term credit arrangements. Borrowings under the securitizations are secured by financing contracts, including the amounts receivable thereunder and the assets securing the financing contracts. The securitizations are limited recourse obligations of the Company, structured so that the cash flow from the securitized financing contracts services the debt. In these limited recourse transactions, the Company retains some risk of loss because it shares in any losses incurred and it may forfeit the residual interest, if any, that it has in the securitized financing contracts should a default occur. The Company's borrowings under the Revolver (as defined below) are full recourse obligations of HPSC. The Company's borrowings under the Revolver are used to provide asset based lending within ACFC as well as to temporarily fund new financing contracts entered into by the Company. These borrowings are repaid with the proceeds obtained from other full or limited recourse financings and cash flow from the Company's financing transactions.

At December 31, 1998, the Company had $14,171,000 in cash, cash equivalents and restricted cash as compared to $9,137,000 at the end of 1997. As described in Note C to the Company's Consolidated Financial Statements, $9,588,000 of such cash was restricted pursuant to financing agreements as of December 31, 1998, compared to $7,000,000 at December 31, 1997.

Cash provided by operating activities was $8,811,000 for the year ended December 31, 1998 compared to $5,278,000 in 1997 and $6,680,000 in 1996. The significant components of cash provided by operating activities in 1998 as compared to 1997 were an increase in net income in 1998 to $1,976,000 from $1,121,000 in 1997, an increase in the gain on sales of leases and notes to $4,906,000 in 1998 from $3,123,000 in 1997, which resulted from improved margins associated with current year asset sales activity, and a decrease in refundable income taxes of $1,996,000 in 1998 compared to an increase of $1,567,000 in 1997, offset by a decrease in accounts payable and accrued liabilities of $920,000 in 1998 compared to an increase of $346,000 for the same period in 1997.

Cash used in investing activities was $68,909,000 for the year ended December 31, 1998 compared to $69,298,000 in 1997 and $34,406,000 in 1996. The primary component of cash used in investing activity for 1998 as compared to 1997 was an increase in originations of lease contracts and notes receivable to $166,672,000 in 1998 from $135,625,000 in 1997. This use of cash was offset by an increase in portfolio receipts of $59,365,000 in 1998 from $48,889,000 in 1997, an increase in notes receivable of $289,000 in 1998 as compared to $16,729,000 in 1997, and an increase in proceeds from sales of lease contracts and notes receivable to $38,696,000 in 1998 from $33,039,000 in 1997.

Cash provided by financing activities was $62,544,000 for the year ended December 31, 1998 compared to $63,981,000 in 1997 and $29,041,000 in 1996. The significant components of cash provided by financing activities in 1998 as compared to 1997 were an increase in the net proceeds from senior notes in 1998 to $111,474,000 from $100,087,000 in 1997, net proceeds from revolving notes payable of $10,000,000 in 1998 compared to net repayments of $1,000,000 in 1997, and an increase in restricted cash of $2,588,000 in the current year compared to $231,000 in 1997, offset by repayments of senior notes of $61,030,000 in 1998 compared to $53,125,000 in 1997 as well as no senior subordinated note borrowings in 1998.

On December 27, 1993, the Company raised $70,000,000 through an asset securitization transaction in which its wholly-owned subsidiary, Funding I, issued senior secured notes (the "Funding I Notes") at a rate of 5.01%. The Funding I Notes were secured by a portion of the Company's portfolio which it sold in part and contributed in part to Funding I. Proceeds of this financing were used to retire $50,000,000 of 10.125% senior notes due December 28, 1993, and $20,000,000 of 10% subordinated notes due January 15, 1994. Under the terms of the Funding I Notes, when the principal balance equals the balance of the restricted cash in the facility, the Funding I Notes are paid off from the restricted cash and Funding I terminates. This occurred in June of 1997. Due to this early termination, the Company incurred a $175,000 non-cash, non-operating charge against earnings in both the first and second quarters of 1997 representing the partial early recognition of certain unamortized deferred transaction origination costs.

          Management's Discussion and Analysis of Financial Condition


In December 1996, the Company executed a Second Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent (the "Revolving Loan Agreement" or "Revolver"), providing availability up to $95,000,000. In December 1997, this agreement was extended on the same terms and conditions until March 1998, providing availability of $60,000,000. In March 1998, the Company executed a Third Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent, providing availability up to $100,000,000 through March 16, 1999. In March 1999, this agreement was extended under the same terms and conditions through May 14, 1999, providing availability up to $86,000,000. It is anticipated the Company will execute a Fourth Amended and Restated Revolving Loan Agreement in May 1999 which will provide the Company availability up to $100,000,000 through May 2000. Under the Revolver, the Company may borrow at variable rates of prime and at LIBOR plus 1.35% to 1.50%, depending on certain performance covenants. At December 31, 1998, the Company had $49,000,000 outstanding under this facility and $51,000,000 available for borrowing, subject to borrowing base limitations. The Revolver is not currently hedged and is, therefore, exposed to upward movements in interest rates.

As of January 31, 1995, the Company, along with its wholly-owned, special-purpose subsidiary Bravo Funding Corp. ("Bravo"), established a $50,000,000 revolving credit facility (the "Bravo Facility") structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC", subsequently acquired by MBIA in February 1998). Under the terms of the facility, Bravo, to which the Company has sold and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's portfolio. HPSC may make additional sales to Bravo subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations. The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by MBIA pursuant to the terms of the Bravo Facility. In November, 1996, the Bravo Facility was increased to $100,000,000 and amended to provide that up to $30,000,000 of the Bravo Facility may be used as sales of receivables from Bravo for accounting purposes. In June 1998, the Bravo Facility was further amended by increasing availability to $225,000,000 with $67,500,000 available to be used for sale accounting treatment. The Company had $61,506,000 outstanding under the loan portion of the Bravo Facility at December 31, 1998, and in connection with these borrowings, had 19 separate interest rate swap agreements with BankBoston with a total notional value of $57,120,000. The Company had $44,549,000 outstanding from sales of receivables under the sale portion of the Bravo Facility and in connection with this portion of the facility, had 9 separate interest rate swap agreements with BankBoston with a total notional value of $45,860,000 at December 31, 1998.

In April 1995, the Company entered into a fixed rate, fixed term loan agreement with Springfield Institution for Savings ("SIS") under which the Company borrowed $3,500,000 at 9.5% subject to certain recourse and performance covenants. In July 1997, the Company entered into another fixed rate, fixed term loan agreement with SIS under which the Company borrowed an additional $3,984,000 at 8% subject to the same conditions as the first loan. The Company had approximately $2,781,000 outstanding under these agreements at December 31, 1998.

In March 1997, the Company issued $20,000,000 of unsecured senior subordinated notes due 2007 ("Senior Subordinated Note") bearing interest at a fixed rate of 11% (the "Note Offering"). The Company received approximately $18,300,000 in net proceeds from the Note Offering and used such proceeds to repay amounts outstanding under the Revolver Agreement.

In June 1997, the Company, along with its wholly-owned, special purpose subsidiary, HPSC Capital Funding, Inc. ("Capital"), established a $100,000,000 Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). Under the terms of the facility (the "Capital Facility"), Capital, to which the Company may sell certain of its portfolio assets from time to time, pledges or sells its interests in these assets to Eagle, a commercial paper conduit entity. Capital may borrow at variable rates in the commercial paper market and may enter into interest rate swap agreements to assure fixed rate funding. Monthly settlements of the borrowing base and any applicable principal and interest payments will be made from collections of Capital's portfolio. The Company is the servicer of the Capital portfolio subject to certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by BankBoston pursuant to the terms of the facility. In April 1998, the Capital Facility was amended to increase availability to $150,000,000 under the same terms and conditions through April 2001. The Company had $110,254,000 of indebtedness outstanding under the loan portion of the Capital Facility at December 31, 1998, and in connection with these borrowings had 14 separate interest rate swap agreements with BankBoston with a total notional value of $105,241,000. The Company had $16,073,000 outstanding from sales of receivables under the sale portion of the Capital Facility and in connection with this portion of the facility, had 3 separate interest rate swap agreements with BankBoston with a total notional value of $14,657,000 at December 31, 1998.

In September 1998, the Company initiated a stock repurchase program under which up to 175,000 shares of the Company's common stock may be repurchased from a pool of up to $1,700,000, subject to market conditions, in open market or negotiated transactions on the NASDAQ National Market. Based on year end market prices, the shares subject to repurchase represent approximately 3.7% of the outstanding common stock. No minimum number or value of shares to be repurchased has been fixed, nor has a time limit been established for the duration of the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans. In 1998, the Company repurchased an aggregate of 131,100 shares of its common stock for approximately $1,020,000.

Management believes that the Company's liquidity, resulting from the availability of credit under the Revolver Agreement, the Bravo Facility, the Capital Facility and loans from savings banks, along with cash obtained from the sales of its financing contracts and from internally generated revenues is adequate to meet current obligations and future projected levels of financings and to carry on normal operations. In order to finance adequately its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources, make selective use of asset sale transactions in 1999 and use its current credit facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of its business, the Company is subject to a variety of risks, including market risk associated with interest rate movements. The Company is exposed to such interest rate risk from the time elapsed between the approval of a transaction with a customer and when permanent fixed rate financing is secured. The Company does not hold or issue financial instruments for trading purposes.

The Company temporarily funds its new fixed rate financing contracts through variable rate revolving credit borrowings until permanent fixed rate financing is secured through its securitization facilities. The Company's exposure to interest rate risk relates to changes in interest rates between the time a new financing contract is approved and the time the permanent, fixed-rate financing is completed. The Company believes that it mitigates this exposure by obtaining such permanent financing generally within 60 days of the activation date of the new financing contract and believes it will be able to continue this operating strategy.

The Company manages its exposure to interest rate risk by entering into interest rate swap agreements under its securitization transactions. These swap agreements have the effect of converting the Company's debt from securitizations from a variable rate to a fixed rate. Changes in interest rates would result in unrealized gains or losses in the market value of the fixed rate debt to the extent of differences between current market rates and the actual stated rates for these debt instruments. Assuming all swap agreements were to be terminated, the cost to the Company would have been approximately $2,958,000 at December 31, 1998. Assuming a hypothetical 10% change in interest rates from current weighted average swap rates, the cost to the Company for terminating such swap agreements would have been approximately $4,895,000 at December 31, 1998.

The carrying value of the Company's fixed rate debt at December 31, 1998 was $194,541,000. The estimated fair value of this debt was $197,082,000, which was determined by applying the fixed rate that the Company received on its securitization transaction in December 1998 against the entire outstanding fixed rate debt balance at December 31, 1998. The Company's variable rate debt at December 31, 1998 was $49,000,000, which approximated fair value. Assuming a hypothetical 10% change in interest rates from current weighted average debt rates, market risk for the fixed rate debt is estimated as the potential change in the fair value of the debt, which would have approximated $3,373,000 at December 31, 1998. The effect of a 10% hypothetical change in interest rates on the Company's variable rate debt would have changed the Company's consolidated interest expense by $348,000 for the year ended December 31, 1998.

          Management's Discussion and Analysis of Financial Condition


The Company's portfolio of financing contracts originated in its licensed professional financing segment are fixed rate, non-cancelable, full payout lease contracts and notes receivable due in installments. At December 31, 1998, the carrying value of these assets, including the retained interest of sold assets, was approximately $246,984,000, which approximated fair value. Assuming implicit rates changed by a hypothetical 10% from current weighted average implicit rates, the effect on the fair value of the Company's fixed rate financing contracts would have approximated $2,725,000 at December 31, 1998.

The Company's variable rate assets are generally comprised of financing contracts originated by its commercial asset-based lending subsidiary, ACFC. These financing agreements are structured as variable rate lines of credit extended to various commercial and industrial entities, collateralized by accounts receivable, inventory, or fixed assets, generally for periods of two to three years. At December 31, 1998, the carrying value of these assets was approximately $30,991,000 which approximated fair value. The effect of a hypothetical 10% change in interest rates on the Company's variable rate financing contracts would have changed the Company's consolidated interest income by $412,000 for the year ended December 31, 1998.

For additional information about the Company's financial instruments, see Note K in Notes to Consolidated Financial Statements.

YEAR 2000 ISSUES
The year 2000 issue relates to the inability of computer applications to distinguish between years with the same last two digits in different centuries such as 1900 and 2000. In 1996, the Company, along with its subsidiary, ACFC, began a review to assess the year 2000 readiness of all of its information technology ("IT") systems. In 1998, the Company expanded this review to include non-IT systems, including embedded software such as the Company's telephone system, as well as the systems of third parties who are important business partners with the Company.

The Company is heavily reliant on integrated IT systems for providing much of its day-to-day operations, including application processing, underwriting, billing and collections, as well as much of the financial and operational reporting to management. The Company has performed a complete review of all relevant computer systems. Based on its internal review, the Company believes that substantially all of its internal IT systems are year 2000 compliant. The Company has also obtained written assurances from all providers of its IT software and systems as to the year 2000 compliance of each of these systems. The Company believes that the loss of any ancillary systems as to which the Company is not currently assured of year 2000 compliance would not cause major business disruption.

The Company is currently monitoring the year 2000 progress of its major service providers of non-IT systems, including embedded systems and software, as well as of its third party business partners such as banking institutions and customers. The Company has recently begun a review of the systems of major customers of its subsidiary, ACFC. The Company continues to work to obtain written assurances from all such identified third parties. In situations where any of these third parties are not yet compliant, the Company will closely monitor such party's plans to implement the changes necessary to become compliant.

The Company's target is to complete its year 2000 compliance review by the second quarter of 1999. Expenses incurred to date associated with implementing the year 2000 review process have not been material. The Company does not separately track the internal costs associated with the year 2000 project. All such costs, which primarily consist of payroll and IT related consulting costs, have been expensed as incurred. The Company does not anticipate that any remaining costs will have a material impact on the future financial position or results of operations of the Company.

The estimates and conclusions stated above contain forward-looking statements and are based on management's best estimates of future events. These statements should be read in conjunction with the Company's disclosures under the heading "Forward-Looking Statements".

          Management's Discussion and Analysis of Financial Condition


FORWARD-LOOKING STATEMENTS
This Annual Report contains forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within the Annual Report generally. When used in this Annual Report, the words "believes," "anticipates," "expects," "plans," "intends," "estimates," "continue," "may," or "will" (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties, including but not limited to the following: the Company's dependence on funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital cost of the Company's competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value on financed equipment at the end of its lease term; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; the risk that the Company's or its customers' computer systems will not be fully year 2000 compliant; and fluctuations in quarterly operating results. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998, to be filed on or before March 31, 1999, contain additional information concerning such risk factors. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above, the risk factors described in Annual Report on Form 10-K for the year ended December 31, 1998, and the matters set forth in this Annual Report generally. HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.



32