Form 10-K, Exhibit 13
period 1999-12-31
HPSC INC
filed 2000-03-29
CIK 718909

                                                                    EXHIBIT 13.1


TO OUR STOCKHOLDERS

     1999 was a year in which HPSC enjoyed continued growth. At year end, gross owned and serviced receivables exceeded one-half billion dollars while our net income increased by 38% and our originations increased to $227,000,000 from $182,000,000. We continue to achieve and in many areas exceed the goals established by our strategic planning process.

     For the future we will remain focused while continuing our commitment to excellent service. We will aggressively pursue the goals outlined in our Strategic Plan and make every effort to maintain credit quality and to invest in technology, including a highly visible internet presence.

     We are gratified by the strong support of our stockholders, lenders and the ongoing professionalism of our employee shareholders. Future growth and profitability remain our goals.



/s/ John W. Everets
--------------------------
JOHN W. EVERETS
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                           HPSC, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


(in thousands, except per share and share amounts)

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1999        1998
                                                                         --------    --------
                                     ASSETS

Cash and Cash Equivalents ............................................   $  1,356    $  4,583
Restricted Cash ......................................................     14,924       9,588
Investment in Leases and Notes:
   Lease contracts and notes receivable due in installments ..........    387,909     293,211
   Notes receivable ..................................................     38,720      35,863
   Retained interest in leases and notes sold ........................     17,869      14,500
   Estimated residual value of equipment at end of lease term ........     18,988      14,830
   Less unearned income ..............................................    (94,228)    (73,019)
   Less allowance for losses .........................................     (9,150)     (7,350)
   Less security deposits ............................................     (6,721)     (6,756)
   Deferred origination costs ........................................      8,696       6,696
                                                                         --------    --------
        Net investment in leases and notes ...........................    362,083     277,975
                                                                         --------    --------
Other Assets:
   Other assets ......................................................      7,104       5,682
   Refundable income taxes ...........................................        260         774
                                                                         --------    --------
Total Assets .........................................................   $385,727    $298,602
                                                                         ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Revolving Credit Borrowings ..........................................   $ 70,000    $ 49,000
Senior Notes .........................................................    227,445     174,541
Subordinated Debt ....................................................     20,000      20,000
Accounts Payable and Accrued Liabilities .............................     15,454       7,030
Accrued Interest .....................................................      1,940       1,285
Income Taxes:
   Currently payable .................................................        398          84
   Deferred ..........................................................     10,192       9,096
                                                                         --------    --------
Total Liabilities ....................................................    345,429     261,036
                                                                         --------    --------
Stockholders'  Equity:
     Preferred stock, $1.00 par value;
        authorized, 5,000,000 shares; issued, none ...................         --          --
   Common stock, $.01 par value; 15,000,000 shares
        authorized; issued, 4,699,530 shares in
        1999 and 4,618,530 shares in 1998 ............................         47          46
   Additional paid-in capital ........................................     14,119      12,941
   Retained earnings .................................................     31,167      28,448
   Less: Treasury stock, at cost (518,500 shares
     in 1999 and 368,000 shares in 1998) .............................     (3,611)     (2,230)
         Deferred compensation .......................................     (1,008)     (1,141)
         Notes receivable from officers and employees ................       (416)       (498)
                                                                         --------    --------
Total Stockholders' Equity ...........................................     40,298      37,566
                                                                         --------    --------
Total Liabilities and Stockholders' Equity ...........................   $385,727    $298,602
                                                                         ========    ========



The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


(in thousands, except per share and share amounts)

                                                                   YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1999          1998         1997
                                                           ----------    ----------    ----------

Revenues:
   Earned income on leases and notes ...................   $   40,052    $   32,961    $   23,691
   Gain on sales of leases and notes ...................        4,916         4,906         3,123
   Provision for losses ................................       (4,489)       (4,201)       (2,194)
                                                           ----------    ----------    ----------
        Net Revenues ...................................       40,479        33,666        24,620
                                                           ----------    ----------    ----------
Operating and Other (Income) Expenses:
   Selling, general and administrative .................       17,715        14,897        11,449
   Interest expense ....................................       18,903        15,587        11,530
   Interest income .....................................         (765)         (337)         (361)
                                                           ----------    ----------    ----------
Income before Income Taxes .............................        4,626         3,519         2,002
Provision for Income Taxes .............................        1,907         1,543           881
                                                           ----------    ----------    ----------
Net Income .............................................   $    2,719    $    1,976    $    1,121
                                                           ==========    ==========    ==========
Basic Net Income per Share .............................   $     0.72    $     0.53    $     0.30
                                                           ----------    ----------    ----------
Shares Used to Compute Basic Net Income per Share ......    3,766,684     3,719,026     3,732,576
                                                           ----------    ----------    ----------
Diluted Net Income per Share ...........................   $     0.61    $     0.47    $     0.26
                                                           ----------    ----------    ----------
Shares Used to Compute Diluted Net Income per Share ....    4,436,476     4,194,556     4,315,370
                                                           ----------    ----------    ----------


The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands except share amounts)

                                           COMMON STOCK
                                          --------------                                                     NOTES
                                                                                                           RECEIVABLE
                                                            ADDITIONAL                                       FROM
                                                             PAID-IN    RETAINED  TREASURY    DEFERRED    OFFICERS AND
                                          SHARES   AMOUNT    CAPITAL    EARNINGS    STOCK   COMPENSATION    EMPLOYEES      TOTAL
-------------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1997 ...........  4,786,530    $ 48    $12,305    $25,351   $  (587)    $(2,590)       $(195)     $34,332

Net Income ...........................         --      --         --      1,121        --          --           --        1,121
Restricted Stock Awards ..............    126,000       1         (1)        --        --          --           --           --
Purchase of Treasury Stock . .........         --      --         --         --      (623)         --           --         (623)
Restricted Stock Compensation ........         --      --         --         --        --         199           --          199
ESOP Compensation ....................         --      --         --         --        --         105           --          105
Notes Receivable from
   Officers and Employees ............         --      --         --         --        --          --           40           40
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997 .........  4,912,530      49     12,304     26,472    (1,210)     (2,286)        (155)      35,174

Net Income ...........................         --      --         --      1,976        --          --           --        1,976
Restricted Stock Awards ..............         --      --        643         --        --        (643)          --           --
Purchase of Treasury Stock ...........         --      --         --         --    (1,020)         --           --       (1,020)
Restricted Stock Compensation ........         --      --         --         --        --         458           --          458
ESOP Compensation ....................         --      --         --         --        --         105           --          105
Notes Receivable from
   Officers and Employees ............         --      --         --         --        --          --         (343)        (343)
Cancellation of SESOP ................   (350,000)     (4)    (1,221)        --        --        1,225          --           --
Stock Bonus Awards ...................      6,000      --         31         --        --          --           --           31
Exercise of Stock Options ............    200,000       2        613         --        --          --           --          615
Tax Benefit related to
   Exercise of Non-Qualified
   Stock Options .....................         --      --        270         --        --          --           --          270
Conversion of Restricted
   Stock to Stock Options ............   (150,000)     (1)         1         --        --          --           --           --
Extension of Stock Options
   Scheduled to Expire ...............         --      --        300         --        --          --           --          300
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998 .........  4,618,530      46     12,941     28,448    (2,230)     (1,141)        (498)      37,566
Net  Income ..........................         --      --         --      2,719        --          --           --        2,719
Restricted Stock Awards ..............         --      --        637         --        --        (637)          --           --
Restricted Stock Forfeitures .........     (2,000)     --        (18)        --        --          18           --           --
Purchase of Treasury Stock ...........         --      --         --         --    (1,381)         --           --       (1,381)
Restricted Stock Compensation ........         --      --         --         --        --         647           --          647
ESOP Compensation ....................         --      --         --         --        --         105           --          105
Notes Receivable from
   Officers and Employees ............         --      --         --         --        --          --           82           82
Stock Bonus Awards ...................      6,000      --         53         --        --          --           --           53
Exercise of Stock Options ............     77,000       1        299         --        --          --           --          300
Tax Benefit related to
   Exercise of Non-Qualified
   Stock Options .....................         --      --        139         --        --          --           --          139
Extension of Stock Options
   Scheduled to  Expire ..............         --      --         68         --        --          --           --           68
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999 .........  4,699,530    $ 47    $14,119    $31,167   $(3,611)    $(1,008)       $(416)     $40,298
===============================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                       ---------------------------------------
                                                                                         1999           1998           1997
                                                                                       ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ........................................................................ $   2,719      $   1,976      $   1,121
   Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation and amortization ..................................................     5,204          4,460          3,708
      Increase in deferred income taxes ..............................................     1,096          1,543          2,551
      Restricted stock, stock option, and stock bonus award compensation .............       768            789            199
      Gain on sale of lease contracts and notes receivable ...........................    (4,916)        (4,906)        (3,123)
      Provision for losses on lease contracts and notes receivable ...................     4,489          4,201          2,194
      Increase in accrued interest ...................................................       655            156            679
      Increase (decrease) in accounts payable and accrued liabilities ................     1,614           (920)           346
      Increase (decrease) in accrued income taxes ....................................       314             18           (234)
      (Increase) decrease in refundable income taxes .................................       514          1,996         (1,567)
      (Increase) decrease in other assets ............................................    (1,052)            14           (446)
                                                                                        --------------------------------------
Cash provided by operating activities ................................................    11,405          9,327          5,428
                                                                                        --------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Origination of lease contracts and notes receivable due in installments ...........  (213,819)      (166,672)      (135,625)
   Portfolio receipts, net of amounts included in income .............................    70,245         58,661         48,739
   Proceeds from sales of lease contracts and notes receivable due in installments ...    54,390         38,696         33,039
   Net increase in notes receivable ..................................................    (2,951)          (289)       (16,729)
   Net increase (decrease) in security deposits ......................................       (35)           955          1,279
   Net increase in other assets ......................................................      (808)          (621)          (191)
   Net (increase) decrease in loans to employees .....................................        82           (343)            40
                                                                                        --------------------------------------
Cash used in investing activities ....................................................   (92,896)       (69,613)       (69,448)
                                                                                        --------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of senior subordinated notes, net of debt issue costs ......        --             --         18,306
   Repayment of senior notes .........................................................   (75,147)       (61,030)       (53,125)
   Proceeds from issuance of senior notes, net of debt issue costs ...................   128,051        111,474        100,087
   Net proceeds (repayments) from demand and revolving notes payable to banks ........    21,000         10,000         (1,000)
   Purchase of treasury stock ........................................................    (1,381)        (1,020)          (623)
   Increase in restricted cash .......................................................     5,336          2,588            231
   Exercise of employee stock options ................................................       300            615             --
   Repayment of employee stock ownership plan promissory note ........................       105            105            105
                                                                                        --------------------------------------
Cash provided by financing activities ................................................    78,264         62,732         63,981
                                                                                        --------------------------------------
Net increase (decrease) in cash and cash equivalents .................................    (3,227)         2,446            (39)
Cash and cash equivalents at beginning of year .......................................     4,583          2,137          2,176
                                                                                        --------------------------------------
Cash and cash equivalents at end of year ............................................. $   1,356      $   4,583      $   2,137
                                                                                        --------------------------------------
Supplemental disclosures of cash flow information:
   Interest paid ..................................................................... $  17,666      $  14,775      $   9,835
   Income taxes paid .................................................................       150             52            616




The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         Business_ HPSC, Inc. ("HPSC") and its consolidated subsidiaries (the "Company") provide financing to licensed professionals, principally healthcare providers, through leases and notes due in installments. The Company also provides asset-based financing to small and medium-sized manufacturing and distribution companies throughout the United States.

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

         Consolidation_ The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: ACFC, an asset-based lender focused primarily on providing accounts receivable and inventory financing at variable rates; HPSC Funding Corp. I ("Funding I"), HPSC Bravo Funding Corp. ("Bravo") and HPSC Capital Funding Inc. ("Capital"), special-purpose corporations formed in connection with securitizations; and Credident, Inc. ("Credident") the Company's inactive Canadian subsidiary. All intercompany transactions have been eliminated in consolidation.

         Use of Estimates_ The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant area requiring the use of management estimates is the allowance for losses on leases and notes receivable. Actual results could differ from those estimates.

         Revenue Recognition_ The Company finances equipment only after a customer's credit has been approved and a lease or financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. When a transaction is initially activated, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. An amount equal to the sum of the payments due plus residual value less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method. Recognition of revenue on these assets is suspended when a transaction enters the legal collection phase. Also included in earned income are fee income from service charges on portfolio accounts, gains and losses on residual transactions, and miscellaneous income items, net of initial direct cost amortization.

         Sales of Leases and Notes Receivable_ The Company sells a portion of its leases and notes receivable to third parties. Gains on sales of leases and notes are recognized at the time of the sale. The gain is computed as the excess of the present value of the anticipated future cash flows plus retained interest, net of initial direct costs and expenses, over the Company's current carrying value of the assets sold. Generally, the Company retains the servicing of financing contracts sold. Servicing fees specified in the sale agreements, which the Company believes approximate its servicing costs, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs. Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for recording the net gains and retained interests from such sales. The adoption of SFAS

No. 125, which superseded SFAS No. 77, "Reporting by Transferors for Transfers of Financial Assets and Extinguishments of Liabilities," did not have a material effect on the Company's consolidated financial position or results of operations.

         Deferred Origination Costs_ The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". These initial direct costs comprise certain specific activities related to processing requests for financing. Deferred origination costs are amortized on the interest method over the life of the receivable as an adjustment of yield.

         Allowance for Losses_ The Company records an allowance for losses in its portfolio. The extent of the allowance is based on historical loss experiences, delinquencies, and a specific analysis of potential loss accounts. An account is specifically reserved for or written off when deemed uncollectible.

         The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. There was no such equipment held for resale at December 31, 1999 or 1998.

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

         Impaired practice acquisition and asset-based loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses. The Company had no impaired loans at December 31, 1999 or 1998.

         Accounting for Stock-Based Compensation_ The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company applies the intrinsic value method under APB No. 25 to measure compensation expense related to grants of stock options, and has disclosed the pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation".

         Income Taxes_ The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes". Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

         Cash and Cash Equivalents_ The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

         Restricted Cash_ As part of its servicing obligation under its securitization and sales agreements (Notes C and D), the Company collects certain cash receipts on financing contracts pledged or sold. These collections are segregated in separate accounts for the benefit of the third parties to whom the related lease contracts and notes receivable were pledged or sold and are remitted to the third parties on a monthly basis.

         Interest Rate Swap Contracts_ Pursuant to the terms of its securitization agreements (Notes C and D), the Company is required to enter into interest rate swap contracts. These interest rate swaps are matched swaps and, as such, are accounted for using settlement accounting. In the case where the notional value of the interest rate swap agreements significantly exceeds the outstanding underlying debt, the excess swap agreements would be marked-to-market. All interest rate swap agreements entered into by the Company are for other than trading purposes. The Company has established a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

         Property and Equipment_ Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income. Net property, plant and equipment is included in other assets and was not material at December 31, 1999 or 1998.

         Deferred Compensation_ Deferred compensation includes notes receivable from the Company's Employee Stock Ownership Plan ("ESOP") and Supplemental Employee Stock Ownership Plan ("SESOP"), and deferred compensation related to restricted stock awards. In April 1998, the Company canceled its SESOP. The Company had originally issued 350,000 shares of common stock to this plan in July 1994 in consideration of a promissory note. The shares issued to the SESOP were retired and the promissory note in the principal amount of $1,225,000 was canceled. Deferred compensation consists of the following:

(in thousands)                                     1999       1998       1997
                                                  ------     ------     ------

ESOP .........................................    $  421     $  526     $  631
SESOP ........................................        --         --      1,225
Restricted stock .............................       587        615        430
                                                  ------     ------     ------
   Total .....................................    $1,008     $1,141     $2,286
                                                  ======     ======     ======

         Recently Issued Accounting Pronouncements_ Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement established standards for reporting and presenting comprehensive income and its components. Comprehensive income equals net income for the years ended December 31, 1999, 1998 and 1997.

         Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosure about Pensions and Other Post Retirement Benefits". The Company has provided the required disclosures of these pronouncements in Notes L and I, respectively.

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes new accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement will be effective for the first quarter of the Company's year ended December 31, 2001. The Company is evaluating the impact of the adoption of this statement on its consolidated financial statements.

         Reclassifications_ Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B. LEASES AND NOTES RECEIVABLE

         The Company's finance portfolio consists of two general categories of assets.

         The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 89% of the Company's net investment in leases and notes at December 31, 1999 (87% at December 31, 1998). The majority of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogenous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, the majority of the Company's historical provision for losses, charge-offs, recoveries and allowance for losses have related to its lease contracts and notes receivable due in installments.

         The second category of assets consists of the Company's notes receivable, which comprise approximately 11% of the Company's net investment in leases and notes at December 31, 1999 (13% at December 31, 1998). These notes primarily relate to commercial, asset-based, revolving lines of credit to small and medium sized manufacturers and distributors, at variable interest rates, and typically have terms of two years. The provision for losses related to the commercial notes receivable were $113,000, $147,000, and $236,000 in 1999, 1998, and 1997, respectively. Net charge-offs of commercial notes receivable were $19,000, $75,000, and $0 in 1999, 1998, and 1997, respectively. The amount of the allowance for losses related to the commercial notes receivable were $686,000 and $592,000 at December 31, 1999 and 1998, respectively.

         A summary of activity in the Company's allowance for losses for each of the years in the three-year period ended December 31, 1999 is as follows:


(in thousands)                                    1999       1998        1997
                                                -------     -------     -------

Balance, beginning of year                      $(7,350)    $(5,541)    $(4,562)
Provision for losses                             (4,489)     (4,201)     (2,194)
Charge-offs                                       2,853       2,498       1,304
Recoveries                                         (164)       (106)        (89)
                                                -------     -------     -------
Balance, end of year                            $(9,150)    $(7,350)    $(5,541)
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

         The total contractual balances of delinquent lease contracts and notes receivable due in installments, both owned by the Company and owned by others and managed by the Company, which were over 90 days past due amounted to $15,928,000 at December 31, 1999 compared to $9,967,000 at December 31, 1998. An account is considered delinquent when not paid within 30 days of the billing due date.

         The Company's agreements with its customers, except for commercial notes receivable of approximately $38,720,000 in 1999 and $35,863,000 in 1998, are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of one to seven years. Scheduled future receipts on lease contracts and notes receivable due in installments, plus retained interest on leases and notes sold, including interest and excluding the residual value of the equipment and ACFC receivables, at December 31, 1999 were as follows:

(in thousands)

      2000.......................................................   $112,274
      2001.......................................................     97,109
      2002.......................................................     80,040
      2003.......................................................     58,032
      2004.......................................................     35,365
      2005 and thereafter........................................     22,958


NOTE C. REVOLVING CREDIT BORROWINGS AND OTHER DEBT

         Debt of the Company as of December 31, 1999 and 1998 is summarized below.

(in thousands)                                                1999         1998
                                                             --------    --------

Revolving credit arrangement, due May 2000 ...............   $ 70,000    $ 49,000
                                                             --------    --------


Senior Notes:
      Senior Notes- Bravo, due June 2003 .................    132,475      61,506
      Senior Notes- Capital, due April 2001 ..............     84,587     110,254
      Senior Notes- Various banks, due June 2000
         through April 2006 ..............................     10,383       2,781
                                                             --------    --------
Total Senior Notes .......................................    227,445     174,541
                                                             --------    --------
Unsecured Senior Subordinated Notes, due March 2007 ......     20,000      20,000
                                                             --------    --------
Total ....................................................   $317,445    $243,541
                                                             ========    ========


         Revolving Credit Arrangement_ In March 1998, the Company executed a Third Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent (the "Revolving Loan Agreement" or "Revolver"), providing availability up to $100,000,000 through March 1999. In March 1999, this agreement was extended on the same terms and conditions through May 1999, providing availability up to $86,000,000. In May 1999, the Company executed the Third Amendment to the Third Amended and Restated Revolving Loan Agreement. The Third Amendment to the Revolver provides availability up to $90,000,000 under substantially the same terms and conditions, through May 2000. Under the Revolving Loan Agreement, the Company may borrow at variable interest rates of prime and at LIBOR plus 1.35% to 1.50%, depending upon certain performance covenants. The weighted average interest rates on the outstanding borrowings were 7.8% and 7.1% at December 31, 1999 and 1998, respectively. In connection with the arrangement, all HPSC and ACFC assets, including ACFC stock, but excluding assets collateralizing the senior notes, have been pledged as collateral. The Revolver has not been hedged and was not hedged at December 31, 1999 and is therefore exposed to upward movements in interest rates.

         Senior Notes- Bravo_ In June 1998, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corporation ("Bravo") signed an amended revolving credit facility (the "Bravo Facility") structured and guaranteed by MBIA, Inc. The Bravo Facility provides the Company with available borrowings up to $225,000,000 with $67,500,000 of the Bravo Facility available to be used for sales of financing contracts. Under the terms of the Bravo Facility, Bravo, to which the Company sells and may continue to sell or contribute certain of its portfolio assets, subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations, pledges or sells its interest in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

         Monthly settlements of principal and interest payments are made from collections on portfolio assets held by Bravo. The terms of the Bravo Facility restrict the use of certain collected cash. This restricted cash amounted to approximately $7,448,000 and $5,114,000 at December 31, 1999 and 1998,
respectively. The required monthly payments of principal and interest to purchasers of commercial paper issued pursuant to the Bravo Facility are guaranteed by MBIA.

         Bravo enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate obligation to the commercial paper conduit. Under such interest rate swap contracts, Bravo pays a fixed rate of interest and receives a variable rate from the counterparty. At the time of entering into the interest rate swap contract, Bravo may assign its right, title, and interest in such contracts to the assignee or purchaser of the assets. Credit risk exists to the extent that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate swap contracts is the amount upon which interest and other payments under the contract are based.

         Senior Notes- Capital_ In April 1998, the Company, along with its wholly-owned, special purpose subsidiary, HPSC Capital Funding, Inc. ("Capital") signed an amended Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). This facility (the "Capital Facility") provided the Company with availability up to $150,000,000. In April 1999, the Capital Facility was renewed on substantially the same terms and conditions, providing available borrowings up to $125,000,000. Under the terms of the Capital Facility, Capital, to which the Company may sell or contribute certain of its portfolio assets from time to time, subject to certain covenants regarding Capital's portfolio performance and borrowing base calculations, pledges or sells its interests in these assets to a commercial paper conduit entity. Capital incurs interest at variable rates based on rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding.

         Monthly settlements of the borrowing base and any applicable principal and interest payments are made from collections of Capital's portfolio. The terms of the Capital Facility restrict the use of certain collected cash. This restricted cash equaled approximately $7,476,000 and $4,474,000 at December 31, 1999 and 1998, respectively. The required monthly payments of principal and interest to the purchasers of the commercial paper are guaranteed by BankBoston pursuant to the terms of the Capital Facility.

         In the normal course of securitization transactions, Capital enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate obligation to the commercial paper conduit. Under such interest rate swap contracts, Capital pays a fixed rate of interest and receives a variable rate from the counterparty. At the time of entering into the interest rate swap contract, Capital may assign its right, title, and interest in such contracts to the assignee or purchaser of the assets. Credit risk exists to the extent a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.

         At December 31, 1999, the Company had approximately $217,062,000 of indebtedness outstanding under both the Bravo and Capital Facilities, and in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of $215,565,000 at an effective interest rate of 5.90%. At December 31, 1998, the Company had approximately $171,760,000 of indebtedness outstanding under both the Bravo and Capital Facilities, and in connection with these borrowings, had interest rate swap contracts with BankBoston with a total notional value of $162,361,000 at an effective interest rate of 5.88%.

         The total amount of loans outstanding under both the Bravo and Capital Facilities, the notional amount of interest rate swaps outstanding related to such loans, and the effective interest rate under the swaps, assuming payments are made as scheduled, will be as follows:


(IN THOUSANDS EXCEPT FOR %)                      BORROWINGS    SWAPS      RATE
---------------------------                      ----------    -----      ----

December 31, 2000...............................  $ 154,104   $151,336    5.88%
December 31, 2001...............................    101,046     98,408    5.88%
December 31, 2002...............................     56,524     54,835    5.90%
December 31, 2003...............................     25,255     24,415    5.99%
December 31, 2004...............................      8,190      7,946    6.08%


         Senior Notes- Various Banks_ The Company periodically enters into secured, fixed term loan agreements with various banks for purposes of financing its operations. The loans are generally subject to certain recourse and performance covenants. At December 31, 1999 and 1998, the Company had outstanding borrowings under such loan agreements of approximately $10,383,000 and $2,781,000, respectively, with annual interest rates ranging from 6.5% to 9.5%.

         Senior Subordinated Notes_ The Company's unsecured senior subordinated notes (the "Notes") bear interest at a fixed rate of 11%, payable semi-annually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company, in whole or in part, other than through the operation of a sinking fund, after April 1, 2002 at established redemption prices, plus accrued but unpaid interest to the date of repurchase. Beginning July 1, 2002, the Company is required to redeem through sinking fund payments, on January 1, April 1, July 1, and October 1 of each year, a portion of the aggregate principal amount of the Notes at a redemption price equal to $1,000,000 plus accrued but unpaid interest to the redemption date. At December 31, 1999 and 1998, the Company had $20,000,000 of senior subordinated notes outstanding.

         Certain debt and securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1999, the Company was in compliance with the provisions of its debt covenants.

         The scheduled maturities of the Company's revolving credit borrowings and all other debt obligations at December 31, 1999 are as follows:

(in thousands)
2000.................................................................. $ 132,492


2001..................................................................    55,081
2002..................................................................    48,550
2003..................................................................    37,213
2004..................................................................    22,482
Thereafter............................................................    21,627


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

NOTE D. SALES OF LEASES AND NOTES RECEIVABLE

         The Company sells lease contracts and notes receivable due in installments under certain sales and securitization agreements. In 1999, 1998 and 1997, the Company received cash proceeds of approximately $54,390,000, $38,696,000, and $33,039,000, respectively, and recognized pre-tax gains of approximately $4,916,000, $4,906,000, and $3,123,000, respectively, in connection with these sales.

         In conjunction with the Company's two securitization facilities, the Company may sell certain of its portfolio assets to one of its two wholly-owned, special purpose, bankruptcy-remote subsidiaries, Bravo and Capital (Note C). Under the terms of the agreements for these facilities, the special purpose entities in turn sell the assets to a commercial paper conduit. Sales by the Company to either of its subsidiaries are subject to certain asset performance and asset base calculations. Proceeds from sales consist of cash, representing a portion of the net present value of the future scheduled payments for the assets sold, and a non-certificated, undivided interest in the assets sold. In recording the net gain on the sale of the assets and the fair value of the net receivables due, the Company assumes a loss rate on its retained interest approximating its historical loss rates, and present values its receivable stream at the implicit rate of the underlying sold assets. At December 31, 1999 and 1998, the Company had approximately $93,044,000 and $60,623,000 outstanding, respectively, under the Bravo and Capital agreements. As a hedge against fluctuations in interest rates associated with commercial paper markets, both Bravo and Capital enter into interest rate swap agreements. At December 31, 1999 and 1998, interest rate swap agreements, with a total notional value of approximately $82,328,000 and $60,517,000, respectively, were in place in connection with such sales.

         Certain sales agreements from 1996 and 1995 are subject to covenants that, among other matters, may require the Company to repurchase the assets sold and/or make payments under certain circumstances, primarily on the failure of the underlying debtors to make payments when due. The total outstanding balances subject to repurchase obligations by the Company were approximately $4,081,000 at December 31, 1999 and $8,093,000 at December 31, 1998.

         Under the sales and securitization agreements, the Company may continue to service the assets sold, subject to the maintenance of certain covenants. The Company believes that its servicing fee approximates its estimated servicing costs, but does not have a market to assess the fair value of its servicing asset. Accordingly, the Company has valued its servicing asset and liability at zero. The Company will recognize servicing fee revenue as earned over the servicing period. The Company recognized approximately $285,000, $208,000, and $171,000 of such revenue in 1999, 1998 and 1997, respectively.

NOTE E. LEASE COMMITMENTS

         The Company leases various office locations under noncancelable lease arrangements that have initial terms of from three to six years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $748,000, $628,000, and $448,000 for 1999, 1998, and 1997,
respectively.

         Future minimum lease payments for commitments under non-cancelable operating leases as of December 31, 1999 are as follows:

(in thousands)
2000....................................................................   $752
2001....................................................................    611
2002....................................................................    542


2003....................................................................    423
2004 and thereafter.....................................................    201


NOTE F. INCOME TAXES

         Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

         The components of income (loss) before income taxes are as follows:


                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------
(IN THOUSANDS)                                                 1999      1998      1997
                                                              ------    ------    ------

Domestic...................................................   $4,626    $3,729    $2,072
Foreign....................................................       --      (210)      (70)
                                                              ------    ------    ------
Income before income taxes.................................   $4,626    $3,519    $2,002
                                                              ======    ======    ======

Income taxes consist of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------
(IN THOUSANDS)                                                 1999      1998      1997
                                                              ------    ------    ------

Federal:
   Current.................................................   $   --    $ (511)  $(1,347)
   Deferred................................................    1,408     1,525     2,050
   Additional paid in capital from exercise of
      non-qualified stock options..........................      111       215        --
State:
   Current.................................................      672       240      (346)
   Deferred................................................     (312)       19       524
   Additional paid in capital from exercise of
      non-qualified stock options..........................       28        55        --
                                                              ------    ------    ------
Provision for income taxes.................................   $1,907    $1,543    $  881
                                                              ======    ======    ======

         Deferred income taxes arise from the following:

                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------
(IN THOUSANDS)                                                 1999      1998      1997
                                                              ------    ------    ------

Accounting for lease contracts and notes...................   $  388   $ 3,509    $2,785
Alternative minimum tax credit.............................    1,425    (1,425)       --
Other......................................................     (717)     (540)     (211)
                                                              ------   -------    ------
                                                              $1,096   $ 1,544    $2,574
                                                              ======   =======    ======

         A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pre-tax income for each year is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------

Statutory rate...............................................  34.0%    34.0%     34.0%



State taxes net of U.S. federal income tax benefit...........   5.5      5.9       5.9
Foreign loss not benefited...................................    --      2.1       1.2
Non-deductible write-off of foreign currency
   translation adjustment....................................    --      0.2        --
Other........................................................   1.7      1.6       2.9
                                                               ----     ----      ----
                                                               41.2%    43.8%     44.0%
                                                               ====     ====      ====


         The items which comprise a significant portion of deferred tax liabilities are as follows at December 31:


(IN THOUSANDS)                                                        1999       1998
                                                                     -------   -------

Accounting for lease contracts and notes.........................    $10,379   $11,416
Alternative minimum tax credit...................................      1,425    (1,425)
Other............................................................     (1,612)     (895)
                                                                     -------   -------
Deferred income taxes............................................    $10,192   $ 9,096
                                                                     =======   =======

         The Accounting for lease contracts and notes deferred tax liability represents the tax effect of temporary differences relating to the book and tax treatment of direct financing leases and notes receivable and related securitization transactions.

         At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $7,300,000 and $25,500,000, respectively. The federal net operating loss carryforwards expire in the years 2018 through 2019, while the state net operating loss carryforwards expire in the years 2000 through 2019.

NOTE G. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

         Common Stock - The Company has 15,000,000 shares authorized and 4,699,530 shares outstanding at December 31, 1999. Of the outstanding shares, 300,000 shares have been issued to the Company's ESOP (Note I), 311,000 shares have been issued to certain employees under the 1995 Stock Incentive Plan (Note
H), and 518,500 shares are held in treasury.

         Preferred Stock - The Company has 5,000,000 shares of $1.00 par value preferred stock authorized with no shares outstanding at December 31, 1999. (Note J, Preferred Stock Purchase Rights Plan.)

         Treasury Stock - In September 1998, the Company initiated a stock repurchase program pursuant to which up to 175,000 shares of the Company's common stock may be repurchased for an aggregate purchase price of up to $1,700,000, subject to market conditions, in open market or negotiated transactions on the NASDAQ National Market. In December 1999, the Company's Board of Directors approved an increase in this program to include an additional 250,000 shares of the Company's common stock or up to the maximum dollar limitations as set forth under the Company's Revolving Loan Agreement and Senior Subordinated Note. Based on such limits, the Company may currently repurchase up to an additional $1,000,000 in common stock. No time limit has been established for the duration of the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans.

         Earnings per Share - SFAS No. 128, "Earnings per Share" became effective for the Company for the year ended December 31, 1997. SFAS No. 128 superseded APB Opinion No. 15, "Earnings per Share," by establishing new requirements for calculating and reporting earnings per share. The Company's basic net income per share calculation is based on the weighted average number of common shares outstanding, which does not include unallocated shares under the Company's ESOP and SESOP (Note I), restricted shares issued under the Stock Plans (Note H), treasury stock, or any shares issuable upon the exercise of outstanding stock options. Diluted net income per share includes the weighted average number of common shares related to stock options and contingently issuable common shares under the Restricted Stock Plan outstanding, as calculated under the treasury stock method, but not treasury stock or unallocated shares under the Company's ESOP and SESOP.

         The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share:

          (in thousands, except per share and share amounts)             YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                                    1999          1998            1997
                                                                 ----------     ----------     ----------
Basic Net Income per Share:
          Net income .........................................   $    2,719     $    1,976     $    1,121
          Weighted average common shares outstanding .........    3,766,684      3,719,026      3,732,576
                                                                 ----------     ----------     ----------
          Basic net income per share .........................   $     0.72     $     0.53     $     0.30
                                                                 ==========     ==========     ==========
Diluted Net Income per Share:
          Net income .........................................   $    2,719     $    1,976     $    1,121
          Denominator:
          Weighted average common shares outstanding .........    3,766,684      3,719,026      3,732,576
          Stock options and restricted shares ................      669,792        475,530        582,794
                                                                 ----------     ----------     ----------
          Total diluted shares ...............................    4,436,476      4,194,556      4,315,370
                                                                 ----------     ----------     ----------
          Diluted net income per share .......................   $     0.61     $     0.47     $     0.26
                                                                 ==========     ==========     ==========



NOTE H. STOCK OPTION AND STOCK INCENTIVE PLANS

         Stock Option Plans_ The Company had three initial stock option plans which provided for the granting of options to purchase up to 355,375 shares of common stock of the Company: the Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), the Stock Option Plan dated March 5, 1986 (the "1986 Plan") and the 1994 Stock Plan dated March 23, 1994 (the "1994 Plan"). These three plans were terminated in May 1995 upon the approval of the 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan was subsequently terminated in February 1998 upon the approval of the 1998 Stock Incentive Plan (the "1998 Plan"). In December 1999, the Company adopted the 2000 Stock Incentive Plan (the "2000 Plan"). Subject to stockholder approval of the 2000 Plan in April 2000, the 1998 Plan will be terminated.

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

         In April 1998, 120,000 five year options issued under the 1986 Plan, which were scheduled to expire in 1998, were extended for an additional 5 years. Upon the extension of the options, the Company recorded compensation expense of $300,000. In February 1999, 15,000 options issued under the 1994 Plan, which were scheduled to expire in 1999, were extended for an additional 5 years. Upon the extension of the options, the Company recorded compensation expense of $68,000. Compensation expense represents the difference between the original option exercise price on the date of grant and the market price of the Company's stock (the intrinsic value) on the date the extensions were granted.

         1995 Plan_ The Company has outstanding stock options and awards of restricted stock under its 1995 Plan. The options are incentive stock options and non-qualified stock options and were granted at an exercise price equal to the market price on the date of the grant. Restricted shares of common stock awarded under the 1995 Plan will remain unvested until certain performance and service conditions are both met.

         The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the "Performance Period") the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive 10 day period, equals at least 134.175% of the closing price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive 10 day period, equals at least 168.35% of the closing price on the grant date (the "Full Performance Condition").

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

         In May 1997, an additional 126,000 restricted shares were awarded under the 1995 Plan. The Partial Performance Condition of these shares is $8.05 per share and the Full Performance Condition is $10.10 per share. Additional paid in capital and deferred compensation of $507,150 was recorded in May 1998 when the Partial Performance Condition was met with respect to 50% of the restricted shares. In August 1999, the Full Performance Condition was met with respect to the remaining restricted shares outstanding, whereupon additional paid in capital and deferred compensation of $637,000 was recorded.

         In 1999, 1998, and 1997, the Company recognized approximately $647,000, $458,000, and $199,000, respectively, in compensation expense related to restricted stock awards under its 1995 Plan. The compensation expense is recognized by the Company on a straight line basis over the 5 year service period which begins on the date of grant. A cumulative adjustment is recorded by the Company on the date the performance conditions are met to retroactively recognize compensation expense from the date of grant to the date the performance condition was met.

         1998 Plan_ In February 1998, the Company's Board of Directors approved the 1998 Plan pursuant to which 550,000 shares of common stock were reserved. In addition, shares subject to options or stock awards under the 1995 Plan that expire or are terminated unexercised were made available for issuance pursuant to stock options or restricted stock awards under the 1998 Plan.

         1998 Plan-Stock Options_ The 1998 Plan provided that with respect to options granted to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised shall be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted. Options granted to key employees of the Company are either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee. In the case of incentive stock options, the exercise price may not be less than the average of the closing prices of the common stock on each of the days on which the stock was traded during the 30 calendar day period ending on the day before the date of the option grant (the "Market Price"). The exercise price for non-qualified options may not be less than 85% of the Market Price on the date of the grant.

         With respect to automatic options to non-employee directors of the Company (which must be non-qualified options), the 1998 Plan specifies the option term and the terms and conditions upon which the options may be exercised. Each non-employee director who was such at the conclusion of any regular annual meeting of the Company's stockholders while the 1998 Plan is in effect and who continues to serve on the Board of Directors is granted such automatic options to purchase 1,000 shares of the Company's common stock at an exercise price not less than the Market Price on the date of the option grant. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for 10 years after the date of grant, unless terminated earlier (as provided in the 1998 Plan) upon or following termination of the holder's service as a director.

         1998 Plan-Restricted Stock_ The 1998 Plan provides that restricted shares of common stock awarded under the 1998 Plan will remain unvested until certain performance and service conditions are both met.

         The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the "Performance Period") the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive 10 day period, equals at least 137.1% of the Market Price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's common stock, as reported on the NASDAQ National Market System for a consecutive 10 day period, equals at least 174.2% of the Market Price on the grant date (the "Full Performance Condition").

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

         Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested. As of December 31, 1999, no restricted shares had been awarded under the 1998 Plan.

         2000 Plan_ In December 1999, the Company's Board of Directors approved the 2000 Plan. Subject to stockholder approval of the 2000 Plan at the April 2000 Annual Stockholder Meeting, the 1998 Plan will be terminated. Under the terms of the 2000 Plan, 450,000 shares of the Company's common stock will be reserved for issuance as stock options or restricted stock awards. In addition, shares subject to options or stock awards under the 1998 Plan that expire or are terminated unexercised will be available for issuance pursuant to non-qualified stock options or restricted stock awards under the 2000 Plan.

         The terms of the 2000 Plan are substantially similar to the terms of the 1998 Plan described above with the following exceptions: (1) The definition of "market price" for the purpose of determining the exercise price for stock options and performance conditions for restricted stock awards under the 2000 Plan will be the closing price of the Company's common stock for the relevant date, as reported in the Wall Street Journal; and (2) the "Partial Performance Condition" for restricted stock awards under the 2000 Plan will be 144.605% of the market price on the grant date. The "Full Performance Condition" will be 189.210% of the market price on the grant date.

As of December 31, 1999, the Company had not granted any options or restricted stock awards or allocated or reserved any shares of common stock to the 2000 Plan.

         The following table summarizes stock option and restricted stock activity:

                                                                      OPTIONS
                                                             ---------------------
                                                                          WEIGHTED
                                                                          AVERAGE
                                                             NUMBER OF    EXERCISE    RESTRICTED
                                                              OPTIONS      PRICE        STOCK
                                                             ---------    --------    ----------

Outstanding at January 1, 1997 ..........................     641,875      $3.36        337,000
   Granted ..............................................      16,000       6.08        126,000
   Forfeited ............................................      (5,000)      4.75             --
                                                            ---------      -----        -------
Outstanding at December 31, 1997 ........................     652,875       3.43        463,000
   Granted ..............................................     419,000       5.37             --
   Exercised ............................................    (200,000)      3.08             --
   Forfeited ............................................     (28,000)      5.51             --
   Restricted stock converted to stock options ..........     150,000       5.13       (150,000)
                                                            ---------      -----        -------
Outstanding at December 31, 1998 ........................     993,875       4.52        313,000



   Granted ..............................................     131,000       8.88             --
   Exercised ............................................     (77,000)      3.85             --
   Forfeited ............................................      (4,000)      5.13         (2,000)
                                                            ---------      -----        -------
Outstanding at December 31, 1999 ........................   1,043,875      $5.11        311,000
                                                            =========      =====        =======


         The following table sets forth information regarding options outstanding at December 31, 1999:

                              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                  ------------------------------------------    ----------------------------
                                 WEIGHTED
                                 AVERAGE
                                REMAINING        WEIGHTED                       WEIGHTED
    RANGE OF        NUMBER     CONTRACTUAL        AVERAGE          NUMBER        AVERAGE
EXERCISE PRICES   OF OPTIONS   LIFE (YEARS)   EXERCISE PRICE     OF OPTIONS   EXERCISE PRICE
---------------   ----------   ------------   --------------     ----------   --------------

 $2.63 - 3.25       268,875        3.0              $2.97          268,875         $2.97
 $3.56 - 3.63        17,000        4.3               3.57           17,000          3.57
 $4.50 - 4.88        46,500        5.8               4.73           36,000          4.72
 $5.12 - 6.63       590,500        8.3               5.33          308,198          5.31
 $8.83 - 9.54       121,000        9.6               9.18           20,000          9.26

 $2.63 - 9.54     1,043,875        6.9              $5.11          650,073         $4.38
 ============     =========        ===              =====          =======         =====


         The weighted average grant date fair values of options granted for the years ended December 31, 1999, 1998, and 1997 were $5.23, $3.50, and $3.29, respectively.

         1998 Outside Directors Stock Bonus Plan_ The Company's Board of Directors approved the 1998 Outside Directors Stock Bonus Plan in April 1998, pursuant to which 25,000 shares of the Company's common stock were reserved for issuance. Under the terms of the agreement, 1,000 bonus shares of common stock will be awarded to each non-employee director who is such at the beginning of any regular annual meeting of the Company's stockholders while the 1998 Outside Directors Stock Bonus Plan is in effect and who will continue to serve on the Board of Directors. Bonus shares are issued in consideration of services previously rendered to the Company. The Outside Directors Stock Bonus Plan will terminate 5 years from the effective date, unless terminated earlier (as provided in the plan). In both 1999 and 1998, the Company issued 6,000 shares of common stock pursuant to the 1998 Outside Directors Stock Bonus Plan.

         Notes Receivable from Officers and Employees ("Stock Loan Program")_The Company maintains a Stock Loan Program (as most recently amended on July 28,
1997) whereby executive officers and other senior personnel of the Company may borrow from the Company for the purpose of acquiring common stock of the Company. Such borrowings may not exceed $200,000 in any fiscal quarter or $500,000 in the aggregate at any time during the term of the Stock Loan Program for all employees. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, are payable monthly in arrears, and are payable as to principal no later than five years after the date of the loan. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans, with periodic principal repayments equal to between 20% and 30% of the participant's after-tax bonus.

         Pro Forma Disclosure_ As described in Note A, the Company uses the intrinsic value method to measure compensation expense associated with the grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation, reported net income and basic and diluted earnings per share would have been as follows:


(in thousands, except per share amounts)                 1999       1998       1997
                                                        ------     ------     ------

Income before income taxes .........................    $4,339     $3,315     $1,985
Provision for income taxes .........................     1,993      1,594        898
                                                        ------     ------     ------
Net income .........................................    $2,346     $1,721     $1,087
                                                        ======     ======     ======

Basic net income per share .........................    $ 0.62     $ 0.46     $ 0.29
                                                        ======     ======     ======



Diluted net income per share .......................    $ 0.53     $ 0.41     $ 0.25
                                                        ======     ======     ======


         For purposes of determining the above disclosure required by SFAS No. 123, the fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

                                                                       1999          1998         1997
                                                                       ----          ----         ----

Weighted average risk-free interest rate......................         6.1%          6.0%         5.7%
Expected life of option grants................................   5-10 years    5-10 years   5-10 years
Expected volatility of underlying stock.......................        32.4%         45.9%        29.7%


         The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995. The pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

NOTE I. EMPLOYEE BENEFIT PLANS

         Employee Stock Ownership Plan_ In 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. However, it is the Company's present intention to make contributions sufficient to repay the ESOP's promissory note on a level funding basis over a 10-year period. The Company measures the expense related to such contributions based on the original cost of the stock which was originally issued to the ESOP. Shares of stock which were issued to the ESOP are allocated to the participants based on a calculation of the ratio of the annual contribution amount to the original principal of the promissory note. The Company made contributions of $105,000 in 1999, 1998, and 1997.

         Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants. The Company has issued 300,000 shares of common stock to this plan in consideration of a promissory note in the original principal amount of $1,050,000. As of December 31, 1999, 179,654 shares of common stock have been allocated to participant accounts under the ESOP and 120,346 shares remain unallocated. The market value of unallocated shares at December 31, 1999 was $1,113,200.

         Supplemental Employee Stock Ownership Plan_ In April 1998, the Company canceled its Supplemental Employee Stock Ownership Plan ("SESOP"). The Company had originally issued 350,000 shares of common stock to this plan in July 1994 in consideration of a promissory note in the principal amount of $1,225,000. No contributions or allocations had been made to any participant accounts. The shares issued to the SESOP were retired and the promissory note was canceled.

         Savings Plan_ The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $111,000 in 1999, $90,000 in 1998, and $72,000 in 1997.

         Supplemental Employee Retirement Plan_ In 1997, the Company adopted an unfunded Supplemental Executive Retirement Plan ("SERP", as amended) effective January 1, 1997. The SERP provides certain executives retirement income benefits in addition to certain other retirement programs received by the executives. Benefits under the plan, based on an actuarial equivalent of a life annuity, are based on age, length of service and average earnings and vest over 15 years, assuming five years of service. Benefits are payable upon separation of service.

Details of the SERP for the years ended December 31, 1999 and 1998 are as follows:

      (in thousands)                                                     DECEMBER 31,  DECEMBER 31,
                                                                            1999          1998
                                                                         -----------   -----------

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation, beginning of year ..................................   $ 729         $ 630
   Service cost ........................................................     146           137
   Interest cost .......................................................      51            44
   Actuarial loss (gain) ...............................................       1           (82)
                                                                           -----         -----
Benefit obligation, end of year ........................................     927           729
                                                                           -----         -----

FUNDED STATUS AND STATEMENT OF FINANCIAL POSITION:
   Fair value of assets, end of year ...................................      --            --
   Benefit obligation, end of year .....................................     927           729
                                                                           -----         -----
Funded status ..........................................................    (927)         (729)
   Unrecognized actuarial loss .........................................      18            20
   Unrecognized prior service cost .....................................     317           345
                                                                           -----         -----
Net accrued benefit cost ...............................................    (592)         (364)
                                                                           -----         -----

Amount recognized in the statement of financial position consist of:
   Accrued benefit liability included in accrued liabilities ...........    (618)         (453)
   Intangible assets included in other assets ..........................      26            89
                                                                           -----         -----
Net accrued benefit cost ...............................................    (592)         (364)
                                                                           -----         -----

COMPONENTS OF NET PERIODIC BENEFIT COSTS:
   Service cost ........................................................     146           137
   Interest cost .......................................................      51            44
   Amortization of prior service cost ..................................      28            28
   Recognized actuarial loss (gain) ....................................       2             8
                                                                           -----         -----
Net periodic benefit cost ..............................................   $ 227         $ 217
                                                                           -----         -----

                                                                         DECEMBER 31,  DECEMBER 31,
                                                                            1999          1998
                                                                         -----------   -----------
WEIGHTED AVERAGE ASSUMPTIONS
For pension cost and year end benefit obligation
   Discount rate.......................................................     7.00%         7.00%
   Compensation increase...............................................     4.00%         4.00%
   Assumed retirement age..............................................  65 years      65 years



NOTE J. PREFERRED STOCK PURCHASE RIGHTS PLAN

         Pursuant to a rights agreement between the Company and BankBoston, as rights agent, dated August 3, 1993 and amended and restated on September 16, 1999, the Board of Directors declared a dividend on August 3, 1993 of one preferred stock purchase right ("Right") for each share of the Company's common stock (the "Shares") outstanding on or after August 13, 1993. The Right entitles the holder to purchase one one-hundredth of a share of Series A preferred stock, which fractional share is substantially equivalent to one share of common stock, at an exercise price of $20. The Rights will not be exercisable or transferable apart from the common stock until the earlier to occur of 10 days following a public announcement that a person or affiliated group has acquired 15 percent or more of the outstanding common stock (such person or group, an "Acquiring Person"), or 10 business days after an announcement or commencement of a tender offer which would result in a person or group's becoming an Acquiring Person, subject to certain exceptions. The Rights beneficially owned by the Acquiring Person and its affiliates become null and void upon the Rights becoming exercisable.

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

NOTE K. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate swap contracts, notes payable, and other items as defined in SFAS No. 107.

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

         The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1999:

                                                      CARRYING        ESTIMATED
(IN THOUSANDS)                                          VALUE        FAIR VALUE
                                                      --------       ----------
Financial assets:
   Cash and cash equivalents .......................  $  1,356        $  1,356
   Restricted cash .................................    14,924          14,924
   Net investment in leases and notes ..............   362,083         366,454
   Interest rate swap contracts ....................        --           4,386
Financial liabilities:
   Notes payable and subordinated debt .............   317,445         313,806


         The estimated fair value of interest rate swap contracts at December 31, 1999 includes $1,182,000 related to interest rate swap contracts that have been assigned to third parties in connection with sales and notes receivable (see Note D).

         The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1998:

                                                      CARRYING        ESTIMATED
(IN THOUSANDS)                                          VALUE        FAIR VALUE
                                                      --------       ----------
Financial assets:
   Cash and cash equivalents .......................  $  4,583        $  4,583
   Restricted cash .................................     9,588           9,588
   Net investment in leases and notes ..............   277,975         277,975
   Interest rate swap contracts ....................        --           2,958



Financial liabilities:
   Notes payable and subordinated debt .............   243,541         246,082


         The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

                  Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                  Net investment in leases and notes: The fair value of net investment in leases and notes was estimated by discounting the anticipated future cash flows using current rates applied to similar contracts. For December 31, 1998, the estimated fair value of the net investment in leases and notes approximated carrying value. If the Company had nonaccrual practice acquisition loans, or impaired asset based loans, the fair value would be estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

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

NOTE L.  OPERATING SEGMENTS

         General - The Company has two reportable segments: (i) financing to licensed professionals, and (ii) asset-based financing to commercial and industrial companies. The Company's financing agreements with licensed professionals are structured as non-cancelable, full-payout lease contracts or notes receivable due in installments. Asset-based financing includes revolving lines of credit to commercial and industrial companies in the form of notes receivable collateralized by accounts receivable, inventory and/or fixed assets. These two segments employ separate sales forces and market their products to different types of customers. The licensed professional financing segment derives its revenues primarily from earnings generated by the fixed-rate lease and loan contracts, whereas revenues from the commercial and industrial financing segment are derived predominantly from the variable interest rates on the usage of the lines of credit plus miscellaneous commitment and performance-based fees.

         Financial Statement Information - In the monthly internal management reports, the Company allocates resources and assesses performance of the operating segments by monitoring the profit contribution of each segment before interest expense, interest income on cash balances, and income tax provision. The Company does not allocate corporate overhead to its asset-based financing segment since the majority of all such overhead is related to the licensed professional financing segment.

         A summary of information about the Company's operations by segment for the years ended December 31, 1999, 1998, and 1997 are as follows:


                                                     LICENSED     COMMERCIAL AND
                                                   PROFESSIONAL     INDUSTRIAL
(in thousands)                                       FINANCING      FINANCING         TOTAL
                                                   ------------   --------------     --------

1999
----
Earned income on leases and notes                   $ 35,284         $ 4,768         $ 40,052
Gain on sales of leases and notes                      4,916              --            4,916
Provision for losses                                  (4,376)           (113)          (4,489)
Selling, general and administrative expenses         (16,050)         (1,665)         (17,715)
                                                    --------         -------         --------
Net profit contribution                               19,774           2,990           22,764

Total assets                                         351,150          34,577          385,727



1998
----
Earned income on leases and notes                     28,045           4,916           32,961
Gain on sales of leases and notes                      4,906              --            4,906
Provision for losses                                  (4,054)           (147)          (4,201)
Selling, general and administrative expenses         (13,269)         (1,628)         (14,897)
                                                    --------         -------         --------
Net profit contribution                               15,628           3,141           18,769

Total assets                                         264,419          34,183          298,602

1997
----
Earned income on leases and notes                     19,712           3,979           23,691
Gain on sales of leases and notes                      3,123              --            3,123
Provision for losses                                  (1,958)           (236)          (2,194)
Selling, general and administrative expenses         (10,120)         (1,329)         (11,449)
                                                    --------         -------         --------
Net profit contribution                               10,757           2,414           13,171

Total assets                                         198,200          34,426          232,626


         The following reconciles net segment profit contribution as reported above to total consolidated income before income taxes:


(in thousands)                                        1999            1998             1997
                                                    --------         -------         --------
Net segment profit contribution                     $ 22,764        $ 18,769         $ 13,171
Interest expense                                     (18,903)        (15,587)         (11,530)
Interest income on cash balances                         765             337              361
                                                    --------         -------         --------
Income before income taxes                          $  4,626        $  3,519         $  2,002


         Other Segment Information - The Company derives substantially all of its revenues from domestic customers. As of December 31, 1999, no single customer within the licensed professional financing segment accounted for greater than 1% of the total owned and serviced portfolio of that segment. Within the commercial and industrial financing segment, no single customer accounted for greater than 10.8% of the total portfolio of that segment. The licensed professional financing segment does rely on certain vendors to provide referrals to the Company, but for the year ended December 31, 1999, no one vendor accounted for greater than 9.3% of the Company's lease originations.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of HPSC, Inc.:

We have audited the accompanying consolidated balance sheets of HPSC, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HPSC, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.





/s/ Deloitte & Touche, LLP
-----------------------------

Boston, Massachusetts

February 28, 2000

MARKET INFORMATION


         The table below sets forth the representative high and low closing prices for shares of the common stock of the Company in the over-the-counter market as reported by the NASDAQ National Market System (Symbol: "HPSC") for the fiscal years 1999 and 1998:
`

1999 Fiscal Year               High      Low        1998 Fiscal Year                High       Low
-----------------------------------------------------------------------------------------------------

First Quarter............     $10        $8 1/8      First Quarter .............  $ 5 5/8     $5
Second Quarter...........      10 1/2     8          Second Quarter ............    8 3/4      5 1/8
Third Quarter............      13         9 3/8      Third Quarter .............   12          7 5/8
Fourth Quarter...........      11 1/4     9          Fourth Quarter ............    9 15/16    7 7/8


         The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

HOLDERS

                                                Approximate Number of Record
            Title of Class                    Holders (as of February 25, 2000)
-------------------------------------------------------------------------------

Common Stock, par value $.01 per share                     98  (1)


DIVIDENDS

         The Company has never paid any dividends and anticipates that, for the foreseeable future, its earnings will be retained for use in its business.














(1) This number does not reflect beneficial ownership of shares held in "nominee" or "street name."

SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------------
                                                                         Year Ended
                                                  -------------------------------------------------------------
(in thousands, except                            Dec. 31,     Dec. 31,     Dec.31,      Dec. 31,        Dec. 31,
share and per share data)                         1999          1998        1997          1996           19951
---------------------------------------------------------------------------------------------------------------

STATEMENT OF OPERATIONS DATA
Revenues:
   Earned income on leases and notes           $   40,052   $   32,961   $   23,691    $   17,515    $   12,871
   Gain on sales of leases and notes                4,916        4,906        3,123         1,572            53
   Provision for losses                            (4,489)      (4,201)      (2,194)       (1,564)      ( 1,296)
---------------------------------------------------------------------------------------------------------------
Net Revenues                                   $   40,479   $   33,666   $   24,620    $   17,523    $   11,628
===============================================================================================================
Net Income (Loss)                              $    2,719   $    1,976   $    1,121    $      875    $     (125)
===============================================================================================================
Net Income (Loss) per Share    -- Basic2       $     0.72   $     0.53   $     0.30    $     0.23    $    (0.03)
                               -- Diluted2     $     0.61   $     0.47   $     0.26    $     0.20    $    (0.03)
===============================================================================================================
Shares Used to Compute         -- Basic2        3,766,684    3,719,026    3,732,576     3,786,799     4,575,970
   Net Income (Loss) per Share -- Diluted2      4,436,476    4,194,556    4,315,370     4,326,604     4,575,970
===============================================================================================================


                                                 Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,      Dec. 31,
(in thousands)                                     1999         1998         1997         1996          1995
---------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA

Cash and Cash Equivalents                      $   1,356     $  4,583     $  2,137     $  2,176     $    861
Restricted Cash                                   14,924        9,588        7,000        6,769        5,610
Lease Contracts Receivable
   and Notes Receivable3                         444,498      343,574      263,582      178,383      140,689
Unearned Income                                   94,228       73,019       53,868       34,482       25,875
Total Assets                                     385,727      298,602      232,626      162,383      130,571
Revolving Credit Borrowings                       70,000       49,000       39,000       40,000       39,000
Senior Notes                                     227,445      174,541      123,952       76,737       46,523
Subordinated Debt                                 20,000       20,000       20,000           --           --
Stockholders' Equity                              40,298       37,566       35,174       34,332       33,161



----------

1 Net loss reflects a one-time, non-cash loss on write-off of cumulative foreign currency translation adjustment of $601,000 related to the Company's discontinued Canadian operations.

2 Net income (loss) per share for all periods presented conform to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

3 Lease contracts and notes receivable include the Company's retained interest in leases and notes receivable sold under certain sales and securitization agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

RESULTS OF OPERATIONS

FISCAL YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         Earned income from leases and notes for 1999 was $40,052,000 (including $4,768,000 from ACFC) as compared to $32,961,000 (including $4,916,000 from
ACFC) for 1998. This increase of approximately 22% was primarily due to an increase in net investment in leases and notes from 1998 to 1999. The increase in net investment in leases and notes resulted from an increase of approximately 24% in the Company's financing contract originations for fiscal 1999 to approximately $226,500,000 (including approximately $18,000,000 in ACFC line of credit originations, and excluding approximately $8,000,000 of initial direct costs) from approximately $182,000,000 (including approximately $23,000,000 in ACFC line of credit originations, and excluding approximately $6,000,000 of initial direct costs) for 1998. Pre-tax gains from sales of leases and notes increased to $4,916,000 in 1999 compared to $4,906,000 in 1998. This increase was caused by higher levels of sales activity in 1999, partially offset by lower margins associated with the current year asset sales. Earned income on leases and notes is primarily a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income, which is net of amortization of initial direct costs, is recognized using the interest method over the life of the net investment in leases and notes.

         Interest expense, net of interest income on cash balances, was $18,138,000 (45.3% of earned income) in 1999, compared to $15,250,000 (46.3% of earned income) for 1998, an increase of 19%. The increase in net interest expense was primarily due to a 30% increase in debt levels from 1998 to 1999, which resulted from increased borrowings to finance the Company's increased financing contract originations.

         Net financing margin (earned income less net interest expense) for fiscal year 1999 was $21,914,000 (54.7% of earned income) as compared to $17,711,000 (53.7% of earned income) for 1998. The increase in amount was due to higher earnings on a higher balance of earning assets. The increase in percentage of earned income was due to a higher percentage of the portfolio being matched to lower interest rate debt during 1999 as compared to 1998.

         The provision for losses for the year ended December 31, 1999 was $4,489,000 (11.2% of earned income) compared to $4,201,000 (12.8% of earned income) for the same period in 1998. The increase in amount resulted from higher levels of new financings in 1999 and the Company's continuing evaluation of its portfolio quality, loss history and allowance for losses. The allowance for losses at December 31, 1999 was $9,150,000 (2.5% of net investment in leases and notes) as compared to $7,350,000 (2.6% of net investment in leases and notes) at December 31, 1998. Net charge-offs were approximately $2,700,000 in 1999 compared to $2,400,000 in 1998.

         Selling, general and administrative expenses for fiscal year 1999 were $17,715,000 (44.2% of earned income) as compared to $14,897,000 (45.2% of earned income) for 1998. The increase in amount resulted from higher advertising and marketing related costs, an increase in consulting and professional fees associated with the design and implementation of a new interactive web site, as well as increased systems and administrative costs required to support higher levels of owned and serviced assets. The decrease as a percentage of earned income was the result of improved per unit costs on higher levels of originations and higher levels of owned portfolio assets.

         The Company's income before income taxes for fiscal year 1999 was $4,626,000 compared to $3,519,000 for 1998. The provision for income taxes was $1,907,000 (41.2% of income before income taxes) in 1999 compared to $1,543,000 (43.9%) in 1998.

         The Company's net income for the year ended December 31, 1999 was $2,719,000, or $0.72 per basic share and $0.61 per diluted share, compared to $1,976,000, or $0.53 per basic share and $0.47 per diluted share for the comparable 1998 period. The 38% increase in net income in 1999 over 1998 was due to higher earned income from leases and notes, higher gains on sales of assets, offset by increases in the provision for losses, higher selling, general and administrative expenses, and higher interest costs.

         Net profit contribution, representing income before interest and taxes (see Note L to Notes to Consolidated Financial Statements) from the licensed professional financing segment was $19,774,000 for the year ended December 31, 1999 compared to $15,628,000 for the comparable period in 1998, a 27% increase. The increase was due to an increase in earned income on leases and notes to $35,284,000 in 1999 compared to $28,045,000 in 1998, higher gain on sales of leases and notes of $4,916,000 in 1999 from $4,906,000 in 1998, offset by an increase in the provision for losses in 1999 to $4,376,000 from $4,054,000 in the prior year, as well as an increase in selling, general and administrative expenses to $16,050,000 in 1999 compared to $13,269,000 in 1998.

         Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $2,990,000 for the year ended December 31, 1999 compared to $3,141,000 for the comparable period in 1998, a 5% decrease. The decrease was due to a decrease in earned interest and fee income on notes to $4,768,000 in 1999 compared to $4,916,000 in 1998; an increase in selling, general and administrative expenses to $1,665,000 in 1999 compared to $1,628,000 in 1998, offset by a decrease in the provision for losses in 1999 to $113,000 from $147,000 in 1998.

         At December 31, 1999, the Company had approximately $104,000,000 of customer applications which had been approved but had not yet resulted in a completed transaction, compared to approximately $81,000,000 of such customer applications at December 31, 1998. Not all approved applications will result in a completed financing transaction with the Company.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

         Earned income from leases and notes for 1998 was $32,961,000 (including $4,916,000 from ACFC) as compared to $23,691,000 (including $3,979,000 from
ACFC) for 1997. This increase of approximately 39% was primarily due to an increase in net investment in leases and notes from 1997 to 1998. The increase in net investment in leases and notes resulted from an increase of approximately 19.0% in the Company's financing contract originations for fiscal 1998 to approximately $182,000,000 (including approximately $23,000,000 in ACFC line of credit originations, and excluding approximately $6,000,000 of initial direct costs) from approximately $153,000,000 (including approximately $24,000,000 in ACFC line of credit originations, and excluding approximately $4,500,000 of initial direct costs) for 1997. Pre-tax gains from sales of leases and notes increased to $4,906,000 in 1998 compared to $3,123,000 in 1997. This increase was caused by higher levels of asset sales activity in 1998 as well as improved margins associated with the current year asset sales. Earned income on leases and notes is primarily a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income, which is net of amortization of initial direct costs, is recognized using the interest method over the life of the net investment in leases and notes.

         Interest expense, net of interest income on cash balances, was $15,250,000 (46.3% of earned income) in 1998, compared to $11,169,000 (47.1% of earned income) for 1997, an increase of 37%. The increase in net interest expense was due primarily to a 33% increase in debt levels from 1997 to 1998, which resulted primarily from increased borrowings to finance the Company's increased financing contract originations.

         Net financing margin (earned income less net interest expense) for fiscal 1998 was $17,711,000 (53.7% of earned income) as compared to $12,522,000 (52.9% of earned income) for 1997. The increase in amount was due to higher earnings on a higher balance of earning assets. The increase in percentage of earned income was due to a higher percentage of the portfolio being matched to lower interest rate debt during 1998 as compared to 1997.

         The provision for losses for the year ended December 31, 1998 was $4,201,000 (12.8% of earned income) compared to $2,194,000 (9.3% of earned income) for the same period in 1997. The increase in amount resulted from higher levels of new financings in 1998 and the Company's continuing evaluation of its portfolio quality, loss history and allowance for losses. The allowance for losses at December 31, 1998 was $7,350,000 (2.6% of net investment in leases and notes) as compared to $5,541,000 (2.6% of net investment in leases and notes) at December 31, 1997. Net charge-offs were approximately $2,400,000 in 1998 compared to $1,200,000 in 1997.

         Selling, general and administrative expenses for fiscal year 1998 were $14,897,000 (45.2% of earned income) as compared to $11,449,000 (48.3% of earned income) for 1997. The increase in amount resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1998 and costs incurred to permit anticipated near-term growth in financing activity. The increase in amount was also caused by increased compensation and related costs associated with the Company's 1995 Stock Incentive Plan as certain performance benchmarks in such plans related to the price of HPSC common stock were met and by the extension of certain five-year options which were scheduled to expire. The decrease as a percentage of earned income was the result of improved per unit costs on higher levels of originations and higher levels of owned portfolio assets.

         The Company's income before income taxes for fiscal year 1998 was $3,519,000 compared to $2,002,000 for 1997. The provision for income taxes was $1,543,000 (43.9% of income before income taxes) in 1998 compared to $881,000 (44.0%) in 1997.

         The Company's net income for the year ended December 31, 1998 was $1,976,000, or $0.53 per basic share and $0.47 per diluted share, compared to $1,121,000, or $0.30 per basic share and $0.26 per diluted share for the comparable 1997 period. The 76% increase in net income in 1998 over 1997 was due to higher earned income from leases and notes, higher gains on sales of assets, and lower cost of funds, offset by increases in the provision for losses, higher selling, general and administrative expenses, and higher average debt levels.

         Net profit contribution, representing income before interest and taxes (see Note L to Notes to Consolidated Financial Statements) from the licensed professional financing segment was $15,628,000 for the year ended December 31,

1998 compared to $10,757,000 for the comparable period in 1997, a 45% increase. The increase was due to an increase in earned income on leases and notes to $28,045,000 in 1998 compared to $19,712,000 in 1997, higher gain on sales of leases and notes of $4,906,000 in 1998 from $3,123,000 in 1997, offset by an increase in the provision for losses in 1998 to $4,054,000 from $1,958,000 in the prior year, as well as an increase in selling, general and administrative expenses to $13,269,000 in 1998 compared to $10,120,000 in 1997.

         Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $3,141,000 for the year ended December 31, 1998 compared to $2,414,000 for the comparable period in 1997, a 30% increase. The increase was due to an increase in earned interest and fee income on notes to $4,916,000 in 1998 compared to $3,979,000 in 1997, as well as a decrease in the provision for losses in 1998 to $147,000 from $236,000 in the prior year, offset by an increase in selling, general and administrative expenses to $1,628,000 in 1998 compared to $1,329,000 in 1997.

         At December 31, 1998, the Company had approximately $81,000,000 of customer applications which had been approved but had not yet resulted in a completed transaction, compared to approximately $59,000,000 of such customer applications at December 31, 1997. Not all approved applications will result in a completed financing transaction with the Company.


LIQUIDITY AND CAPITAL RESOURCES

         The Company's financing activities require substantial amounts of capital, and its ability to originate new financing transactions is dependent on the availability of cash and credit. The Company currently has access to credit under its Revolving Loan Agreement (as defined below), its securitization transactions with Bravo and Capital, and loans secured by financing contracts. The Company obtains cash from sales of its financing contracts under its securitization facilities and from lease and note payments received. Substantially all of the assets of HPSC and ACFC and the stock of ACFC have been pledged to HPSC's lenders as security under HPSC's various short- and long-term credit arrangements. Borrowings under the securitizations are secured by financing contracts, including the amounts receivable thereunder and the assets securing the financing contracts. The securitizations are limited recourse obligations of the Company, structured so that the cash flow from the securitized financing contracts services the debt. In these limited recourse transactions, the Company retains some risk of loss because it shares in any losses incurred and it may forfeit the residual interest, if any, that it has in the securitized financing contracts should a default occur. The Company's borrowings under the Revolving Loan Agreement are full recourse obligations of HPSC. The Company's borrowings under the Revolving Loan Agreement are used to fund asset based lending by ACFC as well as to temporarily fund new financing contracts entered into by the Company. These borrowings are repaid with the proceeds obtained from other full or limited recourse financings and cash flow from the Company's financing transactions.

         At December 31, 1999, the Company had $16,280,000 in cash, cash equivalents and restricted cash as compared to $14,171,000 at the end of 1998. As described in Note C to the Company's Consolidated Financial Statements, $14,924,000 of such cash was restricted pursuant to financing agreements as of December 31, 1999, compared to $9,588,000 at December 31, 1998.

         Cash provided by operating activities was $11,405,000 for the year ended December 31, 1999 compared to $9,327,000 in 1998 and $5,428,000 in 1997.
The significant components of cash provided by operating activities in 1999 as compared to 1998 were an increase in net income to $2,719,000 in 1999 from $1,976,000 in 1998, an increase in accounts payable and accrued liabilities of $1,614,000 in 1999 compared to a decrease of $920,000 in 1998, offset by a decrease in refundable income taxes of $514,000 in 1999 compared to a decrease of $1,996,000 in 1998, and an increase in other assets of $1,052,000 during 1999 compared to a decrease of $14,000 for the same period in 1998.

         Cash used in investing activities was $92,896,000 for the year ended December 31, 1999 compared to $69,613,000 in 1998 and $69,448,000 in 1997. The primary components of cash used in investing activities for 1999 as compared to 1998 was an increase in originations of lease contracts and notes receivable to $213,819,000 in 1999 from $166,672,000 in 1998, and an increase in notes receivable of $2,951,000 compared to $289,000 in the same period in 1998. This use of cash was offset by an increase in portfolio receipts of $70,245,000 in 1999 from $58,661,000 in 1998, and an increase in proceeds from sales of lease contracts and notes receivable to $54,390,000 in 1999 from $38,696,000 in 1998.

         Cash provided by financing activities was $78,264,000 for the year ended December 31, 1999 compared to $62,732,000 in 1998 and $63,981,000 in 1997.
The significant components of cash provided by financing activities in 1999 as compared to 1998 were an increase in net proceeds from senior notes in 1999 to $128,051,000 from $111,474,000 in 1998, net proceeds from revolving notes payable of $21,000,000 in 1999 compared to $10,000,000 in 1998, and an increase in restricted cash of $5,336,000 in the current year compared to $2,588,000 in 1998, offset by repayments of senior notes of $75,147,000 in 1999 compared to $61,030,000 in 1998.

         In 1993, the Company raised $70,000,000 through an asset securitization transaction in which its wholly-owned special-purpose subsidiary, Funding I, issued senior secured notes (the "Funding I Notes") at a rate of 5.01%. The Funding I Notes were secured by a portion of the Company's portfolio which it sold in part and contributed in part to Funding I. Proceeds of this financing were used to retire $50,000,000 of 10.125% senior notes due December 1993, and $20,000,000 of 10% subordinated notes due January 1994. Under the terms of the Funding I Notes, when the principal balance equaled the balance of the restricted cash in the facility, the Funding I Notes were paid off from the restricted cash and Funding I terminated, which occurred in June 1997. Due to the early termination, the Company incurred a $175,000 non-cash, non-operating charge against earnings in both the first and second quarters in 1997 representing the partial early recognition of certain unamortized deferred transaction origination costs.

         In March 1998, the Company executed a Third Amended and Restated Revolving Loan Agreement with BankBoston as Managing Agent (the "Revolving Loan Agreement" or "Revolver"), providing availability up to $100,000,000 through March 1999. The agreement was extended through May 1999 under the same terms and conditions, providing availability up to $86,000,000. In May 1999, the Company executed the Third Amendment to the Third Amended and Restated Revolving Loan Agreement. The Third Amendment to the Revolving Loan Agreement provides availability to the Company up to $90,000,000 under substantially the same terms and conditions, through May 2000. Under the Revolver, the Company may borrow at variable rates of prime and at LIBOR plus 1.35% to 1.50%, depending on certain performance covenants. At December 31, 1999, the Company had $70,000,000 outstanding under the Revolver and $20,000,000 available for borrowing, subject to borrowing base limitations. The Revolver is not currently hedged and, therefore, is exposed to upward movements in interest rates. The Company is currently in discussion with BankBoston regarding extension of the Revolver beyond May 2000 and anticipates renewal of the agreement under substantially the same terms and conditions.

         In June 1998, the Company, along with its wholly-owned, special-purpose subsidiary Bravo Funding Corp. ("Bravo"), signed an amended revolving credit facility (the "Bravo Facility") structured and guaranteed by MBIA, Inc. The Bravo Facility provides the Company with available borrowings up to $225,000,000, of which $67,500,000 may be used for sales of financing contracts. Under the terms of the Bravo Facility, Bravo, to which the Company contributes certain of its portfolio assets, pledges or sells its interests in these assets to a commercial paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's portfolio. The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by MBIA pursuant to the terms of the Bravo Facility. The Company had a total of $187,500,000 outstanding under the loan and sale portions of the Bravo Facility at December 31, 1999 ($132,475,000 in loans and $55,025,000 in sales), and in connection with these borrowings and sales, had 39 separate interest rate swap agreements with BankBoston with a total notional value of $182,611,000. The Company may continue to contribute certain portfolio assets to Bravo, subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations.

         The Company periodically enters into secured, fixed rate, fixed term loan agreements with various banks for purposes of financing portions of its operations. The loans are generally subject to certain recourse and performance covenants. At December 31, 1999 and 1998, the Company had outstanding borrowings under such loan agreements of approximately $10,383,000 and $2,781,000, respectively, with annual interest rates ranging from 6.5% to 9.5%.

         In March 1997, the Company issued $20,000,000 of unsecured senior subordinated notes due in 2007 ("Senior Subordinated Notes") bearing interest at a fixed rate of 11% (the "Note Offering"). The Company received approximately $18,300,000 in net proceeds from the Note Offering and used such proceeds to repay amounts outstanding under the Revolver. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, other than through the operation of a sinking fund, after April 1, 2002 at established redemption prices, plus accrued but unpaid interest to the date of repurchase. Beginning July 1, 2002, the Company is required to redeem through sinking fund payments, on January 1, April 1, July 1, and October 1 of each year, a portion of the aggregate principal amount of the Senior Subordinated Notes at a redemption price equal to $1,000,000 plus accrued but unpaid interest to the redemption date

         In April 1998, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Capital Funding, Inc. ("Capital"), signed an Amended Lease Receivable Purchase Agreement with EagleFunding Capital Corporation ("Eagle"). The revolving credit facility (the "Capital Facility") provided the Company with available borrowings up to $150,000,000. In April 1999, the Capital Facility was renewed under substantially the same terms and conditions, providing the Company availability up to $125,000,000. Under the terms of the Capital Facility, Capital, to which the Company contributes certain of its portfolio assets, pledges or sells its interests in these assets to Eagle, a commercial paper conduit entity. Capital borrows at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Monthly settlements of the borrowing base and any applicable principal and interest payments are made from collections of Capital's portfolio. The Company is the servicer of the Capital portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by

BankBoston pursuant to the terms of the Capital Facility. The Company had a total of $122,606,000 outstanding under the loan and sale portions of the Capital Facility at December 31, 1999 ($84,587,000 in loans and $38,019,000 in sales), and in connection with these borrowings and sales, had 20 separate interest rate swap agreements with BankBoston with a total notional value of $115,282,000.

         In September 1998, the Company initiated a stock repurchase program under which up to 175,000 shares of the Company's common stock may be repurchased from a pool of up to $1,700,000, subject to market conditions, in open market or negotiated transactions on the NASDAQ National Market. In December 1999, the Company's Board of Directors approved an increase in this program to include an additional 250,000 shares of the Company's common stock or up to the maximum dollar limitations as set forth under the Company's Revolving Loan Agreement and Senior Subordinated Notes. Based on such limits, the Company may currently repurchase up to an additional $1,000,000 in common stock. No time limit has been established for the duration of the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans. In 1999, the Company repurchased an aggregate of 150,500 shares of its common stock for approximately $1,381,000.

         Management believes that the Company's liquidity, resulting from the availability of credit under the Revolver Agreement, the Bravo Facility, the Capital Facility and loans from various savings banks, along with cash obtained from the sales of its financing contracts and from internally generated revenues is adequate to meet current obligations and future projected levels of financings and to carry on normal operations. In order to adequately finance its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources, make selective use of asset sale transactions in 2000 and utilize its current credit facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.


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

         The Company temporarily funds its new fixed rate financing contracts through variable rate revolving credit borrowings until permanent fixed rate financing is secured through its securitization facilities. The Company is exposed to interest rate changes between the time a new financing contract is approved and the time the permanent, fixed-rate financing is completed, thereby locking in financing spreads. The Company believes that it mitigates this exposure by obtaining such permanent financing generally within 60 days of the activation date of the new financing contract and believes it will be able to continue this operating strategy.

         The Company manages its exposure to interest rate risk by entering into interest rate swap agreements under its securitization transactions. These swap agreements have the effect of converting the Company's debt from securitizations from a variable rate to a fixed rate. Changes in interest rates would result in unrealized gains or losses in the market value of the fixed rate debt to the extent of differences between current market rates and the actual stated rates for these debt instruments. Assuming all interest rate swap agreements were to be terminated, the value to the Company would have been approximately $4,386,000 at December 31, 1999. Assuming a hypothetical 10% change in interest rates from current weighted average swap rates, the value of the swap agreements to the Company would have changed by approximately $3,516,000 at December 31, 1999.

         The carrying value of the Company's fixed rate debt at December 31, 1999 was $247,445,000. Assuming this debt was to be discounted using the fixed rate received by the Company on its most recent securitization transaction in December 1999, the estimated fair value of this debt would have been approximately $243,806,000. The Company's variable rate debt at December 31, 1999 was $70,000,000, which approximated fair value. Sensitivity analysis is utilized to determine the impacts that market risk exposures may have on fair values of the Company's debt instruments. Assuming a hypothetical 10% change in interest rates from current weighted average debt rates, the fair value of the Company's fixed rate debt would have changed by approximately $3,854,000 at December 31, 1999. The effect of a hypothetical 10% change in interest rates on the Company's variable rate debt would have changed the Company's consolidated interest expense by $546,000 for the year ended December 31, 1999.

         The Company's portfolio of financing contracts originated in its licensed professional financing segment are fixed rate, non-cancelable, full payout lease contracts and notes receivable due in installments. At December 31, 1999, the carrying value of these assets, including the retained interest of sold assets, was approximately $329,723,000. Assuming the anticipated future cash flows associated with these assets were discounted at current rates applied to similar contracts, the estimated fair value of these assets would have approximated $334,094,000 at December 31, 1999. Assuming implicit rates changed by a hypothetical 10% from current weighted average implicit rates, the fair value of the Company's fixed rate financing contracts would have changed by approximately $3,396,000 at December 31, 1999.

         The Company's variable rate assets are generally comprised of financing contracts originated by its commercial asset-based lending subsidiary, ACFC. These financing agreements are structured as variable rate lines of credit extended to various commercial and industrial entities, collateralized by accounts receivable, inventory, or fixed assets, generally for periods of two to three years. At December 31, 1999, the carrying value of these assets was approximately $32,360,000, which approximated fair value. The effect of a hypothetical 10% change in interest rates on the Company's variable rate financing contracts would have changed the Company's consolidated interest income by $485,000 for the year ended December 31, 1999.

         For additional information about the Company's financial instruments, see Note K in Notes to Consolidated Financial Statements.


YEAR 2000

         As of the date of this report, the Company had not experienced any significant adverse year 2000 issues or disruptions with its internal information technology systems. The Company has not encountered any material increases in customer payment delinquencies related to the year 2000 issue, nor is the Company aware of any year 2000 issues of its major service providers or third party business partners. Expenses incurred in 1999 with respect to year 2000 compliance were not material. No additional expenses are anticipated to be incurred in connection with year 2000 issues.

FORWARD-LOOKING STATEMENTS

         This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within the Annual Report generally. When used in this Annual Report, the words "believes," "anticipates," "expects," "plans," "intends," "estimates," "continue," "may," or "will" (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties, including but not limited to the following: the Company's dependence on funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital costs of the Company's competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value on financed equipment at the end of its lease term; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; and fluctuations in quarterly operating results. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999, to be filed on or before March 31, 2000, contain additional information concerning such risk factors. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above, the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 1999, and the matters set forth in this Annual Report generally. HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OFFICERS

JOHN W. EVERETS
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY
President
Chief Operating Officer

RENE LEFEBVRE
Senior Executive Vice President
Treasurer
Chief Financial Officer


DIRECTORS

JOHN W. EVERETS (3)
Chairman
Chief Executive Officer

RAYMOND R. DOHERTY (3)
President
Chief Operating Officer

JOSEPH A. BIERNAT (2)
Retired
Former Senior Vice President,
United Technologies Corp.

J. KERMIT BIRCHFIELD, JR. (1)(3)
Chairman
Displaytech, Inc.

DOLLIE COLE (1)(2)
Chairperson
Dollie Cole Corporation

SAMUEL P. COOLEY (1)(2)(3)
Retired
Former Executive Vice President,
Shawmut National Corp.

THOMAS M. MCDOUGAL, DDS (2)
Practicing Dentist

LOWELL P. WEICKER, JR. (2)
Former Governor and
and U.S. Senator of Connecticut

LOUIS J.P. CALISTI, DDS, MPH
Director Emeritus


AUDITORS

Deloitte & Touche LLP
200 Berkeley Street
Boston, Massachusetts  02116

COUNSEL

Hill & Barlow
One International Place
Boston, Massachusetts  02110

TRANSFER AGENT

BankBoston, N.A.
c/o EquiServe Limited Partnership
150 Royall Street
Canton, Massachusetts  02021
Tel: 800-736-3001

10-K

HPSC's Annual Report on Form 10-K is available to stockholders without charge by writing to:

Investor Relations Department HPSC, Inc.
60 State Street, Suite 3520
Boston, Massachusetts  02109

E-mail address:
hpsc@hpsc.com

Internet web site:
http://www.hpsc.com

HPSC's Annual Report on Form 10-K is also available from the Securities and Exchange Commission (the "SEC") via the internet. The SEC maintains a web site which contains reports, proxy and information statements, and other information regarding registrants which file electronically with the SEC. The address of the SEC is: http://www.sec.gov


(1)  Member, Compensation  Committee

(2)  Member, Audit Committee

(3)  Member, Executive Committee