Form 10-K405, Exhibit 13
period 2001-12-31
HPSC INC
filed 2002-03-29
CIK 718909

Exhibit 13.1

To Our Stockholders,

2001 was a year of strong performance for your company, despite a difficult business environment.  We increased sales volume to record levels by providing the high quality service which is our hallmark.  Our net income also grew, particularly in the second half of the year.  HPSC is positioned to continue to be an important force in small-ticket medical equipment financing.

HPSC is a direct beneficiary of a major demographic change occurring in the United States today. The aging of the population and the movement of the 70 million-strong “baby boomer” cohort through middle age and into the ranks of “senior citizens” has led to two important developments in the healthcare industry.  First, this population now needs more healthcare services as its’ members age.  Second, members of this group are increasingly sophisticated consumers of healthcare services with a strong interest in receiving more services and having access to the best and most recent technology.  These trends are leading our customers — independent healthcare practitioners in a variety of specialties across the country — to increase the acquisition of medical equipment for which we provide financing.  HPSC has established relationships with more than 1,000 vendors of a wide variety of medical equipment, and our national sales network now operates in all 50 states, enabling us to serve effectively more healthcare practitioners.

For the full year 2001, our net revenues increased 2% to $53.5 million from $52.3 million in 2000.  Net income in 2001 was $3.2 million or $0.74 per share on a diluted basis, with the fourth quarter results particularly encouraging.  Origination volume increased from $249 million in 2000 to $263 million in 2001, a 6% rise, and the gross owned and managed receivables, an important measurement of our continuing growth, rose from $696 million at the end of 2000 to $807 million as of December 31, 2001, a 16% climb.  These results were built on the foundation we created at the end of 2000 with our $527 million term securitization, which provided the Company with lower-cost funding.  This key transaction provided us with the capability to offer more competitive products at higher profitability during 2001.

Independent healthcare practitioners — dentists, primary care doctors, ophthalmologists, veterinarians, chiropractors or other specialists — are a large and important segment of the healthcare industry.  During 2002, HPSC will continue to sharpen its focus on the independent healthcare practitioner financing market where we believe we have a strong competitive advantage.  Our commitment to personal service and quick response to our customers’ needs allows us to compete aggressively and successfully against much larger companies.  We believe that over time this dedication will make us the premier financing company in the small-ticket medical equipment sector and provide increasing financial returns to our investors.

Joseph A. Biernat, who served as a Director of HPSC, Inc since December, 1993, retired at our Annual Meeting in 2001.  Joe was an important contributor to our board, providing us with essential advice and insight at critical times in our company’s development.  All of our shareholders benefited from his wisdom, and I thank him on behalf of our entire company for his many years of significant service on our board.

In December, 2001, Gunnar Overstrom died.   He was a Director of our board and former vice-chairman of Fleet Bank; and in addition to Gunnar’s extraordinary business accomplishments and his concern for others around him, he brought to our board many years of experience and integrity.  He will be missed by all of us.

As always, we are grateful for the continuing support of our loyal employees, business associates and shareholders.

Sincerely,

John W. Everets,
Chairman and Chief Executive Officer

HPSC, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(in thousands, except per share and share amounts)
ASSETS
Cash and cash equivalents	$4,510	$1,713
Restricted cash- Servicing under securitization agreements	29,471	20,284
Restricted cash- Prefunding	—	95,218
Investment in leases and notes:
Lease contracts and notes receivable due in installments	428,463	404,366
Notes receivable	35,002	37,686
Retained interest in leases and notes sold	25,780	13,690
Estimated residual value of equipment at end of lease term	24,113	22,121
Deferred origination costs	9,658	9,061
Less: Unearned income	(104,741)	(98,089)
Security deposits	(5,051)	(5,893)
Allowance for losses	(15,359)	(14,170)
Total net investment in leases and notes	397,865	368,772

Other assets	9,893	10,376
Total Assets	$441,739	$496,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit borrowings	$52,000	$49,000
Senior notes, net of discount	284,806	355,461
Subordinated debt	19,985	19,985
Accounts payable and accrued liabilities	27,224	18,932
Accrued interest	1,659	2,210
Interest rate swap contracts	7,230	—
Deferred income taxes	9,179	9,985
Total Liabilities	402,083	455,573

Commitments and Contingencies (Note F)

Stockholders’ Equity:
Preferred stock, $1.00 par value; authorized, 5,000,000 shares; issued, none	—	—
Common stock, $.01 par value; 15,000,000 shares authorized; issued, 4,779,530 shares in 2001 and 4,713,030 shares in 2000	48	47
Additional paid-in capital	14,867	14,364
Retained earnings	34,470	31,254

Less: Treasury stock, at cost; 615,765 shares in 2001 and 546,477 shares in 2000	(4,325)	(3,830)
Accumulated other comprehensive loss, net of tax	(4,348)	—
Deferred compensation	(305)	(635)
Notes receivable from officers and employees	(751)	(410)
Total Stockholders’ Equity	39,656	40,790
Total Liabilities and Stockholders’ Equity	$441,739	$496,363

The accompanying notes are an integral part of the consolidated financial statements.

HPSC, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
	(in thousands, except per share and share amounts)
Revenues:
Earned income on leases and notes	$47,970	$49,462	$40,551
Gain on sales of leases and notes	14,928	12,078	4,916
Provision for losses	(9,409)	(9,218)	(4,489)
Net Revenues	53,489	52,322	40,978

Operating and Other (Income) Expenses:
Selling, general and administrative	22,126	19,781	17,715
Term securitization costs	—	7,106	—
Interest expense	27,872	26,222	18,903
Interest income	(1,879)	(1,018)	(266)

Income before Income Taxes	5,370	231	4,626
Provision for Income Taxes	2,154	144	1,907
Net Income	$3,216	$87	$2,719

Basic Net Income per Share	$0.81	$0.02	$0.72

Shares Used to Compute Basic Net Income per Share	3,965,378	3,879,496	3,766,684

Diluted Net Income per Share	$0.74	$0.02	$0.61

Shares Used to Compute Diluted Net Income per Share	4,319,673	4,292,650	4,436,476

The accompanying notes are an integral part of the consolidated financial statements.

HPSC, Inc. and Subsidiaries

CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS’  EQUITY AND

COMPREHENSIVE INCOME

			Additional Paid-In	Retained	Treasury	Accumulated Other Comprehen- sive Loss,	Deferred	Notes Receivable from Officers and	Total Stockholders
	Common Stock
	Shares	Amount	Capital	Earnings	Stock	net of tax	Compensation	Employees	Equity
			(in thousands, except share amounts)
Balance at January 1, 1999	4,618,530	$46	$12,941	$28,448	$(2,230)	$—	$(1,141)	$(489)	$37,575

Net Income	—	—	—	2,719	—	—	—	—	2,719
Restricted Stock Awards	—	—	637	—	—	—	(637)	—	—
Restricted Stock Forfeitures	(2,000)	—	(18)	—	—	—	18	—
Purchase of Treasury Stock	—	—	—	—	(1,381)	—	—	—	(1,381)
Restricted Stock Compensation	—	—	—	—	—	—	647	—	647
ESOP Compensation	—	—	—	—	—	—	105	—	105
Notes Receivable from Officers and Employees	—	—	—	—	—	—	—	93	93
Stock Bonus Awards	6,000	—	53	—	—	—	—	—	53
Exercise of Stock Options	77,000	1	299	—	—	—	—	—	300
Tax Benefit related to Exercise of Non-Qualified Stock Options	—	—	139	—	—	—	—	—	139
Extension of Stock Options Scheduled to Expire	—	—	68	—	—	—	—	—	68
Balance at December 31, 1999	4,699,530	47	14,119	31,167	(3,611)	—	(1,008)	(396)	40,318

Net Income	—	—	—	87	—	—	—	—	87
Purchase of Treasury Stock	—	—	—	—	(219)	—	—	—	(219)
Restricted Stock Compensation	—	—	—	—	—	—	268	—	268
ESOP Compensation	—	—	157	—	—	—	105	—	262
Notes Receivable from Officers and Employees	—	—	—	—	—	—	—	(14)	(14)
Stock Bonus Awards	7,000	—	52	—	—	—	—	—	52
Exercise of Stock Options	6,500	—	27	—	—	—	—	—	27
Tax Benefit related to Exercise of Non-Qualified Stock Options	—	—	9	—	—	—	—	—	9
Balance at December 31, 2000	4,713,030	47	14,364	31,254	(3,830)	—	(635)	(410)	40,790

Net Income	—	—	—	3,216	—	—	—	—	3,216
Net unrealized gain on foreign currency translation (net of deferred taxes of $24)	—	—	—	—	—	36	—	—	36
Net unrealized loss on interest rate swap contracts (net of deferred taxes of $2,837)	—	—	—	—	—	(4,384)	—	—	(4,384)
Total Comprehensive loss	—	—	—	—	—	—	—	—	(1,132)

Purchase of Treasury Stock	—	—	—	—	(495)	—	—	—	(495)
Restricted Stock Compensation	—	—	—	—	—	—	225	—	225
ESOP Compensation	—	—	130	—	—	—	105	—	235
Notes Receivable from Officers and Employees	—	—	—	—	—	—	—	(341)	(341)
Stock Bonus Awards	6,000	—	48	—	—	—	—	—	48
Exercise of Stock Options	60,500	1	234	—	—	—	—	—	235
Tax Benefit related to Exercise of Non-Qualified Stock Options	—	—	91	—	—	—	—	—	91
Balance at December 31, 2001	4,779,530	$48	$14,867	$34,470	$(4,325)	$(4,348)	$(305)	$(751)	$39,656

The accompanying notes are an integral part of the consolidated financial statements.

HPSC, Inc. and Subsidiaries

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

	Year Ended December 31,
	2001	2000	1999
	(in thousands)
Cash Flows from Operating Activities
Net income	$3,216	$87	$2,719
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,210	6,033	5,204
Increase (decrease) in deferred income taxes	2,067	(207)	1,096
Restricted stock, stock option, and stock bonus award compensation	615	604	768
Gain on sale of lease contracts and notes receivable	(14,928)	(12,078)	(4,916)
Interest rate swap breakage cost	636	3,988	—
Structural costs and retained interest impairment upon transfer of assets from CP conduits to term securitization	—	3,118	—
Provision for losses on lease contracts and notes receivable	9,409	9,218	4,489
Increase (decrease) in accrued interest	(551)	270	655
Increase (decrease) in accounts payable and accrued liabilities	2,014	(1,060)	2,068
Increase (decrease) in accrued income taxes	13	(120)	314
Decrease in refundable income taxes	—	260	514
(Increase) decrease in other assets	(1,103)	(2,038)	(2,158)
Cash provided by operating activities	8,598	8,075	10,753

Cash Flows from Investing Activities
Origination of lease contracts and notes receivable due in installments	(258,782)	(251,206)	(209,653)
Portfolio receipts, net of amounts included in income	79,115	89,402	77,309
Proceeds from sales of lease contracts and notes receivable due in installments	26,145	50,818	54,390
Net proceeds received from term securitization from reacquisition and resale of lease contracts and notes receivable due in installments	—	9,804	—
Net (increase) decrease in notes receivable	2,684	1,038	(2,857)
Net decrease in security deposits	(842)	(828)	(35)
Net increase (decrease) in other assets	266	346	(819)
Net (increase) decrease in loans to employees	(339)	(14)	93
Cash used in investing activities	(151,753)	(100,640)	(81,572)

Cash Flows from Financing Activities
Proceeds from issuance of term securitization notes, net of debt issue costs	4,592	352,645	—
Repayments of term securitization notes	(49,279)	—	—
Proceeds from issuance of other senior notes	153,608	173,519	128,051
Repayments of other senior notes	(51,209)	(307,589)	(75,147)
Net proceeds (repayments) from revolving notes payable to banks	3,000	(21,000)	21,000
Interest rate swap breakage costs	(636)	(3,988)	—
Purchase of treasury stock	(495)	(219)	(1,381)
(Increase) decrease in restricted cash	86,031	(100,578)	(5,336)
Exercise of employee stock options	235	27	300
Repayment of employee stock ownership plan promissory note	105	105	105
Cash provided by financing activities	145,952	92,922	67,592
Net increase (decrease) in cash and cash equivalents	2,797	357	(3,227)
Cash and cash equivalents at beginning of year	1,713	1,356	4,583
Cash and cash equivalents at end of year	$4,510	$1,713	$1,356

Supplemental disclosures of cash flow information:
Interest paid	$25,268	$25,371	$17,666
Income taxes paid	140	228	150
Non-cash transaction:
Asset sale transfers in satisfaction of senior notes	$129,491	$93,297	$—

The accompanying notes are an integral part of the consolidated financial statements.

HPSC, INC. and Subsidiaries

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business_ HPSC, Inc. (“HPSC”) and its consolidated subsidiaries (the “Company”) provide financing, in the form of leases and notes, for equipment and other practice related expenses to the medical and healthcare professions. The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling price to other customers. All leases are classified as direct financing leases. The Company also finances the acquisition of healthcare practices by healthcare professionals and provides financing for leasehold improvements, office furniture and equipment, and certain other costs involved in opening or maintaining a healthcare provider’s office. The Company periodically sells leases and notes receivable in its securitization facilities and to various banks.

Through its wholly–owned subsidiary, American Commercial Finance Corporation (“ACFC”), the Company also provides asset-based financing to manufacturing and distribution companies with borrowing requirements of generally less than $5,000,000.

Basis of Consolidation_ The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: ACFC, an asset-based lender engaged primarily in providing accounts receivable and inventory financing at variable rates, HPSC Bravo Funding LLC (“Bravo”), HPSC Capital Funding Inc. (“Capital”) (terminated in June 2001), and HPSC Equipment Receivables 2000-1 LLC II, all special-purpose corporations formed in connection with securitization facilities. HPSC Equipment Receivables 2000-1 LLC I is a qualified non-consolidated special-purpose entity within the meaning of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125”. All inter-company transactions have been eliminated in consolidation.

Use of Estimates_ The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. A significant area requiring the use of management estimates is the allowance for losses on leases and notes receivable. Actual results could differ from those estimates.

Revenue Recognition_ The Company finances equipment only after a customer’s credit has been approved and a lease or financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. When a transaction is initially activated, the Company records the minimum payments and the estimated residual value of the equipment, if any, associated with the transaction. An amount equal to the sum of the payments due plus the residual value less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method.  Recognition of revenue on these assets is suspended when a transaction enters the legal collection phase. Also included in earned income are fees from various portfolio service charges, gains and losses on prepayments, and miscellaneous income items, net of initial direct cost amortization. Notes receivable are reported at their outstanding principal balances. Interest income on notes receivable is recognized as it is accrued.

Sales of Leases and Notes Receivable_ The Company periodically sells leases and notes receivable in its securitization facilities and to various banks. Gains on sales of leases and notes are recognized at the time of the sale. The gain is computed as the excess of the present value of the anticipated future cash flows plus the fair value of its retained subordinated interest, less initial direct costs and expenses, and the Company’s current carrying value of the assets sold. The Company retains servicing responsibility for financing contracts sold. Servicing fees on sold assets, which the Company believes to approximate its servicing costs, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs.

Estimated Residual Value of Equipment at End of Lease Term_ Residual values, representing the estimated value of equipment at the end of the lease term, are recorded in the consolidated financial statements at the inception of each lease.  These amounts are estimated by management based upon its experience and judgment, and generally equal 10% of the original cost of the equipment.

Deferred Origination Costs_ The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”. These initial direct costs comprise certain specific activities related to processing requests for financing, such as the costs to underwrite the transaction, to prepare and execute the documentation, filing fees, and commission payments. Deferred origination costs are amortized on the interest method over the life of the receivable as an adjustment of yield.

Allowance for Losses_ The Company records an allowance for estimated losses in its portfolio. The allowance is based on an evaluation of its portfolio quality, delinquency trends, general economic conditions, historical loss experiences, as well as a specific analysis of potential loss accounts.  An account is either specifically reserved or written off when deemed uncollectible.

The Company occasionally repossesses equipment from lessees or borrowers who have defaulted on their obligations to the Company. There was no such equipment held for resale at December 31, 2001 or 2000.

Accounting for Stock-Based Compensation_ The Company accounts for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  The Company applies the intrinsic value method under APB No. 25 to measure compensation expense related to grants of stock options, and has disclosed the pro forma information required by SFAS No. 123, “Accounting for Stock-Based Compensation”.

Income Taxes_ The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”.  Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred taxes are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is likely that all or a portion of the Company’s deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

Cash and Cash Equivalents_ The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

Restricted Cash_ As part of its servicing obligation under its securitization and bank agreements (Note C), the Company collects certain cash receipts on financing contracts pledged or sold.  These collections are segregated in separate accounts for the benefit of the entity to which the related leases and notes receivable were pledged or sold and are remitted to such entities on a monthly basis. In December 2000, the Company also held restricted cash received in connection with a prefunding arrangement provided through its term securitization for the sole purpose of acquiring additional financing contracts originated by the Company during 2001.

Interest Rate Swap Contracts_ Under the terms of its securitization agreements (Note C), the Company is required to enter into interest rate swap contracts to manage its exposure to fluctuations in interest rates. Interest rate swap contracts are used to convert substantial portions of the Company’s debt from a variable-rate to a fixed-rate of interest. The periodic net interest payments from the swap contracts are recognized in the Company’s consolidated statements of operations as a component of interest expense. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged instruments. The Company has established a control environment that includes procedures for risk assessment and approval, reporting and monitoring of derivative financial instruments.

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 138.  SFAS No. 133, as amended, requires all derivative instruments to be recorded on the Consolidated Balance Sheet as either assets or liabilities and measured at fair value. Prior to January 1, 2001, the Company accounted for interest rate swap contracts using settlement accounting.

The Company has designated its interest rate swap agreements as hedging its exposure to the variability in expected future cash flows attributable to its variable rate debt. Accordingly, the Company assesses the effectiveness of the hedge for each reporting period. The fair value of each interest rate swap agreement is recorded at fair value on the Consolidated Balance Sheet. Unrealized gains or losses, representing the effective portion of the hedge, are excluded from earnings and reflected in stockholders’ equity as a separate component of accumulated other comprehensive income (loss), net of taxes. The ineffective portion of the hedge is determined by comparing the changes in the fair value of the swap contract to changes in the fair value of a hypothetical swap which has terms equal to the hedged debt. Any ineffective portion of the hedge is recognized in earnings. During the year ended December 31, 2001, the amount recognized by the Company in earnings representing hedge ineffectiveness was not material to the results of operations.  Amounts will be reclassed out of accumulated other comprehensive income (loss) either as the hedged debt amortizes or as interest rates fluctuate.

Property and Equipment_ Property and equipment used by the business are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the lease term. Net property, plant and equipment are included in other assets and were not material at December 31, 2001 or 2000.

Deferred Compensation_ Deferred compensation, which includes notes receivable from the Company’s Employee Stock Ownership Plan (“ESOP”) and deferred compensation related to restricted stock awards, was as follows at December 31:

	2001	2000	1999
	(in thousands)
ESOP	$211	$316	$421
Restricted stock	94	319	587

Total	$305	$635	$1,008

Debt Issue Costs_ Debt issue costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility.

Recently Issued Accounting Pronouncements_ In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, SFAS No. 142, “Goodwill and Other Intangible Assets”, and SFAS No. 143, “Accounting for Asset Retirement Obligations”.  In August 2001, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued.  SFAS No. 144, which supersedes and amends several earlier interpretations, addresses financial accounting and reporting for the impairment or disposal of a long-lived asset or group of assets. This pronouncement provides impairment accounting guidance for tangible long-lived assets which are either held and used by the entity or disposed of by sale or by other means. The accounting standards may also apply to the Company’s residual interest in its leased assets. This Statement will be effective January 1, 2002. The Company does not believe the adoption of these four standards will have a material effect on its consolidated financial statements.

Reclassifications_ Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B. LEASES AND NOTES RECEIVABLE

The Company’s financing contract portfolio consists of two general categories of assets.

The first category of assets consists of leases and notes receivable due in installments to HPSC, which comprise approximately 91% of the Company’s consolidated net investment in leases and notes at December 31, 2001 (90% at December 31, 2000). The majority of these leases and notes are from licensed medical professionals, principally dentists, who practice in individual or small group practices. Approximately 70% of these leases and notes pertain to equipment financing while approximately 30% relate to practice financing, leasehold improvements, office furniture, working capital and supplies. The Company operates principally in the healthcare finance market where the size of the transaction is $250,000 or less, generally referred to as the “small-ticket” market. The average size of an obligor’s original obligation under a financing contract originated by the Company was approximately $38,000 as of December 31, 2001. The leases and notes due in installments are non-cancelable contracts providing for a full payout at a fixed rate, with terms ranging from 12 to 84 months. The Company’s leases provide for a purchase option at maturity at the fair value of the equipment, generally equal to 10% of the original equipment cost.

The second category of assets consists of notes receivable due to ACFC, which comprise approximately 9% of the Company’s net investment in leases and notes at December 31, 2001 (10% at December 31, 2000).  These notes primarily relate to commercial, asset-based, revolving lines of credit of $5 million or less to small and medium-sized manufacturers and distributors, at variable interest rates. ACFC typically makes accounts receivable loans to borrowers, which are secured by a security interest in all of the borrowers’ assets. Advances on a revolving loan generally do not exceed 80% of a borrower’s eligible accounts receivable. ACFC also makes inventory loans not exceeding 50% of the value of an obligor’s active inventory.  Additionally, ACFC occasionally provides term financing for equipment, which is secured by the machinery and equipment of the obligor.  ACFC loans, which typically have terms of two to three years, are “fully followed”, which means ACFC receives daily settlement statements of its borrower’s accounts receivable and receives daily collections into ACFC controlled collection accounts.

The Company’s receivables are subject to credit risk. To reduce this risk, the Company has adopted underwriting policies for approving leases and notes.   Additionally, the Company may be subject to limited recourse from leases and notes sold under certain securitization agreements (Notes C and D).  Such risk of loss to the Company is generally limited to the extent of any retained interest and residual values related to the sold financing contracts.

A summary of activity in the Company’s consolidated allowance for losses for each of the years in the three–year period ended December 31, 2001 is as follows:

	2001	2000	1999
		(in thousands)
Balance, beginning of year	$(14,170)	$(9,150)	$(7,350)
Provision for losses	(9,409)	(9,218)	(4,489)
Charge-offs	8,253	4,287	2,853
Recoveries	(33)	(89)	(164)

Balance, end of year	$(15,359)	$(14,170)	$(9,150)

The total gross contractual balances of delinquent leases and notes due in installments, both owned and managed by the Company, which were over 90 days past due, amounted to $24,945,000 at December 31, 2001 compared to $23,759,000 at December 31, 2000. An account is considered delinquent when not paid within 30 days of the billing due date.

The Company’s agreements with its customers, except for its notes receivable, are non-cancelable and provide for a full payout at a fixed financing rate over terms of one to seven years. Scheduled future receipts on leases and notes due in installments, plus anticipated cash flows on the retained interest in leases and notes sold, were as follows at December 31, 2001:

	Leases and Notes Due in Installments	Retained Interest in Leases and Notes Sold
	(in thousands)
2002	$114,825	$7,442
2003	95,164	6,344
2004	80,694	4,875
2005	62,571	3,489
2006	43,894	2,114
2007 and thereafter	31,315	1,516
Total	$428,463	$25,780

NOTE C. DEBT AND SECURITIZATION FACILITIES

Revolving Credit Borrowings- In May 2001 the Company renewed and amended its revolving credit facility (the “Revolver”). The Revolver provides the Company with available borrowings of $83,500,000 through May 2002. Under the Revolver, the Company may borrow at variable interest rates of prime plus .75% to 1.25% and at LIBOR plus 2.25% to 2.75%, depending upon its compliance with certain performance covenants. The weighted-average interest rate on outstanding borrowings was 4.6% and 8.6% at December 31, 2001 and 2000, respectively. All HPSC and ACFC assets, including ACFC stock, but excluding assets collateralizing the senior notes, have been pledged as collateral under the Revolver. An officer of the Company is a member of an advisory committee of an affiliate of a bank providing liquidity in the Revolver. At December 31, 2001, the Company had $52,000,000 outstanding under the Revolver.

Senior Subordinated Notes- In March 1997 the Company issued $20,000,000 of unsecured senior subordinated notes (the “Notes”) due in 2007. The Notes bear interest at a fixed rate of 11%, payable semi-annually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company through the operation of a sinking fund at established redemption prices, plus accrued interest to the date of redemption. Beginning July 1, 2002, the Company is required to redeem through quarterly sinking fund payments $1,000,000 principal plus accrued interest to the redemption date. At December 31, 2001 the Company had outstanding senior subordinated notes of $19,985,000.

Senior Notes- Various Banks- The Company periodically enters into secured, fixed term loan agreements with various banks for purposes of financing its operations. The loans are generally subject to certain recourse and performance covenants. At December 31, 2001, the Company had on its consolidated balance sheet outstanding borrowings of $11,559,000 under such loan agreements, at annual interest rates ranging from 6.5% to 8.0%.  In 1995 and 1996, the Company also sold certain financing contracts to various banks. These sales agreements are subject to covenants that, among other matters, may require the Company to repurchase the financing contracts sold and/or make payments on the financing contracts when due. At December 31, 2001, the total balance outstanding for these sold, off-balance sheet financing contracts was $579,000.

Securitization Facilities-General- The Company utilizes two primary securitization facilities to provide a substantial portion of its financing requirements: the Bravo facility (the “Bravo Facility”) and the Equipment Receivables 2000-1 (“ER 2000-1”). In connection with its securitization financing activities, the Company has formed the following bankruptcy-remote, special-purpose entities: HPSC Bravo Funding LLC (“Bravo”), HPSC Equipment Receivables 2000-1 LLC I (“ER 2000-1 LLC I”), and HPSC Equipment Receivables 2000-1 LLC II (“ER 2000-1 LLC II”). Securitization is a process in which pools of financing contracts are transferred to a special-purpose entity which, in turn, issues notes to investors. The notes are secured by a pledge of the assets in the financing contract pools. Principal and interest on the notes are paid from the cash flows generated from the financing contracts. In both securitizations, the Company has retained the responsibility for servicing the financing contract portfolio. Under certain circumstances, the Company, as the servicer, may also be obligated to advance amounts due on a financing contract if an obligor fails to remit a payment when due. The Company is reimbursed for such advances from available funds upon subsequent collection from the obligor.

For accounting purposes, the Company treats these securitizations as either financings (on-balance sheet transactions) or sales (off-balance sheet transactions) pursuant to the accounting provisions of SFAS No. 140. In an on-balance sheet securitization, the securitized financing contracts are recorded as assets with the proceeds recorded as senior notes on the Company’s consolidated balance sheet. In the case of a transfer which qualifies as a sale, the financing contracts are removed from the consolidated balance sheet and a gain or loss is recognized at the time of the sale. For these off-balance sheet transactions, the previous carrying amount of the transferred assets is allocated between the assets sold and a retained interest based on the relative fair values of the assets on the date of transfer. The Company estimates fair value based on the present value of expected future cash flows using management’s best estimates of anticipated credit losses and discount rates. Management believes that such key estimates are consistent with those that would be used by other market participants in determining fair value. In both on-and-off-balance sheet securitizations, the Company retains the right to continue to service the portfolio and receives a servicing fee for doing so. The Company believes that its servicing fee approximates its estimated servicing costs but has limited market basis to assess the fair value of its servicing asset. Accordingly, the Company has valued its servicing asset and deferred liability at zero. The securitization disclosures required by SFAS No. 140 are included in Note D.

Securitizations-Bravo Facility- The Bravo Facility, as amended, provides the Company with available borrowings of up to $385,000,000. Under the terms of the Bravo Facility, the Company contributes certain financing contracts to Bravo which, in turn, either pledges or sells its interests in these contracts to a commercial paper conduit entity. Credit enhancement is provided to the note holders through guarantees provided by MBIA, Inc. as to the payment of principal and interest on the notes. In the case of financing contracts pledged by Bravo, the financing contracts along with the associated debt of Bravo to the conduit entity are included on the Company’s consolidated balance sheet. At December 31, 2001 these outstanding borrowings totaled $126,468,000 with a weighted-average interest rate of 5.45%. In the case of financing contracts sold by Bravo, the financing contracts and associated debt are removed from the Company’s consolidated balance sheet. Risk of loss to the Company is limited to the extent of the Company’s retained interest and residual values in the financing contracts sold. At December 31, 2001, the total outstanding balance of these sold, off-balance sheet financing contracts was $74,388,000.

The Company obtained a waiver for non-compliance with its tangible net worth, interest coverage, and leverage covenants in the Bravo Facility for each quarter of its fiscal year 2001. This non-compliance resulted primarily from costs incurred in connection with completing the ER 2000-1 asset securitization transaction in December 2000 and the impact of adoption of SFAS No. 133.

Securitizations-Equipment Receivables 2000-1- In December 2000, the Company completed a $527,106,000 private placement term securitization. HPSC, along with its subsidiaries ACFC, Bravo, and HPSC Capital Funding, Inc (a special-purpose entity terminated in June 2001), transferred certain leases, notes and revolving loans to two newly formed special-purpose entities, ER 2000-1 LLC I and ER 2000-1 LLC II. These entities issued notes to finance the purchase of, and loan against the collateral consisting of the leases and notes transferred from HPSC, ACFC, Bravo and Capital.  ER 2000-1 LLC I was formed to meet the criteria of a qualifying unconsolidated special-purpose entity within the meaning of SFAS Nos. 125 and 140, while ER 2000-1 LLC II was formed to be a consolidated special-purpose entity.

In the case of financing contracts sold to ER 2000-1 LLC I, the financing contracts and associated debt are removed from the Company’s Consolidated Balance Sheet. Risk of loss to the Company is limited to the extent of the Company’s retained interest and residual values in the financing contracts sold. At December 31, 2001, the total outstanding balance of these sold, off-balance sheet financing contracts was $212,602,000. Financing contracts transferred to ER 2000-1 LLC II were pledged as collateral for the notes, with the financing contracts and associated indebtedness included in the Company’s Consolidated Balance Sheet. At December 31, 2001 this outstanding indebtedness totaled $146,779,000 with a weighted-average interest rate of 6.67%.

HPSC provided additional credit enhancement to the ER 2000-1 note holders through the creation of a cash reserve account and a residual payment account. Pursuant to the terms of the ER 2000-1 securitization agreements, certain excess cash flows generated by the financing contract portfolio are deposited to the cash reserve account or residual payment account, up to agreed upon limits. These interest-bearing restricted cash accounts are available to fund monthly interest and principal payments on the ER 2000-1 notes in the event of deficiencies from monthly collections on the financing contracts.  At December 31, 2001, the balance in the restricted cash reserve account was $10,191,000 and the balance in the restricted cash residual payment account was $1,433,000. The Company may also provide additional credit enhancement through the substitution of new leases and notes for leases and notes previously contributed into ER 2000-1 LLC II, up to certain defined limits.

ER 2000-1 LLC I and ER 2000-1 LLC II originally issued seven classes of equipment contract backed notes and one class of equipment contract backed variable funding notes (“VFN”). To provide credit enhancement, the classes of notes are structured by means of payment seniority/subordination. Recourse to HPSC and ACFC is limited to the extent of the financing contracts contributed to the financing.  Details of the notes, ranked in senior/subordinated priority, are as follows at December 31, 2001:

Class	Original Principal Balance (Note 1)	Remaining Principal Balance (Note 1)	Coupon Rate, per annum	Interest Accrual Method	Rating (Unaudited)
	($ in thousands)
Class A	$414,466	$300,455	1 Month USD LIBOR+0.30%	Actual/360	Aaa/AAA
Class B-1	29,959	21,718	1 Month USD LIBOR + 0.50%	Actual/360	Aa3/AA
Class B-2	13,267	9,618	7.23%	30/360	Aa3/AA
Class C	19,070	13,825	7.70%	30/360	A3/A
Class D	5,085	3,686	8.11%	30/360	Baa3/BBB
Class E	8,899	6,451	10.00%	30/360	Ba2/BB
Class F	6,360	4,608	12.91%	30/360	B1
Class VFN (Note 2)	30,000	—	1 Month USD LIBOR + 1.00%	Actual/360	—
Total	$527,106	$360,361

Note 1:   Principal balances include outstanding obligations which reflect both off-balance sheet sales of financing contracts (ER 2000-1 LLC I) as well ason-balance sheet debt obligations (ER 2000-1 LLC II).

Note 2:   The Class VFN notes were never issued, however, remain available to the Company.

A summary of the Company’s total debt obligations and the total on-and-off-balance sheet financing contracts outstanding through the Company’s various securitization facilities at December 31, 2001, is as follows:

	On-Balance Sheet Debt Obligations	Off-Balance Sheet Sold Financing Contracts	Total
	(in thousands)
Revolving credit arrangement, due May 2002	$52,000	$—	$52,000
Unsecured Senior Subordinated Notes, due March 2007	19,985	—	19,985
Various banks, due June 2004 through January 2007	11,559	579	12,138
Bravo, due June 2003	126,468	74,388	200,856
ER 2000-1 LLC I and LLC II, due December 2008	147,759	212,602	360,361
Subtotal	357,771	287,569	645,340
Less: Original issue discount on ER 2000-1 notes	(980)	—	(980)
Total	$356,791	$287,569	$644,360

Scheduled future annual maturities of the Company’s on-balance sheet debt obligations, as detailed above, is as follows at December 31, 2001:

	Revolver	Bravo	ER 2000-1 (at face value)	Various Banks	Senior Subordinated	Total
	(in thousands)
2002	$52,000	$27,678	$49,248	$2,657	$1,998	$133,581
2003	—	25,116	32,347	3,018	3,997	64,478
2004	—	23,028	27,656	2,689	3,997	57,370
2005	—	20,457	19,447	2,154	3,997	46,055
2006	—	15,859	13,207	1,041	3,997	34,104
2007 and thereafter	—	14,330	5,854	—	1,999	22,183
Total	$52,000	$126,468	$147,759	$11,559	$19,985	$357,771

NOTE D. ADDITIONAL SECURITIZATION DISCLOSURES

As described in Note C, the Company routinely sells leases and notes due in installments pursuant to sales and securitization agreements. Under each of its securitization agreements, the Company continues to service the financing contracts sold, subject to complying with certain covenants. The Company believes that its servicing fee approximates its estimated servicing costs, but it has limited market basis to assess the fair value of its servicing asset.  Accordingly, the Company has valued its servicing asset and deferred liability at zero.  The Company recognizes servicing fee revenue as earned over the servicing period in proportion to its servicing costs. For fiscal years ended December 31, 2001, 2000, and 1999, the Company recognized servicing fee revenues of $1,349,000, $405,000, and $285,000, respectively.

The following is a summary of certain cash flow activity received from and (paid to) securitization facilities for each of the years for the two-year period ended December 31, 2001:

	2001	2000
	(in thousands)
Asset sale transfers in satisfaction of senior notes	$129,491	$93,297
Cash proceeds from new securitizations	26,145	50,818
Cash proceeds from term securitization for negotiated reacquisition of contracts outstanding under Bravo and Capital Facilities	—	134,741
Payment to Bravo and Capital for negotiated reacquisition of contracts previously sold	—	(124,937)
Cash collections from obligors, remitted to transferees	(91,004)	(49,820)
Servicing fees received	1,460	913
Other cash flows retained by servicer	7,075	3,542
Net servicing (advances) repayments	(1,863)	—

A portion of the proceeds received from the ER 2000-1 term securitization was used by ER 2000-1 LLC I and ER 2000-1 LLC II to purchase financing contracts from the Bravo and Capital Facilities. These negotiated transactions were completed in December 2000.

The following is a summary of the performance of the Company’s total owned and managed financing contracts:

	Total Net Investment		Net Investment over 90 Days Past Due		Net Credit Losses
	At December 31,				For Year Ended December 31,
	2001	2000	2001	2000	2001	2000
	(in thousands)
Licensed professional financing	$620,795	$526,589	$20,055	$18,979	$7,655	$3,798
Commercial and industrial financing	28,480	30,909	—	—	565	400
Total owned and managed	649,275	557,498	$20,055	$18,979	$8,220	$4,198
Less:
Securitized licensed professional financing assets	251,410	188,726
Total owned	$397,865	$368,772

The Company’s primary exposure in determining the fair value of its retained interest in securitized financing contracts is credit risk associated with the underlying obligors on these contracts. The Company’s retained interest in its financing contracts is subordinate to the interests of its credit providers.  In recording the net gain upon the sale of financing contracts and the fair value of its retained interest, the Company assumes a loss rate of approximately 0.50% per annum on a static pool basis, and discounts its retained interest at implicit rates ranging from 12% to 14.5%.  Prepayment risk on securitized financing contracts is limited due to the Company’s prepayment policies with its obligors. To eliminate interest rate risk, the Company enters into interest rate swap contracts as a hedge against its variable rate obligations.  The fair value of the retained interest in the financing contracts sold is reviewed for impairment on a quarterly basis.  Risk of loss to the Company under its Bravo and ER 2000-1 sales agreements is limited to the extent of any retained interest and residual values of the financing contracts sold to those facilities.

The following is a summary at December 31, 2001 of key assumptions and the sensitivity of the fair value of retained interest cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions:

	Current	10%	20%
	($ in thousands)
Retained interest	$25,780
Expected credit losses (annual rate)	.5%	$(48)	$(97)
Residual cash flows discount rate (annual)	12.6%	$(333)	$(654)

These sensitivities are presented as hypothetical assumptions and do not reflect actual experience.  Changes in the fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in the fair value may not be linear.  Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, the change in one assumption may result in changes in another, which may magnify or counteract the sensitivities.

NOTE E.  DERIVATIVE INSTUMENTS

At December 31, 2001, the Company had nine interest rate swap contracts outstanding hedging variable-rate exposures to on-balance sheet debt obligations and seven interest rate swap contracts assigned to non-consolidated entities for the purpose of hedging variable-rate exposures for sold financing contracts. The net fair value of the swap contracts hedging on-balance sheet debt obligations, which is recorded on the Company’s balance sheet at December 31, 2001, was $7,221,000 ($7,230,000 in the Interest Rate Swap Contract liability account and $9,000 in Other Assets). The fair value of the swap contracts hedging off-balance sheet amounts, which is not recorded on the Company’s balance sheet, was a net liability of $8,865,000 at December 31, 2001.

An officer of the Company is a member of an advisory committee of an affiliate of a counterparty to certain interest rate swap contracts.

The Company’s activity in accumulated other comprehensive loss related to derivatives classified as cash flow hedges for the year ended December 31, 2001 is as follows:

2001
(in thousands, net of deferred taxes)
Beginning balance, January 1	$—
Cumulative effect adjustment upon the adoption of SFAS No. 133	(1,062)
Change in fair value of derivatives during the period	(3,454)
Losses reclassified into net income	132
Accumulated derivative loss included in accumulated other comprehensive loss, at December 31	$(4,384)

During the twelve months ended December 31, 2001, the Company’s interest rate swaps effectively offset changes in the hedged portion of the cash flows of the Company’s variable-rate debt obligations. The losses reclassified into net income in the above table primarily relate to a change in the fair value of a terminated swap contract recognized in net income upon the early repayment of the related hedged debt. The total pretax cost to terminate the swap contract was $280,000 and is reflected as a component of selling, general and administrative expenses for the year ended December 31, 2001.

NOTE F.  COMMITMENTS AND CONTINGENCIES

The Company leases various office locations under non-cancelable lease arrangements that have initial terms of three to six years and may provide renewal options from one to five years. Rent expense under all operating leases was $875,000, $828,000, and $746,000 for 2001, 2000, and 1999, respectively.

Future minimum lease payments under non–cancelable operating leases as of December 31, 2001 are as follows:

(in thousands)
2002	$774
2003	562
2004	264
2005 and thereafter	—
Total	$1,600

Although the Company is from time to time subject to actions or claims for damages in the ordinary course of its business and engages in collection proceedings with respect to delinquent accounts, the Company is aware of no such actions, claims, or proceedings currently pending or threatened that are expected to have a material adverse effect on the Company’s business, operating results or financial condition.

NOTE G.  INCOME TAXES

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Income tax expense (benefit) consist of the following:

	Year Ended December 31,
	2001	2000	1999
	(in thousands)
Federal:
Current	$73	$7	$111
Deferred	1,669	108	1,408
State:
Current	74	827	700
Deferred	338	(798)	(312)

Provision for income taxes	$2,154	$144	$1,907

A reconciliation of the U.S. federal statutory income tax rate and the effective tax rate as a percentage of pre–tax income for each year is as follows:

	Year Ended December 31,
	2001	2000	1999
Statutory rate	34.0%	34.0%	34.0%
State taxes net of U.S. federal income tax benefit	5.1	8.3	5.5
Non-deductible expenses	1.0	20.0	1.7

	40.1%	62.3%	41.2%

The Company’s effective tax rate for 2000 increased due to the effect of comparing an equivalent level of permanent non-deductible expenses to a significantly lower pre-tax income for the year.

The items comprising a significant portion of net deferred tax (assets) liabilities are as follows at December 31:

	2001	2000
	(in thousands)
Net operating loss carryforwards and tax credit carryforwards	$(12,488)	$(10,674)
Accrued expenses and other	(2,258)	(1,556)
Miscellaneous	(194)	(152)
Tax effect of accumulated comprehensive loss (Note 1)	(2,813)	—
Accounting for lease contracts and notes (Note 2)	26,932	22,367
Net deferred income tax liability	$9,179	$9,985

Note 1:   The tax effect of accumulated comprehensive loss arises primarily from the recording of the Company’s interest rate swap contracts on the balance sheet at fair value (net of tax), pursuant to SFAS No. 133, which became effective for the Company on January 1, 2001.

Note 2:   The deferred tax liability from the accounting for leases and notes relates to temporary differences between book and tax treatment of sold securitized direct financing lease contracts and notes receivable.

At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $30,400,000 and $48,700,000, respectively.  The federal net operating loss carryforwards expire in the years 2018 through 2021, while the state net operating loss carryforwards expire in the years 2002 through 2021.

NOTE H.  STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

Common Stock - The Company has 15,000,000 shares authorized and 4,779,530 shares outstanding at December 31, 2001. Of the outstanding shares, 300,000 shares have been issued to the Company’s ESOP (Note J), 124,000 shares have been issued to certain employees under the 1995 Stock Incentive Plan (Note I), and 615,765 shares are held in treasury.

Preferred Stock - The Company has 5,000,000 shares of $1.00 par value preferred stock authorized with no shares outstanding at December 31, 2001.  (Note K, Preferred Stock Purchase Rights Plan.)

Treasury Stock - In December 2000, the Board of Directors approved an increase to the stock repurchase program whereby the Company may repurchase up to an additional 250,000 shares of the Company’s common stock subject to maximum dollar limitations as set forth under the Company’s Revolving Loan Agreement and Senior Subordinated Note financings. Based on current market values at December 31, 2001 and the limitations as set forth in its debt agreements, the Company may repurchase up to an additional 166,000 shares of its common stock.  No time limit has been established for the repurchase program. The Company expects to use the repurchased stock to meet current and future requirements of its employee stock plans. During 2001, the Company repurchased 69,288 shares of its common stock for approximately $495,000.

Earnings per Share - The Company’s basic net income per share calculation is based on the weighted-average number of common shares outstanding, which does not include unallocated shares under the Company’s ESOP (Note J), restricted shares issued under the Stock Plans (Note I), treasury stock, or any shares issuable upon the exercise of outstanding stock options.  Diluted net income per share includes the weighted-average number of common shares subject to stock options and contingently issuable restricted stock, as calculated under the treasury stock method, but not treasury stock or unallocated shares under the Company’s ESOP.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share:

	Year Ended December 31,
	2001	2000	1999
	(in thousands, except per share and share amounts)
Basic net income per share:
Net income	$3,216	$87	$2,719

Weighted-average common shares outstanding	3,965,378	3,879,496	3,766,684

Basic net income per share	$0.81	$0.02	$0.72

Diluted net income per share:
Net income	$3,216	$87	$2,719

Weighted-average common shares outstanding	3,965,378	3,879,496	3,766,684
Stock options and restricted shares	354,295	413,154	669,792
Total diluted shares	4,319,673	4,292,650	4,436,476

Diluted net income per share	$0.74	$0.02	$0.61

NOTE I. STOCK OPTION AND STOCK INCENTIVE PLANS

Stock Option Plans_ The following is a historical summary of the Company’s various stock option plans for which stock options remain outstanding at December 31, 2001:

Stock Option Plan Name	Plan Inception Date	Plan Termination Date (if applicable)
Employee Stock Option Plan (the “1983 Plan”)	March 1983	May 1995 (upon approval of the 1995 Plan)

Stock Option Plan (the “1986 Plan”)	March 1986	May 1995 (upon approval of the 1995 Plan)

1994 Stock Plan (the “1994 Plan”)	March 1994	May 1995 (upon approval of the 1995 Plan)

1995 Stock Incentive Plan (the “1995 Plan”)	May 1995	February 1998 (upon approval of the 1998 Plan)

1998 Stock Incentive Plan (the “1998 Plan”)	February 1998	April 2000 (upon approval of the 2000 Plan)

2000 Stock Incentive Plan (the “2000 Plan”)	April 2000

Options granted under the 1983 Plan are non-qualified options granted at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1986 Plan and the 1994 Plan are non-qualified stock options granted at an exercise price equal to the market price of the common stock on the date of grant. In February 1999, 15,000 five-year options issued under the 1994 Plan, which were scheduled to expire in 1999, were extended for an additional five years.  Upon the extension of the options, the Company recorded compensation expense of $68,000, computed as the difference between the original option exercise price on the date of grant and the market price of the Company’s stock (the intrinsic value) on the date of the extension.

1995 Plan_ Upon approval of the 1995 Plan in May 1995, 550,000 shares were initially reserved for the issuance of stock options or awards of restricted stock.  The Company has outstanding stock options and awards of restricted stock under its 1995 Plan.  The options are incentive stock options and non-qualified stock options and were granted at an exercise price equal to the market price of the Company’s common stock on the date of the grant. Restricted shares of common stock awarded under the 1995 Plan remain unvested until certain performance and service conditions are both met.

The performance condition for restricted stock issued under the 1995 Plan is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the “Performance Period”) the closing price of the Company’s common stock, as reported for a consecutive 10-day period on the stock exchange for which the Company’s stock is traded, equals at least 134.175% of the closing price on the grant date (the “Partial Performance Condition”). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company’s common stock, as reported for a consecutive 10-day period on the stock exchange for which the Company’s stock is traded, equals at least 168.35% of the closing price on the grant date (the “Full Performance Condition”).

The service condition for restricted stock issued under the 1995 Plan is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder’s continuous service to the Company throughout the Performance Period, provided that such holder shall also have completed five years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1995 Plan), all restricted stock awards granted prior to such change of control become fully vested.

Upon the termination of a holder’s employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.

A summary of restricted stock awards issued pursuant to the 1995 Plan is as follows:

Date of restricted stock awards	May 1995	May 1995	May 1997
No. of restricted shares awarded (Note 1)	332,000	5,000	126,000
Partial Performance Condition, per share	$5.90	$6.04	$8.05
Full Performance Condition, per share	$7.37	$7.58	$10.10
Date Partial Performance Condition achieved	Jun 1996	Jun 1996	May 1998
Date Full Performance Condition achieved	Apr 1998	Apr 1998	Aug 1999
Date service condition achieved	May 2000	May 2000	(Note 2)

Note 1:   In April 1998, 150,000 outstanding restricted shares were forfeited in exchange for stock options granted pursuant to the 1995 Plan.

Note 2:   Service condition on the May 1997 awards is expected to be fulfilled May 2002.

At the time each performance condition was met, the Company recorded additional paid-in capital and deferred compensation in an amount equal to the number of shares granted times the respective performance condition price per share.  Compensation expense is then recognized on a straight-line basis over the five-year service period beginning on the date of grant.  A cumulative adjustment was recorded on the date the performance conditions were met to recognize retroactively compensation expense from the date of the issuance to the date the performance condition was met.  In 2001, 2000, and 1999, the Company recognized $225,000, $268,000, and $647,000, respectively, in compensation expense related to restricted stock awards under its 1995 Plan.

1998 Plan_ Upon the approval of the 1998 Plan in February 1998, 550,000 shares of common stock were reserved for the issuance of stock options and/or awards of restricted stock.  In addition, shares subject to options or stock awards under the 1995 Plan that expired or were terminated unexercised were made available for issuance as stock options or restricted stock awards under the 1998 Plan. Options outstanding under the 1998 Plan are either incentive stock options or non-qualified stock options.  The exercise price for options granted is the average of the closing prices of the common stock on each of the days on which the stock was traded during the 30-calendar day period ending on the day before the date of the option grant. No restricted shares were awarded under the 1998 Plan.

2000 Plan_ In April 2000, the 2000 Plan was approved, at which time 450,000 shares of the Company’s common stock were reserved for issuance as stock options or restricted stock awards.  In addition, shares subject to options or stock awards under the 1998 Plan that expire or are terminated unexercised will be available for issuance as stock options or restricted stock awards under the 2000 Plan.

The 2000 Plan provides that with respect to options granted to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company’s Board of Directors for each such option at the time it is granted. Options granted to key employees of the Company are either incentive stock options or non-qualified options, as designated by the Compensation Committee. The exercise price for stock options may not be less than the closing price of the Company’s common stock as reported in the Wall Street Journal on the date of the option grant (the “2000 Plan Market Price”).

Each non-employee director who was such at the conclusion of any regular annual meeting of the Company’s stockholders while the 2000 Plan is in effect and who continues to serve on the Board of Directors is granted automatic options to purchase 1,000 shares of the Company’s common stock at an exercise price not less than the 2000 Plan Market Price on the date of the option grant. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for 10 years after the date of grant, unless terminated earlier (as provided in the 2000 Plan) upon or following termination of the holder’s service as a director.

As of December 31, 2001, the Company had granted 441,500 stock options and no restricted stock awards pursuant to the 2000 Plan.

The following table summarizes stock option and restricted stock activity:

	Options
	Number of Options	Weighted - Average Exercise Price	Restricted Stock
Outstanding at January 1, 1999	993,875	$4.52	313,000
Granted	141,000	8.90	—
Exercised	(77,000)	3.87	—
Forfeited	(4,000)	5.13	(2,000)

Outstanding at December 31, 1999	1,053,875	5.15	311,000
Granted	330,500	7.49	—
Exercised	(6,500)	4.14	—
Forfeited	(10,000)	9.08	—
Release of restriction on restricted stock	—	—	(187,000)

Outstanding at December 31, 2000	1,367,875	5.69	124,000
Granted	131,000	6.33	—
Exercised	(60,500)	3.88	—
Forfeited	(24,000)	6.44	—

Outstanding at December 31, 2001	1,414,375	$5.81	124,000

The following table sets forth information regarding options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Options	Weighted-Average Exercise Price
$ 2.62 - 3.25	232,875	1.2	$2.93	232,875	$2.93
$ 3.56 - 4.88	35,500	3.0	4.25	35,500	4.25
$ 5.12 - 5.37	563,500	6.3	5.30	477,500	5.29
$ 6.00 - 6.63	140,000	8.6	6.26	39,500	6.26
$ 7.15 - 8.00	321,500	8.3	7.51	131,000	7.52
$ 8.83 - 9.54	121,000	7.6	9.18	57,000	9.28

$ 2.62 - 9.54	1,414,375	6.2	$5.81	973,375	$5.26

The weighted-average grant date fair values of options granted for the years ended December 31, 2001, 2000, and 1999 were $2.71, $5.84, and $5.23, respectively.

1998 Outside Directors Stock Bonus Plan_ The Company’s Board of Directors approved the 1998 Outside Directors Stock Bonus Plan in April 1998, pursuant to which 25,000 shares of the Company’s common stock were reserved for issuance.  Under the terms of the agreement, 1,000 bonus shares of common stock will be awarded to each non–employee director who is such at the beginning of any regular annual meeting of the Company’s stockholders while the 1998 Outside Directors Stock Bonus Plan is in effect and who will continue to serve on the Board of Directors.  Bonus shares are issued in consideration of services previously rendered to the Company. At the time bonus shares are issued, the Company recognizes compensation expense equal to the fair value of the shares issued. The Company amended the 1998 Outside Directors Stock Bonus Plan in March 2001 to increase the number of shares reserved under the Plan from 25,000 to 50,000.  On a cumulative basis through December 31, 2001, the Company has issued 25,000 shares of common stock pursuant to the 1998 Outside Directors Stock Bonus Plan.

Notes Receivable from Officers and Employees (“Stock Loan Program”)_The Company maintains a Stock Loan Program pursuant to which executive officers and other senior personnel of the Company may borrow from the Company for the purpose of acquiring common stock of the Company, to pay the exercise price of options and to pay any taxes, including alternative minimum taxes, payable upon the exercise of options or the vesting of restricted stock.  Such borrowings may not exceed $400,000 in any fiscal quarter or $800,000 in the aggregate at any time during the term of the Stock Loan Program for all employees. The loans are recourse to the borrower. The interest rate assessed on loans to employees for the purpose of acquiring stock through the exercise of stock options is determined as of the date of exercise and is generally considered by the Company to be an appropriate market rate commensurate with the credit quality of the borrower. Interest payments are payable annually in arrears, and are payable as to principal no later than five years after the date of the loan. Periodic principal repayments are required in an amount equal to 20% of the participant’s after-tax bonus.  A portion of the shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The Stock Loan Program was amended on October 24, 2001 to provide that all loans under the program are forgiven upon a “change of control” of the Company as defined in the 2000 Plan.

2001 Supplemental Executive Bonus Plan_  On October 24, 2001, the Compensation Committee of the Board of Directors adopted the 2001 Supplemental Executive Bonus Plan which permits the Committee, in its discretion, to award supplemental bonuses to key executives in an amount up to 20% of the executive’s annual bonus.  No such supplemental bonus shall be awarded to an executive unless he or she has an outstanding loan under the Company’s Stock Loan Program and not in excess of the amount of such outstanding loan.  The full after-tax amount of any supplemental bonus is required to be paid to reduce the amount of the executive’s outstanding stock loan.  No supplemental bonuses were awarded during 2001 under the 2001 Supplemental Executive Bonus Plan.

Pro Forma Disclosure_ As described in Note A, the Company uses the intrinsic-value method to measure compensation expense associated with the grants of stock options or awards to employees.  Had the Company used the fair-value method to measure compensation, reported net income (loss) and basic and diluted net income (loss) per share would have been as follows:

	2001	2000	1999
	(in thousands, except per share amounts)
Net income (loss)	$2,282	$(690)	$2,346

Basic net income (loss) per share	$0.58	$(0.18)	$0.62

Diluted net income (loss) per share	$0.53	$(0.18)	$0.53

For purposes of determining the above disclosure required by SFAS No. 123, the fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

	2001	2000	1999
Weighted-average risk-free interest rate	3.6%	6.0%	6.1%
Expected life of option grants	5-10 years	5-10 years	5-10 years
Expected volatility of stock	24.1%	65.3%	32.4%

The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995.  The pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

NOTE J. EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan_ In 1993, the Company established an Employee Stock Ownership Plan (“ESOP”) for the benefit of all eligible employees. The ESOP invests in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company’s Board of Directors and are determined annually. However, it is the Company’s intention to make contributions sufficient to repay the ESOP’s promissory note on a level-funding basis over a 10-year period. The Company measures the expense related to such contributions based on the annual average fair value of the stock contributed. The difference between the average fair value of the stock contribution and the original cost of the stock when issued to the ESOP is recorded as additional paid-in capital in the year in which the contribution relates. Principal repayments on the promissory note were $105,000, in 2001, 2000, and 1999.

Employees with five or more years of service with the Company at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service at the time of termination, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or distributed. Unvested shares are allocated to the remaining participants. The Company issued 300,000 shares of common stock to this plan in consideration of a promissory note in the original principal amount of $1,050,000. As of December 31, 2001, the remaining principal balance of the note is $211,000, which is recorded as a component of deferred compensation in stockholders’ equity. Since inception of the ESOP, 230,854 shares of common stock have been allocated to participant accounts and 69,146 shares remain unallocated. The market value of the unallocated shares at December 31, 2001 was approximately $450,000.

Savings Plan_ The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee’s salary. Both employee and employer contributions are vested immediately. The Company’s contributions to the Savings Plan were $141,000, $128,000 and $111,000 in 2001, 2000 and 1999, respectively.

Supplemental Executive Retirement Plan_ In 1997, the Company adopted an unfunded Supplemental Executive Retirement Plan (the “SERP”).  The SERP provides certain executives with retirement income benefits intended to supplement other retirement benefits available to the executives.  Benefits under the plan, based on an actuarial equivalent of a life annuity, are based on age, length of service and average earnings and vest over 15 years, assuming five years of service.  Benefits are payable upon separation of service.  In 2000, the Company’s Board of Directors approved an amendment to the SERP pursuant to which the compensation base on which benefits under the plan are to be determined was increased for each participant. An adjustment was recorded at that time to the required benefit obligation to record retroactively the affects of the amendment since the inception of the plan.

Details of the SERP for the years ended December 31, 2001 and 2000 are as follows:

	2001	2000
	(in thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$2,681	$927
Service cost	291	254
Interest cost	223	175
Amendments	—	1,088
Actuarial loss	221	237
Benefit obligation, end of year	3,416	2,681

Funded status and statement of financial position:
Fair value of assets, end of year	—	—
Benefit obligation, end of year	3,416	2,681
Funded status	(3,416)	(2,681)
Unrecognized actuarial loss	456	253
Unrecognized prior service cost	1,156	1,280
Net accrued benefit cost	(1,804)	(1,148)

Amounts recognized in the statement of financial position consist of:
Accrued benefit liability included in accrued liabilities	(2,327)	(1,614)
Intangible assets included in other assets	523	466
Net accrued benefit cost	(1,804)	(1,148)

Components of net periodic benefit costs:
Service cost	291	254
Interest cost	223	175
Amortization of prior service cost	124	124
Recognized actuarial loss	18	3
Net periodic benefit cost	$656	$556

	2001	2000
Weighted-average assumptions:
For pension cost and year end benefit obligation
Discount rate	7.00%	7.00%
Compensation increase	4.00%	4.00%
Assumed retirement age	65 years	65 years

NOTE K. PREFERRED STOCK PURCHASE RIGHTS PLAN

Pursuant to a rights agreement between the Company and Fleet National Bank, as rights agent, dated August 3, 1993 and amended and restated on September 16, 1999, the Board of Directors declared a dividend on August 3, 1993 of one preferred stock purchase right (“Right”) for each share of the Company’s common stock (the “Shares”) outstanding on or after August 13, 1993.  The Right entitles the holder to purchase one one-hundredth of a share of Series A preferred stock, which fractional share is substantially equivalent to one share of common stock, at an exercise price of $20.  The Rights will not be exercisable or transferable apart from the common stock until the earlier to occur of 10 days following a public announcement that a person or affiliated group has acquired 15 percent or more of the outstanding common stock (such person or group, an “Acquiring Person”), or 10 business days after an announcement or commencement of a tender offer which would result in a person or group becoming an Acquiring Person, subject to certain exceptions.  The Rights beneficially owned by the Acquiring Person and its affiliates become null and void upon the Rights becoming exercisable.

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

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding common stock, the Board of Directors may direct the Company to exchange the Rights held by any person other than an Acquiring Person at an exchange ratio of one share of common stock per Right.  The Rights may be redeemed by the Company, subject to approval by the Board of Directors, for one cent per Right in accordance with the provisions of the Rights Plan.  The Rights have no voting or dividend privileges.

NOTE L. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires the Company to disclose the estimated fair values for its financial instruments. Financial instruments include items such as loans, interest rate swap contracts, notes payable, and other items as defined in SFAS No. 107.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Quoted market prices are used when available; otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair values presented would not necessarily be realized in an immediate sale, nor are there plans to settle liabilities prior to contractual maturity. Additionally, SFAS No. 107 allows companies to use a wide range of valuation techniques; therefore, it may be difficult to compare the Company’s fair value information to other companies’ fair value information.

The following table presents a comparison of the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2001 and 2000:

	2001		2000
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$4,510	$4,510	$1,713	$1,713
Restricted cash	29,471	29,471	115,502	115,502
Net investment in leases and notes	397,865	399,096	368,772	361,548
Interest rate swap contracts, included in other assets (Note 1)	9	9	—	—
Financial liabilities:
Notes payable and subordinated debt, net of unamortized original issue discount	356,791	369,342	424,446	424,513
Interest rate swap contracts (Note 1)	7,230	7,230	—	1,749

Note 1:   SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which became effective for the Company on January 1, 2001, requires all derivative instruments to be recorded on the balance sheet as either assets or liabilities at their estimated fair value.

Interest rate swap contracts reflect the marked-to-market valuation of the swaps hedging on-balance sheet debt obligations of the Company. In addition to the swaps listed above, the Company has assigned portions of interest rate swap contracts to third parties in connection with sales of leases and notes receivable (Notes C and E). The estimated fair value of interest rate swap contracts assigned to third parties which are not recorded on the Company’s consolidated balance sheet was a liability of $8,864,000 and $1,236,000 at December 31, 2001 and 2000, respectively.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Net investment in leases and notes: The fair value was estimated by discounting the anticipated future cash flows using current rates applied to similar contracts.  The fair value of impaired loans is estimated by discounting management’s estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

Notes payable and subordinated debt: The fair market value of the Company’s senior and subordinated notes is estimated based on the quoted market prices for similar issues or on the current rates offered to the Company for debt of similar maturities.

Interest rate swap contracts: The fair value of interest rate swap contracts is based on the estimated amount due upon termination of the agreements.

NOTE M.  OPERATING SEGMENTS

General - The Company has two reportable operating segments:  (i) financing to licensed professionals, and (ii) asset-based financing to commercial and industrial companies.  The Company’s financing agreements with licensed professionals are structured as non-cancelable, full-payout leases or notes due in installments.  Asset-based financing includes revolving lines of credit to commercial and industrial companies in the form of notes receivable collateralized by accounts receivable, inventory and/or fixed assets.  These two segments employ separate sales forces and market their products to different types of customers.  The licensed professional financing segment derives its revenues primarily from earnings on fixed-rate leases and notes, whereas revenues from the commercial and industrial financing segment are derived predominantly from outstanding borrowings under variable-rate notes issued under the lines of credit plus miscellaneous commitment and performance-based fees.

Financial Statement Information - In its monthly internal management reports, the Company allocates resources and assesses performance of the operating segments by monitoring the profit contribution of each segment before interest expense, interest income on cash balances, and income tax provision.  The Company does not allocate corporate overhead to its asset-based financing segment since substantially all such overhead relates to the licensed professional financing segment.

A summary of information about the Company’s operations by operating segment for the years ended December 31, 2001, 2000, and 1999 is as follows:

	Licensed Professional Financing	Commercial and Industrial Financing	Total
	(in thousands)
2001
Earned income on leases and notes	$44,047	$3,923	$47,970
Gain on sales of leases and notes	14,928	—	14,928
Provision for losses	(8,799)	(610)	(9,409)
Selling, general and administrative expenses	(20,519)	(1,607)	(22,126)
Net profit contribution	29,657	1,706	31,363

Total assets	408,484	33,255	441,739

2000
Earned income on leases and notes	44,113	5,349	49,462
Gain on sales of leases and notes	12,078	—	12,078
Provision for losses	(8,528)	(690)	(9,218)
Term securitization costs	(7,106)	—	(7,106)
Selling, general and administrative expenses	(17,913)	(1,868)	(19,781)
Net profit contribution	22,644	2,791	25,435

Total assets	461,654	34,709	496,363

1999
Earned income on leases and notes	35,799	4,752	40,551
Gain on sales of leases and notes	4,916	—	4,916
Provision for losses	(4,376)	(113)	(4,489)
Selling, general and administrative expenses	(16,050)	(1,665)	(17,715)
Net profit contribution	20,289	2,974	23,263

Total assets	353,915	34,577	388,492

The following reconciles net segment profit contribution as reported above to total consolidated income before income taxes:

	2001	2000	1999
	(in thousands)
Net segment profit contribution	$31,363	$25,435	$23,263
Interest expense	(27,872)	(26,222)	(18,903)
Interest income	1,879	1,018	266
Income before income taxes	$5,370	$231	$4,626

Other Segment Information - The Company derives substantially all of its revenues from domestic customers.  As of December 31, 2001, no single customer within the licensed professional financing segment accounted for greater than 1% of the total owned and serviced portfolio of financing contracts in that segment.  Within the commercial and industrial asset-based financing segment, no single customer accounted for greater than 10% of the total portfolio in that segment.  The licensed professional financing segment relies on certain vendors to provide referrals to the Company, but for the year ended December 31, 2001, no one vendor accounted for greater than 7% of the Company’s lease and loan originations.

NOTE N.  SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

Selected quarterly consolidated financial data (unaudited) for the years ended December 31, 2001 and 2000 are as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
Year 2001
Revenues:
Earned income on leases and notes	$12,031	$12,416	$12,014	$11,509
Gain on sales of leases and notes	2,644	4,218	4,305	3,761
Provision for losses	(1,507)	(2,553)	(2,752)	(2,597)
Net Revenues	13,168	14,081	13,567	12,673

Operating and Other Expenses:
Selling, general and administrative	5,186	6,246	5,453	5,241
Interest expense (net)	6,555	7,036	6,453	5,949

Income before Income Taxes	1,427	799	1,661	1,483
Provision for Income Taxes	584	322	660	588
Net Income	$843	$477	$1,001	$895

Basic Net Income per Share	$0.21	$0.12	$0.25	$0.23
Diluted Net Income per Share	$0.20	$0.11	$0.23	$0.21

Year 2000
Revenues:
Earned income on leases and notes	$11,620	$12,356	$12,870	$12,616
Gain on sales of leases and notes	1,154	2,467	2,149	6,308
Provision for losses	(1,357)	(1,839)	(2,202)	(3,820)
Net Revenues	11,417	12,984	12,817	15,104

Operating and Other Expenses:
Selling, general and administrative	4,770	5,323	4,774	4,914
Term securitization costs	—	—	—	7,106
Interest expense (net)	5,467	6,313	6,589	6,835

Income (Loss) before Income Taxes	1,180	1,348	1,454	(3,751)
Provision for Income Taxes	487	553	594	(1,490)
Net Income (Loss)	$693	$795	$860	$(2,261)

Basic Net Income (Loss) per Share	$0.19	$0.20	$0.22	$(0.57)
Diluted Net Income (Loss) per Share	$0.16	$0.18	$0.20	$(0.57)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of HPSC, Inc.:

We have audited the accompanying consolidated balance sheets of HPSC, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HPSC, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 18, 2002

MARKET INFORMATION

On May 17, 2000, the Company’s common stock began trading on the American Stock Exchange (Symbol: “HDR”).  Prior to that date, the Company’s common stock was traded on the NASDAQ Market (Symbol: “HPSC”). The table below sets forth the representative high and low closing prices for shares of the common stock of the Company as reported by the American Stock Exchange and the NASDAQ National Market System for the fiscal years 2001 and 2000:

2001 Fiscal Year	High	Low	2000 Fiscal Year	High	Low
First Quarter	$6.75	$6.00	First Quarter	$10.00	$7.13
Second Quarter	8.80	6.50	Second Quarter	9.63	7.00
Third Quarter	8.45	6.80	Third Quarter	8.75	6.63
Fourth Quarter	8.15	6.50	Fourth Quarter	6.93	5.30

The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

Holders

Title of Class	Approximate Number of Record Holders (as of February 26, 2002
Common Stock, par value $.01 per share	86 (1)

Dividends

The Company has never paid any dividends and anticipates that, for the foreseeable future, its earnings will be retained for use in its business.

(1)   This number does not reflect beneficial ownership of shares held in “nominee” or “street name.”

SELECTED FINANCIAL DATA

	Year Ended
	Dec. 31, 2001	Dec. 31, 2000(4)	Dec. 31, 1999	Dec.31, 1998	Dec. 31, 1997
	(in thousands, except share and per share data)
Statement of Operations Data

Revenues:
Earned income on leases and notes	$47,970	$49,462	$40,551	$33,258	$23,691
Gain on sales of leases and notes	14,928	12,078	4,916	4,906	3,123
Provision for losses	(9,409)	(9,218)	(4,489)	(4,201)	(2,194)
Net Revenues	53,489	52,322	40,978	33,963	24,620
Net Income	$3,216	$87	$2,719	$1,976	$1,121
Net Income per Share – Basic(1)	$0.81	$0.02	$0.72	$0.53	$0.30
– Diluted(1)	$0.74	$0.02	$0.61	$0.47	$0.26
Shares Used to Compute – Basic(1)	3,965,378	3,879,496	3,766,684	3,719,026	3,732,576
Net Income per Share – Diluted(1)	4,319,673	4,292,650	4,436,476	4,194,556	4,315,370

	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997
	(in thousands)
Balance Sheet Data

Cash and cash equivalents	$4,510	$1,713	$1,356	$4,583	$2,137
Restricted cash(2)	29,471	115,502	14,924	9,588	7,000
Lease and notes receivable(3)	489,245	455,742	447,263	345,271	263,582
Unearned income	104,741	98,089	94,228	73,019	53,868
Total Assets	441,739	496,363	388,492	300,308	232,626
Revolving credit borrowings	52,000	49,000	70,000	49,000	39,000
Senior notes, net of discount	284,806	355,461	227,445	174,541	123,952
Subordinated debt	19,985	19,985	20,000	20,000	20,000
Stockholders’ Equity	39,656	40,790	40,318	37,575	35,174

1)             Net income per share for all periods presented conform to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share”.

2)             Restricted cash at December 31, 2000 includes $20,284,000 for securitization servicing arrangements and $95,218,000 in prefunding provided to the Company pursuant to the ER 2000-1 term securitization.

3)             Leases and notes receivable include the Company’s retained interest in leases and notes sold under sales and securitization agreements.

4)             Net income and basic and diluted net income per share for the year ended December 31, 2000 include one-time charges of $7,106,000 associated with completing the ER 2000-1 term securitization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company believes that, of its significant accounting policies (as discussed in Note A to the notes to consolidated financial statements), the following may involve a higher degree of judgment or complexity:

Allowance for Losses-  The allowance for losses is established through a charge to the provision for losses. Provisions are made to reserve for estimated future losses arising from the Company’s portfolio of lease and note financing contracts. Each reporting period, the Company evaluates the adequacy of the allowance for losses and records an adjustment to the provision for losses to restore the allowance to designated levels. To evaluate the adequacy of the allowance for losses, the Company utilizes certain estimates and assumptions. Management bases these estimates and assumptions on historical experience and on various other factors that they believe to be reasonable under the circumstances.  Each delinquent customer account is carefully evaluated based on specific criteria, such as delinquency status, value of equipment or other collateral, credit bureau scores, financial condition of any guarantors, and recent payment performance of the obligor. In addition, the Company may factor in other considerations such as historical charge-off rates, delinquency trends and general economic conditions. Applying different estimates or assumptions could potentially produce materially different results from those reported by the Company.

Sales of Financing Contracts- The Company periodically sells leases and notes in its securitization facilities and to various banks. Gains on sales of leases and notes are recognized in the consolidated statements of operations when the Company relinquishes control of the transferred financing contracts in accordance with SFAS No. 140. The Company typically provides credit enhancement through the establishment of a retained interest in the financing contracts sold. Recorded gains or losses upon the sale of financing contracts depends, in part, on the fair value of the retained interest. The Company must also continually evaluate its retained interest in financing contracts sold for impairment to its fair value. These routine fair value calculations require management to utilize certain estimates and assumptions regarding anticipated performance of the financing contracts sold, such as credit risk, prepayments, and discount rates. Management bases its estimates and assumptions on historical portfolio performance. There is no guarantee that historical financing contract portfolio performance will be indicative of future performance.

RESULTS OF OPERATIONS

Fiscal Years Ended December 31, 2001 and December 31, 2000

The Company’s owned net investment in leases and notes increased by 8% to $397,865,000 at December 31, 2001 from $368,772,000 at December 31, 2000.  The total managed portfolio of financing contracts, which includes both leases and notes owned by the Company as well as those sold to others and serviced by the Company, increased to $649,275,000 at December 31, 2001 from $557,498,000 at December 31, 2000, an increase of 16%.

Earned income from leases and notes for 2001 was $47,970,000 as compared to $49,462,000 for 2000. The 3% decrease was primarily due to increased asset sale activity during the first three quarters of fiscal 2001 compared to the equivalent periods in 2000, lower-average implicit rates, along with lower-average credit line utilization by ACFC’s borrowers. This was partially offset by an increase in the Company’s financing contract originations in its core licensed professional financing segment. Financing contract originations for fiscal 2001 increased approximately 6% to $263,411,000 from $248,874,000 for 2000. Earned income on leases and notes is a function of both the implicit rates as well as the average level of owned net investment in leases and notes for the year. Weighted-average implicit rates on the Company’s financing portfolio were 11.7% and 12.1% at December 31, 2001 and 2000, respectively. Earned income, which is net of amortization of initial direct costs, is recognized over the life of the leases and notes using the effective interest method.

Pre-tax gains from sales of leases and notes increased to $14,928,000 in 2001 compared to $12,078,000 in 2000, an increase of 24%. The increase of $2,850,000 was due to higher levels of lease and loan contracts sold during the current year, which contributed $180,000 to the increase, and improved market conditions for securitizations, which contributed $2,670,000 to the increase.  For the twelve months ended December 31, 2001, the Company sold a portion of its beneficial interest in leases and notes totaling $145,811,000 compared to $143,690,000 for the same period in 2000.

Interest expense, net of interest income on cash balances, was $25,993,000 (54.2% of earned income) in 2001, a 3% increase over the comparable total of $25,204,000 (51.0% of earned income) for 2000.  The increase in net interest expense was largely due to net interest charges incurred in the first quarter of 2001 associated with the $95,000,000 provided to the Company from the ER 2000-1 prefunding arrangement, as well as increased amortization of deferred debt origination costs resulting from completing the term securitization transaction. Based on average outstanding borrowings, the Company’s cost of funds, including its Senior Subordinated Notes, was 6.5% and 6.8% at December 31, 2001 and 2000, respectively.

Net financing margin (earned income less net interest expense) for fiscal year 2001 was $21,977,000 (45.8% of earned income) as compared to $24,258,000 (49.0% of earned income) for 2000, a 10% decrease.  The decrease in amount and percentage was largely due to net interest charges incurred in the first quarter of 2001 associated with the $95,000,000 provided to the Company from the ER 2000-1 prefunding arrangement, as well as increased amortization of deferred debt origination costs resulting from completing the term securitization transaction.

The provision for losses for the year ended December 31, 2001 was $9,409,000 compared to $9,218,000 for the same period in 2000, a 2% increase. The increase resulted in part from higher levels of new financings in 2001. In addition, the Company has experienced higher charge-offs in its portfolio of financing contracts. In reviewing these facts as well as the potential impact of general economic conditions, the Company has increased its allowance for losses. At December 31, 2001, the Company’s allowance for losses was $15,359,000 (3.9% of owned net investment in leases and notes) compared to $14,170,000 (3.8% of owned net investment in leases and notes) at December 31, 2000.  Total consolidated net charge-offs were $8,220,000 in 2001 compared to $4,198,000 in 2000.  The increase in 2001 was due in part to the bankruptcy of an equipment vendor and the resulting customer lawsuits over the vendor’s products financed by the Company. The Company agreed to settle the related lawsuit in June 2001 and subsequently charged-off approximately $1,800,000 representing the remaining balances due on the disputed customers’ accounts.

Selling, general and administrative expenses for fiscal year 2001 increased 12% to $22,126,000 compared to $19,781,000 for 2000.  The increase in the current year resulted in part from increased bank service charges as well as higher legal and collection related expenses arising from increased collection activities. In addition, the Company paid $819,000 during the second quarter of 2001 to settle the lawsuit referred to in the previous paragraph.  The Company does not anticipate incurring additional costs or legal fees related to this matter.

The prior year results were negatively affected by one-time charges of $7,106,000 associated with completing the $527,000,000 term securitization transaction (Note C).  These charges fell into two primary categories.  The first, which totaled approximately $3,118,000, were non-cash charges associated with structural and rate differences upon the transfer of previously sold leases and notes from the Company’s Bravo and Capital commercial paper conduit facilities into the term securitization facility as well as fair value impairment adjustments on the Company’s related retained interest.  The second category of expense, which totaled approximately $3,988,000, related to costs incurred to break existing interest rate swap contracts hedging the terminated borrowings under the Bravo and Capital Facilities.

Income before income taxes for fiscal year 2001 was $5,370,000 compared to $231,000 for 2000. The Company’s effective income tax rate for the year ended December 31, 2001 was 40.1% compared to 62.3% for the year 2000. The effective tax rate for 2000 was significantly higher due to the effect of comparing an equivalent level of permanent non-deductible expenses to a significantly lower pre-tax income for the year. Net income for the year ended December 31, 2001 was $3,216,000 ($0.74 diluted net income per share) compared to $87,000 ($0.02 diluted net income per share) for fiscal year 2000. The increase in net income in 2001 compared to 2000 was due, in part, to an increase in gains on sales of leases and notes and as a result of the one-time charges incurred in 2000 in connection with the completion of the ER 2000-1 term securitization. These were partially offset by slightly lower earned income on leases and notes and increased selling, general, and administrative costs in 2001 as compared to the prior year.

Net profit contribution, representing income before interest and taxes, from the licensed professional financing segment was $29,657,000 for the year ended December 31, 2001 compared to $22,644,000 for the comparable period in 2000, a 31% increase.  The increase was due in part from increased gains on sales of leases and notes of $14,928,000 in 2001 from $12,078,000 in 2000 resulting from higher levels of lease and loan contracts sold during the current year as well as improved market conditions for securitizations. This was offset by higher selling, general and administrative expenses of $20,519,000 in 2001 compared to $17,913,000 in 2000, due in part to increased interest rate swap breakage costs, higher bank service charges, as well as higher legal and collection related expenses. In addition, year 2000 results were significantly affected by one-time charges of $7,106,000 incurred in connection with completing the Company’s term securitization transaction.

Net profit contribution (income before interest and taxes) from the commercial and industrial asset-based financing segment was $1,706,000 for the year ended December 31, 2001 compared to $2,791,000 for the comparable period in 2000, a 39% decrease. The decrease was due to lower earned interest and fee income on notes of $3,923,000 in 2001 compared to $5,349,000 in 2000 resulting from generally lower average credit line utilization by ACFC’s borrowers, offset by lower selling, general and administrative expenses of $1,607,000 in 2001 compared to $1,868,000 in 2000.

At both December 31, 2001 and 2000, the Company had $119,000,000 of customer applications approved but which had not yet resulted in a completed financing transaction.  Not all approved applications will result in a completed financing transaction with the Company.

Fiscal Years Ended December 31, 2000 and December 31, 1999

The Company’s owned net investment in leases and notes increased 1% to $368,772,000 at December 31, 2000 from $364,848,000 at December 31, 1999.  The total managed portfolio of financing contracts, including both leases and notes owned by the Company as well as those sold to others but serviced by the Company, increased to $557,498,000 at December 31, 2000 from $450,392,000 at December 31, 1999, an increase of 24%.

Earned income from leases and notes for 2000 was $49,462,000 (including $5,349,000 from ACFC) as compared to $40,551,000 (including $4,752,000 from ACFC) for 1999.  This 22% increase was primarily due to increases in the net investment in leases and notes from 1999 to 2000, which resulted, in part, from an increase in the Company’s financing contract originations.  Financing contract originations for fiscal year 2000 increased 10% to $248,874,000 (including $7,300,000 in ACFC line of credit originations) from $226,534,000 (including $18,167,000 in ACFC line of credit originations) for 1999.  Earned income on leases and notes is primarily a function of the interest on the Company’s owned net investment in leases and notes.  Earned income, which is net of amortization of initial direct costs, is recognized using the effective interest method over the life of the leases and notes.  Pre-tax gains from sales of leases and notes increased to $12,078,000 in 2000 compared to $4,916,000 in 1999, a 146% increase.  The increase was due to higher levels of sales activity in 2000 as compared to 1999.  For the twelve months ended December 31, 2000, the Company sold a portion of its beneficial interest in leases and notes totaling $143,690,000 compared to $54,930,000 for the same period in 1999.

Interest expense, net of interest income on cash balances, was $25,204,000 (51.0% of earned income) in 2000, compared to $18,637,000 (46.0% of earned income) for 1999, an increase of 35%.  The increase in net interest expense was primarily due to a 34% increase in debt levels from 1999 to 2000 resulting from increased borrowings to finance the Company’s increased financing contract originations. In addition, net interest expense increased in 2000 due to higher debt levels attributable to the prefunding arrangement provided to the Company through the term securitization in December 2000.  The increase in percentage of earned income was due to higher average borrowing costs in 2000 compared to 1999.

Net financing margin (earned income less net interest expense) for fiscal year 2000 was $24,258,000 (49.0% of earned income) as compared to $21,914,000 (54.0% of earned income) for 1999.  The increase in amount was generally due to higher earnings on a higher balance of earning assets.  The decrease in percentage of earned income was due to higher interest rate debt during 2000 compared to 1999.

The provision for losses for the year ended December 31, 2000 was $9,218,000 compared to $4,489,000 for the same period in 1999, a 105% increase.  The increase resulted in part from higher levels of new financings in 2000.  In addition, the Company has experienced higher delinquencies and charge-offs in its portfolio of financing contracts.  In reviewing these facts as well as the potential impact of general economic conditions, the Company has increased its allowance for loss levels accordingly.  A primary cause for the increase in delinquencies, the provision for losses, and the allowance for losses was the bankruptcy of an equipment vendor and resulting customer disputes over the products financed by the Company, and not any identifiable weakness in the Company’s underwriting or collections standards. If delinquencies related to this vendor situation were excluded, the Company’s financing contract delinquencies at December 31, 2000 would have been comparable, on a percentage basis, to the delinquencies at the end of the prior year.  During 2000, the Company’s commercial lending subsidiary also experienced a loss on a loan resulting from an obligor bankruptcy.  The account had an original carrying value of approximately $900,000, of which $400,000 has been charged-off and the balance reserved.  At December 31, 2000, the Company’s allowance for losses was $14,170,000 (3.8% of net investment in leases and notes) as compared to $9,150,000 (2.5% of net investment in leases and notes) at December 31, 1999.  Total consolidated net charge-offs were $4,198,000 in 2000 compared to $2,689,000 in 1999.

Selling, general and administrative expenses for fiscal year 2000 increased 12% to $19,781,000 compared to $17,715,000 for 1999.  The increase resulted in part from higher legal and collection agency related expenses arising out of higher delinquency levels, higher liquidity and bank charges associated with the Company’s commercial paper securitization facilities, as well as increased systems and administrative costs required to support higher levels of owned and serviced assets.

In December 2000, the Company incurred one-time charges of $7,106,000 associated with completing the $527,000,000 term securitization transaction (Note C). These charges fell into two primary categories.  The first, which totaled approximately $3,118,000, were non-cash charges associated with structural and rate differences upon the transfer of previously sold leases and notes from the Company’s Bravo and Capital commercial paper conduit facilities into the term securitization facility as well as fair value impairment issues on the Company’s related retained interest.  The second category of expense, which totaled approximately $3,988,000, related to costs incurred to break existing interest rate swap contracts hedging the terminated borrowings from the Bravo and Capital Facilities.

Income before income taxes for fiscal year 2000 was $231,000 compared to $4,626,000 for 1999.  The Company’s effective income tax rate for the year ended December 31, 2000 was 62.3% compared to 41.2% for the year 1999.  The effective tax rate for 2000 was significantly higher due to the effect of comparing an equivalent level of permanent non-deductible expenses to a significantly lower pre-tax income for the year.  Net income for the year ended December 31, 2000 was $87,000 ($0.02 diluted net income per share) compared to $2,719,000 ($0.61 diluted net income per share) for the comparable 1999 period.  The decrease in net income in 2000 compared to 1999 was due substantially to the one-time charges incurred in connection with the Company’s term securitization transaction in December 2000.

Although the one-time charges incurred in December 2000 resulted in lower earnings for the year, the term securitization facility has provided the Company with increased liquidity at reduced rates, which should allow the Company to continue its planned growth.  In addition, the Company has effectively match-funded significant portions of its portfolio at favorable rates.

Net profit contribution, representing income before interest and taxes, from the licensed professional financing segment was $22,644,000 for the year ended December 31, 2000 compared to $20,289,000 for the comparable period in 1999, a 12% increase.  The increase was due to an increase in earned income on leases and notes to $44,113,000 in 2000 compared to $35,799,000 in 1999 and higher gains on sales of leases and notes of $12,078,000 in 2000 from $4,916,000 in 1999, offset by onetime charges of $7,106,000 associated with completing the term securitization in December 2000, an increase in the provision for losses in 2000 to $8,528,000 from $4,376,000 in the prior year, and an increase in selling, general and administrative expenses to $17,913,000 in 2000 compared to $16,050,000 in 1999.

Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $2,791,000 for the year ended December 31, 2000 compared to $2,974,000 for the comparable period in 1999, a 6% decrease.  The decrease was due to an increase in selling, general and administrative expenses to $1,868,000 in 2000 compared to $1,665,000 in 1999 and an increase in the provision for losses in 2000 to $690,000 from $113,000 in 1999, offset by an increase in earned interest and fee income on notes to $5,349,000 in 2000 compared to $4,752,000 in 1999.

At December 31, 2000, the Company had $119,000,000 of customer applications approved but which had not yet resulted in a completed transaction, compared to $104,000,000 of customer applications at December 31, 1999.  Not all approved applications will result in a completed financing transaction with the Company.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s financing activities require substantial amounts of capital, and its ability to originate new financing contracts depends on the availability of cash and credit.  The Company currently has access to credit under its Revolving Loan Agreement, the ER 2000-1 term securitization, its Bravo revolving securitization facility, as well as its senior notes to savings banks.  The Company also obtains cash from sales of its financing contracts under its securitization facilities and through collections generated from its lease and note portfolio. Substantially all of the assets of the Company have been pledged to HPSC’s lenders as security under its various credit arrangements. The pledged assets include all of the Company’s rights to receive payments under its financing contracts and the collateral security granted to the Company by the borrowers under those financing contracts. Borrowings under the Revolving Loan Agreement and borrowings under senior notes to savings banks are full recourse obligations of the Company.  All securitization agreements are limited recourse obligations.

The Company’s financing strategy is to warehouse temporarily new financing contracts through borrowings under its Revolving Loan Agreement. The warehouse borrowings are repaid with the proceeds obtained from other permanent financings as well as from cash flows generated from the financing contracts. The Company usually obtains such fixed-rate permanent financing within 30 to 60 days of original contract activation.  Depending on market conditions, the Company may also periodically finance large pools of its financing contracts through the issuance of a term securitization. Such permanent financing may be in the form of a loan to the Company or in the form of a sale in which a majority of the value of the financing contract is removed from the Company’s balance sheet. In the case of a sale, the Company is typically obligated to provide additional credit enhancement to credit providers.  Credit enhancement may be provided in various forms, including through a retained interest in the assets sold, the establishment of restricted cash accounts, or through third-party financial guarantees. ACFC’s asset-based notes receivable are financed through borrowings under both the Revolving Loan Agreement as well as through borrowings under the ER 2000-1 term securitization.

Cash and Cash Flow Activities

At December 31, 2001, the Company had a total of $33,981,000 in cash, cash equivalents and restricted cash as compared to $117,215,000 at the end of 2000. A significant portion of this cash was restricted pursuant to various securitization agreements.  Components of restricted cash at December 31, 2001 and 2000 were as follows:

	2001	2000
	(in thousands)
Cash collections- Bravo	$4,358	$5,738
Cash collections- ER 2000-1 LLC I	3,386	—
Cash collections- ER 2000-1 LLC II	9,103	4,675
Prefunding arrangement- ER 2000-1	—	95,218
Capitalized interest- ER 2000-1	—	1,049
Amounts required for initial interest payment- ER 2000-1	—	2,735
Cash escrow- ER 2000-1 swap agreement	1,000	1,002
Cash reserves- ER 2000-1	11,624	5,085
Total	$29,471	$115,502

Cash and cash equivalents were $4,510,000 at December 31, 2001 compared to $1,713,000 at December 31, 2000.  The following is a description of the significant activities affecting the Company’s cash and cash equivalents for the years 2001 and 2000.

Cash provided by operating activities for the year ended December 31, 2001 was $8,598,000 compared to $8,075,000 for the prior year. The significant changes in cash provided by operating activities were net income of $3,216,000 in 2001 compared to $87,000 in 2000, adjusted for increased non-cash gains on sales of leases and notes receivable of $14,928,000 in 2001 compared to $12,078,000 in 2000, increased deferred income taxes in 2001 of $2,067,000 compared to a decrease of $207,000 in 2000, and an increase in accounts payable and accrued liabilities of $2,014,000 compared to a decrease of $1,060,000 in the prior year. The increase in net income from 2000 to 2001 was additionally affected by swap breakage costs of $636,000 in 2001 compared to $3,988,000 in 2000, and non-cash structural and retained interest impairment costs of $3,118,000 recognized upon transfer of assets from the commercial paper conduits into the term securitization in 2000.

Cash used in investing activities was $151,753,000 for the year ended December 31, 2001 compared to $100,640,000 for the prior year. The significant components of cash used in investing activities were an increase in cash used to originate new leases and notes receivables of $258,782,000 in 2001 compared to $251,206,000 in 2000, offset by portfolio receipts of $79,115,000 in 2001 and $89,402,000 in 2000, as well as proceeds from sales of leases and notes receivable of $26,145,000 in the current year as contrasted to $50,818,000 for the comparable 2000 period. In addition, net cash used in investing activities for 2000 was reduced by $9,804,000 as a result of net proceeds received from the negotiated reacquisition and subsequent resale of leases and notes receivable into the term securitization.

Cash provided by financing activities was $145,952,000 for the year ended December 31, 2001 compared to $92,922,000 for the same period in 2000. The major components of cash provided by financing activities include proceeds from the issuance of commercial paper conduit senior notes of $153,608,000 in 2001 as contrasted to $173,519,000 in 2000, proceeds from the sale of the Class E and Class F term securitization notes in 2001 of $4,592,000 compared to $352,645,000 from the issuance of the Class A - D term securitization notes in 2000, and warehouse revolving credit facility net proceeds of $3,000,000 in 2001 compared to net repayments of $21,000,000 in the prior year. These were offset by commercial paper conduit senior note repayments in 2001 of $51,209,000 compared to $307,589,000 in 2000, and repayments of term securitization notes of $49,279,000 in the current year compared to none in the prior year. The proceeds received from the term securitization notes were used to retire amounts outstanding under both the Company’s commercial paper conduit facilities and warehouse revolving credit borrowings. In addition, $95,218,000 of initial proceeds under the term securitization were provided to the Company under the prefunding arrangement established in that securitization. For the year ended December 31, 2001, restricted cash decreased $86,031,000 compared to an increase of $100,578,000 for the same period in 2000, primarily as a result of the usage of the prefunded cash during 2001.

Warehouse Financing

Revolving Loan Agreement_ In May 2000, the Company executed the Fourth Amended and Restated Revolving Loan Agreement with Fleet National Bank as the Agent, providing the Company with availability up to $90,000,000 through May 2001.  In May 2001, the Company signed a Third Amendment to the Fourth Amended and Restated Credit Agreement with Fleet National Bank (the “Revolving Loan Agreement” or “Revolver”), providing availability to the Company of up to $83,500,000, upon substantially the same terms and conditions, through May 2002. The Company utilizes borrowings under its Revolving Loan Agreement primarily to warehouse temporarily new financing contracts until permanent fixed-rate financing is available as well as to finance a portion of the lending activity generated by its ACFC subsidiary. Under the Revolver, a base portion of the outstanding borrowings is at variable rates of 75 to 125 basis points above the prime lending rate, while the remainder is at 225 to 275 basis points above LIBOR rates. The level of spread to be paid above the base rate and LIBOR rates is dependent upon the Company’s balance sheet leverage as well as compliance with certain performance covenants. At December 31, 2001, the Company had $52,000,000 outstanding under the Revolver and $31,500,000 available for borrowing, subject to borrowing base limitations.  The Revolver is not currently hedged, and is, therefore, exposed to upward movements in interest rates. Certain covenants governing the Company’s tangible net worth, interest coverage, and leverage ratio were amended in March 2001, effective retroactive to December 31, 2000, primarily to permit the costs incurred by the Company in connection with completing its ER 2000-1 term securitization as well as from the adoption of SFAS No. 133. As of December 31, 2001, the Company was in compliance with all of its amended covenant requirements and expects to continue to be in compliance for the balance of the current Revolver term.

The Company intends to renew its Revolver beyond May 2002 and is currently in discussion with various participating banks, however, there can be no assurance it will be able to do so. Although, historically, the Company has been successful in renewing its annual Revolver facility at levels and costs acceptable to the Company, the Company has reason to believe that one or more of the banks lending to the Company may not renew their commitment. If this occurs, the Company will seek to replace any bank not renewing. There can be no assurance that the Company will be able to replace any non-renewing banks. Thus, it is possible that the Company will have a reduced amount or no amount available under its Revolver after expiration of the current Revolver Agreement in May 2002. If the Revolver Agreement is not renewed or replaced, the outstanding balance under the current Revolver must be repaid in quarterly installments over a twelve month period with the first installment due on June 30, 2002. If the Revolver is terminated or reduced below specific levels, the Company may be in default under its Bravo facility and the Company may be unable to conduct its business or may be unable to conduct its business at current levels.

Permanent Financing

Bravo Facility_  In March 2000, the Company, along with its wholly-owned, special-purpose subsidiary, Bravo Funding LLC (“Bravo”), signed an amended revolving credit facility (the “Bravo Facility”) structured and guaranteed by MBIA, Inc.  At December 31, 2001 and 2000, the Bravo Facility provided the Company with available borrowings up to $385,000,000 and $397,500,000, respectively. Under the terms of the Bravo Facility, the Company contributes certain of its financing contracts to Bravo which, in turn, either pledges or sells its interests in these assets to a commercial paper conduit entity. Credit enhancement is provided to the noteholders through financial guarantees provided by MBIA as to the payment of principal and interest on the notes.  The Company’s current financing strategy is to either pledge or sell eligible financing contracts to Bravo on a monthly basis, thereby minimizing its exposure to fluctuating interest rates in the Revolver warehousing facility.  Financing contracts pledged by Bravo, along with the associated debt to the conduit entity, are included on the Company’s consolidated balance sheet.  In the case of financing contracts sold by Bravo, the assets and associated debt are removed from the Company’s consolidated balance sheet. Additional credit enhancement is provided to investors through the creation of a retained interest in the financing contracts sold. Risk of loss to the Company is limited to the extent of the Company’s retained interest and residual values in the financing contracts sold. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap contracts to assure fixed-rate funding.  Monthly settlements of principal and interest payments on the notes are made from the collections on the Bravo financing contract portfolio. The Company is the servicer of the Bravo portfolio, subject to meeting certain performance covenants.  In December 2000, the Company repaid a substantial portion of outstanding borrowings in the Bravo Facility with proceeds received from the issuance of the Equipment Receivables 2000-1 term securitization notes.

At December 31, 2001, the Company had a total of $126,468,000 outstanding under the loan portion of the Bravo Facility and, in connection therewith, had interest rate swap contracts outstanding with a total notional value of $123,827,000. The total amount outstanding under the sales portion of the Bravo Facility was $74,388,000 at December 31, 2001 and, in connection therewith, the Company had outstanding interest rate swap contracts assigned to third parties with a notional value of $71,902,000. The Bravo securitization agreements contain restrictive covenants governing, among other things, tangible net worth, leverage requirements, interest coverage, capital expenditures, as well as certain portfolio performance guidelines such as delinquency and default levels of the financing contracts. During each quarter in fiscal year 2001, the Company obtained a waiver from its lenders for non-compliance with its tangible net worth, interest coverage, and leverage requirements. This non-compliance resulted primarily from costs incurred by the Company in connection with completing the ER 2000-1 term securitization in December 2000 as well as from the adoption of SFAS No. 133. As of December 31, 2001, the Company was not in compliance with its tangible net worth and leverage covenants but has received a waiver from its lenders. The Company was in compliance with all other requirements of the Bravo securitization. The Company currently intends to continue to utilize the Bravo Facility for a portion of its permanent financing requirements. Since the Company’s lenders have opted at this time not to amend the tangible net worth and leverage covenants, the Company intends to continue to seek to obtain similar waivers in the future, as necessary, but there can be no assurance that it will be able to do so.  Under the terms of the Company’s debt agreements, a default condition triggered by non-compliance with its Bravo Facility could result in a cross default where the Company would also be in default with its other funding sources. Such a situation, although unlikely, could significantly affect the Company’s ability to continue to raise additional liquidity which would likely result in a substantial curtailment of the Company’s current growth and operations. In addition, under such circumstances, the

Company could be replaced as the servicer of the portfolio.

                The Bravo commercial paper conduit facility expires in June 2003. The required annual liquidity facility expires in June 2002. The Company expects that it will be able to renew the liquidity facility and may seek to expand the size of the facility. It is possible, however, the banks providing liquidity under the facility will not extend their commitment. If annual liquidity commitments are not renewed, the facility will be limited to the then existing outstandings and will not be available to the Company to provide future liquidity. If the liquidity banks terminate or reduce their commitment, the Company will seek to replace the terminated or reduced amount, but there can be no assurance that the Company will be able to do so. If the Bravo facility is unavailable, the Company may be unable to conduct its business or may be unable to conduct its business at current levels.

Equipment Receivables 2000-1_  In December 2000, the Company completed a $527,106,000 private placement term securitization, referred to as the Equipment Receivables 2000-1.  HPSC, along with subsidiaries ACFC, Bravo, and HPSC Capital Funding, Inc. (a special-purpose entity subsequently terminated in June 2001), transferred certain lease and note contracts to newly formed special-purpose entities, ER 2000-1 LLC I and ER 2000-1 LLC II. ER 2000-1 LLC I and ER 2000-1 LLC II issued notes to finance the purchase of, and loan against, the collateral consisting of the leases and notes transferred from HPSC, ACFC, Bravo and Capital.  ER 2000-1 LLC I was formed to meet the criteria of a qualifying, unconsolidated, special-purpose entity within the meaning of SFAS Nos. 125 and 140, while ER 2000-1 LLC II was formed to be a consolidated, special-purpose entity. The carrying value of the financing contracts and associated debt transferred to ER 2000-1 LLC I were removed from the Company’s consolidated balance sheet. Credit enhancement is provided to investors through the creation of a retained interest in the financing contracts sold. Risk of loss to the Company is limited to the extent of the Company’s retained interest and residual values in the contracts sold. Financing contracts transferred to ER 2000-1 LLC II were pledged as collateral on the notes, with the carrying value of the financing contracts and associated debt included in the Company’s consolidated balance sheet. The proceeds from the notes were used to retire senior notes and other obligations outstanding in both the Bravo and Capital Facilities as well as to pay down amounts outstanding under the Revolver warehousing facility.

The securitization further provided for initial proceeds of $95,218,000 to be prefunded to ER 2000-1 LLC I and ER 2000-1 LLC II for the sole purpose of acquiring additional financing contracts from the Company.  The prefunding period expired in March 2001, at which time approximately $3,800,000 remained unused and was treated as a prepayment of principal on the notes. The ER 2000-1 securitization agreement also provided for $1,049,000 of initial proceeds to be placed in a restricted cash account to service interest requirements to the noteholders on the prefunded debt outstanding during the prefunding period.  In addition, initial proceeds of $2,735,000 were deposited in the restricted cash collection account to service the interest requirements on the ER 2000-1 notes for the initial interest accrual period ending in January 2001. At the time of entering into the interest rate swap contracts, the Company deposited $1,000,000 into an interest bearing, cash escrow account as collateral on the swap contracts. The Company provided additional credit enhancement to the ER 2000-1 noteholders through the creation of both a cash reserve account and a residual payment account. Pursuant to the terms of the ER 2000-1 securitization agreements, certain excess cash flows generated by the portfolio are deposited to the cash reserve account or residual payment account, up to agreed-upon limits. These restricted cash accounts are available to fund monthly interest and principal payments on the ER 2000-1 notes in the event of deficiencies from the monthly collections.  At December 31, 2001 and 2000, the balance in these restricted cash reserve accounts was $11,624,000 and $5,085,000, respectively. The Company may also provide additional credit enhancement through the substitution of new leases and notes for leases and notes previously contributed to the securitization, up to certain defined limits.

ER 2000-1 entered into interest rate swap contracts as a hedge against interest rate risk related to its variable-rate obligations on the Class A and Class B-1 notes. The interest rate swap contracts have the effect of converting the Company’s interest payments from a variable-rate to a fixed-rate, thereby locking in spreads on the Company’s financing portfolio. At December 31, 2001, ER 2000-1 LLC I had a total of $212,602,000 outstanding related to sales of financing contracts and, in connection with the amounts financed through the issuance of Class A and Class B-1 variable-rate notes, had interest rate swap contracts assigned to third parties with a total notional value of $190,082,000. At December 31, 2001, ER 2000-1 LLC II had total debt outstanding, net of unamortized original issue discount, with a remaining principal balance of $146,779,000 and, in connection with the amounts financed through the issuance of Class A and Class B-1 variable-rate notes, had interest rate swap contracts outstanding with a total notional value of $132,091,000.

The Company is the servicer of the portfolio, subject to continuing to meet certain covenants.  Monthly payments of principal and interest on the ER 2000-1 notes are made from regularly scheduled collections generated from the lease and note portfolio.  Under certain circumstances, the Company may be obligated to advance its own funds for amounts due on the notes in the event an obligor fails to remit a payment when due. The Company is reimbursed for such advances from available funds upon the subsequent collection from the obligor. Credit enhancement is provided through the structuring of several classes of notes, which are ranked for purposes of determining priority of payment. Under the terms of the various debt agreements, an event of default for non-compliance by the Company with its covenants may result in an immediate acceleration of all principal amounts outstanding under all classes of notes. In the unlikely event of such an occurrence, the Company’s ability to continue to raise additional liquidity could be adversely affected, which would likely result in a substantial curtailment of the Company’s current growth and operations. In addition, the Company could be replaced as the servicer of the portfolio.

The Company may periodically continue to utilize term securitizations in the future to finance portions of its financing contracts. The timing and the ability of the Company to complete such financings will depend, to a large extent, on market conditions for such transactions, but there can be no assurance that the Company will be able to do so or that it will be able to do so in a timely fashion.

Various Banks_ The Company periodically enters into secured, fixed-rate, fixed-term loan agreements with various banks for purposes of financing its operations. The loans are generally subject to certain recourse and performance covenants. At December 31, 2001, the Company had outstanding borrowings under such loan agreements of approximately $11,559,000 with annual interest rates ranged from 6.5% to 8.0%. These loans are included on the Company’s consolidated balance sheet as senior notes. In 1995 and 1996, the Company had also sold certain financing contracts to various banks. These sales agreements are subject to covenants that, among other matters, may require the Company to repurchase the financing contracts sold and/or make payments when due. At December 31, 2001, the total outstanding balance of these sold off-balance sheet transactions was $579,000.

Senior Subordinated Notes_ In March 1997, the Company issued  $20,000,000 of unsecured senior subordinated notes due in 2007 (“Senior Subordinated Notes”) bearing interest at a fixed-rate of 11% (the “Note Offering”).  The Company received approximately $18,300,000 in net proceeds from the Note Offering and used such proceeds to repay amounts outstanding under the Revolver.  The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, other than through the operation of a sinking fund, after April 1, 2002 at established redemption prices plus accrued but unpaid interest to the date of repurchase.  Beginning July 1, 2002, the Company is required to redeem, through sinking-fund payments, on January 1, April 1, July 1, and October 1 of each year, a portion of the aggregate principal amount of the Senior Subordinated Notes at a redemption price of $1,000,000 plus accrued but unpaid interest to the redemption date.  The Company expects to be able to meet its payment obligations under its Senior Subordinated Notes, but there can be no assurance that it will be able to do so.

Summary of total contractual obligations

A summary of the Company’s total contractual payment obligations, which includes long-term debt provided through its warehouse and permanent portfolio financings, as well as future minimum lease payments under its non-cancelable operating leases for its office locations, is as follows at December 31, 2001:

	Long-Term Debt	Operating Leases	Total
	(in thousands)
2002	$133,581	$774	$134,355
2003	64,478	562	65,040
2004	57,370	264	57,634
2005	46,055	—	46,055
2006	34,104	—	34,104
2007 and thereafter	22,183	—	22,183
Total	$357,771	$1,600	$359,371

Stock Repurchase Program

In December 2000, the Board of Directors approved an increase to the stock repurchase program whereby the Company may repurchase up to an additional 250,000 shares of the Company’s common stock subject to maximum dollar limitations as set forth under the Company’s Revolving Loan Agreement and Senior Subordinated Note financings. Based on current market values at December 31, 2001 and the limitations as set forth in its debt agreements, the Company may repurchase up to an additional 166,000 shares of its common stock. No time limit has been established for the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans.  During 2001, the Company repurchased 69,288 shares of its common stock for approximately $495,000.

Management believes that the Company’s sources of liquidity, including availability of credit under the Revolver Agreement, the Bravo Facility, the ER 2000-1 securitization, the Senior Subordinated Notes, and loans from various savings banks, along with cash obtained from the sales of its financing contracts and from internally generated revenues, are adequate to meet current obligations and carry on current operations.  In order to finance its future operations, the Company may seek to raise additional equity and will seek to renew and/or obtain new liquidity facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of its business, the Company is subject to a variety of risks, including market risk associated with interest rate movements.  Interest rate exposures exist between the time a transaction with a customer is approved and when permanent, fixed-rate financing is secured. The Company does not hold or issue financial instruments for trading purposes.

The Company temporarily warehouses its new fixed-rate financing contracts through variable-rate revolving credit borrowings until permanent fixed-rate financing is obtained through its securitization facilities.  The Company is exposed to interest rate changes between the time a new financing contract is approved and the time the permanent, fixed-rate financing is completed, thereby locking in financing spreads.  To mitigate this exposure, the Company generally obtains such permanent financing within 60 days of the activation of a new financing contract.  The Company believes it will be able to continue to utilize this operating strategy. The Company further manages its exposure to interest rate risk by entering into interest rate swap contracts as a hedge against variable-rate interest incurred through its commercial paper securitization facility as well as its Class A and Class B-1 term securitization notes. These swap agreements have the effect of converting the Company’s debt from its securitizations from a variable-rate to a fixed-rate. At December 31, 2001, the net marked-to-market value of interest rate swap contracts hedging on-balance sheet debt obligations was a liability of $7,221,000. Assuming a hypothetical 10% reduction in interest rates from current weighted-average swap rates at December 31, 2001, the marked-to-market valuation of these swap agreements would have been approximately $11,628,000.

The Company’s portfolio of financing contracts originated in its licensed professional financing segment are fixed-rate, non-cancelable, full payout leases and notes. Changes in current market interest rates result in unrealized gains or losses in the fair value of the Company’s fixed-rate assets and fixed-rate debt. In a rising interest rate environment, fixed-rate assets lose market value whereas fixed-rate liabilities gain market value. The opposite can be said in a declining rate environment. The fair value of fixed-rate financial assets and liabilities can be determined by discounting associated cashflows at market rates currently available for instruments with similar risk characteristics and maturities. Sensitivity analysis can be applied to determine the positive or negative affect market risk exposures may have on the fair value of the Company’s financial assets and liabilities. The following table summarizes the carrying value and estimated fair value of the Company’s fixed-rate assets and liabilities at December 31, 2001. The table also demonstrates the degree of sensitivity to the fair value of the Company’s fixed-rate financial assets and liabilities assuming a hypothetical 10% adverse change from actual rates:

	Carrying Value	Fair Value	10% change
	(in thousands)
Fixed-rate leases and notes due in installments	$338,233	$339,464	$330,202
Fixed-rate debt	304,791	317,342	309,434

The Company’s variable-rate assets primarily consist of commercial and industrial asset-based revolving loans originated by ACFC. The carrying value of variable-rate assets and liabilities approximates current fair values. Sensitivity analysis can be used to determine the positive or negative affect on the Company’s interest income and expenses due to changes in market interest rates, as summarized as follows at December 31, 2001:

	Carrying Value	Fair Value	+/-Change to interest assuming +/-10% change from actual rates
	(in thousands)
Variable-rate notes receivable	$35,002	$35,002	$ +/-431
Variable-rate debt	52,000	52,000	+/-340

For additional information about the Company’s financial instruments, see Note L in the notes to consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act.  Discussions containing such forward-looking statements may be found in the material set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as within the Annual Report generally.  When used in this Annual Report, the words “believes,” “anticipates,” “expects,” “plans,” “intends,” “estimates,” “continue,” “may,” or “will” (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties including, but not limited to, the following:  the Company’s dependence on maintaining and increasing funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital costs of the Company’s competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value on financed equipment at the end of its lease term; interest rate hedge contract risks; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; and fluctuations in quarterly operating results. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 to be filed on or before March 31, 2002, contain additional information concerning such risk factors.  Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above, the risk factors described in the Annual Report on Form 10-K, and the matters set forth in this Annual Report generally.  HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OFFICERS	DIRECTORS	AUDITORS

John W. Everets	John W. Everets (3)	Deloitte & Touche LLP
Chairman	Chairman	200 Berkeley Street
Chief Executive Officer	Chief Executive Officer	Boston, Massachusetts 02116

	Raymond R. Doherty (3)	COUNSEL
Raymond R. Doherty	President
President	Chief Operating Officer	Hill & Barlow
Chief Operating Officer		One International Place
	J. Kermit Birchfield, Jr. (1)(2)(3)	Boston, Massachusetts 02110
Chairman
Rene Lefebvre	Displaytech, Inc.	TRANSFER AGENT
Senior Executive Vice President
Treasurer	Dollie Cole (1)(2)	Equiserve Trust Company
Chief Financial Officer	Chairperson	P.O. Box 43010
	Dollie Cole Corporation	Providence, RI. 02940-3068
Shareholder Inquiries:
	Samuel P. Cooley (1)(2)(3)	(781) 575-3400
	Retired	www.equiserve.com
Former Executive Vice President,
	Shawmut National Corp.	10-K

	Thomas M. McDougal, DDS (2)	HPSC’s Annual Report on Form
	Practicing Dentist	10-K is available to stockholders without charge by writing to:

Lowell P. Weicker, Jr. (1)(2)
	Former Governor and	Investor Relations Department
	and U.S. Senator from Connecticut	HPSC, Inc
60 State Street, Suite 3520
Boston, Massachusetts 02109

E-mail address:
hpsc@hpsc.com

Internet web site:
www.hpsc.com

HPSC’s Annual Report on Form 10-K is also available from the Securities and Exchange Commission (the “SEC”) via the Internet. The SEC maintains a web site containing reports, proxy and information statements, and other information regarding registrants who file with the SEC. The address of the SEC is:

www.sec.gov

(1)  Member, Compensation Committee

(2)  Member, Audit Committee

(3)  Member, Executive Committee