Form 10-K/A, Exhibit 13
period 2001-12-31
HPSC INC
filed 2002-08-14
CIK 718909

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

HPSC is a direct beneficiary of a major demographic change occurring in the United States today. The aging of the population and the movement of the 70 million-strong "baby boomer" cohort through middle age and into the ranks of "senior citizens" has led to two important developments in the healthcare industry. First, this population now NEEDS more healthcare services as its' members age. Second, members of this group are increasingly sophisticated consumers of healthcare services with a strong interest in receiving more services and having access to the best and most recent technology. These trends are leading our customers -- independent healthcare practitioners in a variety of specialties across the country -- to increase the acquisition of medical equipment for which we provide financing. HPSC has established relationships with more than 1,000 vendors of a wide variety of medical equipment, and our national sales network now operates in all 50 states, enabling us to serve effectively more healthcare practitioners.

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

Independent healthcare practitioners - dentists, primary care doctors, ophthalmologists, veterinarians, chiropractors or other specialists - are a large and important segment of the healthcare industry. During 2002, HPSC will continue to sharpen its focus on the independent healthcare practitioner financing market where we believe we have a strong competitive advantage. Our commitment to personal service and quick response to our customers' needs allows us to compete aggressively and successfully against much larger companies. We believe that over time this dedication will make us the premier financing company in the small-ticket medical equipment sector and provide increasing financial returns to our investors.

Joseph A. Biernat, who served as a Director of HPSC, Inc since December, 1993, retired at our Annual Meeting in 2001. Joe was an important contributor to our board, providing us with essential advice and insight at critical times in our company's development. All of our shareholders benefited from his wisdom, and I thank him on behalf of our entire company for his many years of significant service on our board.

In December, 2001, Gunnar Overstrom died. He was a Director of our board and former vice-chairman of Fleet Bank; and in addition to Gunnar's extraordinary business accomplishments and his concern for others around him, he brought to our board many years of experience and integrity. He will be missed by all of us.

As always, we are grateful for the continuing support of our loyal employees, business associates and shareholders.


SINCERELY,



JOHN W. EVERETS,
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
MARCH 2002

                           HPSC, INC. AND SUBSIDIARIES
              CONSOLIDATED BALANCE SHEETS (AS RESTATED, SEE NOTE P)

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                                       DECEMBER 31,
                                                                                                -------------------------
                                                                                                   2001           2000
                                                                                                -----------    ----------
                                ASSETS
Cash and cash equivalents...................................................................    $     1,211    $       --
Restricted cash-Servicing under securitization agreements...................................         28,786        19,867
Restricted cash-Prefunding..................................................................             --        95,218
Investment in leases and notes:
   Lease contracts and notes receivable due in installments.................................        428,463       404,366
   Notes receivable ........................................................................         34,133        37,083
   Retained interest in leases and notes sold ..............................................         25,780        13,690
   Estimated residual value of equipment at end of lease term...............................         24,113        22,121
   Deferred origination costs...............................................................          9,658         9,061
   Less: Unearned income....................................................................       (104,741)      (98,089)
         Security deposits..................................................................         (5,051)       (5,893)
         Allowance for losses...............................................................        (15,359)      (14,170)
                                                                                                -----------    ----------
Total net investment in leases and notes....................................................        396,996       368,169
                                                                                                -----------    ----------

Other assets................................................................................          9,893        10,376
                                                                                                -----------    ----------
Total Assets................................................................................    $   436,886    $  493,630
                                                                                                ===========    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit borrowings.................................................................    $    52,000    $   49,000
Senior notes, net of discount...............................................................        284,806       355,461
Subordinated debt...........................................................................         19,985        19,985
Accounts payable and accrued liabilities....................................................         27,107        19,556
Accrued interest............................................................................          1,659         2,210
Interest rate swap contracts................................................................          7,230            --
Deferred income taxes.......................................................................          7,318         8,666
                                                                                                -----------    ----------
Total Liabilities...........................................................................        400,105       454,878
                                                                                                -----------    ----------

Commitments and Contingencies  (Note F)

Stockholders'  Equity:
     Preferred stock, $1.00 par value; authorized, 5,000,000 shares; issued, none...........             --            --
     Common stock, $.01 par value; 15,000,000 shares authorized; issued, 4,779,530 shares in
      2001 and 4,713,030 shares in 2000.....................................................             48            47
     Additional paid-in capital.............................................................         14,867        14,364
     Retained earnings......................................................................         31,595        29,216
     Less: Treasury stock, at cost;  615,765 shares in 2001 and 546,477 shares in 2000......         (4,325)       (3,830)
         Accumulated other comprehensive loss, net of tax...................................         (4,348)           --
         Deferred compensation..............................................................           (305)         (635)
         Notes receivable from officers and employees                                                  (751)         (410)
                                                                                                -----------    ----------
Total Stockholders' Equity..................................................................         36,781        38,752
                                                                                                -----------    ----------
Total Liabilities and Stockholders' Equity..................................................    $   436,886    $  493,630
                                                                                                ===========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS (AS RESTATED, SEE NOTE P)

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------------------
                                                                                       2001         2000            1999
                                                                                   ----------    -----------    ------------
Revenues:
   Earned income on leases and notes............................................   $   47,970    $    49,462    $     40,551
   Gain on sales of leases and notes............................................       14,928         12,078           4,916
   Provision for losses.........................................................       (9,409)        (9,218)         (4,489)
                                                                                   ----------    -----------    ------------
        Net Revenues............................................................       53,489         52,322          40,978
                                                                                   ----------    -----------    ------------

Operating and Other (Income) Expenses:
   Selling, general and administrative..........................................       22,126         19,781          17,715
   Term securitization costs....................................................           --          7,106              --
   Loss from employee defalcation...............................................        1,379          1,361             734
   Interest expense.............................................................       27,872         26,222          18,903
   Interest income..............................................................       (1,879)        (1,018)           (266)
                                                                                   ----------    -----------    ------------

Income (Loss) before Income Taxes...............................................        3,991        (1,130)           3,892

Provision (benefit) for Income Taxes............................................        1,612          (391)           1,619
                                                                                   ----------    -----------    ------------

Net Income (Loss)...............................................................   $    2,379    $     (739)    $      2,273
                                                                                   ==========    ===========    ============

Basic Net Income (Loss) per Share...............................................   $     0.60    $    (0.19)    $       0.60
                                                                                   ----------    -----------    ------------

Shares Used to Compute Basic Net Income (Loss) per Share........................    3,965,378      3,879,496       3,766,684
                                                                                   ----------    -----------    ------------

Diluted Net Income (Loss) per Share.............................................   $     0.55    $     (0.19)   $       0.51
                                                                                   ----------    -----------    ------------

Shares Used to Compute Diluted Net Income (Loss) per Share......................    4,319,673      3,879,496       4,436,476
                                                                                   ----------    -----------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
                 COMPREHENSIVE INCOME (AS RESTATED, SEE NOTE P)

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              COMMON STOCK
                              ------------
                                                                                                               NOTES
                                                                                  ACCUMULATED                RECEIVABLE
                                                                                     OTHER                      FROM
                                                ADDITIONAL                       COMPREHENSIVE                OFFICERS     TOTAL
                                                 PAID-IN    RETAINED   TREASURY   LOSS, NET OF    DEFERRED       AND    STOCKHOLDERS
                              SHARES    AMOUNT   CAPITAL    EARNINGS    STOCK         TAX       COMPENSATION  EMPLOYEES    EQUITY
                              ------    ------ ----------   --------   -------   -------------  ------------  ---------  -----------
Balance at January 1, 1999,
as previously reported........4,618,530  $  46  $  12,941   $  28,448  $ (2,230) $          --     $  (1,141)   $  (489) $   37,575

Prior period adjustment
(see Note P)..................       --     --         --        (766)       --             --            --         --        (766)
                              -----------------------------------------------------------------------------------------------------
Balance at January 1, 1999
(as restated).................4,618,530  $  46  $  12,941   $  27,682  $ (2,230) $          --     $  (1,141)   $  (489) $   36,809
Net Income (as restated)......       --     --        ---       2,273        --             --            --         --       2,273
Restricted Stock Awards.......       --     --        637          --        --             --          (637)        --         ---
Restricted Stock Forfeitures..   (2,000)    --        (18)         --        --             --            18         --
Purchase of Treasury Stock....       --     --         --          --    (1,381)            --            --         --      (1,381)
Restricted Stock Compensation        --     --         --          --        --             --           647         --         647
ESOP Compensation.............       --     --         --          --        --             --           105         --         105
Notes Receivable from
 Officers and Employees.......       --     --         --          --        --             --            --         93          93
Stock Bonus Awards............    6,000     --         53          --        --             --            --         --          53
Exercise of Stock Options.....   77,000      1        299          --        --             --            --         --         300
Tax Benefit related to
 Exercise of Non-Qualified
  Stock Options...............       --     --        139          --        --             --            --         --         139
Extension of Stock Options
  Scheduled to Expire.........       --     --         68          --        --             --            --         --          68
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999
 (as restated)                4,699,530     47     14,119      29,955    (3,611)            --        (1,008)      (396)     39,106

Net Income (Loss)
(as restated).................       --     --         --        (739)       --             --            --         --        (739)
Purchase of Treasury Stock....       --     --         --          --      (219)            --            --         --        (219)
Restricted Stock Compensation.       --     --         --          --        --             --           268         --         268
ESOP Compensation.............       --     --        157          --        --             --           105         --         262
Notes Receivable from
  Officers and Employees......       --     --         --          --        --             --            --        (14)        (14)
Stock Bonus Awards............    7,000     --         52          --        --             --            --         --          52
Exercise of Stock Options.....    6,500     --         27          --        --             --            --         --          27
Tax Benefit related to
  Exercise of Non-Qualified
   Stock Options..............       --     --          9          --        --             --            --         --           9
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000
(as restated)                 4,713,030     47     14,364      29,216    (3,830)            --          (635)      (410)     38,752

Net Income (as restated)......       --     --         --       2,379        --             --            --         --       2,379
Net unrealized gain on
foreign currency translation
(net of deferred taxes of
$24)..........................       --     --         --          --        --             36            --         --          36
Net unrealized loss on
interest rate swap contracts
(net of deferred taxes of
$2,837).......................       --     --         --          --        --         (4,384)           --         --      (4,384)
   Total Comprehensive loss          --     --         --          --        --             --            --         --      (1,969)

Purchase of Treasury Stock....       --     --         --          --      (495)            --            --         --        (495)
Restricted Stock Compensation        --     --         --          --        --             --           225         --         225
ESOP Compensation.............       --     --        130          --        --             --           105         --         235
Notes Receivable from Officers
   and Employees..............       --     --         --          --        --             --            --       (341)       (341)
Stock Bonus Awards............    6,000     --         48          --        --             --            --         --          48
Exercise of Stock Options        60,500      1        234          --        --             --            --         --         235
Tax Benefit related to
  Exercise of Non-Qualified
   Stock Options                     --     --         91          --        --             --            --                     91
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001
(as restated)                 4,779,530  $  48  $  14,867   $  31,595  $ (4,325) $      (4,348)   $     (305)   $  (751) $   36,781
-----------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE P)

(IN THOUSANDS)

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------------
                                                                                                2001          2000          1999
                                                                                           -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)..................................................................     $   2,379    $     (739)  $     2,273
   Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation and amortization...................................................         7,210         6,033         5,204
      Increase (decrease) in deferred income taxes....................................         1,525          (742)          808
      Restricted stock, stock option, and stock bonus award compensation..............           615           604           768
      Gain on sale of lease contracts and notes receivable............................       (14,928)      (12,078)       (4,916)
      Interest rate swap breakage cost................................................           636         3,988            --
      Structural costs and retained interest impairment upon transfer of assets from
        CP conduits to term securitization............................................            --         3,118            --
      Provision for losses on lease contracts and notes receivable....................         9,409         9,218         4,489
      Increase (decrease) in accrued interest.........................................         (551)           270           655
      Increase (decrease) in accounts payable and accrued liabilities.................         1,273           322         2,234
      Increase (decrease) in accrued income taxes.....................................            13          (120)          314
      Decrease in refundable income taxes.............................................            --           260           514
      (Increase) decrease in other assets.............................................        (1,103)       (2,038)       (2,158)
                                                                                           -------------------------------------
Cash provided by operating activities.................................................         6,478         8,096        10,185
                                                                                           -------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Origination of lease contracts and notes receivable due in installments............      (258,782)     (251,206)     (209,653)
   Portfolio receipts, net of amounts included in income..............................        79,115        89,402        77,309
   Proceeds from sales of lease contracts and notes receivable due in installments....        26,145        50,818        54,390
   Net proceeds received from term securitization from reacquisition and resale of
      lease contracts and notes receivable due in installments........................            --         9,804            --
   Net (increase) decrease in notes receivable........................................         2,950         1,077        (2,774)
   Net decrease in security deposits..................................................          (842)         (828)          (35)
   Net increase (decrease) in other assets............................................           266           346          (819)
   Net (increase) decrease in loans to employees......................................          (339)          (14)           93
                                                                                           -------------------------------------
Cash used in investing activities.....................................................      (151,487)     (100,601)      (81,489)
                                                                                           -------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of term securitization notes, net of debt issue costs.......         4,592       352,645            --
   Repayments of term securitization notes............................................       (49,279)           --            --
   Proceeds from issuance of other senior notes.......................................       153,608       173,519       128,051
   Repayments of other senior notes...................................................       (51,209)     (307,589)      (75,147)
   Net proceeds (repayments) from revolving notes payable to banks....................         3,000       (21,000)       21,000
   Interest rate swap breakage costs..................................................          (636)       (3,988)           --
   Purchase of treasury stock.........................................................          (495)         (219)       (1,381)
   (Increase) decrease in restricted cash.............................................        86,299      (100,995)       (5,336)
   Exercise of employee stock options.................................................           235            27           300
   Repayment of employee stock ownership plan promissory note.........................           105           105           105
                                                                                           -------------------------------------
Cash provided by financing activities.................................................       146,220        92,505        67,592
                                                                                           -------------------------------------
Net increase (decrease) in cash and cash equivalents..................................         1,211            --        (3,712)
Cash and cash equivalents at beginning of year........................................            --            --         3,712
                                                                                           -------------------------------------
Cash and cash equivalents at end of year..............................................     $   1,211    $       --   $        --
                                                                                           -------------------------------------

Supplemental disclosures of cash flow information:
   Interest paid......................................................................     $  25,268    $   25,371   $    17,666
   Income taxes paid..................................................................           140           228           150
Non-cash transaction:
   Asset sale transfers in satisfaction of senior notes...............................     $ 129,491    $   93,297   $        --

    The accompanying notes are an integral part of the consolidated financial statements.

                           HPSC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS_ HPSC, Inc. ("HPSC") and its consolidated subsidiaries (the "Company") provide financing, in the form of leases and notes, for equipment and other practice related expenses to the medical and healthcare professions. The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling price to other customers. All leases are classified as direct financing leases. The Company also finances the acquisition of healthcare practices by healthcare professionals and provides financing for leasehold improvements, office furniture and equipment, and certain other costs involved in opening or maintaining a healthcare provider's office. The Company periodically sells leases and notes receivable in its securitization facilities and to various banks.

         Through its wholly-owned subsidiary, American Commercial Finance Corporation ("ACFC"), the Company also provides asset-based financing to manufacturing and distribution companies with borrowing requirements of generally less than $5,000,000.

         BASIS OF CONSOLIDATION_ The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: ACFC, an asset-based lender engaged primarily in providing accounts receivable and inventory financing at variable rates, HPSC Bravo Funding LLC ("Bravo"), HPSC Capital Funding Inc. ("Capital") (terminated in June 2001), and HPSC Equipment Receivables 2000-1 LLC II, all special-purpose corporations formed in connection with securitization facilities. HPSC Equipment Receivables 2000-1 LLC I is a qualified non-consolidated special-purpose entity within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125". All inter-company transactions have been eliminated in consolidation.

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

         SALES OF LEASES AND NOTES RECEIVABLE_ The Company periodically sells leases and notes receivable in its securitization facilities and to various banks. Gains on sales of leases and notes are recognized at the time of the sale. The gain is computed as the excess of the present value of the anticipated future cash flows plus the fair value of its retained subordinated interest, less initial direct costs and expenses, and the Company's current carrying value of the assets sold. The Company retains servicing responsibility for financing contracts sold. Servicing fees on sold assets, which the Company believes to approximate its servicing costs, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs.

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

         INCOME TAXES_ The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred taxes are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is likely that all or a portion of the Company's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.

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

         INTEREST RATE SWAP CONTRACTS_ Under the terms of its securitization agreements (Note C), the Company is required to enter into interest rate swap contracts to manage its exposure to fluctuations in interest rates. Interest rate swap contracts are used to convert substantial portions of the Company's debt from a variable-rate to a fixed-rate of interest. The periodic net interest payments from the swap contracts are recognized in the Company's consolidated statements of operations as a component of interest expense. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged instruments. The Company has established a control environment that includes procedures for risk assessment and approval, reporting and monitoring of derivative financial instruments.

         On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138. SFAS No. 133, as amended, requires all derivative instruments to be recorded on the Consolidated Balance Sheet as either assets or liabilities and measured at fair value. Prior to January 1, 2001, the Company accounted for interest rate swap contracts using settlement accounting.

         The Company has designated its interest rate swap agreements as hedging its exposure to the variability in expected future cash flows attributable to its variable rate debt. Accordingly, the Company assesses the effectiveness of the hedge for each reporting period. The fair value of each interest rate swap agreement is recorded at fair value on the Consolidated Balance Sheet. Unrealized gains or losses, representing the effective portion of the hedge, are excluded from earnings and reflected in stockholders' equity as a separate component of accumulated other comprehensive income (loss), net of taxes. The ineffective portion of the hedge is determined by comparing the changes in the fair value of the swap contract to changes in the fair value of a hypothetical swap which has terms equal to the hedged debt. Any ineffective portion of the hedge is recognized in earnings. During the year ended December 31, 2001, the amount recognized by the Company in earnings representing hedge ineffectiveness was not material to the results of operations. Amounts will be reclassed out of accumulated other comprehensive income (loss) either as the hedged debt amortizes or as interest rates fluctuate.

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

         DEFERRED COMPENSATION_ Deferred compensation, which includes notes receivable from the Company's Employee Stock Ownership Plan ("ESOP") and deferred compensation related to restricted stock awards, was as follows at December 31:

        (IN THOUSANDS)                              2001       2000         1999
                                                    -----      -----      -------
        ESOP......................................  $ 211      $ 316      $   421
        Restricted stock..........................     94        319          587
                                                    -----      -----      -------
           Total..................................  $ 305      $ 635      $ 1,008
                                                    =====      =====      =======

         DEBT ISSUE COSTS_ Debt issue costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS_ In June 2001, the FASB issued SFAS No. 141, "Business Combinations", SFAS No. 142, "Goodwill and Other Intangible Assets", and SFAS No. 143, "Accounting for Asset Retirement Obligations". In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 144, which supersedes and amends several earlier interpretations, addresses financial accounting and reporting for the impairment or disposal of a long-lived asset or group of assets. This pronouncement provides impairment accounting guidance for tangible long-lived assets which are either held and used by the entity or disposed of by sale or by other means. The accounting standards may also apply to the Company's residual interest in its leased assets. This Statement will be effective January 1, 2002. The Company does not believe the adoption of these four standards will have a material effect on its consolidated financial statements.

         RECLASSIFICATIONS_ Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the current year presentation.

NOTE B. LEASES AND NOTES RECEIVABLE

         The Company's financing contract portfolio consists of two general categories of assets.

         The first category of assets consists of leases and notes receivable due in installments to HPSC, which comprise approximately 91% of the Company's consolidated net investment in leases and notes at December 31, 2001 (90% at December 31, 2000). The majority of these leases and notes are from licensed medical professionals, principally dentists, who practice in individual or small group practices. Approximately 70% of these leases and notes pertain to equipment financing while approximately 30% relate to practice financing, leasehold improvements, office furniture, working capital and supplies. The Company operates principally in the healthcare finance market where the size of the transaction is $250,000 or less, generally referred to as the "small-ticket" market. The average size of an obligor's original obligation under a financing contract originated by the Company was approximately $38,000 as of December 31, 2001. The leases and notes due in installments are non-cancelable contracts providing for a full payout at a fixed rate, with terms ranging from 12 to 84 months. The Company's leases provide for a purchase option at maturity at the fair value of the equipment, generally equal to 10% of the original equipment cost.

         The second category of assets consists of notes receivable due to ACFC, which comprise approximately 9% of the Company's net investment in leases and notes at December 31, 2001 (10% at December 31, 2000). These notes primarily relate to commercial, asset-based, revolving lines of credit of $5 million or less to small and medium-sized manufacturers and distributors, at variable interest rates. ACFC typically makes accounts receivable loans to borrowers, which are secured by a security interest in all of the borrowers' assets. Advances on a revolving loan generally do not exceed 80% of a borrower's eligible accounts receivable. ACFC also makes inventory loans not exceeding 50% of the value of an obligor's active inventory. Additionally, ACFC occasionally provides term financing for equipment, which is secured by the machinery and equipment of the obligor. ACFC loans, which typically have terms of two to three years, are "fully followed", which means ACFC receives daily settlement statements of its borrower's accounts receivable and receives daily collections into ACFC controlled collection accounts.

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

         A summary of activity in the Company's consolidated allowance for losses for each of the years in the three-year period ended December 31, 2001 is as follows:

        (IN THOUSANDS)                                                2001         2000          1999
                                                                  --------     --------       -------
        Balance, beginning of year.............................   $(14,170)    $ (9,150)      $(7,350)
        Provision for losses...................................     (9,409)      (9,218)       (4,489)
        Charge-offs............................................      8,253        4,287         2,853
        Recoveries.............................................        (33)         (89)         (164)
                                                                  --------     --------       -------
        Balance, end of year...................................   $(15,359)    $(14,170)      $(9,150)
                                                                  ========     ========       =======

         The total gross contractual balances of delinquent leases and notes due in installments, both owned and managed by the Company, which were over 90 days past due, amounted to $24,945,000 at December 31, 2001 compared to $23,759,000 at December 31, 2000. An account is considered delinquent when not paid within 30 days of the billing due date.

         The Company's agreements with its customers, except for its notes receivable, are non-cancelable and provide for a full payout at a fixed financing rate over terms of one to seven years. Scheduled future receipts on leases and notes due in installments, plus anticipated cash flows on the retained interest in leases and notes sold, were as follows at December 31, 2001:

        (IN THOUSANDS)
                                                                                              RETAINED
                                                                             LEASES AND    INTEREST IN
                                                                           NOTES DUE IN     LEASES AND
                                                                           INSTALLMENTS     NOTES SOLD
                                                                           ------------    -----------
              2002......................................................   $    114,825    $     7,442
              2003......................................................         95,164          6,344
              2004......................................................         80,694          4,875
              2005......................................................         62,571          3,489
              2006......................................................         43,894          2,114
              2007 and thereafter.......................................         31,315          1,516
                                                                           ------------    -----------
                Total...................................................   $    428,463    $    25,780
                                                                           ============    ===========

NOTE C. DEBT AND SECURITIZATION FACILITIES

         REVOLVING CREDIT BORROWINGS- In May 2001 the Company renewed and amended its revolving credit facility (the "Revolver"). The Revolver provides the Company with available borrowings of $83,500,000 through May 2002. Under the Revolver, the Company may borrow at variable interest rates of prime plus .75% to 1.25% and at LIBOR plus 2.25% to 2.75%, depending upon its compliance with certain performance covenants. The weighted-average interest rate on outstanding borrowings was 4.6% and 8.6% at December 31, 2001 and 2000, respectively. All HPSC and ACFC assets, including ACFC stock, but excluding assets collateralizing the senior notes, have been pledged as collateral under the Revolver. An officer of the Company is a member of an advisory committee of an affiliate of a bank providing liquidity in the Revolver. At December 31, 2001, the Company had $52,000,000 outstanding under the Revolver. Refer to Note O regarding subsequent events.

         SENIOR SUBORDINATED NOTES- In March 1997 the Company issued $20,000,000 of unsecured senior subordinated notes (the "Notes") due in 2007. The Notes bear interest at a fixed rate of 11%, payable semi-annually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company through the operation of a sinking fund at established redemption prices, plus accrued interest to the date of redemption. Beginning July 1, 2002, the Company is required to redeem through quarterly sinking fund payments $1,000,000 principal plus accrued interest to the redemption date. At December 31, 2001 the Company had outstanding senior subordinated notes of $19,985,000.

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

         SECURITIZATION FACILITIES-GENERAL- The Company utilizes two primary securitization facilities to provide a substantial portion of its financing requirements: the Bravo facility (the "Bravo Facility") and the Equipment Receivables 2000-1 ("ER 2000-1"). In connection with its securitization financing activities, the Company has formed the following bankruptcy-remote, special-purpose entities: HPSC Bravo Funding LLC ("Bravo"), HPSC Equipment Receivables 2000-1 LLC I ("ER 2000-1 LLC I"), and HPSC Equipment Receivables 2000-1 LLC II ("ER 2000-1 LLC II"). Securitization is a process in which pools of financing contracts are transferred to a special-purpose entity which, in turn, issues notes to investors. The notes are secured by a pledge of the assets in the financing contract pools. Principal and interest on the notes are paid from the cash flows generated from the financing contracts. In both securitizations, the Company has retained the responsibility for servicing the financing contract portfolio. Under certain circumstances, the Company, as the servicer, may also be obligated to advance amounts due on a financing contract if an obligor fails to remit a payment when due. The Company is reimbursed for such advances from available funds upon subsequent collection from the obligor.

         For accounting purposes, the Company treats these securitizations as either financings (on-balance sheet transactions) or sales (off-balance sheet transactions) pursuant to the accounting provisions of SFAS No. 140. In an on-balance sheet securitization, the securitized financing contracts are recorded as assets with the proceeds recorded as senior notes on the Company's consolidated balance sheet. In the case of a transfer which qualifies as a sale, the financing contracts are removed from the consolidated balance sheet and a gain or loss is recognized at the time of the sale. For these off-balance sheet transactions, the previous carrying amount of the transferred assets is allocated between the assets sold and a retained interest based on the relative fair values of the assets on the date of transfer. The Company estimates fair value based on the present value of expected future cash flows using management's best estimates of anticipated credit losses and discount rates. Management believes that such key estimates are consistent with those that would be used by other market participants in determining fair value. In both on-and-off-balance sheet securitizations, the Company retains the right to continue to service the portfolio and receives a servicing fee for doing so. The Company believes that its servicing fee approximates its estimated servicing costs but has limited market basis to assess the fair value of its servicing asset. Accordingly, the Company has valued its servicing asset and deferred liability at zero. The securitization disclosures required by SFAS No. 140 are included in Note D.

         SECURITIZATIONS-BRAVO FACILITY- The Bravo Facility, as amended, provides the Company with available borrowings of up to $385,000,000. Under the terms of the Bravo Facility, the Company contributes certain financing contracts to Bravo which, in turn, either pledges or sells its interests in these contracts to a commercial paper conduit entity. Credit enhancement is provided to the note holders through guarantees provided by MBIA, Inc. as to the payment of principal and interest on the notes. In the case of financing contracts pledged by Bravo, the financing contracts along with the associated debt of Bravo to the conduit entity are included on the Company's consolidated balance sheet. At December 31, 2001 these outstanding borrowings totaled $126,468,000 with a weighted-average interest rate of 5.45%. In the case of financing contracts sold by Bravo, the financing contracts and associated debt are removed from the Company's consolidated balance sheet. Risk of loss to the Company is limited to the extent of the Company's retained interest and residual values in the financing contracts sold. At December 31, 2001, the total outstanding balance of these sold, off-balance sheet financing contracts was $74,388,000.

         The Company obtained a waiver for non-compliance with its tangible net worth, interest coverage, and leverage covenants in the Bravo Facility for each quarter of its fiscal year 2001. This non-compliance resulted primarily from costs incurred in connection with completing the ER 2000-1 asset securitization transaction in December 2000 and the impact of adoption of SFAS No. 133. Refer to Note O regarding subsequent events.

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

         In the case of financing contracts sold to ER 2000-1 LLC I, the financing contracts and associated debt are removed from the Company's Consolidated Balance Sheet. Risk of loss to the Company is limited to the extent of the Company's retained interest and residual values in the financing contracts sold. At December 31, 2001, the total outstanding balance of these sold, off-balance sheet financing contracts was $212,602,000. Financing contracts transferred to ER 2000-1 LLC II were pledged as collateral for the notes, with the financing contracts and associated indebtedness included in the Company's Consolidated Balance Sheet. At December 31, 2001 this outstanding indebtedness totaled $146,779,000 with a weighted-average interest rate of 6.67%.

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

         ER 2000-1 LLC I and ER 2000-1 LLC II originally issued seven classes of equipment contract backed notes and one class of equipment contract backed variable funding notes ("VFN"). To provide credit enhancement, the classes of notes are structured by means of payment seniority/subordination. Recourse to HPSC and ACFC is limited to the extent of the financing contracts contributed to the financing. Details of the notes, ranked in senior/subordinated priority, are as follows at December 31, 2001:

      ($ IN THOUSANDS)
                             ORIGINAL PRINCIPAL  REMAINING PRINCIPAL      COUPON RATE,  INTEREST ACCRUAL         RATING
  CLASS                        BALANCE (NOTE 1)     BALANCE (NOTE 1)        PER ANNUM             METHOD     (UNAUDITED)
  ----------------------       ----------------  -------------------        ---------             ------     -----------
                                                                         1 Month USD
  Class A...............          $    414,466   $           300,455    LIBOR + 0.30%         Actual/360         Aaa/AAA
                                                                         1 Month USD
  Class B-1.............                29,959                21,718    LIBOR + 0.50%         Actual/360          Aa3/AA
  Class B-2.............                13,267                 9,618            7.23%             30/360          Aa3/AA
  Class C...............                19,070                13,825            7.70%             30/360            A3/A
  Class D...............                 5,085                 3,686            8.11%             30/360        Baa3/BBB
  Class E...............                 8,899                 6,451           10.00%             30/360          Ba2/BB
  Class F...............                 6,360                 4,608           12.91%             30/360              B1
                                                                         1 Month USD
  Class VFN (Note 2)                    30,000                    --    LIBOR + 1.00%         Actual/360              --
                                  ------------   -------------------
          Total.........          $    527,106   $           360,361
                                  ============   ===================

  Note 1: Principal balances include outstanding obligations which reflect both off-balance sheet sales of financing contracts (ER 2000-1 LLC I) as well as on-balance sheet debt obligations (ER 2000-1 LLC II).
  Note 2: The Class VFN notes were never issued, however, remain available to the Company.

         A summary of the Company's total debt obligations and the total on-and-off-balance sheet financing contracts outstanding through the Company's various securitization facilities at December 31, 2001, is as follows:

  (IN THOUSANDS)                                                             ON-BALANCE  OFF-BALANCE SHEET
                                                                             DEBT SHEET     SOLD FINANCING
                                                                            OBLIGATIONS          CONTRACTS         TOTAL
                                                                            -----------  ------------------    ---------
  Revolving credit arrangement, due May 2002.......................         $    52,000   $              --    $  52,000
  Unsecured Senior Subordinated Notes, due March 2007..............              19,985                  --       19,985
  Various banks, due June 2004 through January 2007................              11,559                 579       12,138
  Bravo, due June 2003.............................................             126,468              74,388      200,856
  ER 2000-1 LLC I and LLC II, due December 2008....................             147,759             212,602      360,361
                                                                            -----------   -----------------    ---------
           Subtotal................................................             357,771             287,569      645,340
  Less: Original issue discount on ER 2000-1 notes.................                (980)                 --         (980)
                                                                            -----------   -----------------    ---------
           Total...................................................         $   356,791   $         287,569    $ 644,360
                                                                            ===========   =================    =========

          Scheduled future annual maturities of the Company's on-balance sheet debt obligations, as detailed above, is as follows at December 31, 2001:

  (IN THOUSANDS)                                                   ER 2000-1      VARIOUS           SENIOR
                                   REVOLVER         BRAVO    (AT FACE VALUE)        BANKS     SUBORDINATED          TOTAL
                                   --------      ---------   ---------------     --------     ------------      ---------
  2002......................       $ 52,000      $  27,678   $        49,248     $  2,657     $      1,998      $ 133,581
  2003......................            ---         25,116            32,347        3,018            3,997         64,478
  2004......................            ---         23,028            27,656        2,689            3,997         57,370
  2005......................            ---         20,457            19,447        2,154            3,997         46,055
  2006......................            ---         15,859            13,207        1,041            3,997         34,104
  2007 and thereafter.......            ---         14,330             5,854          ---            1,999         22,183
                                   --------      ---------   ---------------     --------     ------------      ---------
      Total.................       $ 52,000      $ 126,468   $       147,759     $ 11,559     $     19,985      $ 357,771
                                   ========      =========   ===============     ========     ============      =========

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

         The following is a summary of certain cash flow activity received from and (paid to) securitization facilities for each of the years for the two-year period ended December 31, 2001:

            (IN THOUSANDS)                                                        2001         2000
                                                                                  ---------    ---------
            Asset sale tra`sfers in satisfaction of senior notes ..............   $ 129,491    $  93,297
            Cash proceeds from new securitizations ............................      26,145       50,818
            Cash proceeds from term securitization for negotiated reacquisition
               of contracts outstanding under Bravo and Capital Facilities ....          --      134,741
            Payment to Bravo and Capital for negotiated reacquisition of
               contracts previously sold ......................................          --     (124,937)
            Cash collections from obligors, remitted to transferees ...........     (91,004)     (49,820)
            Servicing fees received ...........................................       1,460          913
            Other cash flows retained by servicer .............................       7,075        3,542
            Net servicing (advances) repayments ...............................      (1,863)          --

         A portion of the proceeds received from the ER 2000-1 term securitization was used by ER 2000-1 LLC I and ER 2000-1 LLC II to purchase financing contracts from the Bravo and Capital Facilities. These negotiated transactions were completed in December 2000.

         The following is a summary of the performance of the Company's total owned and managed financing contracts:

   (IN THOUSANDS)                                                     NET INVESTMENT OVER
                                         TOTAL NET INVESTMENT          90 DAYS PAST DUE                NET CREDIT LOSSES
                                         --------------------         -------------------       -----------------------------
                                                          AT DECEMBER 31,                         FOR YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------  ---------------------------------
                                          2001          2000          2001          2000              2001            2000
                                      ------------  -------------  ------------  -------------  ---------------  ----------------
   Licensed professional financing .. $    620,795  $     526,589     $  20,055  $      18,979  $         7,655  $          3,798
   Commercial and industrial
      financing......................       27,611         30,306            --             --              565               400
                                      ------------  -------------  ------------  -------------  ---------------  ----------------
        Total owned and managed......      648,406        556,895  $     20,055  $      18,979  $         8,220  $          4,198
        Less:
   Securitized licensed professional
      financing assets...............      251,410        188,726
                                      ------------  -------------
      Total owned                     $    396,996  $     368,169
                                      ============  =============

         The Company's primary exposure in determining the fair value of its retained interest in securitized financing contracts is credit risk associated with the underlying obligors on these contracts. The Company's retained interest in its financing contracts is subordinate to the interests of its credit providers. In recording the net gain upon the sale of financing contracts and the fair value of its retained interest, the Company assumes a loss rate of approximately 0.50% per annum on a static pool basis, and discounts its retained interest at implicit rates ranging from 12% to 14.5%. Prepayment risk on securitized financing contracts is limited due to the Company's prepayment policies with its obligors. To eliminate interest rate risk, the Company enters into interest rate swap contracts as a hedge against its variable rate obligations. The fair value of the retained interest in the financing contracts sold is reviewed for impairment on a quarterly basis. Risk of loss to the Company under its Bravo and ER 2000-1 sales agreements is limited to the extent of any retained interest and residual values of the financing contracts sold to those facilities.

         The following is a summary at December 31, 2001 of key assumptions and the sensitivity of the fair value of retained interest cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions:

  ($ IN THOUSANDS)                                                                 CURRENT            10%               20%
                                                                                  --------          -------           -------
  Retained interest.....................................................          $ 25,780
  Expected credit losses (annual rate)..................................                .5%         $   (48)          $   (97)
  Residual cash flows discount rate (annual)............................              12.6%         $  (333)          $  (654)

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

NOTE E. DERIVATIVE INSTUMENTS

         At December 31, 2001, the Company had nine interest rate swap contracts outstanding hedging variable-rate exposures to on-balance sheet debt obligations and seven interest rate swap contracts assigned to non-consolidated entities for the purpose of hedging variable-rate exposures for sold financing contracts. The net fair value of the swap contracts hedging on-balance sheet debt obligations, which is recorded on the Company's balance sheet at December 31, 2001, was $7,221,000 ($7,230,000 in the Interest Rate Swap Contract liability account and $9,000 in Other Assets). The fair value of the swap contracts hedging off-balance sheet amounts, which is not recorded on the Company's balance sheet, was a net liability of $8,865,000 at December 31, 2001.

         An officer of the Company is a member of an advisory committee of an affiliate of a counterparty to certain interest rate swap contracts.

         The Company's activity in accumulated other comprehensive loss related to derivatives classified as cash flow hedges for the year ended December 31, 2001 is as follows:

                                                                                            2001
                 (IN THOUSANDS, NET OF DEFERRED TAXES)                                 ---------
                 Beginning balance, January 1...............................           $      --
                 Cumulative  effect adjustment upon the adoption of SFAS No.
                       133..................................................              (1,062)
                 Change in fair value of derivatives during the period......              (5,650)
                 Interest rate swap contracts  assigned to qualified special
                       entities upon securitization, net of taxes...........               1,942
                 Realized swap breakage  costs  included in net income,  net
                       of taxes.............................................                 386
                                                                                       ---------
                 Accumulated  derivative loss included in accumulated  other
                       comprehensive loss, at December 31...................           $  (4,384)
                                                                                       =========

         During the twelve months ended December 31, 2001, the Company's interest rate swaps effectively offset changes in the hedged portion of the cash flows of the Company's variable-rate debt obligations. The swap breakage costs included in net income in the above table relate to the after-tax effect of swap breakage costs realized during the current period. The total pretax cost to terminate the swap contracts was $636,000 and is reflected as a component of selling, general and administrative expenses for the year ended December 31, 2001.

NOTE F. COMMITMENTS AND CONTINGENCIES

         The Company leases various office locations under non-cancelable lease arrangements that have initial terms of three to six years and may provide renewal options from one to five years. Rent expense under all operating leases was $875,000, $828,000, and $746,000 for 2001, 2000, and 1999, respectively.

         Future minimum lease payments under non-cancelable operating leases as of December 31, 2001 are as follows:

            (IN THOUSANDS)
            2002...............................................   $   774
            2003...............................................       562
            2004...............................................       264
            2005 and thereafter................................        --
                                                                  -------
            Total..............................................   $ 1,600
                                                                  =======

         Although the Company is from time to time subject to actions or claims for damages in the ordinary course of its business and engages in collection proceedings with respect to delinquent accounts, the Company is aware of no such actions, claims, or proceedings currently pending or threatened that are expected to have a material adverse effect on the Company's business, operating results or financial condition.

NOTE G. INCOME TAXES

         Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Income tax expense (benefit) consist of the following:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------
            (IN THOUSANDS)                                                                2001       2000     1999
                                                                                        -------    -------   -------
            Federal:
               Current..............................................................    $    73    $     7   $   111
               Deferred.............................................................      1,237       (318)    1,178
            State:
               Current..............................................................         74        826       701
               Deferred.............................................................        228       (906)     (371)
                                                                                        -------    -------   -------

            Provision (benefit) for income taxes....................................    $ 1,612    $  (391)  $ 1,619
                                                                                        =======    =======   =======

         A reconciliation of the U.S. federal statutory income tax rate and the effective tax rate as a percentage of pre-tax income for each year is as follows:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------
            (IN THOUSANDS)                                                                 2001       2000      1999
                                                                                        -------    -------   -------
            Statutory rate.........................................................        34.0%      34.0%     34.0%
            State taxes net of U.S. federal income tax benefit.....................         5.0        4.6       5.6
            Non-deductible expenses................................................         1.4       (4.1)      2.0
                                                                                        -------    -------   -------
                                                                                           40.4%      34.5%     41.6%
                                                                                        =======    =======   =======

         The items comprising a significant portion of net deferred tax (assets) liabilities are as follows at December 31:

   (IN THOUSANDS)                                                                               2001         2000
                                                                                              ---------    ---------
            Net operating loss carryforwards and tax credit carryforwards..........           $ (14,349)   $ (11,993)
            Accrued expenses and other.............................................              (2,258)      (1,556)
            Miscellaneous..........................................................                (194)        (152)
            Tax effect of accumulated comprehensive loss (Note 1)..................              (2,813)          --
            Accounting for lease contracts and notes (Note 2)......................              26,932       22,367
                                                                                              ---------    ---------

                                     Page 15

            Net deferred income tax liability......................................           $   7,318    $   8,666
                                                                                              =========    =========

            Note 1: The tax effect of accumulated comprehensive loss arises primarily from the recording of the Company's interest rate swap contracts on the balance sheet at fair value (net of tax), pursuant to SFAS No. 133, which became effective for the Company on January 1, 2001.
            Note 2: The deferred tax liability from the accounting for leases and notes relates to temporary differences between book and tax treatment of sold securitized direct financing lease contracts and notes receivable.

         At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $31,800,000 and $49,100,000, respectively. The federal net operating loss carryforwards expire in the years 2018 through 2021, while the state net operating loss carryforwards expire in the years 2002 through 2021.

NOTE H. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

         COMMON STOCK - The Company has 15,000,000 shares authorized and 4,779,530 shares outstanding at December 31, 2001. Of the outstanding shares, 300,000 shares have been issued to the Company's ESOP (Note J), 124,000 shares have been issued to certain employees under the 1995 Stock Incentive Plan (Note
I), and 615,765 shares are held in treasury.

         PREFERRED STOCK - The Company has 5,000,000 shares of $1.00 par value preferred stock authorized with no shares outstanding at December 31, 2001. (Note K, Preferred Stock Purchase Rights Plan.)

         TREASURY STOCK - In December 2000, the Board of Directors approved an increase to the stock repurchase program whereby the Company may repurchase up to an additional 250,000 shares of the Company's common stock subject to maximum dollar limitations as set forth under the Company's Revolving Loan Agreement and Senior Subordinated Note financings. Based on current market values at December 31, 2001 and the limitations as set forth in its debt agreements, the Company may repurchase up to an additional 166,000 shares of its common stock. No time limit has been established for the repurchase program. The Company expects to use the repurchased stock to meet current and future requirements of its employee stock plans. During 2001, the Company repurchased 69,288 shares of its common stock for approximately $495,000.

         EARNINGS PER SHARE - The Company's basic net income per share calculation is based on the weighted-average number of common shares outstanding, which does not include unallocated shares under the Company's ESOP (Note J), restricted shares issued under the Stock Plans (Note I), treasury stock, or any shares issuable upon the exercise of outstanding stock options. Diluted net income per share includes the weighted-average number of common shares subject to stock options and contingently issuable restricted stock, as calculated under the treasury stock method, but not treasury stock or unallocated shares under the Company's ESOP. The stock options and contingently issuable restricted shares were excluded from the computation of diluted earnings per share ("EPS") for 2000 because their inclusion would have had an antidilutive effect on EPS.

         The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share:

          (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)               YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                      2001         2000          1999
                                                                  -----------   -----------   -----------
Basic net income (loss) per share:
          Net income (loss).................................      $     2,379   $      (739)  $     2,273

          Weighted-average common shares outstanding........        3,965,378     3,879,496     3,766,684
                                                                  -----------   -----------   -----------

          Basic net income (loss) per share.................      $      0.60   $     (0.19)  $      0.60
                                                                  ===========   ===========   ===========

Diluted net income (loss) per share:
          Net income (loss).................................      $     2,379   $      (739)  $     2,273

          Weighted-average common shares outstanding........        3,965,378     3,879,496     3,766,684
          Stock options and restricted shares...............          354,295            --       669,792
                                                                  -----------   -----------   -----------
          Total diluted shares..............................        4,319,673     3,879,496     4,436,476
                                                                  -----------   -----------   -----------

          Diluted net income (loss) per share...............      $      0.55   $     (0.19)  $      0.51
                                                                  ===========   ===========   ===========

NOTE I. STOCK OPTION AND STOCK INCENTIVE PLANS

         STOCK OPTION PLANS_ The following is a historical summary of the Company's various stock option plans for which stock options remain outstanding at December 31, 2001:

                                                           PLAN INCEPTION
                    STOCK OPTION PLAN NAME                 DATE                  PLAN TERMINATION DATE  (IF APPLICABLE)
                    ----------------------                 --------------        -------------------------------------
         Employee Stock Option Plan (the "1983 Pan")       March 1983            May 1995 (upon approval of the 1995 Plan)
         Stock Option Plan (the "1986 Plan")               March 1986            May 1995 (upon approval of the 1995 Plan)
         1994 Stock Plan (the "1994 Plan")                 March 1994            May 1995 (upon approval of the 1995 Plan)
         1995 Stock Incentive Plan (the "1995 Plan")       May 1995              February 1998 (upon approval of the 1998 Plan)
         1998 Stock Incentive Plan (the "1998 Plan")       February 1998         April 2000 (upon approval of the 2000 Plan)
         2000 Stock Incentive Plan (the "2000 Plan")       April 2000

         Options granted under the 1983 Plan are non-qualified options granted at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1986 Plan and the 1994 Plan are non-qualified stock options granted at an exercise price equal to the market price of the common stock on the date of grant. In February 1999, 15,000 five-year options issued under the 1994 Plan, which were scheduled to expire in 1999, were extended for an additional five years. Upon the extension of the options, the Company recorded compensation expense of $68,000, computed as the difference between the original option exercise price on the date of grant and the market price of the Company's stock (the intrinsic value) on the date of the extension.

         1995 PLAN_ Upon approval of the 1995 Plan in May 1995, 550,000 shares were initially reserved for the issuance of stock options or awards of restricted stock. The Company has outstanding stock options and awards of restricted stock under its 1995 Plan. The options are incentive stock options and non-qualified stock options and were granted at an exercise price equal to the market price of the Company's common stock on the date of the grant. Restricted shares of common stock awarded under the 1995 Plan remain unvested until certain performance and service conditions are both met.

         The performance condition for restricted stock issued under the 1995 Plan is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant (the "Performance Period") the closing price of the Company's common stock, as reported for a consecutive 10-day period on the stock exchange for which the Company's stock is traded, equals at least 134.175% of the closing price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's common stock, as reported for a consecutive 10-day period on the stock exchange for which the Company's stock is traded, equals at least 168.35% of the closing price on the grant date (the "Full Performance Condition").

         The service condition for restricted stock issued under the 1995 Plan is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service to the Company throughout the Performance Period, provided that such holder shall also have completed five years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1995
Plan), all restricted stock awards granted prior to such change of control become fully vested.

         Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.

         A summary of restricted stock awards issued pursuant to the 1995 Plan is as follows:

         Date of restricted stock awards                          May 1995     May 1995     May 1997
         No. of restricted shares awarded (Note 1)                 332,000        5,000      126,000
         Partial Performance Condition, per share               $     5.90   $     6.04   $     8.05
         Full Performance Condition, per share                  $     7.37   $     7.58   $    10.10
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

         2000 PLAN_ In April 2000, the 2000 Plan was approved, at which time 450,000 shares of the Company's common stock were reserved for issuance as stock options or restricted stock awards. In addition, shares subject to options or stock awards under the 1998 Plan that expire or are terminated unexercised will be available for issuance as stock options or restricted stock awards under the 2000 Plan.

         The 2000 Plan provides that with respect to options granted to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted. Options granted to key employees of the Company are either incentive stock options or non-qualified options, as designated by the Compensation Committee. The exercise price for stock options may not be less than the closing price of the Company's common stock as reported in the WALL STREET JOURNAL on the date of the option grant (the "2000 Plan Market Price").

         Each non-employee director who was such at the conclusion of any regular annual meeting of the Company's stockholders while the 2000 Plan is in effect and who continues to serve on the Board of Directors is granted automatic options to purchase 1,000 shares of the Company's common stock at an exercise price not less than the 2000 Plan Market Price on the date of the option grant. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for 10 years after the date of grant, unless terminated earlier (as provided in the 2000 Plan) upon or following termination of the holder's service as a director.

         As of December 31, 2001, the Company had granted 441,500 stock options and no restricted stock awards pursuant to the 2000 Plan.

         The following table summarizes stock option and restricted stock activity:

                                                                                                  OPTIONS
                                                                                          ------------------------
                                                                                                         WEIGHTED-
                                                                                                          AVERAGE
                                                                                          NUMBER OF      EXERCISE      RESTRICTED
                                                                                           OPTIONS         PRICE          STOCK
                                                                                          ----------     --------      ----------
Outstanding at January 1, 1999........................................................       993,875     $   4.52         313,000
   Granted............................................................................       141,000         8.90              --
   Exercised..........................................................................       (77,000)        3.87              --
   Forfeited..........................................................................        (4,000)        5.13          (2,000)
                                                                                          ----------     --------      ----------

Outstanding at December 31, 1999......................................................     1,053,875         5.15         311,000
   Granted............................................................................       330,500         7.49              --
   Exercised..........................................................................        (6,500)        4.14              --
   Forfeited..........................................................................       (10,000)        9.08
                                                                                                                               --
   Release of restriction on restricted stock.........................................            --           --        (187,000)
                                                                                          ----------     --------      ----------
Outstanding at December 31, 2000......................................................     1,367,875         5.69         124,000
   Granted............................................................................       131,000         6.33              --

   Exercised..........................................................................       (60,500)        3.88              --
   Forfeited..........................................................................       (24,000)        6.44              --
                                                                                          ----------     --------      ----------

Outstanding at December 31, 2001......................................................     1,414,375     $   5.81        124,000
                                                                                          ==========     ========      ==========

         The following table sets forth information regarding options outstanding at December 31, 2001:

                                       OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                          --------------------------------                ---------------------------
      RANGE OF                  WEIGHTED-AVERAGE         WEIGHTED-
      EXERCISE     NUMBER OF   REMAINING CONTRACTUAL      AVERAGE        NUMBER OF   WEIGHTED-AVERAGE
       PRICES       OPTIONS       LIFE (YEARS)         EXERCISE PRICE     OPTIONS     EXERCISE PRICE
    ------------   ---------   ---------------------   --------------    ---------   ----------------
    $2.62 - 3.25     232,875           1.2             $    2.93           232,875   $     2.93
    $3.56 - 4.88      35,500           3.0                  4.25            35,500         4.25
    $5.12 - 5.37     563,500           6.3                  5.30           477,500         5.29
    $6.00 - 6.63     140,000           8.6                  6.26            39,500         6.26
    $7.15 - 8.00     321,500           8.3                  7.51           131,000         7.52
    $8.83 - 9.54     121,000           7.6                  9.18            57,000         9.28
                   ---------                                             ---------

    $2.62 - 9.54   1,414,375           6.2             $    5.81           973,375   $     5.26
    ============   =========   =====================   ==============    =========   ================

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

         NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES ("STOCK LOAN PROGRAM")_ The Company maintains a Stock Loan Program pursuant to which executive officers and other senior personnel of the Company may borrow from the Company for the purpose of acquiring common stock of the Company, to pay the exercise price of options and to pay any taxes, including alternative minimum taxes, payable upon the exercise of options or the vesting of restricted stock. Such borrowings may not exceed $400,000 in any fiscal quarter or $800,000 in the aggregate at any time during the term of the Stock Loan Program for all employees. The loans are recourse to the borrower. The interest rate assessed on loans to employees for the purpose of acquiring stock through the exercise of stock options is determined as of the date of exercise and is generally considered by the Company to be an appropriate market rate commensurate with the credit quality of the borrower. Interest payments are payable annually in arrears, and are payable as to principal no later than five years after the date of the loan. Periodic principal repayments are required in an amount equal to 20% of the participant's after-tax bonus. A portion of the shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The Stock Loan Program was amended on October 24, 2001 to provide that all loans under the program are forgiven upon a "change of control" of the Company as defined in the 2000 Plan.

         2001 SUPPLEMENTAL EXECUTIVE BONUS PLAN_ On October 24, 2001, the Compensation Committee of the Board of Directors adopted the 2001 Supplemental Executive Bonus Plan which permits the Committee, in its discretion, to award supplemental bonuses to key executives in an amount up to 20% of the executive's annual bonus. No such supplemental bonus shall be awarded to an executive unless he or she has an outstanding loan under the Company's Stock Loan Program and not in excess of the amount of such outstanding loan. The full after-tax amount of any supplemental bonus is required to be paid to reduce the amount of the executive's outstanding stock loan. No supplemental bonuses were awarded during 2001 under the 2001 Supplemental Executive Bonus Plan.

         PRO FORMA DISCLOSURE_ As described in Note A, the Company uses the intrinsic-value method to measure compensation expense associated with the grants of stock options or awards to employees. Had the Company used the fair-value method to measure compensation, reported net income (loss) and basic and diluted net income (loss) per share would have been as follows:

       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                        2001       2000         1999
                                                                                      -------   --------      -------
       Net income (loss)........................................................      $ 1,445   $ (1,516)     $ 1,900
                                                                                      =======   ========      =======

       Basic net income (loss) per share........................................      $  0.36   $  (0.39)     $ 0.50
                                                                                      =======   ========      =======

       Diluted net income (loss) per share......................................      $  0.33   $  (0.39)     $  0.43
                                                                                      =======   ========      =======

         For purposes of determining the above disclosure required by SFAS No. 123, the fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

                                                                                  2001          2000         1999
                                                                               ----------    ----------   ----------
     Weighted-average risk-free interest rate..............................           3.6%          6.0%         6.1%
     Expected life of option grants........................................    5-10 years    5-10 years   5-10 years
     Expected volatility of stock..........................................          24.1%         65.3%        32.4%

         The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995. The pro forma amounts may not be indicative of the future benefit, if any, to be received by the option holder.

NOTE J. EMPLOYEE BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN_ In 1993, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP invests in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. However, it is the Company's intention to make contributions sufficient to repay the ESOP's promissory note on a level-funding basis over a 10-year period. The Company measures the expense related to such contributions based on the annual average fair value of the stock contributed. The difference between the average fair value of the stock contribution and the original cost of the stock when issued to the ESOP is recorded as additional paid-in capital in the year in which the contribution relates. Principal repayments on the promissory note were $105,000, in 2001, 2000, and 1999.

         Employees with five or more years of service with the Company at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service at the time of termination, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or distributed. Unvested shares are allocated to the remaining participants. The Company issued 300,000 shares of common stock to this plan in consideration of a promissory note in the original principal amount of $1,050,000. As of December 31, 2001, the remaining principal balance of the note is $211,000, which is recorded as a component of deferred compensation in stockholders' equity. Since inception of the ESOP, 230,854 shares of common stock have been allocated to participant accounts and 69,146 shares remain unallocated. The market value of the unallocated shares at December 31, 2001 was approximately $450,000.

         SAVINGS PLAN_ The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $141,000, $128,000 and $111,000 in 2001, 2000 and 1999, respectively.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN_ In 1997, the Company adopted an unfunded Supplemental Executive Retirement Plan (the "SERP"). The SERP provides certain executives with retirement income benefits intended to supplement other retirement benefits available to the executives. Benefits under the plan, based on an actuarial equivalent of a life annuity, are based on age, length of service and average earnings and vest over 15 years, assuming five years of service. Benefits are payable upon separation of service.

In 2000, the Company's Board of Directors approved an amendment to the SERP pursuant to which the compensation base on which benefits under the plan are to be determined was increased for each participant. An adjustment was recorded at that time to the required benefit obligation to record retroactively the affects of the amendment since the inception of the plan.

Details of the SERP for the years ended December 31, 2001 and 2000 are as follows:

         (IN THOUSANDS)                                                                    2001        2000
                                                                                          -------     -------
         CHANGE IN BENEFIT OBLIGATION:
         Benefit obligation, beginning of year ........................................   $ 2,681     $   927
            Service cost ..............................................................       291         254
            Interest cost .............................................................       223         175
            Amendments ................................................................        --       1,088
            Actuarial loss ............................................................       221         237
                                                                                          -------     -------
         Benefit obligation, end of year ..............................................     3,416       2,681
                                                                                          -------     -------

         FUNDED STATUS AND STATEMENT OF FINANCIAL POSITION:
            Fair value of assets, end of year .........................................        --          --
            Benefit obligation, end of year ...........................................     3,416       2,681
                                                                                          -------     -------
         Funded status ................................................................    (3,416)     (2,681)
            Unrecognized actuarial loss ...............................................       456         253
            Unrecognized prior service cost ...........................................     1,156       1,280
                                                                                          -------     -------
         Net accrued benefit cost .....................................................    (1,804)     (1,148)
                                                                                          -------     -------

         Amounts recognized in the statement of financial position consist of:
            Accrued benefit liability included in accrued liabilities .................    (2,327)     (1,614)
            Intangible assets included in other assets ................................       523         466
                                                                                          -------     -------
         Net accrued benefit cost .....................................................    (1,804)     (1,148)
                                                                                          -------     -------

         COMPONENTS OF NET PERIODIC BENEFIT COSTS:
            Service cost ..............................................................       291         254
            Interest cost .............................................................       223         175
            Amortization of prior service cost ........................................       124         124
            Recognized actuarial loss .................................................        18           3
                                                                                          -------     -------
         Net periodic benefit cost ....................................................   $   656     $   556
                                                                                          -------     -------

                                                                                           2001        2000
                                                                                         --------    --------
         WEIGHTED-AVERAGE ASSUMPTIONS:
         For pension cost and year end benefit obligation
            Discount rate .............................................................      7.00%       7.00%
            Compensation increase .....................................................      4.00%       4.00%
            Assumed retirement age ....................................................  65 years    65 years

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

NOTE L. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Company to disclose the estimated fair values for its financial instruments. Financial instruments include items such as loans, interest rate swap contracts, notes payable, and other items as defined in SFAS No. 107.

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

         The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 2001 and 2000:

         (IN THOUSANDS)                                                   2001                         2000
                                                               -------------------------   ----------------------------
                                                                 CARRYING     ESTIMATED      CARRYING       ESTIMATED
                                                                   VALUE      FAIR VALUE       VALUE       FAIR VALUE
                                                               ----------   ------------   -----------   --------------
         Financial assets:
            Cash and cash equivalents .......................  $    1,211   $      1,211   $        --   $           --
            Restricted cash .................................      28,786         28,786       115,085          115,085
            Net investment in leases and notes ..............     396,996        398,227       368,169          360,945
            Interest rate swap contracts, included in other
               assets (Note 1) ..............................           9              9            --               --
         Financial liabilities:
            Notes payable and subordinated debt, net of
               unamortized original issue discount ..........     356,791        369,342       424,446          424,513
            Interest rate swap contracts (Note 1) ...........       7,230          7,230            --            1,749

         Note 1: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which became effective for the Company on January 1, 2001, requires all derivative instruments to be recorded on the balance sheet as either assets or liabilities at their estimated fair value.

         Interest rate swap contracts reflect the marked-to-market valuation of the swaps hedging on-balance sheet debt obligations of the Company. In addition to the swaps listed above, the Company has assigned portions of interest rate swap contracts to third parties in connection with sales of leases and notes receivable (Notes C and E). The estimated fair value of interest rate swap contracts assigned to third parties which are not recorded on the Company's consolidated balance sheet was a liability of $8,864,000 and $1,236,000 at December 31, 2001 and 2000, respectively.

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

                  Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                  Net investment in leases and notes: The fair value was estimated by discounting the anticipated future cash flows using current rates applied to similar contracts. The fair value of impaired loans is estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.

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

NOTE M.  OPERATING SEGMENTS

         GENERAL - The Company has two reportable operating segments: (i) financing to licensed professionals, and (ii) asset-based financing to commercial and industrial companies. The Company's financing agreements with licensed professionals are structured as non-cancelable, full-payout leases or notes due in installments. Asset-based financing includes revolving lines of credit to commercial and industrial companies in the form of notes receivable collateralized by accounts receivable, inventory and/or fixed assets. These two segments employ separate sales forces and market their products to different types of customers. The licensed professional financing segment derives its revenues primarily from earnings on fixed-rate leases and notes, whereas revenues from the commercial and industrial financing segment are derived predominantly from outstanding borrowings under variable-rate notes issued under the lines of credit plus miscellaneous commitment and performance-based fees.

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

         A summary of information about the Company's operations by operating segment for the years ended December 31, 2001, 2000, and 1999 is as follows:


                                                                                COMMERCIAL
                                                                   LICENSED        AND
         (IN THOUSANDS)                                          PROFESSIONAL   INDUSTRIAL
                                                                   FINANCING     FINANCING      TOTAL
                                                                 ------------   ----------    ---------
         2001
         Earned income on leases and notes...................    $     44,047   $    3,923    $  47,970
         Gain on sales of leases and notes...................          14,928           --       14,928
         Provision for losses................................          (8,799)        (610)      (9,409)
         Selling, general and administrative expenses........         (20,519)      (1,607)     (22,126)
         Loss from employee defalcation......................              --       (1,379)      (1,379)
                                                                 ------------   ----------    ---------
         Net profit contribution.............................          29,657          327       29,984

         Total assets........................................         408,484       28,402      436,886

         2000
         Earned income on leases and notes...................          44,113        5,349       49,462
         Gain on sales of leases and notes...................          12,078           --       12,078
         Provision for losses................................          (8,528)        (690)      (9,218)
         Term securitization costs...........................          (7,106)          --       (7,106)
         Selling, general and administrative expenses........         (17,913)      (1,868)     (19,781)
         Loss from employee defalcation......................              --       (1,361)      (1,361)
                                                                 ------------   ----------    ---------
         Net profit contribution.............................          22,644        1,430       24,074

         Total assets........................................         461,654       31,976      493,630

         1999
         Earned income on leases and notes...................          35,799        4,752       40,551
         Gain on sales of leases and notes...................           4,916           --        4,916
         Provision for losses................................          (4,376)        (113)      (4,489)

         Selling, general and administrative expenses........         (16,050)      (1,665)     (17,715)
         Loss from employee defalcation......................              --         (734)        (734)
                                                                 ------------   ----------    ---------
         Net profit contribution.............................          20,289        2,240       22,529

         Total assets........................................         353,915       32,657      386,572

         The following reconciles net segment profit contribution as reported above to total consolidated income before income taxes:

         (IN THOUSANDS)                                             2001           2000         1999
                                                                 ------------   ----------    ---------
         Net segment profit contribution......................   $     29,984   $   24,074    $  22,529
         Interest expense.....................................        (27,872)     (26,222)     (18,903)
         Interest income......................................          1,879        1,018          266
                                                                 ------------   ----------    ---------
         Income (loss) before income taxes....................   $      3,991   $   (1,130)   $   3,892

         OTHER SEGMENT INFORMATION - The Company derives substantially all of its revenues from domestic customers. As of December 31, 2001, no single customer within the licensed professional financing segment accounted for greater than 1% of the total owned and serviced portfolio of financing contracts in that segment. Within the commercial and industrial asset-based financing segment, no single customer accounted for greater than 10% of the total portfolio in that segment. The licensed professional financing segment relies on certain vendors to provide referrals to the Company, but for the year ended December 31, 2001, no one vendor accounted for greater than 7% of the Company's lease and loan originations.

NOTE N. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Selected quarterly consolidated financial data (unaudited) for the years ended December 31, 2001 and 2000 are as follows:

         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                           THREE MONTHS ENDED
                                                           -------------------------------------------------------
         YEAR 2001                                           March 31        June 30   September 30    December 31
         Revenues:
            Earned income on leases and notes...........   $   12,031    $    12,416   $     12,014    $    11,509
            Gain on sales of leases and notes...........        2,644          4,218          4,305          3,761
            Provision for losses........................       (1,507)        (2,553)        (2,752)        (2,597)
                                                           ----------    -----------   ------------    -----------
               Net Revenues.............................       13,168         14,081         13,567         12,673
                                                           ----------    -----------   ------------    -----------

         Operating and Other Expenses:
            Selling, general and administrative.........        5,186          6,246          5,453          5,241
             Loss from employee defalcation.............          408            345            105            521
            Interest expense (net)......................        6,555          7,036          6,453          5,949
                                                           ----------    -----------   ------------    -----------

         Income before Income Taxes.....................        1,019            454          1,556            962
         Provision for Income Taxes.....................          424            186            619            383
                                                           ----------    -----------   ------------    -----------
         Net Income ....................................   $      595    $       268   $        937    $       579
                                                           ----------    -----------   ------------    -----------

         Basic Net Income per Share.....................   $     0.15    $      0.07   $       0.24    $      0.15
                                                           ----------    -----------   ------------    -----------
         Diluted Net Income per Share...................   $     0.14    $      0.06   $       0.22    $      0.13
                                                           ----------    -----------   ------------    -----------

         YEAR 2000
         Revenues:
            Earned income on leases and notes...........   $   11,620    $    12,356   $     12,870    $    12,616
            Gain on sales of leases and notes...........        1,154          2,467          2,149          6,308
            Provision for losses........................       (1,357)        (1,839)        (2,202)        (3,820)
                                                           ----------    -----------   ------------    -----------
               Net Revenues.............................       11,417         12,984         12,817         15,104
                                                           ----------    -----------   ------------    -----------

         Operating and Other Expenses:
            Selling, general and administrative.........        4,770          5,323          4,774          4,914

            Term securitization costs...................           --             --             --          7,106
            Loss from employee defalcation..............          483            357            294            227
            Interest expense (net)......................        5,467          6,313          6,589          6,835
                                                           ----------    -----------   ------------    -----------

         Income (Loss) before Income Taxes..............          697            991          1,160         (3,978)
         Provision (benefit) for Income Taxes...........          297            413            479         (1,580)
                                                           ----------    -----------   ------------    -----------
         Net Income (Loss)..............................   $      400    $       578   $        681    $    (2,398)
                                                           ----------    -----------   ------------    -----------

         Basic Net Income (Loss) per Share..............   $     0.11    $      0.15   $       0.17    $     (0.61)
                                                           ----------    -----------   ------------    -----------
         Diluted Net Income (Loss) per Share............   $     0.09    $      0.13   $       0.16    $     (0.61)
                                                           ----------    -----------   ------------    -----------

         As discussed in Note P, the Company has restated it financial statements for each quarter during fiscal year 2000 and 2001. The effects of the restatement on the Company's quarterly consolidated financial data was as follows:

                     INCOME STATEMENT                                        FOR THE THREE MONTHS ENDED
                                                     ---------------------------------------------------------------------------
                                                               MARCH 31, 2001                         MARCH 31, 2000
                                                     -------------------------------        ------------------------------------
         (IN THOUSANDS)                              AS PREVIOUSLY            AS            AS PREVIOUSLY               AS
                                                       REPORTED            RESTATED           REPORTED               RESTATED
                                                     -------------        ----------        -------------         --------------
         Loss from employee defalcation...........   $          --        $      408        $          --         $          483
         INCOME BEFORE TAXES......................           1,427             1,019                1,180                    697
         Provision for income taxes...............             584               424                  487                    297
         NET INCOME...............................   $         843        $      595        $         693         $          400
         BASIC NET INCOME PER SHARE...............   $        0.21        $     0.15        $        0.19         $         0.11
         DILUTED NET INCOME PER SHARE.............   $        0.20        $     0.14        $        0.16         $         0.09

                                                                             FOR THE THREE MONTHS ENDED
                                                     ---------------------------------------------------------------------------
                                                                JUNE 30, 2001                         JUNE 30, 2000
                                                     -------------------------------        ------------------------------------
                                                     AS PREVIOUSLY            AS            AS PREVIOUSLY               AS
                                                       REPORTED            RESTATED           REPORTED               RESTATED
                                                     -------------        ----------        -------------         --------------
         Loss from employee defalcation...........   $          --        $      345        $          --         $          357
         INCOME BEFORE TAXES......................             799               454                1,348                    991
         Provision for income taxes...............             322               186                  553                    413
         NET INCOME...............................   $         477        $      268        $         795         $          578
         BASIC NET INCOME PER SHARE...............   $        0.12        $     0.07        $        0.20         $         0.15
         DILUTED NET INCOME PER SHARE.............   $        0.11        $     0.06        $        0.18         $         0.13

                                                                             FOR THE THREE MONTHS ENDED
                                                     ---------------------------------------------------------------------------
                                                            SEPTEMBER 30, 2001                     SEPTEMBER 30, 2000
                                                     -------------------------------        ------------------------------------
                                                     AS PREVIOUSLY            AS            AS PREVIOUSLY             AS
                                                       REPORTED            RESTATED           REPORTED             RESTATED
                                                     -------------        ----------        -------------         --------------
         Loss from employee defalcation...........   $          --        $      105        $          --         $          294
         INCOME BEFORE TAXES......................           1,661             1,556                1,454                  1,160
         Provision for income taxes...............             660               619                  594                    479
         NET INCOME...............................   $       1,001        $      937        $         860         $          681
         BASIC NET INCOME PER SHARE...............   $        0.25        $     0.24        $        0.22         $         0.17
         DILUTED NET INCOME PER SHARE.............   $        0.23        $     0.22        $        0.20         $         0.16

                                                                             FOR THE THREE MONTHS ENDED
                                                     ----------------------------------- ---------------------------------------
                                                            DECEMBER 31, 2001                     DECEMBER 31, 2000
                                                     -------------------------------        ------------------------------------
                                                     AS PREVIOUSLY            AS            AS PREVIOUSLY               AS
                                                       REPORTED            RESTATED           REPORTED               RESTATED
                                                     -------------        ----------        -------------         --------------
         Loss from employee defalcation..........    $          --        $      521        $          --         $          227
         INCOME (LOSS) BEFORE TAXES..............            1,483               962               (3,751)                (3,978)
         Provision (benefit) for income taxes....              588               383               (1,490)                (1,580)
         NET INCOME (LOSS).......................    $         895        $      579        $      (2,261)        $       (2,398)
         BASIC NET INCOME (LOSS) PER SHARE.......    $        0.23        $     0.15        $      ( 0.57)        $       ( 0.61)
         DILUTED NET INCOME (LOSS) PER SHARE.....    $        0.21        $     0.13        $      ( 0.57)        $       ( 0.61)

NOTE 0. SUBSEQUENT EVENTS

         On August 5, 2002, Fleet National Bank assigned the Company's Revolving Loan Agreement to Foothill Capital Corporation, as Agent (the "Foothill Revolver"). Consequently, the Company executed a Fifth Amended and Restated Loan and Security Agreement with Foothill Capital Corporation and a group of lenders. The Foothill Revolver provides for a line of credit to HPSC (the "HPSC Foothill Revolver") and a separate line of credit to HPSC's asset-based lending subsidiary, ACFC (the "ACFC Foothill Revolver"). Under the terms of the HPSC Foothill Revolver, the Company may borrow up to $50,000,000 at variable interest rates of prime plus .50% to 1.00% and at LIBOR plus 2.50% to 3.00%, depending upon the Company's balance sheet leverage. Under the ACFC Foothill Revolver, ACFC may borrow up to $20,000,000 at a variable interest rate of prime plus 1.00% for the first 180 days and prime plus 2.00% thereafter. The HPSC Foothill Revolver expires on August 5, 2005. The ACFC Foothill Revolver expires on February 5, 2003. Both the HPSC and the ACFC Revolvers are subject to certain financial covenant requirements which include, among others, tangible net worth, leverage, profitability levels, and interest coverage. Initial proceeds from the Foothill Revolvers were used to repay all remaining amounts due to Fleet National Bank under the Revolving Loan Agreement.

         On August 5, 2002, the Company executed a Master Amendment and Waiver Agreement with Triple-A One Funding Corporation and Capital Markets Assurance Corporation (collectively, "MBIA"), to amend covenant requirements of the Bravo Facility to match substantially the covenant requirements of the HPSC Foothill Revolver. The agreement is effective with the quarter ended June 30, 2002. For each quarter prior to that date, a waiver had been obtained for the Company's non-compliance with these covenant requirements. This non-compliance resulted primarily from costs incurred by the Company in connection with completing the ER 2000-1 asset securitization in December 2000 and the impact of the Company's adoption of Statement of Financial Accounting Standard ("SFAS") No. 133. Also on August 5, 2002, the Company executed a Receivables Interest Purchase Agreement with ING Capital LLC ("ING"). Under the terms of the agreement, ING is to provide the Company with additional liquidity of up to 3.75% of Eligible Receivables in the Bravo Facility for assets previously pledged or sold to Bravo, up to a maximum amount of $20,000,000. Interest on ING borrowings is based on one-month LIBOR rates plus 3%. Amounts due ING, which are subordinate to the other lenders in the Bravo Facility, are subject to delinquency and default covenant requirements more restrictive than those contained in the Bravo documents. Concurrent with the execution of the Receivables Interest Purchase Agreement, Bravo sold to ING an initial Receivable Interest Purchase in the aggregate amount of $13,840,000. The proceeds were used to retire amounts outstanding under the Revolving Loan Agreement with Fleet National Bank.

NOTE P. RESTATEMENT

         On June 17, 2002, the Company announced that it had discovered that an officer of its asset-based lending subsidiary American Commercial Finance Corporation ("ACFC") perpetrated a defalcation against the Company by diverting approximately $5.2 million from the Company to a factoring customer in the financing of fictitious accounts receivable. When the Company discovered the defalcation, forensic accountants were engaged by the Company's special counsel under the direction of the Audit Committee to perform an investigation into the matter. The Company became aware of this defalcation subsequent to the issuance of its financial statements for the period ended March 31, 2002. The Company has restated its financial statements for all periods affected by this defalcation. Additionally, the Company has filed a claim with its fidelity insurance provider in the amount of $1 million. Any recovery will be recorded by the Company in the period that any insurance payment is received.

         The defalcation principally involved the overstatement of Cash and cash equivalents, Restricted cash- Servicing under securitization agreements, Notes receivable and Accounts payable and accrued liability balances. The corresponding loss is recorded to "Loss from employee defalcation". The tax effect of the loss is recorded through deferred income taxes and the resulting net charge recorded to retained earnings on the consolidated balance sheet.

         As a result of the restatement, net income for the twelve months ended December 31, 2001 decreased to $2,379,000 ($0.55 diluted net income per share) from $3,216,000 ($0.74 diluted net income per share) as previously reported. For the twelve months ended December 31, 2000, the Company recorded a net loss of $739,000 ($0.19 diluted net loss per share) from previously reported net income of $87,000 ($0.02 diluted net income per share). Net income for the twelve months ended December 31, 1999 decreased to $2,273,000 ($0.51 diluted net income per share) from $2,719,000 ($0.61 diluted net income per share) as previously reported.

A summary of the effects of the restatement on the Company's Consolidated Balance Sheets and Statements of Operations follows:

                                                                                         AT
                        BALANCE SHEET                ---------------------------------------------------------------------------
                                                              DECEMBER 31, 2001                     DECEMBER 31, 2000
                                                     -------------------------------        ------------------------------------
           (IN THOUSANDS)                            AS PREVIOUSLY            AS            AS PREVIOUSLY               AS
                                                       REPORTED            RESTATED           REPORTED               RESTATED
                                                     -------------        ----------        -------------         --------------
         Cash  and cash equivalents...............   $       4,510        $    1,211        $       1,713         $           --
         Restricted cash- Servicing under
               securitization agreements..........          29,471            28,786               20,284                 19,867
         Notes receivable.........................          35,002            34,133               37,686                 37,083
         Accounts payable and accrued liabilities.          27,224            27,107               18,932                 19,556
         Deferred income taxes....................           9,179             7,318                9,985                  8,666
         Retained earnings........................          34,470            31,595               31,254                 29,216

                                                                          FOR THE TWELVE MONTHS ENDED
                                                -----------------------------------------------------------------------------------
                INCOME STATEMENT                     DECEMBER 31, 2001             DECEMBER 31, 2000           DECEMBER 31, 1999
                                                --------------------------     -------------------------   ------------------------
       (IN THOUSANDS)
                                                    AS                            AS                           AS
                                                PREVIOUSLY                     PREVIOUSLY                  PREVIOUSLY
                                                 REPORTED      AS RESTATED      REPORTED     AS RESTATED     REPORTED   AS RESTATED
                                                 --------      -----------      --------     -----------     --------   -----------
       Loss from employee defalcation........   $       --     $     1,379     $       --    $     1,361   $       --   $       734
       INCOME (LOSS) BEFORE TAXES............        5,370           3,991            231         (1,130)       4,626         3,892
       Provision (benefit) for income taxes..        2,154           1,612            144           (391)       1,907         1,619
       NET INCOME (LOSS).....................   $    3,216     $     2,379     $       87    $      (739)  $    2,719   $     2,273
       BASIC NET INCOME (LOSS)
               PER SHARE.....................   $     0.81     $      0.60     $     0.02    $     (0.19)  $     0.72   $      0.60
       DILUTED NET INCOME (LOSS)
            PER SHARE......................     $     0.74     $      0.55     $     0.02    $     (0.19)  $     0.61   $      0.51

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of HPSC, Inc.:

We have audited the accompanying consolidated balance sheets of HPSC, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

As discussed in Note A to the accompanying consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". Also, as discussed in Note P, the accompanying consolidated financial statements have been restated.


/s/ Deloitte & Touche LLP
Boston, Massachusetts

March 18, 2002 (August 6, 2002 as to Notes O and P.)

MARKET INFORMATION

         On May 17, 2000, the Company's common stock began trading on the American Stock Exchange (Symbol: "HDR"). Prior to that date, the Company's common stock was traded on the NASDAQ Market (Symbol: "HPSC"). The table below sets forth the representative high and low closing prices for shares of the common stock of the Company as reported by the American Stock Exchange and the NASDAQ National Market System for the fiscal years 2001 and 2000:

2001 Fiscal Year                High         Low            2000 Fiscal Year                High       Low
-----------------------------------------------------------------------------------------------------------------
First Quarter   .........     $   6.75     $  6.00          First Quarter  ............   $ 10.00    $   7.13
Second Quarter  .........         8.80        6.50          Second Quarter.............      9.63        7.00
Third Quarter   .........         8.45        6.80          Third Quarter..............      8.75        6.63
Fourth Quarter  .........         8.15        6.50          Fourth Quarter.............      6.93        5.30

         The foregoing quotations represent prices between dealers, and do not include retail markups, markdowns, or commissions.

HOLDERS

                                                 Approximate Number of Record
               Title of Class                  Holders (as of February 26, 2002)
-------------------------------------------------------------------------------------
     Common Stock, par value $.01 per share                86 (1)


DIVIDENDS

         The Company has never paid any dividends and anticipates that, for the foreseeable future, its earnings will be retained for use in its business.


(1) This number does not reflect beneficial ownership of shares held in "nominee" or "street name."

SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------
                                                                            Year Ended
                                                 ------------------------------------------------------------------
(IN THOUSANDS, EXCEPT                              Dec. 31,     Dec. 31,      Dec. 31,      Dec.31,      Dec. 31,
SHARE AND PER SHARE DATA)                            2001       2000(4)         1999         1998         1997
-------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA

Revenues:
   Earned income on leases and notes             $    47,970  $    49,462  $      40,551  $     33,258  $    23,691
   Gain on sales of leases and notes                  14,928       12,078          4,916         4,906        3,123
   Provision for losses                               (9,409)      (9,218)        (4,489)       (4,201)      (2,194)
-------------------------------------------------------------------------------------------------------------------
Net Revenues                                          53,489       52,322         40,978        33,963       24,620
Net Income (Loss)                                $     2,379  $      (739) $       2,273  $      1,895  $       684
===================================================================================================================
Net Income (Loss) per Share  -- Basic(1)         $      0.60  $     (0.19) $        0.60  $       0.51  $      0.18
                             -- Diluted(1)       $      0.55  $     (0.19) $        0.51  $       0.45  $      0.16
===================================================================================================================
Shares Used to Compute       -- Basic(1)           3,965,378    3,879,496      3,766,684     3,719,026    3,732,576
   Net Income (Loss) per Share--Diluted(1)         4,319,673    3,879,496      4,436,476     4,194,556    4,315,370
===================================================================================================================

                                                   Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
(IN THOUSANDS)                                       2001         2000           1999          1998          1997
------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

Cash and cash equivalents                        $     1,211  $        --  $          --  $      3,666  $     1,679
Restricted cash(2)                                    28,786      115,085         14,924         9,588        7,000
Lease and notes receivable(3)                        488,376      455,139        446,699       344,836      262,724
Unearned income                                      104,741       98,089         94,228        73,019       53,868
Total Assets                                         436,886      493,630        386,572       298,956      231,310
Revolving credit borrowings                           52,000       49,000         70,000        49,000       39,000
Senior notes, net of discount                        284,806      355,461        227,445       174,541      123,952
Subordinated debt                                     19,985       19,985         20,000        20,000       20,000
Stockholders' Equity                                  36,781       38,752         39,106        36,800       34,488

----------
(1) Net income per share for all periods presented conform to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

(2) Restricted cash at December 31, 2000 includes $20,284,000 for securitization servicing arrangements and $95,218,000 in prefunding provided to the Company pursuant to the ER 2000-1 term securitization.

(3) Leases and notes receivable include the Company's retained interest in leases and notes sold under sales and securitization agreements.

(4) Net income and basic and diluted net income per share for the year ended December 31, 2000 include one-time charges of $7,106,000 associated with completing the ER 2000-1 term securitization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

         As discussed in Note P to the consolidated financial statements, the Company has restated its financial statements for the years ended December 31, 2001, 2000 and 1999. The accompanying Management's Discussion and Analysis of Financial Condition gives effect to the restatement.

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

         ALLOWANCE FOR LOSSES- The allowance for losses is established through a charge to the provision for losses. Provisions are made to reserve for estimated future losses arising from the Company's portfolio of lease and note financing contracts. Each reporting period, the Company evaluates the adequacy of the allowance for losses and records an adjustment to the provision for losses to restore the allowance to designated levels. To evaluate the adequacy of the allowance for losses, the Company utilizes certain estimates and assumptions. Management bases these estimates and assumptions on historical experience and on various other factors that they believe to be reasonable under the circumstances. Each delinquent customer account is carefully evaluated based on specific criteria, such as delinquency status, value of equipment or other collateral, credit bureau scores, financial condition of any guarantors, and recent payment performance of the obligor. In addition, the Company may factor in other considerations such as historical charge-off rates, delinquency trends and general economic conditions. Applying different estimates or assumptions could potentially produce materially different results from those reported by the Company.

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

RESULTS OF OPERATIONS

FISCAL YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

         The Company's owned net investment in leases and notes increased by 8% to $396,996,000 at December 31, 2001 from $368,169,000 at December 31, 2000. The total managed portfolio of financing contracts, which includes both leases and notes owned by the Company as well as those sold to others and serviced by the Company, increased to $648,406,000 at December 31, 2001 from $556,895,000 at December 31, 2000, an increase of 16%.

         Earned income from leases and notes for 2001 was $47,970,000 as compared to $49,462,000 for 2000. The 3% decrease was primarily due to increased asset sale activity during the first three quarters of fiscal 2001 compared to the equivalent periods in 2000, lower-average implicit rates, along with lower-average credit line utilization by ACFC's borrowers. This was partially offset by an increase in the Company's financing contract originations in its core licensed professional financing segment. Financing contract originations for fiscal 2001 increased approximately 6% to $263,411,000 from $248,874,000 for 2000. Earned income on leases and notes is a function of both the implicit rates as well as the average level of owned net investment in leases and notes for the year. Weighted-average implicit rates on the Company's financing portfolio were 11.7% and 12.1% at December 31, 2001 and 2000, respectively. Earned income, which is net of amortization of initial direct costs, is recognized over the life of the leases and notes using the effective interest method.

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

         Interest expense, net of interest income on cash balances, was $25,993,000 (54.2% of earned income) in 2001, a 3% increase over the comparable total of $25,204,000 (51.0% of earned income) for 2000. The increase in net interest expense was largely due to net interest charges incurred in the first quarter of 2001 associated with the $95,000,000 provided to the Company from the ER 2000-1 prefunding arrangement, as well as increased amortization of deferred debt origination costs resulting from completing the term securitization transaction. Based on average outstanding borrowings, the Company's cost of funds, including its Senior Subordinated Notes, was 6.5% and 6.8% at December 31, 2001 and 2000, respectively.

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

         The provision for losses for the year ended December 31, 2001 was $9,409,000 compared to $9,218,000 for the same period in 2000, a 2% increase. The increase resulted in part from higher levels of new financings in 2001. In addition, the Company has experienced higher charge-offs in its portfolio of financing contracts. In reviewing these facts as well as the potential impact of general economic conditions, the Company has increased its allowance for losses. At December 31, 2001, the Company's allowance for losses was $15,359,000 (3.9% of owned net investment in leases and notes) compared to $14,170,000 (3.9% of owned net investment in leases and notes) at December 31, 2000. Total consolidated net charge-offs were $8,220,000 in 2001 compared to $4,198,000 in 2000. The increase in 2001 was due in part to the bankruptcy of an equipment vendor and the resulting customer lawsuits over the vendor's products financed by the Company. The Company agreed to settle the related lawsuit in June 2001 and subsequently charged-off approximately $1,800,000 representing the remaining balances due on the disputed customers' accounts.

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

         The prior year results were negatively affected by one-time charges of $7,106,000 associated with completing the $527,000,000 term securitization transaction (Note C). These charges fell into two primary categories. The first, which totaled approximately $3,118,000, were non-cash charges associated with structural and rate differences upon the transfer of previously sold leases and notes from the Company's Bravo and Capital commercial paper conduit facilities into the term securitization facility as well as fair value impairment adjustments on the Company's related retained interest. The second category of expense, which totaled approximately $3,988,000, related to costs incurred to break existing interest rate swap contracts hedging the terminated borrowings under the Bravo and Capital Facilities.

         As discussed in Note P to the Consolidated Financial Statements, the Company recorded a loss from an employee defalcation of $1,379,000 and $1,361,000 for the twelve months ended December 31, 2001 and 2000, respectively.

         Income before income taxes for fiscal year 2001 was $3,991,000 compared to a pre-tax loss of $1,130,000 for 2000. The Company's effective income tax rate for the year ended December 31, 2001 was 40.4% compared to 34.5% for the year 2000. Net income for the year ended December 31, 2001 was $2,379,000 ($0.55 diluted net income per share) compared to a loss of $739,000 ($0.19 diluted net loss per share) for fiscal year 2000. The increase in net income in 2001 compared to 2000 was due, in part, to an increase in gains on sales of leases and notes and as a result of the one-time charges incurred in 2000 in connection with the completion of the ER 2000-1 term securitization. These were partially offset by slightly lower earned income on leases and notes and increased selling, general, and administrative costs in 2001 as compared to the prior year.

         Net profit contribution, representing income before interest and taxes, from the licensed professional financing segment was $29,657,000 for the year ended December 31, 2001 compared to $22,644,000 for the comparable period in 2000, a 31% increase. The increase was due in part from increased gains on sales of leases and notes of $14,928,000 in 2001 from $12,078,000 in 2000 resulting from higher levels of lease and loan contracts sold during the current year as well as improved market conditions for securitizations. This was offset by higher selling, general and administrative expenses of $20,519,000 in 2001 compared to

$17,913,000 in 2000, due in part to increased interest rate swap breakage costs, higher bank service charges, as well as higher legal and collection related expenses. In addition, year 2000 results were significantly affected by one-time charges of $7,106,000 incurred in connection with completing the Company's term securitization transaction.

         Net profit contribution (income before interest and taxes) from the commercial and industrial asset-based financing segment was $327,000 for the year ended December 31, 2001 compared to $1,430,000 for the comparable period in 2000, a 77% decrease. The decrease was due to lower earned interest and fee income on notes of $3,923,000 in 2001 compared to $5,349,000 in 2000 resulting from generally lower average credit line utilization by ACFC's borrowers, offset by lower selling, general and administrative expenses of $1,607,000 in 2001 compared to $1,868,000 in 2000.

         At both December 31, 2001 and 2000, the Company had $119,000,000 of customer applications approved but which had not yet resulted in a completed financing transaction. Not all approved applications will result in a completed financing transaction with the Company.

FISCAL YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         The Company's owned net investment in leases and notes increased 1% to $368,169,000 at December 31, 2000 from $364,284,000 at December 31, 1999. The total managed portfolio of financing contracts, including both leases and notes owned by the Company as well as those sold to others but serviced by the Company, increased to $556,895,000 at December 31, 2000 from $449,828,000 at December 31, 1999, an increase of 24%.

         Earned income from leases and notes for 2000 was $49,462,000 (including $5,349,000 from ACFC) as compared to $40,551,000 (including $4,752,000 from
ACFC) for 1999. This 22% increase was primarily due to increases in the net investment in leases and notes from 1999 to 2000, which resulted, in part, from an increase in the Company's financing contract originations. Financing contract originations for fiscal year 2000 increased 10% to $248,874,000 (including $7,300,000 in ACFC line of credit originations) from $226,534,000 (including $18,167,000 in ACFC line of credit originations) for 1999. Earned income on leases and notes is primarily a function of the interest on the Company's owned net investment in leases and notes. Earned income, which is net of amortization of initial direct costs, is recognized using the effective interest method over the life of the leases and notes. Pre-tax gains from sales of leases and notes increased to $12,078,000 in 2000 compared to $4,916,000 in 1999, a 146%
increase. The increase was due to higher levels of sales activity in 2000 as compared to 1999. For the twelve months ended December 31, 2000, the Company sold a portion of its beneficial interest in leases and notes totaling $143,690,000 compared to $54,930,000 for the same period in 1999.

         Interest expense, net of interest income on cash balances, was $25,204,000 (51.0% of earned income) in 2000, compared to $18,637,000 (46.0% of earned income) for 1999, an increase of 35%. The increase in net interest expense was primarily due to a 34% increase in debt levels from 1999 to 2000 resulting from increased borrowings to finance the Company's increased financing contract originations. In addition, net interest expense increased in 2000 due to higher debt levels attributable to the prefunding arrangement provided to the Company through the term securitization in December 2000. The increase in percentage of earned income was due to higher average borrowing costs in 2000 compared to 1999.

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

         The provision for losses for the year ended December 31, 2000 was $9,218,000 compared to $4,489,000 for the same period in 1999, a 105% increase. The increase resulted in part from higher levels of new financings in 2000. In addition, the Company has experienced higher delinquencies and charge-offs in its portfolio of financing contracts. In reviewing these facts as well as the potential impact of general economic conditions, the Company has increased its allowance for loss levels accordingly. A primary cause for the increase in delinquencies, the provision for losses, and the allowance for losses was the bankruptcy of an equipment vendor and resulting customer disputes over the products financed by the Company, and not any identifiable weakness in the Company's underwriting or collections standards. If delinquencies related to this vendor situation were excluded, the Company's financing contract delinquencies at December 31, 2000 would have been comparable, on a percentage basis, to the delinquencies at the end of the prior year. During 2000, the Company's commercial lending subsidiary also experienced a loss on a loan resulting from an obligor bankruptcy. The account had an original carrying value of approximately $900,000, of which $400,000 has been charged-off and the balance reserved. At December 31, 2000, the Company's allowance for losses was $14,170,000 (3.9% of net investment in leases and notes) as compared to $9,150,000 (2.5% of net investment in leases and notes) at December 31, 1999. Total consolidated net charge-offs were $4,198,000 in 2000 compared to $2,689,000 in 1999.

         Selling, general and administrative expenses for fiscal year 2000 increased 12% to $19,781,000 compared to $17,715,000 for 1999. The increase resulted in part from higher legal and collection agency related expenses arising out of higher delinquency levels, higher liquidity and bank charges associated with the Company's commercial paper securitization facilities, as well as increased systems and administrative costs required to support higher levels of owned and serviced assets.

         In December 2000, the Company incurred one-time charges of $7,106,000 associated with completing the $527,000,000 term securitization transaction (Note C). These charges fell into two primary categories. The first, which totaled approximately $3,118,000, were non-cash charges associated with structural and rate differences upon the transfer of previously sold leases and notes from the Company's Bravo and Capital commercial paper conduit facilities into the term securitization facility as well as fair value impairment issues on the Company's related retained interest. The second category of expense, which totaled approximately $3,988,000, related to costs incurred to break existing interest rate swap contracts hedging the terminated borrowings from the Bravo and Capital Facilities.

         As discussed in Note P to the Consolidated Financial Statements, the Company recorded a loss from an employee defalcation of $1,361,000 and $734,000 for the twelve months ended December 31, 2000 and 1999, respectively.

         Loss before income taxes for fiscal year 2000 was $1,130,000 compared to pre-tax income of $3,892,000 for 1999. The Company's effective income tax rate for the year ended December 31, 2000 was 34.5% compared to 41.6% for the year 1999. Net loss for the year ended December 31, 2000 was $739,000 ($0.19 diluted net loss per share) compared to net income of $2,273,000 ($0.51 diluted net income per share) for the comparable 1999 period. The decrease in net income in 2000 compared to 1999 was due substantially to the one-time charges incurred in connection with the Company's term securitization transaction in December 2000 as well as the employee defalcation described in Note P.

         Although the one-time charges incurred in December 2000 resulted in lower earnings for the year, the term securitization facility has provided the Company with increased liquidity at reduced rates, which should allow the Company to continue its planned growth. In addition, the Company has effectively match-funded significant portions of its portfolio at favorable rates.

         Net profit contribution, representing income before interest and taxes, from the licensed professional financing segment was $22,644,000 for the year ended December 31, 2000 compared to $20,289,000 for the comparable period in 1999, a 12% increase. The increase was due to an increase in earned income on leases and notes to $44,113,000 in 2000 compared to $35,799,000 in 1999 and higher gains on sales of leases and notes of $12,078,000 in 2000 from $4,916,000 in 1999, offset by one- time charges of $7,106,000 associated with completing the term securitization in December 2000, an increase in the provision for losses in 2000 to $8,528,000 from $4,376,000 in the prior year, and an increase in selling, general and administrative expenses to $17,913,000 in 2000 compared to $16,050,000 in 1999.

         Net profit contribution (income before interest and taxes) from the commercial and industrial financing segment was $1,430,000 for the year ended December 31, 2000 compared to $2,240,000 for the comparable period in 1999, a 36% decrease. The decrease was due to an increase in selling, general and administrative expenses to $1,868,000 in 2000 compared to $1,665,000 in 1999 and an increase in the provision for losses in 2000 to $690,000 from $113,000 in 1999 and the employee defalcation described in Note P, offset by an increase in earned interest and fee income on notes to $5,349,000 in 2000 compared to $4,752,000 in 1999.

         At December 31, 2000, the Company had $119,000,000 of customer applications approved but which had not yet resulted in a completed transaction, compared to $104,000,000 of customer applications at December 31, 1999. Not all approved applications will result in a completed financing transaction with the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's financing activities require substantial amounts of capital, and its ability to originate new financing contracts depends on the availability of cash and credit. The Company currently has access to credit under its Revolving Loan Agreement, the ER 2000-1 term securitization, its Bravo revolving securitization facility, as well as its senior notes to savings banks. The Company also obtains cash from sales of its financing contracts under its securitization facilities and through collections generated from its lease and note portfolio. Substantially all of the assets of the Company have been pledged to HPSC's lenders as security under its various credit arrangements. The pledged assets include all of the Company's rights to receive payments under its financing contracts and the collateral security granted to the Company by the borrowers under those financing contracts. Borrowings under the Revolving Loan Agreement and borrowings under senior notes to savings banks are full recourse obligations of the Company. All securitization agreements are limited recourse obligations.

         The Company's financing strategy is to warehouse temporarily new financing contracts through borrowings under its Revolving Loan Agreement. The warehouse borrowings are repaid with the proceeds obtained from other permanent financings as well as from cash flows generated from the financing contracts. The Company usually obtains such fixed-rate permanent financing within 30 to 60 days of original contract activation. Depending on market conditions, the Company may also periodically finance large pools of its financing contracts through the issuance of a term securitization. Such permanent financing may be in the form of a loan to the Company or in the form of a sale in which a majority of the value of the financing contract is removed from the Company's balance sheet. In the case of a sale, the Company is typically obligated to provide additional credit enhancement to credit providers. Credit enhancement may be provided in various forms, including through a retained interest in the assets sold, the establishment of restricted cash accounts, or through third-party financial guarantees. ACFC's asset-based notes receivable are financed through borrowings under both the Revolving Loan Agreement as well as through borrowings under the ER 2000-1 term securitization.

CASH AND CASH FLOW ACTIVITIES
         At December 31, 2001, the Company had a total of $29,997,000 in cash, cash equivalents and restricted cash as compared to $115,085,000 at the end of 2000. A significant portion of this cash was restricted pursuant to various securitization agreements. Components of restricted cash at December 31, 2001 and 2000 were as follows:

             (IN THOUSANDS)                                                                     2001               2000
                                                                                              ---------          ---------
                Cash collections- Bravo.............................................          $   4,358          $   5,738
                Cash collections- ER 2000-1 LLC I...................................              3,386                 --
                Cash collections- ER 2000-1 LLC II..................................              8,418              4,258
                Prefunding arrangement- ER 2000-1...................................                 --             95,218
                Capitalized interest- ER 2000-1.....................................                 --              1,049
                Amounts required for initial interest payment- ER 2000-1............                 --              2,735
                Cash escrow- ER 2000-1 swap agreement...............................              1,000              1,002
                Cash reserves- ER 2000-1............................................             11,624              5,085
                                                                                              ---------          ---------
                   Total............................................................          $  28,786          $ 115,085
                                                                                              ---------          ---------

         Cash and cash equivalents were $1,211,000 at December 31, 2001 compared to $0 at December 31, 2000. The following is a description of the significant activities affecting the Company's cash and cash equivalents for the years 2001 and 2000.

         Cash provided by operating activities for the year ended December 31, 2001 was $6,478,000 compared to $8,096,000 for the prior year. The significant changes in cash provided by operating activities were net income of $2,379,000 in 2001 compared to a loss of $739,000 in 2000, adjusted for increased non-cash gains on sales of leases and notes receivable of $14,928,000 in 2001 compared to $12,078,000 in 2000, increased deferred income taxes in 2001 of $1,525,000 compared to a decrease of $742,000 in 2000, and an increase in accounts payable and accrued liabilities of $1,273,000 compared to $322,000 in the prior year. The increase in net income from 2000 to 2001 was additionally affected by swap breakage costs of $636,000 in 2001 compared to $3,988,000 in 2000, and non-cash structural and retained interest impairment costs of $3,118,000 recognized upon transfer of assets from the commercial paper conduits into the term securitization in 2000.

         Cash used in investing activities was $151,487,000 for the year ended December 31, 2001 compared to $100,601,000 for the prior year. The significant components of cash used in investing activities were an increase in cash used to originate new leases and notes receivables of $258,782,000 in 2001 compared to $251,206,000 in 2000, offset by portfolio receipts of $79,115,000 in 2001 and $89,402,000 in 2000, as well as proceeds from sales of leases and notes receivable of $26,145,000 in the current year as contrasted to $50,818,000 for the comparable 2000 period. In addition, net cash used in investing activities for 2000 was reduced by $9,804,000 as a result of net proceeds received from the negotiated reacquisition and subsequent resale of leases and notes receivable into the term securitization.

         Cash provided by financing activities was $146,220,000 for the year ended December 31, 2001 compared to $92,505,000 for the same period in 2000. The major components of cash provided by financing activities include proceeds from the issuance of commercial paper conduit senior notes of $153,608,000 in 2001 as contrasted to $173,519,000 in 2000, proceeds from the sale of the Class E and Class F term securitization notes in 2001 of $4,592,000 compared to $352,645,000 from the issuance of the Class A - D term securitization notes in 2000, and warehouse revolving credit facility net proceeds of $3,000,000 in 2001 compared to net repayments of $21,000,000 in the prior year. These were offset by commercial paper conduit senior note repayments in 2001 of $51,209,000 compared to $307,589,000 in 2000, and repayments of term securitization notes of $49,279,000 in the current year compared to none in the prior year. The proceeds received from the term securitization notes were used to retire amounts outstanding under both the Company's commercial paper conduit facilities and warehouse revolving credit borrowings. In addition, $95,218,000 of initial proceeds under the term securitization were provided to the Company under the prefunding arrangement established in that securitization. For the year ended December 31, 2001, restricted cash decreased $86,299,000 compared to an increase of $100,995,000 for the same period in 2000, primarily as a result of the usage of the prefunded cash during 2001.

WAREHOUSE FINANCING
         REVOLVING LOAN AGREEMENT_ In May 2000, the Company executed the Fourth Amended and Restated Revolving Loan Agreement with Fleet National Bank as the Agent, providing the Company with availability up to $90,000,000 through May 2001. In May 2001, the Company signed a Third Amendment to the Fourth Amended and Restated Credit Agreement with Fleet National Bank (the "Revolving Loan Agreement" or "Revolver"), providing availability to the Company of up to $83,500,000, upon substantially the same terms and conditions, through May 2002. The Company utilizes borrowings under its Revolving Loan Agreement primarily to warehouse temporarily new financing contracts until permanent fixed-rate financing is available as well as to finance a portion of the lending activity generated by its ACFC subsidiary. Under the Revolver, a base portion of the outstanding borrowings is at variable rates of 75 to 125 basis points above the prime lending rate, while the remainder is at 225 to 275 basis points above LIBOR rates. The level of spread to be paid above the base rate and LIBOR rates is dependent upon the Company's balance sheet leverage as well as compliance with certain performance covenants. At December 31, 2001, the Company had $52,000,000 outstanding under the Revolver and $31,500,000 available for borrowing, subject to borrowing base limitations. The Revolver is not currently hedged, and is, therefore, exposed to upward movements in interest rates. Certain covenants governing the Company's tangible net worth, interest coverage, and leverage ratio were amended in March 2001, effective retroactive to December 31, 2000, primarily to permit the costs incurred by the Company in connection with completing its ER 2000-1 term securitization as well as from the adoption of SFAS No. 133. As of December 31, 2001, the Company was in compliance with all of its amended covenant requirements and expects to continue to be in compliance for the balance of the current Revolver term.

    The Company intends to renew its Revolver beyond May 2002 and is currently in discussion with various participating banks. Although, historically, the Company has been successful in renewing its annual Revolver facility at levels and costs acceptable to the Company, the Company has reason to believe that one or more of the banks lending to the Company may not renew their commitment. If this occurs, the Company will seek to replace any bank not renewing. There can be no assurance that the Company will be able to replace any non-renewing banks. Thus, it is possible that the Company will have a reduced amount or no amount available under its Revolver after expiration of the current Revolver Agreement in May 2002. If the Revolver Agreement is not renewed or replaced, the outstanding balance under the current Revolver must be repaid in quarterly installments over a twelve month period with the first installment due on June 30, 2002. If the Revolver is terminated or reduced below specific levels, the Company may be in default under its Bravo Facility and the Company may be unable to conduct its business or may be unable to conduct its business at current levels. Refer to Note O regarding subsequent events.

PERMANENT FINANCING
         BRAVO FACILITY_ In March 2000, the Company, along with its wholly-owned, special-purpose subsidiary, Bravo Funding LLC ("Bravo"), signed an amended revolving credit facility (the "Bravo Facility") structured and guaranteed by MBIA, Inc. At December 31, 2001 and 2000, the Bravo Facility provided the Company with available borrowings up to $385,000,000 and $397,500,000, respectively. Under the terms of the Bravo Facility, the Company contributes certain of its financing contracts to Bravo which, in turn, either pledges or sells its interests in these assets to a commercial paper conduit entity. Credit enhancement is provided to the noteholders through financial guarantees provided by MBIA as to the payment of principal and interest on the notes. The Company's current financing strategy is to either pledge or sell eligible financing contracts to Bravo on a monthly basis, thereby minimizing its exposure to fluctuating interest rates in the Revolver warehousing facility. Financing contracts pledged by Bravo, along with the associated debt to the conduit entity, are included on the Company's consolidated balance sheet. In the case of financing contracts sold by Bravo, the assets and associated debt are removed from the Company's consolidated balance sheet. Additional credit enhancement is provided to investors through the creation of a retained interest in the financing contracts sold. Risk of loss to the Company is limited to the extent of the Company's retained interest and residual values in the financing contracts sold. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap contracts to assure fixed-rate funding. Monthly settlements of principal and interest payments on the notes are made from the collections on the Bravo financing contract portfolio. The Company is the servicer of the Bravo portfolio, subject to meeting certain performance covenants. In December 2000, the Company repaid a substantial portion of outstanding borrowings in the Bravo Facility with proceeds received from the issuance of the Equipment Receivables 2000-1 term securitization notes.

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

The Bravo securitization agreements contain restrictive covenants governing, among other things, tangible net worth, leverage requirements, interest coverage, capital expenditures, as well as certain portfolio performance guidelines such as delinquency and default levels of the financing contracts. During each quarter in fiscal year 2001, the Company obtained a waiver from its lenders for non-compliance with its tangible net worth, interest coverage, and leverage requirements. This non-compliance resulted primarily from costs incurred by the Company in connection with completing the ER 2000-1 term securitization in December 2000 as well as from the adoption of SFAS No. 133. As of December 31, 2001, the Company was not in compliance with its tangible net worth and leverage covenants but has received a waiver from its lenders. The Company was in compliance with all other requirements of the Bravo securitization. The Company currently intends to continue to utilize the Bravo Facility for a portion of its permanent financing requirements. Since the Company's lenders have opted at this time not to amend the tangible net worth and leverage covenants, the Company intends to continue to seek to obtain similar waivers in the future, as necessary, but there can be no assurance that it will be able to do so. Under the terms of the Company's debt agreements, a default condition triggered by non-compliance with its Bravo Facility could result in a cross default where the Company would also be in default with its other funding sources. Such a situation, although unlikely, could significantly affect the Company's ability to continue to raise additional liquidity which would likely result in a substantial curtailment of the Company's current growth and operations. In addition, under such circumstances, the Company could be replaced as the servicer of the portfolio.

         The Bravo Facility expires in June 2003. The required annual liquidity facility expires in June 2002. The Company expects that it will be able to renew the liquidity facility and may seek to expand the size of the facility. It is possible, however, the banks providing liquidity under the facility will not extend their commitment. If annual liquidity commitments are not renewed, the facility will be limited to the then existing outstandings and will not be available to the Company to provide future liquidity. If the liquidity banks terminate or reduce their commitment, the Company will seek to replace the terminated or reduced amount, but there can be no assurance that the Company will be able to do so. If the Bravo Facility is unavailable, the Company may be unable to conduct its business or may be unable to conduct its business at current levels. Refer to Note O regarding subsequent events.

         EQUIPMENT RECEIVABLES 2000-1_ In December 2000, the Company completed a $527,106,000 private placement term securitization, referred to as the Equipment Receivables 2000-1. HPSC, along with subsidiaries ACFC, Bravo, and HPSC Capital Funding, Inc. (a special-purpose entity subsequently terminated in June 2001), transferred certain lease and note contracts to newly formed special-purpose entities, ER 2000-1 LLC I and ER 2000-1 LLC II. ER 2000-1 LLC I and ER 2000-1 LLC II issued notes to finance the purchase of, and loan against, the collateral consisting of the leases and notes transferred from HPSC, ACFC, Bravo and Capital. ER 2000-1 LLC I was formed to meet the criteria of a qualifying, unconsolidated, special-purpose entity within the meaning of SFAS Nos. 125 and 140, while ER 2000-1 LLC II was formed to be a consolidated, special-purpose entity. The carrying value of the financing contracts and associated debt transferred to ER 2000-1 LLC I were removed from the Company's consolidated balance sheet. Credit enhancement is provided to investors through the creation of a retained interest in the financing contracts sold. Risk of loss to the Company is limited to the extent of the Company's retained interest and residual values in the contracts sold. Financing contracts transferred to ER 2000-1 LLC II were pledged as collateral on the notes, with the carrying value of the financing contracts and associated debt included in the Company's consolidated balance sheet. The proceeds from the notes were used to retire senior notes and other obligations outstanding in both the Bravo and Capital Facilities as well as to pay down amounts outstanding under the Revolver warehousing facility.

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

         ER 2000-1 entered into interest rate swap contracts as a hedge against interest rate risk related to its variable-rate obligations on the Class A and Class B-1 notes. The interest rate swap contracts have the effect of converting the Company's interest payments from a variable-rate to a fixed-rate, thereby locking in spreads on the Company's financing portfolio. At

December 31, 2001, ER 2000-1 LLC I had a total of $212,602,000 outstanding related to sales of financing contracts and, in connection with the amounts financed through the issuance of Class A and Class B-1 variable-rate notes, had interest rate swap contracts assigned to third parties with a total notional value of $190,082,000. At December 31, 2001, ER 2000-1 LLC II had total debt outstanding, net of unamortized original issue discount, with a remaining principal balance of $146,779,000 and, in connection with the amounts financed through the issuance of Class A and Class B-1 variable-rate notes, had interest rate swap contracts outstanding with a total notional value of $132,091,000.

         The Company is the servicer of the portfolio, subject to continuing to meet certain covenants. Monthly payments of principal and interest on the ER 2000-1 notes are made from regularly scheduled collections generated from the lease and note portfolio. Under certain circumstances, the Company may be obligated to advance its own funds for amounts due on the notes in the event an obligor fails to remit a payment when due. The Company is reimbursed for such advances from available funds upon the subsequent collection from the obligor. Credit enhancement is provided through the structuring of several classes of notes, which are ranked for purposes of determining priority of payment. Under the terms of the various debt agreements, an event of default for non-compliance by the Company with its covenants may result in an immediate acceleration of all principal amounts outstanding under all classes of notes. In the unlikely event of such an occurrence, the Company's ability to continue to raise additional liquidity could be adversely affected, which would likely result in a substantial curtailment of the Company's current growth and operations. In addition, the Company could be replaced as the servicer of the portfolio.

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

         VARIOUS BANKS_ The Company periodically enters into secured, fixed-rate, fixed-term loan agreements with various banks for purposes of financing its operations. The loans are generally subject to certain recourse and performance covenants. At December 31, 2001, the Company had outstanding borrowings under such loan agreements of approximately $11,559,000 with annual interest rates ranged from 6.5% to 8.0%. These loans are included on the Company's consolidated balance sheet as senior notes. In 1995 and 1996, the Company had also sold certain financing contracts to various banks. These sales agreements are subject to covenants that, among other matters, may require the Company to repurchase the financing contracts sold and/or make payments when due. At December 31, 2001, the total outstanding balance of these sold off-balance sheet transactions was $579,000.

         SENIOR SUBORDINATED NOTES_ In March 1997, the Company issued $20,000,000 of unsecured senior subordinated notes due in 2007 ("Senior Subordinated Notes") bearing interest at a fixed-rate of 11% (the "Note Offering"). The Company received approximately $18,300,000 in net proceeds from the Note Offering and used such proceeds to repay amounts outstanding under the Revolver. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, other than through the operation of a sinking fund, after April 1, 2002 at established redemption prices plus accrued but unpaid interest to the date of repurchase. Beginning July 1, 2002, the Company is required to redeem, through sinking-fund payments, on January 1, April 1, July 1, and October 1 of each year, a portion of the aggregate principal amount of the Senior Subordinated Notes at a redemption price of $1,000,000 plus accrued but unpaid interest to the redemption date. The Company expects to be able to meet its payment obligations under its Senior Subordinated Notes, but there can be no assurance that it will be able to do so.

SUMMARY OF TOTAL CONTRACTUAL OBLIGATIONS
         A summary of the Company's total contractual payment obligations, which includes long-term debt provided through its warehouse and permanent portfolio financings, as well as future minimum lease payments under its non-cancelable operating leases for its office locations, is as follows at December 31, 2001:

                     (IN THOUSANDS)                             LONG- TERM       OPERATING
                                                                      DEBT          LEASES          TOTAL
                                                                ----------       ---------    -----------
                     2002...................................    $  133,581       $     774    $   134,355
                     2003...................................        64,478             562         65,040
                     2004...................................        57,370             264         57,634
                     2005...................................        46,055              --         46,055
                     2006...................................        34,104              --         34,104
                     2007 and thereafter....................        22,183              --         22,183
                                                                ----------       ---------    -----------
                         Total..............................    $  357,771       $   1,600    $   359,371
                                                                ----------       ---------    -----------

STOCK REPURCHASE PROGRAM
         In December 2000, the Board of Directors approved an increase to the stock repurchase program whereby the Company may repurchase up to an additional 250,000 shares of the Company's common stock subject to maximum dollar limitations as set forth under the Company's Revolving Loan Agreement and Senior Subordinated Note financings. Based on current market values at December 31, 2001 and the limitations as set forth in its debt agreements, the Company may repurchase up to an additional 166,000 shares of its common stock. No time limit has been established for the repurchase program. The Company expects to use the repurchased stock to meet the current and future requirements of its employee stock plans. During 2001, the Company repurchased 69,288 shares of its common stock for approximately $495,000.

         Management believes that the Company's sources of liquidity, including availability of credit under the Revolver Agreement, the Bravo Facility, the ER 2000-1 securitization, the Senior Subordinated Notes, and loans from various savings banks, along with cash obtained from the sales of its financing contracts and from internally generated revenues, are adequate to meet current obligations and carry on current operations. In order to finance its future operations, the Company may seek to raise additional equity and will seek to renew and/or obtain new liquidity facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

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

         The Company temporarily warehouses its new fixed-rate financing contracts through variable-rate revolving credit borrowings until permanent fixed-rate financing is obtained through its securitization facilities. The Company is exposed to interest rate changes between the time a new financing contract is approved and the time the permanent, fixed-rate financing is completed, thereby locking in financing spreads. To mitigate this exposure, the Company generally obtains such permanent financing within 60 days of the activation of a new financing contract. The Company believes it will be able to continue to utilize this operating strategy. The Company further manages its exposure to interest rate risk by entering into interest rate swap contracts as a hedge against variable-rate interest incurred through its commercial paper securitization facility as well as its Class A and Class B-1 term securitization notes. These swap agreements have the effect of converting the Company's debt from its securitizations from a variable-rate to a fixed-rate. At December 31, 2001, the net marked-to-market value of interest rate swap contracts hedging on-balance sheet debt obligations was a liability of $7,221,000. Assuming a hypothetical 10% reduction in interest rates from current weighted-average swap rates at December 31, 2001, the marked-to-market valuation of these swap agreements would have been approximately $11,628,000.

         The Company's portfolio of financing contracts originated in its licensed professional financing segment are fixed-rate, non-cancelable, full payout leases and notes. Changes in current market interest rates result in unrealized gains or losses in the fair value of the Company's fixed-rate assets and fixed-rate debt. In a rising interest rate environment, fixed-rate assets lose market value whereas fixed-rate liabilities gain market value. The opposite can be said in a declining rate environment. The fair value of fixed-rate financial assets and liabilities can be determined by discounting associated cashflows at market rates currently available for instruments with similar risk characteristics and maturities. Sensitivity analysis can be applied to determine the positive or negative affect market risk exposures may have on the fair value of the Company's financial assets and liabilities. The following table summarizes the carrying value and estimated fair value of the Company's fixed-rate assets and liabilities at December 31, 2001. The table also demonstrates the degree of sensitivity to the fair value of the Company's fixed-rate financial assets and liabilities assuming a hypothetical 10% adverse change from actual rates:

             (IN THOUSANDS)                                         CARRYING VALUE       FAIR VALUE        10% CHANGE
                                                                    --------------       ----------        ----------
             Fixed-rate leases and notes due in installments..      $      338,233       $  339,464        $  330,202
             Fixed-rate debt..................................             304,791          317,342           309,434

         The Company's variable-rate assets primarily consist of commercial and industrial asset-based revolving loans originated by ACFC. The carrying value of variable-rate assets and liabilities approximates current fair values. Sensitivity analysis can be used to determine the positive or negative affect on the Company's interest income and expenses due to changes in market interest rates, as summarized as follows at December 31, 2001:

            (IN THOUSANDS)                                                                                  +/-CHANGE TO
                                                                                                       INTEREST ASSUMING
                                                                                                      +/-10% CHANGE FROM
                                                                 CARRYING VALUE         FAIR VALUE          ACTUAL RATES
                                                                 --------------         ----------    ------------------
            Variable-rate notes receivable...................    $       34,133         $   34,133    $           +/-431
            Variable-rate debt...............................            52,000             52,000                +/-340

     For additional information about the Company's financial instruments, see Note L in the notes to consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within the Annual Report generally. When used in this Annual Report, the words "believes," "anticipates," "expects," "plans," "intends," "estimates," "continue," "may," or "will" (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties including, but not limited to, the following: the Company's dependence on maintaining and increasing funding sources; restrictive covenants in funding documents; payment restrictions and default risks in asset securitization transactions to which the Company is a party; customer credit risks; competition for customers and for capital funding at favorable rates relative to the capital costs of the Company's competitors; changes in healthcare payment policies; interest rate risk; the risk that the Company may not be able to realize the residual value on financed equipment at the end of its lease term; interest rate hedge contract risks; risks associated with the sale of certain receivable pools by the Company; dependence on sales representatives and the current management team; and fluctuations in quarterly operating results. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 to be filed on or before March 31, 2002, contain additional information concerning such risk factors. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above, the risk factors described in the Annual Report on Form 10-K, and the matters set forth in this Annual Report generally. HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OFFICERS                                 DIRECTORS                                 AUDITORS

JOHN W. EVERETS                          JOHN W. EVERETS(3)                        Deloitte & Touche LLP
Chairman                                 Chairman                                  200 Berkeley Street
Chief Executive Officer                  Chief Executive Officer                   Boston, Massachusetts  02116

RAYMOND R. DOHERTY                       RAYMOND R. DOHERTY(3)                     COUNSEL
President                                President
Chief Operating Officer                  Chief Operating Officer                   Hill & Barlow
                                                                                   One International Place
RENE LEFEBVRE                            J. KERMIT BIRCHFIELD, JR.(1)(2)(3)        Boston, Massachusetts  02110
Senior Executive Vice President          Chairman
Treasurer                                Displaytech, Inc.                         TRANSFER AGENT
Chief Financial Officer
                                         DOLLIE COLE(1)(2)                         Equiserve Trust Company
                                         Chairperson                               P.O. Box 43010
                                         Dollie Cole Corporation                   Providence, RI. 02940-3068

                                         SAMUEL P. COOLEY(1)(2)(3)                 Shareholder Inquiries:
                                         Retired                                   (781) 575-3400
                                         Former Executive Vice President,          www.equiserve.com
                                         Shawmut National Corp.
                                                                                   10-K
                                         THOMAS M. MCDOUGAL, DDS(2)
                                         Practicing Dentist                        HPSC's Annual Report on Form
                                                                                   10-K is available to stockholders
                                         RICHARD D. FIELD(2)                       without charge by writing to:
                                         Senior Executive Vice President,
                                         Bank of New York                          Investor Relations Department
                                                                                   HPSC, Inc.
                                         LOWELL P. WEICKER, JR. (1)(2)             60 State Street, Suite 3520
                                         Former Governor and                       Boston, Massachusetts  02109
                                         and U.S. Senator from Connecticut
                                                                                   E-mail address:
                                                                                   hpsc@hpsc.com

                                                                                   Internet web site:
                                                                                   www.hpsc.com

                                         (1)  MEMBER, COMPENSATION  COMMITTEE      HPSC's Annual Report on Form
                                                                                   10-K is also available from the
                                         (2)  MEMBER, AUDIT COMMITTEE              Securities and Exchange
                                                                                   Commission (the "SEC") via the
                                         (3)  MEMBER, EXECUTIVE COMMITTEE          Internet. The SEC maintains a
                                                                                   web site containing reports,
                                                                                   proxy and information
                                                                                   statements, and other information
                                                                                   regarding registrants who file
                                                                                   with the SEC. The address of the
                                                                                   SEC is:
                                                                                   www.sec.gov

                                     Page 24